     As filed with the Securities and Exchange Commission on March 7, 1995

                                                          Registration No. 33-
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------

                       HUNTINGTON BANCSHARES INCORPORATED
             (Exact name of Registrant as specified in its charter)

             Maryland                             6711                      31-0724920
   (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)     Classification Code Number)      Identification No.)

                       ----------------------------------

                               Huntington Center
                              41 South High Street
                              Columbus, Ohio 43287
                                 (614) 480-8300
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                       ----------------------------------

                             Ralph K. Frasier, Esq.
                         General Counsel and Secretary
                       Huntington Bancshares Incorporated
                               Huntington Center
                              41 South High Street
                              Columbus, Ohio 43287
                                 (614) 480-4647
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       ----------------------------------

                          Copies of Correspondence to:

         Jeffrey T. Hayes, Esq.                     John P. Greeley, Esq.
    Porter, Wright, Morris & Arthur           Smith, Mackinnon, Harris, Greeley,
          41 South High Street                     Bowdoin & Edwards, P.A.
         Columbus, Ohio  43215                   225 Orange Avenue, Suite 800
                                                   Orlando, Florida  32801

                       ----------------------------------


           Approximate date of commencement of proposed sale of the
                          securities to the public:
 As soon as practicable after this Registration Statement becomes effective.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                                                  CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------------------------------------------------
                                                              Proposed Maximum      Proposed Maximum           Amount of
      Title of Each Class of             Amount to be          Offering Price      Aggregate Offering        Registration
   Securities to be Registered            Registered             Per Share*              Price*                 Fee*
- -------------------------------------------------------------------------------------------------------------------------
Common stock, without par value.....      1,300,000                $24.18              $8,560,645              $2,952.00
- -------------------------------------------------------------------------------------------------------------------------

* Estimated solely for the purpose of calculating the registration fee based on the book value on December 31, 1994, of the 354,099 shares of common stock of Reliance Bank of Florida (which includes 6,000 shares which may be issued upon the exercise of stock options prior to the Merger) to be canceled in the Merger, in accordance with Rule 457(f)(2).


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             CROSS REFERENCE SHEET


                   Form S-4 Item                                             Prospectus Caption
                   -------------                                             ------------------
1.  Forepart of Registration Statement and Outside
    Front Cover Page of Prospectus...................      Facing Page of Registration Statement; Cross Reference
                                                           Sheet; Cover Page of Prospectus.

2.  Inside Front and Outside Back Cover Pages of
    Prospectus.......................................      Available Information; Table of Contents.


3.  Risk Factors, Ratio of Earnings to Fixed
    Charges and Other Information....................      Introduction; Summary Information; Financial Highlights.

4.  Terms of the Transaction.........................      The Merger; Effect of the Merger on Shareholders'
                                                           Rights; Huntington Bancshares Incorporated - Description
                                                           of Huntington Common Stock.

5.  Pro Forma Financial Information..................      Not Applicable.

6.  Material Contracts with the Company Being
    Acquired.........................................      The Merger; Huntington Bancshares Incorporated -
                                                           Huntington Florida and Affiliates.

7.  Additional Information Required for
    Reoffering by Persons and Parties Deemed
    to Be Underwriters...............................      Not Applicable.

8.  Interests of Named Experts and Counsel...........      The Merger - Opinion of Financial Advisor; Experts;
                                                           Legal Opinions.

9.  Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities .....................................      Not Applicable.

10. Information with Respect to S-3 Registrants......      Not Applicable.

11. Incorporation of Certain Information by
    Reference........................................      Not applicable.

12. Information with Respect to S-2 or S-3
    Registrants......................................      Not Applicable.

13. Incorporation of Certain Information by
    Reference........................................      Not Applicable.

14. Information with Respect to Registrants
    Other Than S-3 or S-2 Registrants................      Huntington Bancshares Incorporated; Government
                                                           Regulation; Consolidated Financial Statements of
                                                           Huntington.

15. Information with Respect to S-3 Companies........      Not Applicable.

16. Information with Respect to S-2 or S-3
    Companies........................................      Not Applicable.

17. Information with Respect to Companies
    Other than S-3 or S-2 Companies..................      Financial Highlights; Reliance Bank of Florida;
                                                           Government Regulation; Financial Statements of Reliance.

                   Form S-4 Item                                          Prospectus Caption
                   -------------                                          ------------------
18. Information if Proxies, Consents or
    Authorizations are to be Solicited...............      Introduction; Summary Information - The Special
                                                           Meeting and Record Date; The Merger; Huntington
                                                           Bancshares Incorporated; Reliance Bank of Florida.

19. Information if Proxies, Consents or
    Authorizations are not to be Solicited or
    in an Exchange Offer.............................      Not Applicable.


                            RELIANCE BANK OF FLORIDA
                           2116 South Babcock Street
                            Melbourne, Florida 32901

                                 March 17, 1995

Dear Fellow Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Reliance Bank of Florida ("Reliance"), which will be held on Monday, March 27, 1995, at 9:00 a.m. local time. The Special Meeting will be held at the executive offices of Reliance, located at 2116 South Babcock Street, Melbourne, Florida.

         At the Special Meeting, shareholders of Reliance will be asked to consider and vote on the Agreement and Plan of Merger and related Acquisition Agreement, each dated as of December 22, 1994, pursuant to which Reliance would be merged (the "Merger") with either of two affiliates of Huntington Bancshares Incorporated ("Huntington"). In the Merger, Reliance shareholders will receive whole shares of Huntington common stock in exchange for the shares of Reliance common stock held by them. The number of shares of Huntington stock to be exchanged for each share of Reliance stock will be determined pursuant to a formula that is based, in part, on a total purchase price of $20 million for all of the issued and outstanding stock of Reliance, plus all shares of Reliance stock subject to outstanding stock options as of the time of the consummation of the Merger. The actual number of shares of Huntington common stock to be received for each share of Reliance common stock will depend on, among other things, the average of the closing sale prices for a share of Huntington common stock for the five trading days immediately preceding the day that is two business days prior to the effective date of the Merger (the "Average Closing Sale Price"), subject to certain limitations. Specifically, each share of Reliance Common Stock will be converted into no more than 3.6381 shares nor fewer than 2.9766 shares of Huntington Common Stock so long as the Average Closing Sale Price is between $12.9375 and $21.5625, respectively. If, however, the Average Closing Sale Price is less than $12.9375 or greater than $21.5625, Huntington has certain specified options, including terminating the Merger, as more fully described in the accompanying Proxy Statement/Prospectus. Cash will be paid for any fractional shares. Please see the attached Proxy Statement/Prospectus for a complete description of the terms of the Merger and the formula for converting shares of Reliance common stock into shares of Huntington common stock in the Merger.

         Huntington, headquartered in Columbus, Ohio, is the fourth largest bank holding company in Ohio in terms of total assets at December 31, 1994. Huntington, through its affiliates, conducts a full-service commercial and consumer banking business, provides a variety of trust and fiduciary services, and engages in mortgage banking, lease financing, discount brokerage activities, underwriting credit life and disability insurance and issuing commercial paper guaranteed by Huntington. As of December 31, 1994, Huntington affiliates operated 344 banking and thrift offices in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Pennsylvania, and West Virginia. Huntington common stock is actively traded in the over-the-counter market under the symbol "HBAN".

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AS BEING IN THE BEST INTEREST OF RELIANCE'S SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT AND THE RELATED ACQUISITION AGREEMENT.

         Additional information regarding the Merger and the parties thereto is set forth in the attached Proxy Statement, which also serves as the Prospectus regarding the common stock of Huntington to be issued in connection with the Merger. Please read these materials and carefully consider the information contained in them.

         The affirmative vote of the holders of either two-thirds or a majority of the outstanding shares of Reliance Common Stock is required to approve the Merger, depending on which of the two Huntington affiliates is to be merged with Reliance. Accordingly, your vote is important no matter how large or how small your holdings may be. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and promptly return the enclosed proxy card to assure that your shares will be voted at the Special Meeting. If you attend the Special Meeting, you may vote in person if you wish and your proxy will not be used.

                                          Very truly yours,



                                          Sam L. Bockman
                                          President and Chief Executive Officer

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                            RELIANCE BANK OF FLORIDA
                           2116 South Babcock Street
                            Melbourne, Florida 32901

                   -----------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                 MARCH 27, 1995

                   -----------------------------------------

         Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Reliance Bank of Florida ("Reliance") has been called by the Board of Directors and will be held at the executive offices of Reliance, located at 2116 South Babcock Street, Melbourne, Florida, on Monday, March 27, 1995, at 9:00 a.m., local time, for the following purposes:

1. To consider and vote upon the approval of a certain Agreement and Plan of Merger and related Acquisition Agreement, each dated as of December 22, 1994 (the "Merger Documents"), pursuant to which (i) Reliance would be merged into The Huntington National Bank of Florida, which will, at the time of the consummation of the Merger, be a wholly owned subsidiary of Huntington Bancshares Florida, Inc., which is a wholly owned subsidiary of Huntington Bancshares Incorporated ("Huntington"), or (ii) under certain circumstances, Huntington Federal Savings Bank, a wholly owned subsidiary of Huntington, would be merged into Reliance, and, in either case, the shareholders of Reliance would receive shares of the common stock of Huntington in exchange for their shares of the common stock of Reliance, as more fully described in the accompanying Proxy Statement; and

2. To transact any other business which may properly come before the meeting or any adjournment or adjournments thereof. (The Board of Directors is not currently aware of any other business to come before the Special Meeting.)

     Only shareholders of record at the close of business on March 1, 1995, the record date for the Special Meeting, are entitled to vote at the Special Meeting and any adjournments thereof. Accordingly, only holders of Reliance common stock of record at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournment or adjournments thereof. A holder of Reliance common stock who dissents from the Merger Documents and who complies with the provisions of applicable law relating to dissenters' rights will be entitled to receive payment in cash of the appraised value of only those shares held by the shareholder (a) which are voted against the approval of the Merger Documents at the Special Meeting, or (b) with respect to which the holder thereof has given written notice to Reliance, at or prior to the Special Meeting, that the shareholder dissents from the Merger Documents. See "THE MERGER - APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

     We urge you to execute and return the enclosed proxy as soon as possible in order to ensure that your shares will be represented at the Special Meeting. Your proxy may be revoked in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person, and your proxy will not be used.

Dated:  March 17, 1995                   By Order of the Board of Directors



                                         Sam L. Bockman
                                         President and Chief Executive Officer



            -------------------------------------------------------
           | WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,| | PLEASE SIGN AND MAIL THE ENCLOSED PROXY IN THE | | ACCOMPANYING ENVELOPE. NO POSTAGE NECESSARY | | IF MAILED IN THE UNITED STATES. PLEASE DO NOT |
           |     SEND IN YOUR STOCK CERTIFICATES AT THIS TIME.     |
             ------------------------------------------------------

                              [THIS PAGE INTENTIONALLY LEFT BLANK]

PROSPECTUS

                       HUNTINGTON BANCSHARES INCORPORATED

                                  COMMON STOCK
                              (without par value)

         This Prospectus relates to up to 1,300,000 shares of common stock, without par value, of Huntington Bancshares Incorporated ("Huntington"), which may be issued in connection with the merger (the "Merger") of Reliance Bank of Florida ("Reliance") with The Huntington National Bank of Florida or, under certain circumstances, with Huntington Federal Savings Bank, each of which is an affiliate of Huntington. This Prospectus also serves as the Proxy Statement for the Special Meeting of Shareholders of Reliance to be held on March 27, 1995, and a description of the Merger is included herein.

         At such time as the Merger becomes effective (the "Effective Time"), each issued and outstanding share of the common stock, $5.00 par value, of Reliance ("Reliance Common Stock") will be converted into the right to receive whole shares of the common stock, without par value, of Huntington ("Huntington Common Stock"). The number of shares of Huntington Common Stock to be exchanged for each share of Reliance Common Stock will be determined pursuant to a formula that is based, in part, on a total purchase price of $20 million for all of the issued and outstanding shares of Reliance Common Stock, plus all shares of Reliance Common Stock subject to outstanding stock options as of the Effective Time. The actual number of shares of Huntington common stock to be received for each share of Reliance Common Stock will depend on, among other things, the average of the closing sale prices for a share of Huntington Common Stock as reported on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market for the five trading days immediately preceding the day that is two trading days prior to the effective date of the Merger (the "Average Closing Sale Price"), subject to certain limitations. Specifically, each share of Reliance Common Stock will be converted into no more than 3.6381 shares nor fewer than 2.9766 shares of Huntington Common Stock so long as the Average Closing Sale Price is between $12.9375 and $21.5625, respectively. If, however, the Average Closing Sale Price is less than $12.9375 or greater than $21.5625, Huntington has certain specified options, including terminating the Merger, as more fully described herein. Cash will be paid for any fractional shares. See "THE MERGER - TERMS OF THE MERGER."

                      ------------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

         NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HUNTINGTON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                      ------------------------------------

                The Date of this Prospectus is March ___, 1995.

                       TABLE OF CONTENTS

                                                            Page

AVAILABLE INFORMATION .....................................   3
RELIANCE BANK OF FLORIDA
  PROXY STATEMENT .........................................   4
INTRODUCTION ..............................................   4
SUMMARY INFORMATION .......................................   5
   Huntington, Huntington Florida, and Affiliates..........   5
   Reliance ...............................................   6
   The Special Meeting and Record Date ....................   6
   The Merger .............................................   6
   Vote Required ..........................................   7
   Appraisal Rights of Dissenting Shareholders ............   8
   Interests of Management ................................   8
   Federal Income Tax Consequences ........................   8
   Accounting Treatment ...................................   8
   Regulatory Approvals ...................................   9
   Comparative Per Share Information ......................   9
FINANCIAL HIGHLIGHTS ......................................   10
   Financial Highlights of Huntington .....................   10
   Financial Highlights of Reliance .......................   11
THE MERGER ................................................   12
   Background of the Merger ...............................   12
   Reasons for the Merger .................................   14
   Opinion of Financial Advisor ...........................   14
   Effective Date of the Merger ...........................   18
   Terms of the Merger ....................................   18
   Exchange of Certificates ...............................   19
   Fractional Shares ......................................   20
   Terms of the Warrant ...................................   20
   Covenants of the Parties ...............................   21
   Conditions to Consummation of the Merger ...............   22
   Amendment; Termination .................................   23
   Appraisal Rights of Dissenting Shareholders ............   24
   Interests of Management ................................   26
   Federal Income Tax Consequences ........................   26
   Accounting Treatment ...................................   29
   Regulatory Approvals ...................................   29
   Resales of Huntington Common Stock .....................   30
EFFECT OF THE MERGER ON
  SHAREHOLDERS' RIGHTS.....................................   30
   Capital Stock ..........................................   30
   Nomination, Election, and Removal of Directors..........   30
   Shareholder Proposals ..................................   31
   Special Voting Requirements for Certain Transactions....   31
   Evaluation of Mergers and Consolidations ...............   32
   Special Meetings .......................................   32
   Directors' and Shareholders' Right to Adopt,
     Alter, or Repeal the Bylaws ..........................   33
   Rights of Dissenting Shareholders ......................   33
   Personal Liability of Officers and Directors
     to Shareholders ......................................   33
   Rights Plan ............................................   33
HUNTINGTON BANCSHARES INCORPORATED ........................   34
   General ................................................   34
   Huntington Florida and Affiliates ......................   34
   Huntington Directors ...................................   35
   Compensation of Huntington Directors ...................   37
   Executive Officers of Huntinton ........................   39
   Compensation of Executive Officers .....................   41
   Transactions with Directors and Officers ...............   46
   Ownership of Huntington Common Stock ...................   47
   Description of Huntington Common Stock .................   48
   Dividends and Price Range of Huntington
     Common Stock .........................................   49
   Properties .............................................   50
   Legal Proceedings ......................................   51
RELIANCE BANK OF FLORIDA ..................................   51
   General ................................................   51
   Lending and Investment Activities ......................   51
   Deposit and Borrowing Activities .......................   52
   Allowance for Credit Losses ............................   52
   Non-Performing Loans ...................................   53
   Competition ............................................   54
   Employees ..............................................   54
   Description of Property ................................   54
   Legal Proceedings ......................................   55
   Principal and Management Shareholders ..................   55
   Market for Reliance Common Stock and
     Related Shareholder Matters ..........................   57
GOVERNMENT REGULATION .....................................   57
   General ................................................   57
   Holding Company Structure ..............................   58
   Dividend Restrictions ..................................   59
   FDIC Insurance .........................................   59
   Capital Requirements ...................................   59
   Federal Deposit Insurance Corporation
     Improvement Act of 1991 ..............................   61
   Recent Developments ....................................   62
EXPERTS ...................................................   63
LEGAL OPINIONS ............................................   63
OTHER MATTERS .............................................   63
INDEX TO FINANCIAL INFORMATION ............................   64

EXHIBITS

   Exhibit A - Agreement and Plan of Merger
   Exhibit B - Acquisition Agreement
   Exhibit C - Opinion of Allen C. Ewing & Co.
   Exhibit D - Rights of Dissenting Shareholders - Title 12, Section 215a,
               paragraphs (b)-(d), of the United States Code (applicable to the HNBF Merger); and Section 658.44, Subsections (2)-(9), of the Florida Statutes (applicable to the HFSB Merger and, to the extent of the provisions regarding the appraisal of shares, to the HNBF Merger)

                             AVAILABLE INFORMATION

         Huntington is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Copies of such reports, proxy statements, and other information filed by Huntington can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the public reference facilities of the regional offices of the Commission at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the Commission. This Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto which Huntington has filed with the Commission under the Securities Act of 1933, as amended (the "Registration Statement"), and to which reference is hereby made.

         All information contained herein with respect to Huntington and its subsidiaries, was supplied by Huntington and all information contained herein with respect to Reliance and Allen C. Ewing & Co., Reliance's financial advisor, was supplied by Reliance. Although neither Huntington nor Reliance has any knowledge that would indicate that any statements or information relating to the other party contained herein is inaccurate or incomplete, neither Huntington nor Reliance can warrant the accuracy or completeness of such statements or information as they relate to the other party.

                            RELIANCE BANK OF FLORIDA

                                ---------------

                                PROXY STATEMENT

                                ---------------

                                  INTRODUCTION

         This Proxy Statement and the accompanying proxy are being furnished to the shareholders of Reliance in connection with the solicitation of proxies by the Board of Directors of Reliance for a Special Meeting of Shareholders (the "Special Meeting") to be held at 9:00 a.m., local time, on Monday, March 27, 1995, at the executive offices of Reliance, located at 2116 South Babcock Street, Melbourne, Florida, and any adjournments or postponements thereof, to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of December 22, 1994 (the "HNBF Merger Agreement"), and the related Acquisition Agreement, dated as of December 22, 1994 (the "Acquisition Agreement"), pursuant to which Reliance will be merged with one of two affiliates of Huntington and shareholders of Reliance will become shareholders of Huntington. The HNBF Merger Agreement and the Acquisition Agreement are sometimes referred to herein as the "Merger Documents." This Proxy Statement and accompanying proxy will be first sent or given to the shareholders of Reliance on or about March 17, 1995.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by Reliance prior to the Special Meeting. The proxy will be voted FOR the approval and adoption of the Merger Documents if no direction is made to the contrary on a duly executed and returned proxy. The proxy may also be used to grant discretionary authority to vote on other matters which may arise at the Special Meeting. While management is presently unaware of any such matters, the person or persons designated to vote the shares will cast votes according to their best judgment if any such matters properly come before the Special Meeting. A person giving the enclosed proxy has the power to revoke it at any time prior to the Special Meeting by filing with the Secretary of Reliance a written notice of revocation or a subsequent proxy relating to the same shares, or by attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

         A majority of the outstanding shares of Reliance Common Stock, represented in person or by proxy, will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum at the Special Meeting. The affirmative vote of the holders of either two-thirds or a majority of the outstanding shares of Reliance Common Stock is required to approve and adopt the Merger Documents, depending on which of the two Huntington affiliates is to be merged with Reliance. Because the approval and adoption of the Merger Documents requires the affirmative vote of a particular percentage of the outstanding shares of Reliance Common Stock, rather than a percentage of the shares present and voted at the Special Meeting, an abstention or a broker non-vote with respect to such matter will have the same effect as a vote against the matter. No approval of the Merger Documents is required by holders of Huntington Common Stock.

         Reliance shareholders of record at the close of business on March 1, 1995 (the "Record Date"), will be entitled to vote at the Special Meeting. At that date, Reliance had 348,099 shares of Reliance Common Stock outstanding and entitled to vote on all matters requiring a vote of the shareholders. These shares were held by approximately 94 holders of record. Each share of Reliance Common Stock entitles the holder to one vote, exercisable in person or by properly executed proxy, on each matter that comes before the shareholders at the Special Meeting.

         Reliance will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others, if any, for forwarding solicitation material to beneficial owners of stock. Representatives of Reliance may solicit proxies by mail, telegram, telephone, or personal interview.

                              SUMMARY INFORMATION

         The following is a brief summary of certain information with respect to the Merger. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements contained herein and in the exhibits hereto.

HUNTINGTON, HUNTINGTON FLORIDA, AND AFFILIATES

        Huntington, a multi-state bank holding company incorporated under the laws of the State of Maryland in 1966, is headquartered in Columbus, Ohio. At December 31, 1994, Huntington had total assets of approximately $17.8 billion and total deposits of approximately $12.0 billion. Huntington, through its affiliates, conducts a full service commercial and consumer banking business, engages in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provides other financial products and services. At December 31, 1994, Huntington's affiliates operated 185 banking offices in Ohio, 61 banking offices in West Virginia, 40 banking offices in Michigan, 25 banking offices in Indiana, 18 banking offices in Northern Kentucky, 5 banking offices in Western Pennsylvania, 8 thrift offices in Florida (7 of which are offices of Huntington Federal Savings Bank ("HFSB"), a wholly owned subsidiary of Huntington headquartered in Sebring, Florida), 2 thrift offices in Northern Illinois, and 1 foreign office in the Cayman Islands. In addition, Huntington's mortgage company affiliate has loan origination offices throughout the Midwest and East Coast. The principal executive offices of Huntington are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300).

         Huntington Bancshares Florida, Inc., an Ohio corporation ("Huntington Florida"), is a wholly owned subsidiary of Huntington formed for the purpose of facilitating the acquisition by Huntington of Security National Corporation, a Delaware corporation ("Security National"), and serving as a holding company for Huntington's banking operations in Florida. The principal executive offices of Huntington Florida are located at Huntington Center, 41 South High Street, Columbus, Ohio 43287 (telephone number 614-480-8300).

         Huntington Florida has entered into an Agreement and Plan of Merger, dated July 12, 1994, with Security National, pursuant to which, upon and subject to the satisfaction of certain conditions, Security National will be merged with and into Huntington Florida (the "Security National Merger"). Security National, a bank holding company incorporated under the laws of the State of Delaware in 1987, is headquartered in Maitland, Florida. At December 31,1994, Security National had total assets of $191.4 million and total deposits of $167.8 million. Security National owns all of the outstanding stock of Security National Bank, a national banking association ("Security Bank"), which is also headquartered in Maitland, Florida. Security National, through Security Bank, is principally engaged in the commercial banking business, which includes lending, investment, deposit and borrowing activities. Security National operates six full-service offices in Orange, Seminole, Volusia, Osceola, and Brevard Counties, Florida. The principal executive offices of Security National are located at 253 North Orlando Boulevard, Maitland, Florida 32751 (telephone number 407-740-6300). Upon the consummation of the Security National Merger, the name of Security Bank will be changed to "The Huntington National Bank of Florida," and HFSB will be merged into The Huntington National Bank of Florida (the "Subsidiary Merger"). The Huntington National Bank of Florida, as the successor by name change to Security Bank following the consummation of the Security National Merger, is hereinafter referred to as "HNBF."

RELIANCE

         Reliance, a state-chartered bank incorporated under the laws of the State of Florida in 1985, is headquartered in Melbourne, Florida. At December 31,1994, Reliance had total assets of $95.7 million and total deposits of $84.8 million. Reliance is principally engaged in the commercial banking business which includes lending, investment, deposit and borrowing activities. Reliance operates three full-service offices in Brevard County, Florida, and has a fourth office under construction. The principal executive offices of Reliance are located at 2116 South Babcock Street, Melbourne, Florida 32901 (telephone number 407-984-1400).

THE SPECIAL MEETING AND RECORD DATE

         The Special Meeting will be held at 9:00 a.m., local time, on March 27, 1995, at the executive offices of Reliance, located at 2116 South Babcock Street, Melbourne, Florida. The close of business on March 1, 1995, has been set as the record date for determining the shareholders of record of Reliance entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof (the "Record Date"). The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

THE MERGER

         Huntington desires to acquire all of the assets and liabilities of Reliance and to transfer the assets and liabilities so acquired to a subsidiary financial institution, such acquisition and transfer to be accomplished by a merger of Reliance with and into HNBF (the "HNBF Merger"), in accordance with the terms of the HNBF Merger Agreement and the Acquisition Agreement, or, in the event the Security National Merger is not consummated prior to the consummation of the Merger, by a merger of HFSB with and into Reliance (the "HFSB Merger"), in accordance with the terms and conditions of the Acquisition Agreement and of an Agreement and Plan of Merger to be entered into among HFSB and Reliance (the "HFSB Merger Agreement"), in the form attached as an exhibit to the Acquisition Agreement. The HNBF Merger or the HFSB Merger, as applicable, is sometimes hereinafter referred to as the "Merger," and the HNBF Merger Agreement or the HFSB Merger Agreement, as applicable, is sometimes hereinafter referred to as the "Merger Agreement." Huntington, Huntington Florida, and either HNBF or HFSB, as applicable, are sometimes hereinafter collectively referred to as the "Huntington Entities."

         At the Special Meeting, Reliance shareholders will consider and vote upon the approval and adoption of the Merger Agreement and the Acquisition Agreement, which sets forth certain representations, warranties, conditions, and covenants made by Huntington, Huntington Florida, HNBF or HFSB, as applicable, and Reliance as an inducement to the other parties to execute and deliver the Merger Documents and to consummate the Merger. Reliance shareholder approval of the Acquisition Agreement also will be deemed to be approval of the HFSB Merger and HFSB Merger Agreement. Under the terms of the Merger Documents, if approved by the shareholders of Reliance and upon the satisfaction of certain other conditions, including obtaining various regulatory approvals, (i) if the Security National Merger has been consummated prior to the consummation of the Merger, Reliance will be merged with and into HNBF, and (ii) if the Security National Merger has not been consummated prior to the consummation of the Merger, HFSB will be merged with and into Reliance. Upon the effectiveness of the HNBF Merger, Reliance will be merged into HNBF, HNBF will continue to be a wholly owned subsidiary of Huntington Florida, and the separate existence of Reliance will cease. Upon the effectiveness of the HFSB Merger, HFSB will be merged into Reliance, Reliance will change its name to "The Huntington Bank of Florida" and will become a wholly owned subsidiary of Huntington, and the separate existence of HFSB will cease. (The Huntington Bank of Florida, as the successor to Reliance following the consummation of the HFSB Merger, is sometimes hereinafter referred to as "HBF.") The terms of the HNBF Merger Agreement and the HFSB Merger Agreement relating to the conversion of the outstanding shares of Reliance Common Stock into shares of Huntington Common Stock as well as all other provisions relating to the rights and obligations of the shareholders of Reliance in the Merger are identical.

         In connection with the Merger and in accordance with a certain Warrant Purchase Agreement, dated as of December 22, 1994, between Reliance and Huntington (the "Warrant Purchase Agreement"), Reliance granted to Huntington a warrant (the "Warrant") to purchase up to 24.9% of the outstanding shares of Reliance Common Stock (after giving effect to the exercise of the Warrant) under certain specified circumstances, at a price of $56.48 per share. See "THE MERGER
- - TERMS OF THE WARRANT."

         At the Effective Time, each share of Reliance Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be canceled, and any shares as to which appraisal rights are sought) will be converted into the right to receive whole shares of Huntington Common Stock. The number of shares of Huntington Common Stock to be exchanged for each share of Reliance Common Stock will be determined pursuant to a formula that is based, in part, on a total purchase price of $20 million for all of the issued and outstanding shares of Reliance Common Stock, plus all shares of Reliance Common Stock subject to outstanding stock options as of the Effective Time. The actual number of shares of Huntington common stock to be received for each share of Reliance Common Stock will depend on, among other things, the Average Closing Sale Price per share of Huntington Common Stock; provided, however, that if the Average Closing Sale Price is less than $15.525, then the Average Closing Sale Price of Huntington Common Stock will be deemed to be $15.525, and if the Average Closing Sale Price is greater than $18.975, then the Average Closing Sale Price of Huntington Common Stock will be deemed to be $18.975. Thus, in no event will a share of Reliance Common Stock be converted into more than 3.6381 shares nor less than 2.9766 shares of Huntington Common Stock. Cash will be paid for any fractional shares.

         Notwithstanding the above, if the Average Closing Sale Price is less than $12.9375, then Huntington may elect to either (i) consummate the Merger using an assumed average closing sale price of Huntington Common Stock equal to
1.05 times the Average Closing Sale Price, or (ii) use its best efforts to renegotiate the pricing terms of the Merger with Reliance. If a mutually acceptable adjustment to such pricing terms is not agreed to by Huntington and Reliance by the tenth day after the determination of the Average Closing Sale Price, the Merger Documents will be terminated and the Merger will be abandoned. In addition, if the Average Closing Sale Price is more than $21.5625, then Huntington may elect to either (i) consummate the Merger at a Price Per Share of Huntington Common Stock equal to 0.95 times the Average Closing Sale Price, or
(ii) terminate the Merger. See "THE MERGER - TERMS OF THE MERGER."

         The average closing sale price per share of Huntington Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the Record Date was $18.525. If the Average Closing Sale Price is $18.525 at the Effective Date, each shareholder of Reliance would be entitled to receive 3.0489 shares of Huntington Common Stock for each share of Reliance Common Stock held by such shareholder (the "Estimated Exchange Ratio"). Shareholders are advised to obtain current market quotations for Huntington Common Stock. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the market price of Huntington Common Stock as of the Record Date or at the time of the Special Meeting.

         Reliance has received an opinion of Allen C. Ewing & Co. ("Ewing & Co."), Reliance's financial advisor, that the terms of the Merger are fair, from a financial point of view, to the shareholders of Reliance. See "THE MERGER - BACKGROUND OF THE MERGER," "- OPINION OF FINANCIAL ADVISOR," and "- CONDITIONS TO CONSUMMATION OF THE MERGER" and the opinion of Ewing & Co., which is attached hereto as Exhibit C.

         It is contemplated that the Merger will be consummated as soon as practicable after the satisfaction of various conditions, including the receipt of required regulatory approvals, but in no event prior to May 1, 1995. See "THE MERGER - EFFECTIVE DATE OF THE MERGER," and "- CONDITIONS TO CONSUMMATION OF THE MERGER."

VOTE REQUIRED

         A vote of the shareholders of Reliance is required to approve and adopt the Merger Documents, thereby approving the Merger. Shareholder approval of the HNBF Merger is governed by federal banking law, while Florida state banking law controls shareholder approval of the HFSB Merger. Accordingly, under federal law, the affirmative vote of the holders of two-thirds of the outstanding shares of Reliance Common Stock is necessary to approve and adopt the HNBF Merger Agreement, thereby approving the HNBF Merger, while, under Florida law, the affirmative vote of the holders of a majority of such outstanding shares is necessary to approve and adopt the HFSB Merger Agreement, thereby approving the HFSB Merger. A vote in favor of the Merger Documents and the Merger will constitute a vote in favor of either the HNBF Merger or the HFSB Merger (and the HFSB Merger Agreement), whichever is applicable. As of the Record Date, the directors and executive officers of Reliance and their affiliates beneficially owned 198,814 shares of Reliance Common Stock (excluding shares subject to stock options), which represent 57.1% of the total issued and outstanding shares of such stock entitled to vote at the Special Meeting. As an inducement for Huntington and Huntington Florida to enter into the Merger Documents, ten directors and executive officers of Reliance, holding in the aggregate 197,964 shares of Reliance Common Stock as of the Record Date, or approximately 56.9% of the outstanding shares of such stock entitled to vote at the Special Meeting, executed certain Shareholder Agreements (the "Shareholder Agreements"), pursuant to which these shareholders agreed to vote their shares in favor of the approval of the Merger Documents and the approval of the Merger and against the approval of any competing acquisition offer or any other transaction which is inconsistent with the obligation of Reliance to consummate the Merger.

         THE BOARD OF DIRECTORS OF RELIANCE UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF RELIANCE VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER DOCUMENTS. SEE "THE MERGER - BACKGROUND OF THE MERGER" AND "- REASONS FOR THE MERGER."

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

         If the Merger is consummated, holders of Reliance Common Stock who did not vote in favor of the Merger and who comply with all notice requirements and other procedures specified under applicable law will have the right to obtain an appraisal of the value of their shares and to receive payment in cash of such value in exchange for their shares. See "THE MERGER - APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

INTERESTS OF MANAGEMENT

         Upon consummation of the Merger, it is Huntington's intention to appoint Sam L. Bockman, the President and Chief Executive Officer of Reliance, as President of Huntington Bank-Brevard County, and to elect the following directors of Reliance to the Board of Directors of HNBF: Richard N. Baney, M.D., Sam L. Bockman, and Joseph R. DiPrima. Huntington has agreed to assume certain obligations of Reliance to indemnify and defend the directors and officers of Reliance in connection with such persons' status or services as directors and officers of Reliance. See "THE MERGER - INTERESTS OF MANAGEMENT."

FEDERAL INCOME TAX CONSEQUENCES

         It is anticipated that the Merger will be a tax-free reorganization for federal income tax purposes and that no gain or loss will be recognized by the shareholders of Reliance upon conversion of their shares of Reliance Common Stock into shares of Huntington Common Stock in the Merger, except with respect to cash received in lieu of the issuance of fractional shares or in connection with the exercise of appraisal rights under applicable law. See "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES." All shareholders should consult with their own tax advisors as to the particular tax consequences of the Merger, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax laws.

ACCOUNTING TREATMENT

         Huntington intends to treat the Merger as a pooling of interests for accounting purposes. See "THE MERGER - ACCOUNTING TREATMENT."

REGULATORY APPROVALS

         The HNBF Merger must be approved by the Comptroller of the Currency (the "OCC"). In addition, the Florida Department of Banking and Finance (the "Florida Department") must be notified of the acquisition of Reliance by Huntington. The applications and notices required to be filed with these agencies were filed on January 23, 1995. In the case of the HFSB Merger, the approval of the Federal Reserve Board, the FDIC, and the Florida Department would be required to approve the Merger. No applications have been filed with these agencies since Huntington anticipates that the Security National Merger will be consummated prior to the Effective Time. However, if the HNBF Merger cannot be consummated because the Security National Merger was not consummated prior to the Effective Time, for whatever reason, the parties would be required to seek the approvals of these agencies and the closing of the Merger would be delayed for a period of up to 120 days while such approvals were applied for, considered, and obtained. See "THE MERGER - REGULATORY APPROVALS."

COMPARATIVE PER SHARE INFORMATION

         During 1994, Huntington completed the acquisition of FirstFed Northern Kentucky Bancorp, Inc., a thrift holding company headquartered in Covington, Kentucky ("FirstFed"), which was accounted for as a purchase. Huntington expects to complete the acquisition of Security National, which will be accounted for as a pooling of interests, in the second quarter of 1995 and prior to the consummation of the Merger. The following summary presents selected comparative unaudited per share information for Huntington on a historical basis; for Reliance on a historical basis; for Huntington, FirstFed, Security National, and Reliance, on a pro forma combined basis; and for Reliance on a pro forma equivalent basis.

         Although it is intended that the Merger will be accounted for as a pooling of interests, Huntington expects to restate beginning shareholders' equity for the year in which the transaction is consummated rather than restate historical financial statements to show the effects of the Merger as of the earliest period presented. Accordingly, the pro forma information set forth below for the years ended December 31, 1993 and 1992, reflects only Huntington historical information. Reliance equivalent pro forma amounts were computed by multiplying Huntington's pro forma amounts by the Estimated Exchange Ratio of
3.0489 shares of Huntington Common Stock for each share of Reliance Common Stock. See "THE MERGER - TERMS OF THE MERGER." The data presented below is based upon the historical financial statements and related notes thereto, included herein, of Huntington and Reliance (adjusted for stock splits and stock dividends, as appropriate), and unaudited pro forma combined financial statements giving effect to the Merger, the completed acquisition of FirstFed, and the pending acquisition of Security National by Huntington. Pro forma amounts are not necessarily indicative of results that would have been or will be obtained on a combined basis.

                                                HUNTINGTON                          RELIANCE
                                      ------------------------------    --------------------------------
                                                            PRO                             EQUIVALENT
                                        HISTORICAL        FORMA(1)        HISTORICAL        PRO FORMA
                                      --------------    ------------    --------------    --------------
Book Value Per Common Share:
    As of December 31, 1994              $10.84            $10.79            $24.59             $32.90
Cash Dividends Declared
  Per Common Share:

    For the years ended:
      December 31, 1994...........        $0.72             $0.72             $0.00             $2.20
      December 31, 1993...........        $0.60             $0.60             $0.00             $1.83
      December 31, 1992...........        $0.50             $0.50             $0.00             $1.52



        Net Income Per Common Share:
            For the years ended:

              December 31, 1994...........     $1.87       $1.85          $4.03     $5.64
              December 31, 1993...........     $1.85       $1.85          $3.32     $5.64
              December 31, 1992...........     $1.27       $1.27          $2.59     $3.87

        -------------------------------------

        (1) Includes Huntington historical data adjusted to reflect the acquisition of FirstFed and Security
            National and the consummation of the Merger as if they had occurred at the beginning of 1994.

        Huntington Common Stock is traded in the over-the-counter market on the Nasdaq National Market. The last sale price per share of Huntington Common Stock on the Nasdaq National Market as of December 21, 1994, the last trading day prior to the public announcement of the proposed Merger, and as of March 1, 1995, were $17-1/4 and $18-1/2, respectively. There is no active trading market for Reliance Common Stock, although isolated transactions do occur from time to time. To the knowledge of Reliance, all transactions in Reliance Common Stock are negotiated on a private basis and quotations for Reliance Common Stock are not published.

                              FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS OF HUNTINGTON

         The following financial highlights of Huntington for the five years ended December 31, 1994, have been derived from Huntington's audited financial statements. This data should be read in conjunction with the consolidated financial statements, related notes, and other financial information of Huntington contained elsewhere herein. See "INDEX TO FINANCIAL INFORMATION."


CONSOLIDATED INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                       YEAR ENDED DECEMBER 31,
                                  -----------------------------------------------------------------
                                    1994            1993           1992         1991         1990
                                  --------        --------       --------     --------     --------
Net interest income               $756,050        $796,200       $697,440     $548,489     $486,011

Provision for loan losses           15,284          79,294         81,562       62,061       76,434

Net income                         242,593         236,912        161,046      133,940       99,765

Per common share(1):

   Net income                        $1.87           $1.85          $1.27        $1.06        $0.79

   Cash dividends declared           $0.72           $0.60          $0.50        $0.46        $0.41


CONSOLIDATED BALANCE SHEET DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------------
                                        1994           1993            1992           1991            1990
                                       -------        -------         -------        -------        -------
Average balances during
 the period:

   Total assets................        $16,750        $16,851         $15,165        $13,613        $13,490

   Long-term debt..............            928            641             300            219            201

   Shareholders' equity........          1,403          1,216           1,074            977            917

Balances at period end:

   Total assets................        $17,771        $17,619         $16,247        $14,500        $13,671

   Long-term debt..............          1,214            762             479            261            207

   Shareholders' equity........          1,412          1,325           1,130          1,018            937

Per common share(1):

   Shareholders' equity........         $10.84         $10.21           $8.87          $8.10          $7.43

- -------------------------------

(1) Restated for stock dividends and stock splits, as appropriate.

FINANCIAL HIGHLIGHTS OF RELIANCE

         The following financial highlights of Reliance for the five years ended December 31, 1994, have been derived from Reliance's audited financial statements. This data should be read in conjunction with the Reliance financial statements, including the notes thereto, contained elsewhere herein. See "INDEX TO FINANCIAL INFORMATION."


INCOME STATEMENT DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                                              YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------------
                                        1994           1993            1992           1991            1990
                                       ------         ------          ------         ------          ------
Net interest income ...........        $4,108         $3,445          $3,010         $2,420          $2,201
Provision for loan losses......           130            211             180            327             124
Net income.....................         1,303          1,067             824            505             533
Per common share:

   Net income..................         $4.03          $3.32           $2.59          $1.60           $1.70
   Cash dividends declared.....         $0.00          $0.00           $0.00          $0.00           $0.00



BALANCE SHEET DATA
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                              YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------------
                                        1994           1993            1992           1991           1990
                                       -------        -------         -------        -------       --------
Balances at period end:

   Total assets...............         $95,715        $81,971         $70,214        $64,413        $57,994

   Long-term debt.............               0              0               0              5             56

   Shareholders' equity.......           8,561          7,257           6,153          5,309          4,784

Per common share:

   Shareholders' equity.......          $24.59         $22.59          $19.34         $16.80         $15.23



                                   THE MERGER

         The following information concerning the Merger, insofar as it relates to matters contained in the Merger Agreement and the Acquisition Agreement, is qualified in its entirety by reference to the Merger Agreement and the Acquisition Agreement, which are attached hereto and incorporated herein as Exhibits A and B, respectively.

BACKGROUND OF THE MERGER

         In August 1994, Sam L. Bockman, the President and Chief Executive Officer of Reliance, received a call from one of Reliance's directors inquiring as to whether Reliance would be interested in talking with Michael W. Sheffey, the President and Chief Executive Officer of Security National Corporation, of Maitland, Florida. Security National had announced in July 1994 that it had entered into an agreement to be acquired by Huntington. On August 31, 1994, Mr. Bockman met with Mr. Sheffey. They discussed the proposed Security National/Huntington merger and Huntington's strategy for further expansion in Florida. Mr. Sheffey inquired as to whether Reliance would have an interest in being a part of these expansion plans. Mr. Bockman indicated that he would discuss the issue with the Board of Directors of Reliance at the September 1994 Board meeting.

         On September 20, 1994, the Reliance Board met and generally discussed Huntington and the proposed Security National merger. The Reliance Board had from time to time previously discussed whether Reliance, as an independent bank, could continue to sustain quality growth, serve the needs of its customers, and increase profitability. During prior meetings, the Board also had periodically discussed how Reliance could offer annuities, mutual funds, trust services, and other products and services which larger financial institutions offer their customers, and which Reliance does not provide. The Board's consensus was that any potential combination of Reliance would have to be on a basis consistent with providing increased value for Reliance shareholders and also with a financial institution having the capability of providing additional resources for product and service expansion and enhancement to Reliance customers. The Board authorized Mr. Bockman to continue discussions with Huntington, as well as with two other regional bank holding companies that had previously expressed an interest in Reliance.

         On October 5, 1994, Mr. Bockman met with Mr. Sheffey and Milton D. Baughman, Senior Vice President of Huntington. The purpose of the meeting was for Reliance to obtain more information about Huntington and to provide Huntington with additional information about Reliance. Mr. Baughman explained Huntington's strategy for expansion in Florida and gave a general overview of Huntington and its history. Mr. Bockman also provided information on

Reliance and its business. From October 7 to October 11, 1994, Dr. Richard N. Baney, Chairman of the Board of Reliance, and Messrs. Bockman and Joseph DiPrima, Vice Chairman of the Board of Reliance, attended the American Bankers Association convention in New York City. During this time, Mr. Bockman provided Dr. Baney and Mr. DiPrima a detailed overview of the prior discussion with Messrs. Baughman and Sheffey. Mr. Bockman also indicated that one of the two other regional bank holding companies had contacted him expressing an interest in having further discussions regarding a possible transaction with Reliance.

         On October 18, 1994, the Reliance Board met and Mr. Bockman updated the Board on his prior meeting with Messrs. Baughman and Sheffey and the indication of interest received from the other regional bank holding company. Mr. Bockman distributed to the Board financial information on Huntington and the other holding company. The Board authorized Mr. Bockman to continue further discussions. On October 25, 1994, and November 3, 1994, Mr. Bockman was contacted by the two other regional holding companies that had previously expressed an interest in Reliance, requesting additional financial and other information on Reliance, which Mr. Bockman provided to each. Mr. Bockman advised the two companies and Huntington that Reliance desired to have any discussions regarding any possible combination concluded in 1994. Accordingly, they were advised that the Reliance Board would like to be in a position to consider any indications of interest at the Reliance Board meeting to be held in November.

         On November 9, 1994, Zuheir Sofia, President and Chief Operating Officer of Huntington, visited with Mr. Bockman in Melbourne, Florida. Mr. Sofia indicated that Huntington had a strong interest in Reliance and expressed his belief that Reliance would complement Huntington's overall strategy for expansion in Florida. Mr. Sofia expressed a pricing range that he thought Huntington could provide for an acquisition of Reliance, subject to a satisfactory due diligence investigation by Huntington. On November 10, 1994, Mr. Bockman received a telephone call from a representative of one of the other two regional holding companies that had expressed an interest in Reliance. The individual expressed an interest in pursuing a transaction with Reliance, but with a value less than that expressed by Huntington. On November 14, 1994, Mr. Bockman received a telephone call from a representative of the other regional holding company that had expressed an interest in Reliance. The representative indicated that the recent pricing performance for his company's shares precluded it from providing a meaningful proposal for consideration by the Reliance Board. On November 15, 1994, the Reliance Board of Directors met and Mr. Bockman provided an update to the directors on discussions to date, potential pricing scenarios, and the range of values and responses received from Huntington and the other regional financial institutions.

         On November 28, 1994, Dr. Baney and Messrs. Bockman and Michael Scafati, a Director of Reliance, met with three of the top four executive officers of Huntington, including Frank Wobst, Chairman and Chief Executive Officer of Huntington, in Columbus, Ohio. At the meeting, the Huntington officers discussed Huntington's approach to banking, its philosophy, its strategy for Florida and how Reliance might integrate into Huntington's plans. Additional discussions also took place on a potential range of value for a proposed combination with Reliance. On November 30, 1994, Mr. Bockman met with Mr. Sheffey in Maitland, Florida, to discuss generally how Security National and Reliance could combine and operate as a part of the Huntington organization. Also on November 30, 1994, Mr. Bockman met with Charles E. Harris, Chief Executive Officer of Ewing & Co., an investment banking firm located in Orlando, Florida. Mr. Bockman provided Mr. Harris with an update on the discussions with Huntington and the other regional financial institutions and solicited a proposal from Ewing to serve as financial advisor to Reliance.

         On December 2, 1994, Mr. Sofia called and expressed a desire to have Huntington representatives perform additional due diligence on Reliance. They also discussed issues relating to pricing for a possible Reliance transaction. During the week of December 5, 1994, Mr. Bockman called the members of the Reliance Board to update them on the discussion with Mr. Sofia and obtain Board permission to allow Huntington access to review the books and records of Reliance on a more extensive basis. The Board authorized Mr. Bockman to allow such access. On December 10 and 11, 1994, a group of seven individuals from Huntington visited Reliance for the purpose of performing additional due diligence.

         On December 15, 1994, Huntington forwarded to Mr. Bockman drafts of agreements relating to a possible transaction with Reliance. On December 16, 1994, Mr. Bockman met with Mr. Harris to engage Ewing & Co. as financial advisor to Reliance and also to provide an update regarding discussions and negotiations with Huntington. On December 20, 1994, the Reliance Board met to review the terms of a possible combination with Huntington. Each director also was provided with a complete copy of the draft Huntington agreements. The Board discussed with Mr. Harris and legal counsel the terms of the proposed Huntington agreements and related issues. After a five hour meeting and discussion regarding the proposed transaction terms, the Board authorized proceeding with the negotiation of definitive agreements with Huntington at a value of $20 million for Reliance, subject to clarification of certain issues. On December 20, 21, and 22, 1994, discussions regarding the Huntington agreements were held between Mr. Bockman and representatives of Huntington, and between attorneys and representatives for Huntington and Reliance.

         On December 22, 1994, the Reliance Board met and was provided an update on discussions with Huntington and reviewed revised drafts of the proposed Huntington agreements. Legal counsel also participated in a discussion of issues relating to the proposed transaction and agreements. As a part of that meeting, a representative of Ewing & Co. advised the Reliance Board that the terms of the Merger were fair to Reliance shareholders from a financial point of view. After additional discussion regarding the terms and value of the proposed transaction with Huntington, the Board of Directors unanimously approved the Merger, the Merger Documents, the Warrant and the Warrant Purchase Agreement. The Board authorized Mr. Bockman to execute and deliver on behalf of Reliance the Merger Documents, the Warrant and the Warrant Purchase Agreement.

REASONS FOR THE MERGER

         Reliance's Board of Directors believes that the Merger and the subsequent affiliation with Huntington will be beneficial to Reliance's shareholders as well as its present customers and employees and will enhance the ability of Reliance to meet the financial needs of the communities served by Reliance. In approving the Merger Documents, Reliance's directors considered a number of factors. The Reliance Board did not assign any relative or specific weights to such factors. The factors considered by the Reliance Board in evaluating and approving the Merger Documents were the value of the consideration to be received by Reliance shareholders relative to the book value and earnings per share of Reliance Common Stock; certain information concerning the financial condition, results of operation and business prospects of Huntington and Reliance; the marketability of Huntington Common Stock; the competitive and regulatory environment for financial institutions generally; the fact that the Merger will enable Reliance shareholders to exchange their shares of Reliance Common Stock for shares of common stock of a larger and more diversified entity, the stock of which is more widely held and more actively traded; the opinion rendered by Ewing & Co. as to the fairness, from a financial point of view, of the terms of the Merger to the Reliance shareholders; and other information. The Reliance Board also believes that the Merger will provide the present customers of Reliance with certain banking products and services not currently available to such customers and attract new business with the support of Huntington's greater resources and ability to respond to changes in the highly competitive banking industry.

         THE BOARD OF DIRECTORS OF RELIANCE BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF RELIANCE'S SHAREHOLDERS AND THEREFORE RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER DOCUMENTS.

         Huntington considers the Merger advantageous principally because the acquisition of Reliance will enable Huntington to expand its banking and related activities in Florida.

OPINION OF FINANCIAL ADVISOR

         GENERAL

         Reliance retained Ewing & Co. to act as its financial advisor in connection with the Merger. At the December 22, 1994, meeting of the Board of Directors of Reliance, Ewing & Co. rendered an oral opinion to the Board of Directors of Reliance to the effect that the terms of the Merger were fair, from a financial point of view, to the shareholders of Reliance. Ewing & Co. delivered a written opinion to the Reliance Board dated as of the date of this Prospectus/Proxy Statement to the effect that, as of such date, the terms of the Merger are fair, from a financial point of view, to the shareholders of Reliance. THE TEXT OF SUCH OPINION IS SET FORTH IN EXHIBIT C TO THIS PROSPECTUS/PROXY STATEMENT AND SHOULD BE READ IN ITS ENTIRETY BY SHAREHOLDERS OF RELIANCE.

         EWING & CO.'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF RELIANCE AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE SHAREHOLDERS OF RELIANCE IN THE MERGER, BASED ON CONDITIONS AS THEY EXIST AND CAN BE EVALUATED AS OF THE DATE OF THE OPINION. EWING & CO.'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY RELIANCE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING NOR DOES EWING & CO.'S OPINION ADDRESS THE UNDERLYING BUSINESS DECISION TO EFFECT THE MERGER.

         The consideration to be received by Reliance shareholders in the Merger was determined by Reliance and Huntington in their negotiations. Ewing & Co. did not participate directly in the negotiations relating to the Merger and was not authorized to solicit indications of potential interest from other institutions. No limitations were imposed by the Board of Directors or management of Reliance upon Ewing & Co. with respect to the investigations made or the procedures followed by Ewing & Co. in rendering its opinion.

         In connection with its opinion, Ewing & Co. reviewed, analyzed, and relied upon material relating to the financial and operating condition of Reliance and Huntington, including, among other things, the following: (i) the Merger Documents; (ii) a draft of this Prospectus/Proxy Statement; (iii) Annual Reports to Shareholders for the five years ended December 31, 1993, of Reliance;
(iv) Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1993, of Huntington; (v) Quarterly Reports on Form 10-Q filed by Huntington for the first three quarters of 1994 and certain interim reports and other communications to shareholders of Reliance and Huntington; (vi) certain unaudited financial information of Reliance and Huntington for the year ended December 31, 1994, and, in the case of Reliance, for certain interim periods during 1994; (vii) other financial information concerning the business and operations of Reliance furnished to Ewing & Co. by Reliance for purposes of its analysis, including certain internal forecasts for Reliance prepared by the senior management of Reliance; (viii) certain publicly available information concerning the trading of, and the trading market for, the Common Stock of Huntington; and (ix) certain publicly available information with respect to banking companies and the nature and terms of other transactions that Ewing & Co. considered relevant to its inquiry. In addition, Ewing & Co. held discussions with senior management of Reliance concerning its past and current operations, financial condition, and prospects, as well as the results of regulatory examinations.

         Ewing & Co. also considered such other financial, economic, regulatory, and other factors as it deemed relevant and appropriate under the circumstances, including among others the following: (i) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions; (ii) the limited market for the shares of Reliance Common Stock; (iii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida; and (iv) certain recently enacted legislation that would permit financial institutions in additional states to acquire financial institutions in Florida beginning in May 1995. Ewing & Co. also took into account its assessment of general economic, market, and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industry generally.

         In conducting its review and arriving at its opinion, Ewing & Co. relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Ewing & Co. did not attempt to verify such information independently. Ewing & Co. relied upon the management of Reliance as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and bases therefor) provided to it and assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. Ewing & Co. also assumed, without independent verification, that the aggregate allowances for loan and other losses for Reliance and Huntington are adequate to cover such losses. Ewing & Co. did not make or obtain any inspections, evaluations, or appraisals of the properties, assets, or liabilities of Reliance or Huntington, or any interest rate swaps or other derivative instruments held by Huntington, nor did Ewing & Co. examine any individual loan or securities files. Ewing & Co. was informed by Reliance, and assumed for purposes of its opinion, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Ewing & Co. also assumed that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis as contemplated by the Acquisition Agreement.

         VALUATION METHODOLOGIES

         In connection with its written opinion with respect to the terms of the Merger and the presentation of its oral opinion to Reliance's Board of Directors, Ewing & Co. performed several analyses. Set forth below is a brief summary of these analyses, as subsequently updated.

         Analysis of Terms of the Merger. Ewing & Co. calculated the imputed value of the Merger to the holders of Reliance Common Stock on a fully-diluted basis based upon the Conversion Ratio formula contained in the Merger Agreement and varying assumptions concerning the Average Closing Sale Price of the Huntington Common Stock at the Effective Date. See "THE MERGER - TERMS OF THE MERGER." This analysis showed a value of $56.48 per share of Reliance Common Stock if the Average Closing Sale Price of the Huntington Common Stock is not less than $15.525 or more than $18.975. The analysis showed a value ranging from $56.46 to $47.07 per share of Reliance Common Stock if the Average Closing Sale Price of the Huntington Common Stock is less than $15.525 but not less than $12.9375, and a value ranging from $56.50 to $64.18 per share of Reliance Common Stock if the Average Closing Sale Price of the Huntington Common Stock is more than $18.975 but not more than $21.5625. Under the terms of the Merger Agreement, if the Average Closing Sale Price of the Huntington Common Stock is less than $12.9375 or more than $21.5625 Huntington may elect to complete the Merger at the adjusted price set forth in the Merger Agreement, terminate the Merger Documents, or (if the Average Closing Sale Price is less than $12.9375) attempt to renegotiate the pricing terms of the Merger. In such event, Reliance does not have the right to terminate the Merger Documents but Reliance is not required to renegotiate the pricing terms of the Merger. See "THE MERGER - TERMS OF THE MERGER." The analysis of the terms of the Merger completed by Ewing & Co. showed that if the Average Closing Sale Price of the Huntington Common Stock is less than $12.9375 or more than $21.5625 and Huntington elects to complete the Merger at the adjusted price set forth in the Merger Agreement, the imputed value of the Merger to the holders of Reliance Common Stock would be $53.79 per share if the Average Closing Sale Price is less than $12.9375 or $59.45 per share if the Average Closing Sale Price is more than $21.5625, respectively.

         Comparable Transaction Analysis.    Ewing & Co. performed an analysis
of the premiums paid in comparable acquisition transactions. For such purposes, Ewing & Co. considered comparable transactions to be acquisitions announced since January 1, 1992, where the target institution was a bank or bank holding company located in Florida with total assets of $200 million or less. In each of the selected transactions, Ewing & Co. calculated the premium to the target institution's book value, tangible book value, previous four quarters' earnings, and total assets. Ewing & Co. then compared the ranges of these premiums to the assumed transactional value of the Merger, using an Average Closing Sale Price for the Huntington Common Stock of not less than $15.525 or more than $18.975. This analysis produced the following premium ranges for the selected comparable transactions in comparison to the assumed transactional value of the Merger: (i) price offered as a multiple of the target institution's book value of 0.70 times to 2.46 times, with a mean and a median of 1.38 times, compared to a premium of 2.39 times for the Merger based upon Reliance's book value at September 30, 1994; (ii) price offered as a multiple of the target institution's tangible book value of 0.70 times to 2.46 times, with a mean of 1.39 times and a median of 1.38 times, compared to a premium of 2.39 times for the Merger based upon Reliance's tangible book value at September 30, 1994; (iii) price offered as a multiple of the target institution's previous four quarters' earnings of 8.13 times to 36.46 times, with a mean of 21.6 times and a median of 19.7 times, compared to a premium of
15.81 times for the Merger; and (iv) price offered to the target institution's total assets of 2.73% to 23.21%, with a mean of 11.70% and a median of 12.20%, compared to a premium of 21.58% for the Merger based upon Reliance's total assets at September 30, 1994. No target institution or transaction used as a comparison in the analysis described above is identical to Reliance or the Merger. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the acquisition value of the companies being compared. Moreover, if the Average Closing Sale Price of the Huntington Common Stock is less than $15.525 or more than $18.975, the premiums paid in the Merger may be less or greater than the premiums calculated for the Merger in the foregoing analysis. See "THE MERGER - TERMS OF THE MERGER."

         Discounted Cash Flow Analysis. Using discounted cash flow analysis, Ewing & Co. estimated the present value of the future stream of after-tax cash flows that Reliance could produce through 1999, under various circumstances, assuming that Reliance performed in accordance with the earnings projections of Reliance management at the time Reliance entered into the Acquisition Agreement with Huntington in December 1994. Ewing & Co. estimated the terminal value of Reliance at the end of the period by applying multiples of earnings (ranging from 8.0 times to 10.0 times) and then discounting the cash flow streams and terminal value using differing discount rates (ranging from 12.0% to 13.0%) chosen to reflect different assumptions about the required rates of return of Reliance and the inherent risk surrounding the underlying projections by the management of Reliance. This discounted cash flow analysis indicated a reference range of $17.0 million to $22.06 million, or $47.99 to $62.30 per share on a fully-diluted basis, for Reliance.

         Dividend Analysis. Ewing & Co. analyzed the effect of the Merger on the dividends received by Reliance shareholders. Reliance has not paid a dividend on shares of Reliance Common Stock since it was organized. Based upon the indicated annual cash dividends payable on the Huntington Common Stock at September 30, 1994, Ewing & Co. noted that Reliance shareholders would receive $0.80 in annual cash flow for each share of Huntington Common Stock received in the Merger, or an estimated annual cash flow of from $2.38 to $2.91 for each share of Reliance Common Stock converted in the Merger, assuming the Average Closing Sale Price of the Huntington Common Stock is not less than $12.9375 or more than $21.5625. See "THE MERGER TERMS OF THE MERGER."

         The summary set forth above does not purport to be a complete description of the analyses performed by Ewing & Co. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Ewing & Co. believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part or all of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses reflected in Ewing & Co.'s opinion. In addition, Ewing & Co. may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Ewing & Co.'s view of the actual value of Reliance. The fact that any specific analysis has been referred to in the summary above is not intended to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, Ewing & Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Reliance and Huntington. The analyses performed by Ewing & Co. are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Ewing & Co.'s analysis of the fairness, from a financial point of view, of the terms of the Merger to the shareholders of Reliance. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Ewing & Co.'s opinion is just one of many factors taken into consideration by the Board of Directors of Reliance in determining to enter into the Acquisition Agreement.

         COMPENSATION OF EWING & CO.

         Pursuant to an engagement letter, dated December 16, 1994, between Reliance and Ewing & Co., Reliance paid Ewing & Co. a fee of $7,500 upon the execution of the Acquisition Agreement by Reliance and an additional fee of $7,500 upon the delivery of Ewing & Co.'s written opinion to Reliance. Reliance has also agreed to pay Ewing & Co. an additional success fee of $85,000, payable at the closing of the Merger. Reliance also agreed to indemnify and hold harmless Ewing & Co. and its directors, officers, and employees against certain liabilities, including liabilities under the federal securities laws, in connection with its services under the engagement letter, except for liabilities resulting solely from the bad faith or gross negligence of Ewing & Co.

         As a part of its investment banking business, Ewing & Co. is regularly engaged in the valuation of securities in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes. Reliance's Board of Directors decided to engage Ewing & Co. based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in Florida, and its general investment banking experience in the financial services industry.

EFFECTIVE DATE OF THE MERGER

         The Merger will be effective at 11:59 p.m., local Ohio time, on the Effective Date, which will be the date of consummation of the Merger as certified by the OCC, in the case of the HNBF Merger, or the date of the issuance of a certificate of merger by the Florida Department, in the case of the HFSB Merger, which date, in either case, will not precede May 1, 1995, or the receipt of all applicable regulatory approvals and the expiration of the last of any waiting periods required in connection with any of such regulatory approvals. Unless the parties otherwise agree, the Effective Date will be the last business day of the month in which all conditions to the closing of the Merger, as set forth in the Acquisition Agreement, have been satisfied. It is anticipated that, if the shareholders of Reliance approve the Merger at the Special Meeting and the other conditions to the Merger set forth in the Acquisition Agreement have been satisfied, the Effective Date will occur on or about May 16, 1995.

TERMS OF THE MERGER

         The HNBF Merger Agreement provides for the merger of Reliance into HNBF pursuant to the applicable provisions of the laws of the United States and the State of Florida. Upon the effectiveness of the Merger, HNBF, as the surviving entity in the Merger, will remain a wholly owned subsidiary of Huntington Florida and will continue its corporate existence as a national banking association, and the separate existence of Reliance will cease. The articles of association and bylaws of the surviving entity will be those of HNBF as in effect immediately prior to the Merger until amended in accordance with law.

         If the Security National Merger has not been consummated prior to the Effective Time, the HNBF Merger Agreement will become void and the Merger will be completed pursuant to the HFSB Merger Agreement. Upon the effectiveness of the HFSB Merger, HFSB will be merged into Reliance, Reliance will change its name to "The Huntington Bank of Florida" and will become a wholly owned subsidiary of Huntington, and the separate existence of HFSB will cease. The articles of incorporation of the surviving entity will be those of Reliance, as amended by the HFSB Merger Agreement, and the bylaws of the surviving entity will be those of Reliance, as in effect immediately prior to the Merger, in either case until amended in accordance with law.

         At the Effective Time, the shares of Reliance Common Stock issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be canceled, and any shares as to which appraisal rights are sought) will be converted into the right to receive whole shares of Huntington Common Stock. The number of shares of Huntington Common Stock to be received for each share of Reliance Common Stock in the Merger (the "Conversion Ratio") will be determined pursuant to the following formula:

                                           $20,000,000/PHC
                Conversion Ratio    =      ---------------
                                                  NRC

where PHC is the Price Per Share of Huntington Common Stock (determined as described below), and NRC is the number of shares of Reliance Common Stock issued and outstanding at the Effective Time plus the number of shares of Reliance Common subject to stock options outstanding at the Effective Time. On the Record Date, there were 348,099 shares of Reliance Common Stock issued and outstanding and an additional 6,000 shares subject to outstanding stock options, for an aggregate of 354,099 shares of Reliance Common Stock for purposes of the Conversion Ratio formula. This aggregate number of shares of Reliance Common Stock is not expected to change before the Effective Time.

         Except as otherwise described below, the Price Per Share of Huntington Common Stock will be the Average Closing Sale Price (previously defined as the average of the closing sale prices per share of Huntington Common Stock on the five trading days immediately preceding the date that is two trading days prior to the Effective Date, as reported on the Nasdaq National Market); provided, however, that if the Average Closing Sale Price is less than $15.525 (subject to adjustment for stock dividends, splits or similar changes), the Price Per Share of Huntington Common Stock will be $15.525, and if the Average Closing Sale Price is greater than $18.975 (subject to adjustment for stock dividends, splits or similar changes), then the Price Per Share of Huntington Common Stock will be $18.975. Cash will be paid for any fractional share of Huntington Common Stock. See "THE MERGER - FRACTIONAL SHARES."

         Notwithstanding the above, if the Average Closing Sale Price is less than $12.9375 (subject to adjustment for stock dividends, splits or similar changes), then Huntington may elect to either (i) consummate the Merger at a Price Per Share of Huntington Common Stock equal to 1.05 times the Average Closing Sale Price or (ii) use its best efforts to renegotiate the pricing terms of the Merger with Reliance. If a mutually acceptable adjustment to such pricing terms is not agreed to by Huntington and Reliance by the 10th day after the determination of the Average Closing Sale Price, the Merger Documents will be terminated and the Merger will be abandoned. In addition, if the Average Closing Sale Price is more than $21.5625 (subject to adjustment for stock dividends, splits or similar changes), then Huntington may elect to either (i) consummate the Merger at a Price Per Share of Huntington Common Stock equal to 0.95 times the Average Closing Sale Price or (ii) terminate the Merger.

         The average closing sale price per share of Huntington Common Stock as reported on the Nasdaq National Market for the five trading days immediately preceding the Record Date was $18.525. If the Average Closing Sale Price is $18.525 at the Effective Date, each shareholder of Reliance would be entitled to receive 3.0489 shares of Huntington Common Stock for each share of Reliance Common Stock held by such shareholder. Shareholders are advised to obtain current market quotations for Huntington Common Stock. The market price of Huntington Common Stock at the Effective Time, or on the date on which certificates representing such shares are received, may be higher or lower than the market price of Huntington Common Stock as of the Record Date or at the time of the Special Meeting.

         Each share of Reliance Common Stock held by a person who dissents from the Merger and demands an appraisal of his or her shares and who complies with all other procedures specified under applicable law shall not be converted into or represent a right to receive shares of Huntington Common Stock as described above, rather, the holder thereof shall be entitled to such appraisal rights as are granted by applicable law. See "THE MERGER - APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

         Each unexercised option to purchase shares of Reliance Common Stock held by an employee of Reliance that is outstanding immediately prior to the Effective Time under Reliance's stock option plan will be converted at the Effective Time into an option under a Huntington stock option plan exercisable for a number of shares of Huntington Common Stock equal to the product obtained by multiplying the number of shares of Reliance Common Stock subject to the Reliance option by the Conversion Ratio. All fractional shares will be rounded to the nearest whole share. The exercise price for each share of Huntington Common Stock subject to an option so substituted will be equal to the exercise price per share of Reliance Common Stock under the Reliance option divided by the Conversion Ratio. All incentive stock options will be converted in such a manner that their status as incentive stock options for federal income tax purposes will be maintained. Upon such substitution, all rights under the Reliance stock option plan will be null and void. As of the Record Date, there were options outstanding for the purchase of 6,000 shares of Reliance Common Stock.

EXCHANGE OF CERTIFICATES

         Under the terms of the Merger Agreement, The Huntington National Bank, a wholly owned subsidiary of Huntington that is the transfer agent for Huntington Common Stock, is designated to act as the exchange agent (the "Exchange Agent") in connection with the Merger. Approval of the Merger Documents by the shareholders of Reliance will constitute ratification of the appointment of the Exchange Agent.

         As soon as practicable after the Effective Time, Huntington shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of Reliance Common Stock a letter of transmittal containing instructions for the surrender of the certificates formerly representing shares of Reliance Common Stock. Upon surrender to the Exchange Agent of the certificate or certificates which prior to the Effective Time represented shares of Reliance Common Stock in accordance with the instructions set forth in the letter of transmittal, each such holder will be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of

Huntington Common Stock into which the shares represented by the certificate or certificates so surrendered will have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common Stock, in each case, without interest.

         Neither Huntington, Huntington Florida, nor the Exchange Agent shall be obligated to deliver certificates for Huntington Common Stock or a check in lieu of fractional shares to a former shareholder of Reliance until such former shareholder has either surrendered his certificate or certificates representing shares of Reliance Common Stock or, if a shareholder is unable to locate such certificate or certificates, such shareholder has delivered an appropriate affidavit of loss, indemnity agreement, and bond as may be required by Huntington. Until so surrendered, each outstanding certificate representing shares of Reliance Common Stock which have been converted into shares of Huntington Common Stock shall be deemed for all corporate purposes (except the payment of dividends or other distributions) to evidence ownership of the number of whole shares of Huntington Common Stock into which the shares of Reliance Common Stock represented thereby shall have been converted.

         No dividends or other distributions payable to holders of record of Huntington Common Stock after the Effective Date shall be paid to a holder of Reliance Common Stock whose shares have been converted into Huntington Common Stock until such holder surrenders his certificate or certificates formerly representing shares of Reliance Common Stock. Promptly upon such surrender, Huntington will pay to the holder of the certificates for Huntington Common Stock issued in exchange for the certificates for Reliance Common Stock the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for Reliance Common Stock shall look, subject to applicable escheat, unclaimed funds, and other laws, as general creditors only to Huntington for payment thereof.

         The stock transfer books of Reliance will be closed at the close of business two business days prior to the Effective Date.

         Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to above, not inconsistent with the provisions of the Merger Agreement.

FRACTIONAL SHARES

         No fractional shares of Huntington Common Stock will be issued. Each former shareholder of Reliance who would otherwise be entitled to receive a fractional share of Huntington Common Stock upon surrender of his certificate or certificates for shares of Reliance Common Stock will receive from the Exchange Agent cash in an amount equal to the fractional share interest multiplied by the Price Per Share of Huntington Common Stock. No interest will be payable with respect to such cash payment. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to HNBF or to HBF, as applicable, any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of HNBF or HBF, as applicable, free and clear of any claims whatsoever.

TERMS OF THE WARRANT

         On December 22, 1994, pursuant to the terms of the Warrant Purchase Agreement, Reliance issued the Warrant to Huntington. The Warrant gives Huntington or a subsequent holder of the Warrant (collectively, the "Holder") the right to purchase, under certain specified circumstances, a total of up to 115,415 shares of Reliance Common Stock (the "Warrant Stock"), representing 24.9% of the outstanding shares of Reliance Common Stock (after giving effect to the issuance of the Warrant Stock), at a price of $56.48 per share (the "Warrant Price").

         The Warrant cannot be exercised by the Holder without the consent of Reliance except upon the occurrence of any of the following events: (i) any material breach of the Merger Documents by Reliance which would permit Huntington to terminate the Merger Documents; (ii) prior to the Special Meeting, any person or group of persons submits a proposal to Reliance relating to the possible sale or other disposition of more than 25% of the capital stock or any class of voting securities, or a majority of the assets, of Reliance, a merger or consolidation involving Reliance other than a transaction in which Reliance would be the owner of all of the stock of the surviving corporation, or a merger or consolidation involving Reliance other than a transaction in which Reliance would be the surviving corporation and the current shareholders of Reliance would own the majority of the stock of the surviving corporation (an "Acquisition Transaction") and, on or before June 22, 1996, Reliance consummates such Acquisition Transaction; (iii) prior to the Special Meeting, a person or group of persons commences a tender or exchange offer to acquire equity securities of Reliance which, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Reliance (a "Tender Offer") and such equity interest is acquired pursuant to such Tender Offer on or before June 22, 1996; or (iv) Reliance enters into an agreement with respect to an Acquisition Transaction after December 22, 1994, and such transaction is consummated on or before June 22, 1996. The Warrant terminates on the earliest of: (i) six months after the occurrence of the first to occur of any of the events described in the preceding sentence; (ii) the Effective Date; or (iii) upon termination of the Merger Documents pursuant to the terms thereof, unless such termination is the result of any material breach of the Merger Documents by Reliance which would permit Huntington to terminate the Merger Documents.

         The Warrant and Warrant Purchase Agreement contain anti-dilution provisions and provisions granting the Holder certain registration and repurchase rights. In addition, Reliance is required to repurchase the Warrant from the Holder, at the Holder's option, any time after the Warrant becomes exercisable and prior to the expiration thereof. The repurchase price is equal to the difference between the "Market/Offer Price" (defined below) and the Warrant Price, multiplied by the number of shares for which the Warrant being surrendered by the Holder may then be exercised, but only if the Market/Offer Price is greater than the Warrant Price. In addition, at the request of the owner of Warrant Stock, Reliance shall repurchase all of the shares of the Warrant Stock at a price equal to the greater of the Warrant Price and the Market/Offer Price, multiplied by the number of shares so purchased and being surrendered thereunder. The Market/Offer Price means the highest of the price per share at which a tender or exchange offer has been made, the price per share to be paid therefor by any third party pursuant to an agreement with Reliance, and the highest closing price per share of Reliance Common Stock within the four-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the owner of Warrant Stock gives notice of the required repurchase of such Warrant Stock.

COVENANTS OF THE PARTIES

         The Merger Agreement provides, among other things, that Huntington Florida or HFSB and Reliance will use their best efforts to take all actions and to do all things necessary, proper, or advisable under applicable law to consummate the Merger as soon as reasonably practicable on or after May 1, 1995, subject to the approval of the Merger Documents by the Reliance shareholders, the receipt of all required regulatory approvals, and the expiration of all required regulatory waiting periods.

         The Acquisition Agreement provides, among other things, that, from January 1, 1995, until the Effective Date, Reliance will conduct its operations only in the ordinary and usual course of business and will use its best efforts to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of its officers and employees, and to maintain existing relationships with other entities.

         In addition, the Acquisition Agreement provides that, Reliance cannot, directly or indirectly, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any "Acquisition Proposal" (defined to include any inquiries, offers, or proposals by any other corporation, firm, association, person, or entity relating to the possible sale or other disposition of more than 25% of the shares of capital stock or a majority of the assets of Reliance; a merger or consolidation involving Reliance, other than a transaction in which Reliance will be the owner of all of the stock of the surviving corporation; or a merger or consolidation involving Reliance, other than a transaction in which Reliance will be the surviving corporation and the current shareholder of Reliance will be the owners of a majority of the stock of the surviving corporation following the transaction); will not disclose any information not customarily disclosed to, or provide access to its properties, books, or records to, or otherwise assist or encourage, any person or entity in connection with any Acquisition Proposal; and will give Huntington prompt notice of any such Acquisition Proposals.

         Upon consummation of the Merger, it is Huntington's intention to appoint Sam L. Bockman, the President and Chief Executive Officer of Reliance, as President of Huntington Bank-Brevard County, and to elect the following directors of Reliance to the Board of Directors of HNBF: Richard N. Baney, M.D., Sam L. Bockman and Joseph R. DiPrima. Huntington has also agreed to assume certain obligations of Reliance to indemnify and defend the directors and officers of Reliance in connection with such persons' status or services as directors and officers of Reliance. See "THE MERGER - INTERESTS OF MANAGEMENT."

         The Acquisition Agreement also provides that Huntington and Huntington Florida will use their reasonable best efforts to coordinate the conversion of any pension or other employee benefit plans, practices, or policies of Reliance into similar plans of Huntington, to the extent such plans are maintained by Huntington, and to give credit to any employee of Reliance who becomes an employee of HNBF or HBF following the consummation of the Merger for all service with Reliance prior to the Effective Time for purposes of eligibility, vesting, and all other purposes (other than for the purpose of benefit accrual under any plans maintained by Huntington) for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Huntington's employee benefit plans.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The Merger will occur only if the Merger Agreement and the Acquisition Agreement are approved by the affirmative vote of the holders of the appropriate percentage of the outstanding shares of Reliance Common Stock, i.e., two-thirds in the case of the HNBF Merger, and a majority in the case of the HFSB Merger. Consummation of the Merger is subject to the satisfaction of certain other conditions, including: (i) the receipt of approvals of the Merger by the OCC and any other governmental authority having jurisdiction, and the expiration of any applicable waiting periods, with no such approval containing any provision which would be materially adverse to the business of the Huntington Entities; (ii) the absence of any lawsuit, governmental investigation, or administrative proceeding, or threat thereof which materially questions the validity or legality of the Merger; (iii) the receipt by the Huntington Entities, and Reliance of certain legal opinions from counsel, including an opinion regarding certain tax aspects of the Merger; and (iv) the receipt by Reliance of an opinion from Ewing & Co., dated as of the Effective Date, stating that, from a financial point of view, the terms of the Merger as provided in the Merger Agreement are fair to the Reliance shareholders.

         The obligation of Reliance to consummate the Merger is further conditioned on the representations and warranties of the Huntington Entities contained in the Acquisition Agreement being true and correct in all material respects on the Effective Date; the obligations of the Huntington Entities to be performed pursuant to the Merger Documents on or before the Effective Date having been performed in all material respects; and the receipt by Reliance of a certificate from an officer of Huntington to the effect that the Registration Statement has become effective by order of the Commission, the Huntington Common Stock to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no pending or threatened stop order with respect thereto.

         The obligations of the Huntington Entities to consummate the Merger are subject to fulfillment on or before the Effective Date of the following additional conditions precedent: (i) the representations and warranties of Reliance contained in the Acquisition Agreement being true and correct in all material respects on the Effective Date, and the obligations of Reliance to be performed pursuant to the Merger Documents on or before the Effective Date having been performed in all material respects; (ii) the delivery to Huntington by each director, officer, and other person who is deemed an "affiliate" of Reliance and their affiliates prior to the Effective Date of a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common Stock to be received by such person in connection with the Merger unless certain conditions are met; (iii) the absence of any material adverse change in the consolidated results of operations, financial condition, properties, or business of Reliance since December 31, 1993; (iv) the receipt by Huntington of commitments for owners' and leasehold title insurance policies insuring Reliance's ownership and leasehold interests in and to all real estate owned or leased by Reliance, together with such endorsements to such policies as Huntington may reasonably request; (v) the receipt by Huntington of surveys of certain parcels of real property owned by Reliance; (vi) the total shareholders' equity of Reliance as of the end of the most recent calendar quarter preceding the Effective Date and as of the Effective Date being not less than the total shareholders' equity of Reliance as of November 30, 1994; (vii) the receipt by Huntington from Reliance of a certificate that all necessary steps have been taken for the conversion of Reliance stock options held by employees to Huntington stock options and the termination of all non-employee stock options and the receipt by Huntington of an agreement signed by each holder of a Reliance stock option outstanding on the Effective Date with respect to the conversion of such option to a Huntington stock option; (viii) Reliance having obtained all consents required for the prevention of any default under any material contract or license to which it is a party; (ix) the receipt by Huntington of letters from Reliance's independent certified public accountants, dated as of the Effective Date, with respect to certain financial information and from Huntington's independent certified public accountants, dated as of the Effective Date, to the effect that the Merger will qualify for pooling-of-interest accounting treatment; and (x) dissenters' rights having not been asserted with respect to more than five percent of the outstanding shares of Reliance Common Stock (see "THE MERGER - APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS").

         The Huntington Entities and Reliance may waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Documents or in any document delivered pursuant thereto, and may waive compliance by the other parties with any of the conditions, covenants, and agreements contained in the Merger Documents.

AMENDMENT; TERMINATION

         The Merger Documents may be amended at any time prior to the Effective Time, by mutual agreement of the parties authorized by their respective boards of directors and evidenced by a written agreement, provided that, after the Reliance shareholders have approved the Merger Agreement, the formula determining the number of shares of Huntington Common Stock into which shares of Reliance Common Stock are to be converted may not be changed without the further approval of the holders of the issued and outstanding shares of Reliance Common Stock in the same manner required for adoption of the Merger Agreement.

         The Merger Documents will terminate on September 30, 1995 (which date will be extended automatically to December 31, 1995, if the necessary regulatory approvals of the Merger have not been obtained prior to September 30, 1995), unless a later date is agreed upon in writing by the parties. The Merger Documents will also terminate if the Average Closing Sale Price of Huntington Common Stock is above $21.5625 or below $12.9375 and, in either case, Huntington elects to terminate the Merger rather than proceed with the Merger at an adjusted price or renegotiate the pricing terms of the Merger (see "THE MERGER - TERMS OF THE MERGER").

         In addition, the Merger Documents may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows: (i) by mutual consent, evidenced in writing, of the Boards of Directors of the Huntington Entities and Reliance; (ii) by the Board of Directors of Huntington if any condition precedent to performance by the Huntington Entities has not been satisfied or waived, if Reliance has not performed in any material respect its obligations and agreements under the Merger Documents, or if the representations of Reliance set forth in the Acquisition Agreement are incorrect in any material respect when made; (iii) by the Board of Directors of Reliance if any condition precedent to performance by Reliance has not been satisfied or waived, if any of the Huntington Entities have not performed in any material respect their obligations and agreements under the Merger Documents, or if the representations of any of the Huntington Entities set forth in the Acquisition Agreement are incorrect in any material respect when made.

         The Acquisition Agreement provides that Reliance shall pay to Huntington a termination fee of $1,500,000 as liquidated damages if (i) an Acquisition Proposal is submitted to and approved by the shareholders of Reliance prior to the Effective Time, or (ii) an Acquisition Proposal is received by Reliance, or Reliance's shareholders prior to the Special Meeting, and Reliance's Board of Directors fails to recommend to the shareholders approval of the Merger Documents or withdraws its recommendation previously made, or Reliance's Board of Directors fails to solicit proxies of Reliance's shareholders to approve the Merger, and, in any such case, the shareholders of Reliance fail to approve the Merger Documents at the Special Meeting. The Acquisition Agreement provides that, upon payment of this termination fee, Reliance will have no further liability under the Merger Documents other than with respect to the Warrant and Warrant Purchase Agreement.

         Except as otherwise specified in the Merger Documents, all expenses incurred by or on behalf of the parties in connection with the authorization, preparation, execution, and consummation of the Merger Documents, including, without limitation, all fees and expenses of agents, representatives and counsel employed by the parties and taxes, if any, must be borne solely by the party which incurred such expenses. In the event of a termination of the Merger, the Merger Documents will become void and there will be no further obligation or liability on the part of the Huntington Entities or Reliance, or their respective shareholders, directors, or officers, except with respect to certain obligations regarding the confidentiality of certain information relating to the other party or parties to the Merger and the payment of the termination fee and certain expenses, as described above.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

         The appraisal rights of dissenting shareholders of Reliance in connection with the HNBF Merger are governed by the provisions of Title 12,
Section 215a of the United States Code ("Section 215a") because HNBF, which is the surviving entity in the HNBF Merger, is a national bank governed by federal banking laws. However, the appraisal rights of dissenting shareholders in relation to the HFSB Merger are governed by Section 658.44 of the Florida Statutes ("Section 658.44") because Reliance is the surviving entity in the HFSB Merger and Reliance is a Florida state bank governed by Florida law. At the time of the Special Meeting, the parties will not know whether the HNBF Merger or the HFSB Merger will be consummated. Accordingly, any shareholders of Reliance who wish to dissent from the Merger Documents and to pursue their rights to receive payment in cash of the appraised fair value of their shares of Reliance Common Stock must comply with the provisions of both federal and state law in order to ensure that they have complied with the law that will be applicable to the Merger. The following description of the statutory rights of dissenting shareholders and the procedures required for perfecting those rights is qualified in its entirety by reference to the terms of Section 215a and Section 658.44, copies of which are attached hereto as Exhibit D. EACH STEP MUST BE TAKEN IN STRICT COMPLIANCE WITH THE APPLICABLE PROVISIONS OF THE RESPECTIVE APPRAISAL RIGHTS STATUTES IN ORDER TO ENSURE THAT A SHAREHOLDER WILL HAVE PROPERLY PERFECTED HIS OR HER APPRAISAL RIGHTS.

         Section 215a, which is applicable in the case of the HNBF Merger, provides that any holder of Reliance Common Stock who has either (a) voted against the Merger or (b) given written notice to Sam L. Bockman, President and Chief Executive Officer of Reliance (as the presiding officer of the Special Meeting), at or prior to the Special Meeting, that such shareholder dissents from the Merger Documents, shall be entitled to receive the cash value of the shares held by him, provided that a written request for payment of the value of the shares is made to HNBF at any time before 30 days after the Effective Date. Such written request for payment must be accompanied by the surrender of stock certificates representing such shares.

         Section 658.44, which is applicable to the HFSB Merger, is very similar in most respects to Section 215a and provides that any holder of Reliance Common Stock will be entitled to payment in cash of the value of only those shares (a) which at the Special Meeting are voted against the Merger Documents, or (b) with respect to which the holder thereof has given written notice to Sam L. Bockman, President and Chief Executive Officer of Reliance (as the presiding officer of the Special Meeting), at or prior to the Special Meeting, that the shareholder dissents from the Merger Documents, provided that the shareholder surrenders his stock certificates for such shares in accordance with the procedures outlined below.

         Section 215a requires a shareholder to exercise dissenters' rights with respect to all or none of such shareholder's shares, while Section 658.44 allows a shareholder to exercise dissenters' rights for fewer than all of the shares held by such shareholder. Therefore, if the HNBF Merger is consummated and a shareholder has attempted to exercise dissenters' rights for fewer than all of the shares held by such shareholder, then the shareholder will not be entitled to exercise dissenters' rights for any shares held by such shareholder.

         Section 215a provides that the valuation of the shares of dissenting shareholders (the "Dissenting Shares") shall be determined in the manner prescribed by state law. Accordingly, Section 658.44 will govern the appraisal of the Dissenting Shares in the case of either the HNBF Merger or the HFSB Merger. Section 658.44 provides that on or promptly after the Effective Date of the Merger, Huntington may fix an amount which it considers to be not more than the fair market value of the shares of Reliance Common Stock and which Huntington will pay to the holders of Dissenting Shares. If Huntington fixes such amount, it will offer (the "Cash Offer") to pay such amount to the holders of all Dissenting Shares. The owners of Dissenting Shares who accept the Cash Offer will be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the Effective Date.

         The value of Dissenting Shares, the owners of which have not accepted the Cash Offer for such shares, shall be determined as of the Effective Date by three appraisers, one to be selected by the owners of at least two-thirds of such Dissenting Shares, one to be selected by the board of directors of Reliance, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the Effective Date, for any reason one or more of the appraisers is not selected as herein described, or the appraisers fail to determine the value of such Dissenting Shares, the Florida Department of Banking and Finance shall cause an appraisal of such Dissenting Shares to be made which will be final and binding on all parties. The owners of Dissenting Shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the Effective Date.

         The expenses of appraisal shall be paid by Huntington. The amount payable pursuant to the Cash Offer which is accepted by the holders of Dissenting Shares, and the amount payable to the holders of Dissenting Shares pursuant to an appraisal, shall be payable by Huntington but, until paid, will constitute a debt of HNBF or HBF, as applicable.

         IN ORDER TO ENSURE PERFECTION OF THEIR APPRAISAL RIGHTS, SHAREHOLDERS OF RELIANCE WHO WISH TO DISSENT FROM THE MERGER DOCUMENTS MUST COMPLY WITH BOTH
SECTION 215a AND SECTION 658.44. ACCORDINGLY, EACH RELIANCE SHAREHOLDER ELECTING TO RECEIVE THE APPRAISED VALUE OF HIS OR HER RELIANCE SHARES IN CASH MUST (1) EITHER VOTE AGAINST THE MERGER DOCUMENTS OR DELIVER TO SAM L. BOCKMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF RELIANCE (AS THE PRESIDING OFFICER OF THE SPECIAL MEETING), AT OR PRIOR TO THE SPECIAL MEETING, A WRITTEN NOTICE TO THE EFFECT THAT HE OR SHE DISSENTS FROM THE MERGER DOCUMENTS, AND (2) PROVIDE A SEPARATE WRITTEN REQUEST FOR PAYMENT OF THE APPRAISED VALUE OF HIS OR HER SHARES TO HNBF OR HBF (WHICHEVER IS THE SURVIVING ENTITY IN THE MERGER) AT ANY TIME BEFORE 30 DAYS AFTER THE EFFECTIVE DATE, WHICH REQUEST MUST BE ACCOMPANIED BY THE SURRENDER OF THE STOCK CERTIFICATE OR CERTIFICATES REPRESENTING SUCH SHARES. THE NOTICE SPECIFIED IN ITEM (1) ABOVE WILL BE DEEMED TO BE SUFFICIENT IF IT IDENTIFIES THE SHAREHOLDER, INDICATES THAT THE SHAREHOLDER DISSENTS FROM THE MERGER DOCUMENTS, AND SPECIFIES THE NUMBER OF SHARES AS TO WHICH DISSENTERS' RIGHTS ARE BEING REQUESTED. THE REQUEST SPECIFIED IN ITEM (2) ABOVE WILL BE DEEMED TO BE SUFFICIENT IF IT IDENTIFIES THE SHAREHOLDER, INDICATES THAT THE SHAREHOLDER DEMANDS PAYMENT OF THE APPRAISED VALUE OF HIS OR HER SHARES, AND SPECIFIES THE NUMBER OF SHARES AS TO PAYMENT OF THE APPRAISED VALUE IS BEING REQUESTED. PLEASE NOTE THAT A MERE FAILURE TO VOTE, WITHOUT PROVIDING THE WRITTEN NOTICE OF DISSENT SPECIFIED IN ITEM (1) ABOVE AND THE WRITTEN DEMAND FOR PAYMENT SPECIFIED IN ITEM (2) ABOVE, WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL.

         Upon and after the Effective Date, all shares of Reliance Common Stock, including Dissenting Shares whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the Merger Documents or expressly provided by law.

         Reliance shareholders who choose to perfect their appraisal rights under either federal or Florida law and receive cash rather than shares of Huntington Common Stock in the Merger will recognize gain or loss for federal income tax purposes (see "THE MERGER - FEDERAL INCOME TAX CONSEQUENCES").

INTERESTS OF MANAGEMENT

         Upon the consummation of the Merger, it is Huntington's intention to elect Sam L. Bockman, the President and Chief Executive Officer of Reliance, to the Board of Directors of HNBF and to appoint him President of Huntington Bank-Brevard County. In addition, it is the intention of the Board of Directors of Huntington to elect Richard N. Baney, M.D., and Joseph R. DiPrima, who are currently directors of Reliance, to the Board of Directors of HNBF following the consummation of the Merger. See "HUNTINGTON BANCSHARES INCORPORATED - HUNTINGTON FLORIDA AFFILIATES."

         Under the terms of the Merger Agreement, upon the consummation of the Merger, all outstanding options to purchase shares of Reliance Common Stock previously granted to employees of Reliance will be converted into options to purchase shares of Huntington Common Stock under a Huntington stock option plan. See "THE MERGER - TERMS OF THE MERGER." Currently five employees of Reliance hold options to purchase a total of 6,000 shares of Reliance Common Stock, at the option price of $24.00 per share.

         Huntington has acknowledged that, by operation of law, upon effectiveness of the Merger, either HNBF or HBF, as applicable, will assume all legally enforceable obligations of Reliance to indemnify and defend the directors and officers of Reliance to the same extent that Reliance was required to indemnify and defend such persons immediately prior to the Effective Time in connection with such persons' status or services as directors and officers of Reliance.

FEDERAL INCOME TAX CONSEQUENCES

         The summary of the federal income tax consequences set forth below is based on the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), is for general information only, and is not intended to be tax advice to any particular shareholder of Reliance. The specific tax treatment of each particular shareholder will also depend upon the particular facts and circumstances applicable to such shareholder. Special tax considerations not discussed herein may be applicable to particular classes of taxpayers, such as broker-dealers, or to any shareholder who acquired his Reliance Common Stock through the exercise of an employee stock option or otherwise as compensation.

         All shareholders should consult with their own tax advisors as to particular tax consequences of the Merger to them, including the applicability and effect of state, local, and foreign tax laws and possible changes in the tax law.

         Under present federal income tax law, and based upon certain assumptions and certain representations of the parties, and assuming the Merger is consummated in the manner set forth in the Merger Agreement and constitutes a reorganization within the meaning of Section 368 of the Code, the following is a summary of the federal income tax consequences which will result:

FEDERAL INCOME TAX CONSEQUENCES OF THE HNBF MERGER

         (a) The basis of the assets of Reliance acquired by Huntington Florida will be the same in the hands of Huntington Florida as the basis of those assets in the hands of Reliance immediately prior to the Merger.

         (b) The holding period of the assets of Reliance received by Huntington Florida will include the period for which such assets were held by Reliance.

         (c) No gain or loss will be recognized by Huntington or Huntington Florida upon the acquisition by Huntington Florida of substantially all of the assets of Reliance in exchange for shares of Huntington Common Stock, the assumption by Huntington Florida of the liabilities of Reliance, the payment of cash in lieu of fractional shares of Huntington Common Stock, and the payment of cash to dissenting shareholders, if any.

         (d) No gain or loss will be recognized by Reliance upon the transfer of substantially all of its assets to Huntington Florida in exchange for shares of Huntington Common Stock, the assumption by Huntington Florida of the liabilities of Reliance, the payment of cash in lieu of fractional shares of Huntington Common Stock, and the payment of cash to dissenting shareholders, if any.

         (e) No gain or loss will be recognized by the shareholders of Reliance who exchange their shares of Reliance Common Stock for shares of Huntington Common Stock except to the extent of any cash received in lieu of a fractional share of Huntington Common Stock.

         (f) The basis of the shares of Huntington Common Stock received by Reliance shareholders who receive solely shares of Huntington Common Stock will be the same as the basis of the shares of Reliance Common Stock surrendered in exchange therefor.

         (g) The holding period of the shares of Huntington Common Stock received by a particular Reliance shareholder will include the holding period of the shares of Reliance Common Stock surrendered in exchange therefor, provided that the shares of Reliance Common Stock were held as a capital asset in the hands of such Reliance shareholder on the Effective Date.

         (h) Where solely cash is received by a shareholder of Reliance in exchange for such shareholder's Reliance Common Stock pursuant to the exercise of appraisal rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Reliance Common Stock, subject to the provisions and limitations of Section 302 of the Code. Where, as a result of such distribution, a former shareholder of Reliance owns no shares of Huntington Common Stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for such shareholder's shares of Reliance Common Stock, as provided in
              Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the shares of Reliance Common Stock surrendered, as determined under Section 1011 of the Code.

         (i) The payment of cash in lieu of fractional share interests of Huntington Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Huntington. These cash payments will be treated as having been received as distributions in full payment in exchange for the Huntington Common Stock redeemed subject to the conditions and limitations of Section 302 of the Code.

         (j) While not free from doubt, holders of options to acquire shares of Reliance Common Stock that are incentive stock options will not recognize any gain or loss solely as a result of the conversion of such options on the Effective Date into options to acquire shares of Huntington Common Stock.

FEDERAL INCOME TAX CONSEQUENCES OF THE HFSB MERGER

         (aa) No gain or loss will be recognized by Huntington, HFSB, or Reliance upon the acquisition by Reliance of all of the assets of HFSB and the assumption by Reliance of all of the liabilities of HFSB pursuant to the merger of HFSB with and into Reliance.

         (bb) The basis of the HFSB property in the hands of Reliance will be the same as the basis of the property in the hands of HFSB immediately prior to the transaction.

         (cc) The holding period of the HFSB assets received by Reliance in the exchange will include the period for which the assets were held by HFSB.

         (dd) No gain or loss will be recognized by the shareholders of Reliance who exchange their Reliance Common Stock solely for Huntington Common Stock except to the extent of any cash received in lieu of a fractional share of Huntington Common Stock.

         (ee) The basis of the shares of the Huntington Common Stock received by the shareholders of Reliance who receive solely shares of Huntington Common Stock will be the same as the basis of the Reliance stock surrendered in exchange therefor.

         (ff) The holding period of the Huntington Common Stock to be received by the shareholders of Reliance will include the holding period of the shares of Reliance Common Stock surrendered in exchanged therefor, provided that the shares of Reliance Common Stock were held as a capital asset in the hands of such Reliance shareholder on the Effective Date.

         (gg) Where solely cash is received by a shareholder of Reliance in exchange for such shareholder's Reliance Common Stock pursuant to the exercise of appraisal rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Reliance Common Stock, subject to the provisions and limitations of Section 302 of the Code. Where, as a result of such distribution, a former shareholder of Reliance owns no shares of Huntington Common Stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for such shareholder's shares of Reliance Common Stock, as provided in
                  Section 302(a) of the Code. Under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of the shares of Reliance Common Stock surrendered, as determined under
                  Section 1011 of the Code.

         (hh) The payment of cash in lieu of fractional share interests of Huntington Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Huntington. These cash payments will be treated as having been received as distributions in full payment in exchange for the Huntington Common Stock redeemed subject to the conditions and limitations of Section 302 of the Code.

         (ii) While not free from doubt, holders of options to acquire shares of Reliance Common Stock that are incentive stock options will not recognize any gain or loss solely as a result of the conversion of such options on the Effective Date into options to acquire shares of Huntington Common Stock.

         Consummation of the Merger is dependent upon receipt by the Huntington Entities and Reliance of an opinion of Porter, Wright, Morris & Arthur, counsel to the Huntington Entities, substantially to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and will result in the tax consequences described above. Such opinion may be conditioned upon the receipt of an Internal Revenue Service ("IRS") private letter ruling. An opinion of counsel is not binding upon the IRS, and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion or that such opinion will be upheld by the courts if challenged by the IRS.

         Cash payments to holders of Reliance Common Stock (other than certain exempt entities and persons), whether in the form of cash paid in lieu of fractional share interests of Huntington Common Stock or cash paid to dissenting shareholders, will be subject to a 31% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Exchange Agent will be required to deduct and withhold the tax if (i) the shareholder fails to furnish a taxpayer identification number ("TIN") to the Exchange Agent or fails to certify under penalty of perjury that such TIN is correct; (ii) the IRS notifies the Exchange Agent that the TIN furnished by the shareholder is incorrect; (iii) the IRS notifies the Exchange Agent that the shareholder has failed to report interest, dividends, or original issue discount in the past; or
(iv) there has been a failure by the shareholder to certify under penalty of perjury that such shareholder is not subject to backup withholding tax. Any amounts withheld by the Exchange Agent in collection of the backup withholding tax will reduce the federal income tax liability of the shareholder from whom such tax was withheld. The TIN of an individual shareholder is that shareholder's Social Security number.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests.

REGULATORY APPROVALS

         In the case of the HNBF Merger, the only regulatory approval required is that of the OCC. Approval of the HNBF Merger by the Florida Department will not be required so long as the Florida Department has previously approved Huntington's acquisition of Security National. If the Florida Department has approved such prior acquisition, the Florida Department requests only the filing of notice of the Merger. In the case of the HFSB Merger, the approval of the Federal Reserve Board, the FDIC, and the Florida Department would be required to approve the Merger, and a notice would be required to the Office of Thrift Supervision ("OTS").

         Approval by the OCC of the HNBF Merger is subject to the Bank Merger Act (12 U.S.C. 1828(c)). The OCC is the responsible federal regulatory agency for a merger of another depository institution with and into a national bank, and its prior approval on the basis of Bank Merger Act provisions is required for such transactions. In conducting its review of any application under the Bank Merger Act, the OCC is required to consider factors relating to monopoly and restraint of trade, and to the financial and managerial resources of the institutions concerned. Mergers approved by the OCC are subject to a 15-day antitrust waiting period.

         The initial acquisition by an out of state bank holding company of a Florida bank holding company or a national or state bank located entirely in Florida requires the approval of the Florida Department, pursuant to the Florida Reciprocal Banking Act. Huntington has applied for such approval in connection with its pending acquisition of Security Bank, and the Florida Department had indicated that prior approval will not be required for subsequent Florida Bank acquisitions. Accordingly, Huntington has not filed a separate additional application for approval of the Florida Department in connection with the proposed acquisition of Reliance.

         The Bank Merger Act provides for the publication of notice of, and the opportunity for administrative hearings relating to, the applications for approval noted and described above. Interested parties may intervene in the approval proceedings. If an interested party intervenes, such intervention could substantially delay the regulatory approvals required for consummation of the Merger.

         An application to the OCC was filed, and a notification to the Florida Department was submitted, on January 23, 1995. No applications have been filed with the Federal Reserve Board, the FDIC, or the Florida Department for the approvals that would be necessary in connection the HFSB Merger. Accordingly, if the HNBF Merger could not be consummated because the Security National Merger was not consummated prior to the Effective Time, for whatever reason, the parties would be required to seek such approvals and the closing of the Merger would be delayed for a period of up to 90 days while such approvals were applied for, considered, and obtained.

         The management of Huntington believes that the Florida Department will approve its pending application to the Florida Department for approval of its initial acquisition of a bank located in Florida in connection with its pending acquisition of Security National. The managements of Huntington and Reliance believe that the Merger will be approved by the OCC and that the Merger will not be subject to challenge by the Department of Justice under the antitrust laws. However, no assurance can be provided that such approvals will be obtained or that the OCC will concur in this assessment or that the approval by the OCC will not contain conditions unacceptable to either Huntington or Reliance. See "THE MERGER - CONDITIONS TO CONSUMMATION OF THE MERGER."

RESALES OF HUNTINGTON COMMON STOCK

         Although the Huntington Common Stock to be issued upon consummation of the Merger has been registered under the Securities Act of 1933, as amended, certain directors and officers of Reliance and other persons deemed to be affiliates of Reliance and their affiliates may not resell or otherwise dispose of the shares of Huntington Common Stock received by them in connection with the Merger unless such sales are made pursuant to an effective registration under the Securities Act of 1933, as amended, or pursuant to Rule 145 promulgated by the Commission or another exemption from registration under such Act. Huntington, prior to the Effective Date, will obtain from each of such persons a written undertaking to the effect that no sale, pledge, transfer, or other disposition will be made of any Huntington Common Stock received in the Merger except in accordance with the above restrictions.

                  EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS

         At the Effective Date, the Reliance shareholders (other than those shareholders who have perfected their appraisal rights - see "THE MERGER - APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS") automatically will become Huntington shareholders, and their rights as shareholders will be determined by Maryland General Corporation Law and by Huntington's Charter and Bylaws. The rights of Reliance shareholders differ in some respects from the rights they would have as shareholders of Huntington. The following is a brief summary of the material differences in the rights of Reliance shareholders from the rights of shareholders of Huntington; however, this summary does not purport to be a complete description of such differences.

CAPITAL STOCK

         Reliance's Certificate of Incorporation authorizes the issuance of 600,000 shares of common stock, par value $5.00 per share ("Reliance Common Stock").

         Huntington's Charter authorizes the issuance of 206,617,808 shares of capital stock, of which 200,000.000 shares are common stock, without par value, and 6,617,808 shares are serial Preferred Stock, without par value ("Huntington Serial Preferred Stock"). Huntington's Board of Directors has the authority to classify and reclassify any unissued shares of Huntington Serial Preferred Stock in one or more series with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualification, terms or conditions of redemption, or other rights as may be authorized by the Board of Directors of Huntington and stated in articles supplementary or other Charter documents providing for the issuance of such Huntington Serial Preferred Stock. Huntington Common Stock is subject to all of the terms and provisions of the Huntington Serial Preferred Stock as fixed by the Board of Directors. There are currently no shares of Serial Preferred Stock outstanding.

         Neither Reliance shareholders nor Huntington shareholders have any preemptive rights to purchase additional shares of stock upon an offering or sale for cash or otherwise of such stock.

NOMINATION, ELECTION, AND REMOVAL OF DIRECTORS

         Neither Florida law nor Reliance's Articles of Incorporation or Bylaws set forth specific procedures for the nomination of persons for election to the Board of Directors of Reliance. Reliance's Bylaws provide that the exact number of directors will be fixed and determined from time to time by resolution adopted by the Board of Directors. The Board of Directors has currently set the number of directors at ten. Florida law permits cumulative voting in elections of directors if called for in the corporation's articles of incorporation. Reliance's Articles of Incorporation do not provide for cumulative voting. A director holds office until the next annual meeting and until a successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Under Reliance's Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Under Florida law, a majority of the directors must be United States citizens, at least three-fifths of the directors must be residents of the State of Florida, and at least one director who is not serving as an executive officer of Reliance must have had at least one year of direct experience as a regulator, director, or executive officer of a financial institution within the previous three years.

         Huntington's Bylaws provide that, in order for a person to be eligible for election as a director of Huntington, such person must be nominated by or at the direction of Huntington's Board of Directors or by a shareholder entitled to vote for the election of directors in accordance with certain specified procedures. Shareholder nominations must be made pursuant to timely written notice to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder giving the notice and the shareholder's proposed nominee.

         Huntington's Charter currently provides for 12 directors, which number may be altered by resolution of a majority of the entire Board of Directors to not more than 25 nor fewer than three directors. The Board of Directors has currently set the number of directors at 12. Huntington's Charter provides for the division of the Board of Directors into three classes. Each class must consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director holds office until the annual meeting for the year in which his term expires and until his successor is elected and qualified. Neither Huntington's Charter nor its Bylaws provide for cumulative voting. Under Huntington's Charter, the shareholders of Huntington may remove a director with cause by the affirmative vote of two-thirds of all shareholders entitled to vote at the election of directors. No director may be removed by the shareholders of Huntington without cause.

SHAREHOLDER PROPOSALS

         In general, at any meeting of the shareholders of either Huntington or Reliance, only business that has been properly brought before such meeting may be acted upon at such meeting. Huntington's Bylaws provide further that, in order to be properly brought before a meeting of shareholders of Huntington, business must be brought by or at the direction of the Board of Directors or otherwise by a shareholder in accordance with certain specified procedures. A shareholder proposing business must give timely written notice thereof to the Secretary of Huntington. In most cases, a shareholder's notice, to be timely, must be received at the principal executive offices of Huntington not less than 30 days nor more than 60 days prior to the date of a shareholders' meeting. The notice must set forth certain specified information about the shareholder proposing such business and the shareholder's proposal. Neither the Articles of Incorporation nor Bylaws of Reliance contain comparable provisions.

SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

         In general, Florida law requires the affirmative vote of the holders of the majority of the shares present in person or represented by proxy and entitled to vote to effect amendments to the articles of incorporation which would create dissenters' rights, a merger, sale of assets other than in the ordinary course of business, or dissolution of the corporation.

         Maryland law requires the affirmative vote of the holders of two-thirds of the outstanding shares of Huntington stock entitled to vote to effect material amendments to the charter, a merger, consolidation, sale of assets other than in the ordinary course of business, or dissolution of the corporation. Maryland law also requires a "super majority" vote, in addition to any vote otherwise required by law or Huntington's Charter, for certain business combinations. Unless certain value and other standards are met or an exemption is available, any business combination between Huntington and any interested person (defined as a 10% shareholder or an affiliate of such shareholder) must be recommended by the Board of Directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of Huntington voting stock, voting together as a single class, and two-thirds of the votes entitled to be cast by holders of voting stock other than voting stock beneficially owned by an interested shareholder who is a party to the business combination, voting together as a single class.

         Under Maryland law, unless otherwise exempt, such as in the case of mergers, any shares that are acquired which are statutorily deemed to be "control shares" of a corporation will have voting rights only to the extent such rights are approved by the shareholders of the corporation. Maryland law further provides that "control shares" are shares which entitle a person to exercise or direct the exercise of voting power in the election of directors within specified ranges. Florida law also provides certain limitations with respect to "control share acquisitions," however, this law does not apply to Reliance because it has fewer than 100 shareholders.

         The super majority vote and control share provisions of Maryland law may deter or render more difficult attempts by third parties to obtain control of Huntington if such attempts are not supported by Huntington's Board of Directors. See also"EFFECT OF THE MERGER ON SHAREHOLDERS' RIGHTS - RIGHTS PLAN." Similarly, Florida's control share statute may deter or render more difficult attempts by third parties to obtain control of Reliance if such attempts are not supported by Reliance's Board of Directors.

EVALUATION OF MERGERS AND CONSOLIDATIONS

         Under Florida law, in discharging any of his duties, a director of Reliance may consider such factors as the director deems relevant, including the long-term prospects and interests of Reliance and its shareholders and the social, economic, legal, or other effects of any action on the employees, suppliers, and customers of Reliance, the communities in which Reliance operates, and the economy of the state and the nation.

         Article Ninth of Huntington's Charter provides that, in connection with the exercise of its judgment in determining what is in the best interests of the corporation, when evaluating a merger or consolidation of Huntington (among other things), the Board of Directors must, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the interests of the shareholders, including the relation of the consideration offered in the then proposed transaction to the then current market price of Huntington's stock and also the current value of Huntington in a freely negotiated transaction and in relation to the Board of Directors' then estimate of the future value of Huntington as an independent entity or as the subject of a future merger or consolidation, (ii) the interests of depositors of banks affiliated with Huntington and of other creditors of Huntington, (iii) any other factors that the Board of Directors determines to be relevant, including, among other factors, the social, legal, and economic effects upon employees, suppliers, customers, and the business of Huntington and on the communities in which Huntington operates.

SPECIAL MEETINGS

         Reliance's Bylaws provide that special meetings of the shareholders will be held when directed by the Chairman of the Board, the President, or at least four members of the Board of Directors, or when requested in writing by the holders of not less than 50% of all the shares entitled to vote at such meeting. A meeting requested by shareholders must be called for a date not less than 20 nor more than 70 days after the request is made.

         Pursuant to Maryland law and Huntington's Bylaws, a special meeting of shareholders may be called by the Board of Directors, the Chairman, or the President of Huntington and must be called by the Secretary upon written request of the holders of not less than 25% of the outstanding shares entitled to vote at the meeting. Any shareholder request must state the purpose or purposes of such meeting and the matters proposed to be acted on thereat. The Secretary must inform such shareholders of the reasonably estimated cost of preparing and mailing the notice of the meeting, and upon payment to Huntington of such costs, the Secretary must give notice of such meeting, except that no special meeting need be called upon the request of the holders of less than a majority of all votes entitled to be cast at such meeting to consider any matter which is substantially the same as a matter voted upon at any special meeting of the shareholders held during the preceding twelve months.

DIRECTORS' AND SHAREHOLDERS' RIGHT TO ADOPT, ALTER, OR REPEAL THE BYLAWS

         Under Florida law and Reliance's Bylaws, either the Board of Directors or the shareholders may adopt, amend, or repeal the bylaws of the corporation.

         Under Maryland law, the power to adopt, alter, and repeal the bylaws of a corporation is vested in the shareholders, except to the extent that the charter or bylaws vest it in the board of directors. Huntington's Charter and Bylaws provide that Huntington's Bylaws may be adopted, amended, or repealed by the affirmative vote of two-thirds of the votes entitled to be cast by the outstanding shares of Huntington's voting stock or by the Board of Directors at any regular or special meeting.

RIGHTS OF DISSENTING SHAREHOLDERS

         Both Florida and Maryland law provide appraisal rights to dissenting shareholders if certain specific procedures are followed in situations where the corporation consolidates or merges with, or transfers substantially all of its assets to, another corporation. Maryland law also provides appraisal rights if the corporation amends its charter in such a way as to adversely affect the shareholders' rights. The appraisal rights applicable under Florida law are more fully described in "THE MERGER - APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS."

PERSONAL LIABILITY OF OFFICERS AND DIRECTORS TO SHAREHOLDERS

         Florida law provides that no director will be personally liable to Reliance or its shareholders for monetary damages unless the director breached or failed to perform his duties as a director and such breach or failure to perform constitutes (i) a violation of criminal law (unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful), (ii) a transaction from which such director derived an improper personal benefit, (iii) an unlawful payment of a dividend or other distribution, (iv) willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation or a shareholder, or (v) recklessness or an act or omission committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property in connection with a proceeding by or in the right of someone other than the corporation or a shareholder.

         Huntington's Charter provides that no director or officer will be personally liable to the corporation or its shareholders for money damages to the fullest extent permitted by Maryland statutory or decisional law. The effect of this Charter provision under Maryland law is that neither Huntington nor its shareholders will be able to recover money damages against a director or officer of Huntington unless Huntington or its shareholders is able to prove that (i) the director or officer actually received an improper benefit in money, property or services (in which case recovery is limited to the actual amount of such improper benefit), or (ii) the action, or failure to act, by the director or officer was the result of active and deliberate dishonesty which was material to the cause of action adjudicated in the proceeding.

RIGHTS PLAN

         In 1990, the Board of Directors of Huntington entered into a Rights Agreement, dated as of February 22, 1990 (the "Rights Agreement"), between Huntington and The Huntington Trust Company, National Association, as Rights Agent. For a description of the Rights Agreement, see "HUNTINGTON BANCSHARES INCORPORATED DESCRIPTION OF HUNTINGTON COMMON STOCK." Reliance does not have a plan or agreement similar to the Rights Agreement.

                       HUNTINGTON BANCSHARES INCORPORATED

GENERAL

         Huntington, incorporated in Maryland in 1966, is a multi-state bank holding company headquartered in Columbus, Ohio. Huntington is the fourth largest bank holding company in Ohio in terms of total assets at December 31, 1994. At that date, Huntington had total assets of approximately $17.8 billion and total deposits of approximately $12.0 billion.

         Huntington's affiliates conduct a full service commercial and consumer banking business, engage in mortgage banking, lease financing, trust services, discount brokerage services, underwriting credit life and disability insurance, and issuing commercial paper guaranteed by Huntington, and provide other financial products and services. At December 31, 1994, Huntington's affiliates had 185 banking offices in Ohio, 61 banking offices in West Virginia, 40 banking offices in Michigan, 25 banking offices in Indiana, 18 banking offices in Northern Kentucky, 5 banking offices in Western Pennsylvania, 8 thrift offices in Florida, 2 thrift offices in Illinois, and 1 foreign office in the Cayman Islands. The Huntington Mortgage Company, a wholly-owned subsidiary, has loan origination offices throughout the Midwest and East Coast. Foreign banking activities, in total or with any individual country, are not significant to the operations of Huntington. At December 31, 1994, Huntington and its subsidiaries had 8,152 full-time equivalent employees.

         Competition in the form of price and service from other banks and financial companies, such as savings and loans, credit unions, finance companies, and brokerage firms, is intense in most of the markets served by Huntington and its subsidiaries. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in major markets. The passage of reciprocal interstate banking legislation in Ohio in 1985 has resulted in increased competitive pressure. This legislation opened Ohio to nationwide reciprocal interstate banking in October 1988.

         In December 1994, Huntington completed the acquisition of FirstFed Northern Kentucky Bancorp, Inc. (Covington, Kentucky), a savings and loan holding company with total assets of approximately $226 million.

HUNTINGTON FLORIDA AND AFFILIATES

         Huntington Florida, an Ohio corporation, is a wholly owned subsidiary of Huntington formed for the purpose of facilitating the Security National Merger and serving as a holding company for Huntington's banking operations in Florida. HFSB, a federal savings bank headquartered in Sebring, Florida, is also a wholly owned subsidiary of Huntington. HFSB has six thrift offices in Highlands County, Florida, one thrift office in Collier County, Florida, one thrift office in Sarasota County, Florida, and three mortgage origination offices - one each in Orange, Brevard, and Palm Beach Counties. In addition, HFSB has one approved, but as yet unopened, branch in Collier County, Florida. HFSB also has one wholly owned subsidiary that serves as the contracting vehicle for HFSB's mutual funds sales arrangements with an independent contractor. This arrangement will be transferred to The Huntington National Bank of Florida as a result of the merger of HFSB with and into Security Bank, which is expected to take place immediately after the consummation of the Security National Merger, and HFSB's subsidiary will be dissolved thereafter. At December 31, 1994, HFSB had total assets of approximately $252.6 million and total deposits of approximately $201.3 million.

         Huntington Florida has entered into an Agreement and Plan of Merger, dated July 12, 1994, with Security National, pursuant to which, upon and subject to the satisfaction of certain conditions, Security National will be merged with and into Huntington Florida. Security National, a bank holding company incorporated under the laws of the State of Delaware in 1987, is headquartered in Maitland, Florida. At December 31,1994, Security National had total assets of $191.4 million and total deposits of $167.8 million. Security National owns all of the outstanding stock of Security Bank, a national banking association, which is also headquartered in Maitland, Florida. Security National, through Security Bank, is principally engaged in the commercial banking business, which includes lending, investment, deposit and borrowing activities. Security National operates six full-service offices in Orange, Seminole, Volusia, Osceola, and Brevard Counties, Florida. The principal executive offices of Security National are located at 253 North Orlando

Boulevard, Maitland, Florida 32751 (telephone number 407-740-6300). Upon the consummation of the Security National Merger, the name of Security Bank will be changed to "The Huntington National Bank of Florida," and HFSB will be merged into HNBF.

         On February 1, 1995, Huntington entered into a series of agreements with First Seminole Bank of Lake Mary, Florida ("First Seminole"), pursuant to which Huntington Interim National Bank, an interim national bank to be formed as a wholly owned subsidiary of Huntington Florida, would be merged into First Seminole, First Seminole would become a wholly owned subsidiary of Huntington Florida, and all of the shareholders of First Seminole would receive cash for their shares of the common stock of First Seminole. It is expected that, immediately following the consummation of this merger, which is subject to the satisfaction of certain conditions, including obtaining the approval of the shareholders of First Seminole and the receipt of necessary regulatory approvals, First Seminole will be merged into HNBF. It is expected that the acquisition of First Seminole will be completed after the consummation of the Merger and in the late second quarter or early third quarter of 1995. At December 31, 1994, First Seminole had total assets of approximately $48.1 million and total deposits of approximately $42.9 million.

         The current directors of Huntington Florida are Frank Wobst, Zuheir Sofia, and John Liebersbach. Messrs. Wobst and Sofia are also directors and executive officers of Huntington and Mr. Liebersbach is an officer of Huntington. Upon consummation of the Security National Merger, the number of directors of Huntington Florida will be expanded to four and Michael W. Sheffey
will be elected to fill the vacancy.   Mr. Sheffey currently serves as
President and Chief Executive Officer of Security National and Security Bank.

         The current executive officers of Huntington Florida are as follows:

                  Frank Wobst......................  Chairman
                  Zuheir Sofia.....................  President and Treasurer
                  John W. Liebersbach..............  Secretary


         Upon consummation of the Security National Merger, it is the intention of the Board of Directors of Huntington Florida to appoint Mr. Sofia as Vice Chairman and Mr. Sheffey as President, Chief Executive Officer, and Treasurer of Huntington Florida.

         Immediately after the consummation of the Security National Merger, and effective as of the Effective Date, Security Bank's name will be changed to The Huntington National Bank of Florida, HFSB will be merged into The Huntington National Bank of Florida (formerly, Security Bank) under the charter of The Huntington National Bank of Florida ("HNBF"), HNBF will survive the merger and will remain a national bank, and the separate existence of HFSB will cease. Upon consummation of the merger of HFSB into HNBF, it is the intention of Huntington Florida, as sole shareholder of HNBF, to retain Messrs. Sheffey, Stephen F. Foreman, John J. Jennings, Mitchel J. Laskey, Bert E. Roper, Jeffrey C. Schenck, Benjamin P. Sibley, and Phillip L. Tasker, each of whom is currently serving on the Board of Directors of Security Bank, and to elect Messrs. J. Donald Bates,
J. Thomas Crutchfield, and Lawrence J. Price, each of whom is currently serving on the Board of Directors of HFSB, to the Board of Directors of HNBF. In addition, after consummation of the Merger, it is the intention of Huntington to elect Messrs. Richard N. Baney, M.D., Sam L. Bockman, and Joseph R. DiPrima, each of whom is currently serving on the Board of Directors of Reliance, to the Board of Directors of HNBF. After consummation of the Merger and the Security National Merger, which is also subject to regulatory and shareholder approval, HNBF will have 17 banking offices with over $520 million in assets in South/Central Florida.

HUNTINGTON DIRECTORS

         Huntington's Charter provides for a classified Board of Directors. Class I Directors serve for a three-year term expiring at the 1997 Annual Shareholders Meeting; Class II Directors serve for a three-year term expiring at the 1995 Annual Shareholders Meeting; and Class III Directors serve for a three-year term expiring at the 1996 Annual Shareholders Meeting.


                                                         CLASS I DIRECTORS
                                                                                    DIRECTORSHIPS HELD IN ANY COMPANY WITH
                                                                                  A CLASS OF SECURITIES REGISTERED PURSUANT
                                                                 DIRECTOR         TO SECTIONS 12 OR 15(d) OF THE SECURITIES
          NAME AND PRINCIPAL OCCUPATION(1)                 AGE    SINCE                      EXCHANGE ACT OF 1934
- ------------------------------------------------           ---   --------         ----------------------------------------
John B. Gerlach                                            68     1984            Lancaster Colony Corporation,
     Chairman and Chief Executive Officer,                                        Drug Emporium, Inc.,
     Lancaster Colony Corporation,  manufacturer                                  M/I Schottenstein Homes, Inc.,
     of housewares, specialty foods, and                                          Scioto Downs, Inc.,
     automotive and truck accessories                                             Worthington Foods, Inc.


W. Lee Hoskins                                             54     1991
     Vice Chairman of Huntington; Chairman,
     President, and Chief Executive Officer,
     The Huntington National Bank

Zuheir Sofia                                               50     1984
     President, Chief Operating Officer, and
     Treasurer of Huntington

                                                           66     1985            Centerior Energy Corporation,
William J. Williams                                                               Republic Engineered Steel, Inc.,
     Retired Chairman, The Huntington National                                    UNR Industries, Inc.
     Bank

                                                        CLASS II DIRECTORS
                                                                                    DIRECTORSHIPS HELD IN ANY COMPANY WITH
                                                                                  A CLASS OF SECURITIES REGISTERED PURSUANT
                                                                 DIRECTOR         TO SECTIONS 12 OR 15(d) OF THE SECURITIES
          NAME AND PRINCIPAL OCCUPATION(1)                 AGE    SINCE                      EXCHANGE ACT OF 1934
- ------------------------------------------------           ---   --------         ----------------------------------------
Don Conrad                                                 66     1989
     Chairman, Huntington Bancshares Kentucky,
     Inc.; Chairman and Chief Executive Officer,
     WACO Oil Co., Inc., retail gasoline/
     convenience stores, car washes, and self
     storage warehouses

Marvin E. White                                            70     1981
     Energy Consultant, Interstate Gas Supply, Inc.,
     natural gas marketing and production company

Frank Wobst                                                61     1974
     Chairman and Chief Executive Officer of the
     Corporation; Chairman of the Executive
     Committee of The Huntington National Bank;
     Chairman, The Huntington Trust Company,
     National Association

Milton A. Wolf                                             70     1983            American Greetings Corporation,
     United States Ambassador, Retired; Chairman,                                 The Town & Country Trust
     Milton A. Wolf Investors, private investments;
     Chairman, Zehman-Wolf Management, Inc.,
     real estate management and development;
     Distinguished Professorial Lecturer in
     Economics, Case Western Reserve University


                                                                 CLASS III DIRECTORS

                                                                                    DIRECTORSHIPS HELD IN ANY COMPANY WITH
                                                                                  A CLASS OF SECURITIES REGISTERED PURSUANT
                                                                 DIRECTOR         TO SECTIONS 12 OR 15(d) OF THE SECURITIES
          NAME AND PRINCIPAL OCCUPATION(1)                 AGE    SINCE                      EXCHANGE ACT OF 1934
- ------------------------------------------------           ---   --------         ----------------------------------------
Don M. Casto, III                                          50     1985
     Principal, Don M. Casto Organization, real
     estate developers

Wm. J. Lhota                                               55     1990            AEP Generating Company,
     Executive Vice President, American Electric                                  Appalachian Power Company,
     Power Service Corporation, management,                                       Blackhawk Coal Company,
     technical, and professional subsidiary of                                    Columbus Southern Power
     American Electric Power Company, Inc.,                                       Company, Indiana Michigan
     an investor owned electric utility system                                    Power Company, Kentucky Power
                                                                                  Company, Ohio Power Company,
                                                                                  State Auto Financial Corporation

Gerald E. Mayo                                             62     1990            Borror Corporation,
     President, Midland Financial Services;                                       The Columbia Gas System, Inc.,
     Chairman, The Midland Life Insurance                                         HBO & Company
     Company, life insurance and annuities

Timothy P. Smucker                                         50     1978            The J. M. Smucker Company,
     Chairman, The J. M. Smucker Company,                                         Kellogg Company
     manufacturer of jams, jellies, preserves,
     and ice cream toppings
- ------------------

(1) Hoskins' business experience is described under "Executive Officers of  Huntington" below.  Mr. Williams retired from the position of Chairman of The Huntington National Bank as of September 1, 1993. Each other director has held the various positions indicated or other executive positions with the same organizations (or predecessor organizations) for at least the past five years.  Messrs. Hoskins, Sofia, and Wobst are also directors of The Huntington National Bank, The Huntington Trust Company,
    National Association, and various other entities affiliated with Huntington.  Mr. Williams is also a director of The Huntington
    National Bank and another affiliated entity.

         On April 27, 1995, the day of Huntington's 1995 Annual Meeting of Shareholders, Marvin E. White and Milton A. Wolf , currently Class II Directors, will retire as directors of Huntington by virtue of the obligatory retirement provisions of Huntington's Bylaws. George A. Skestos and Lewis R. Smoot, Sr. have been nominated by the Huntington Board of Directors for election as Class II Directors to fill the vacancies created on the Board by the retirement of Messrs. White and Wolf. Mr. Skestos, currently a consultant, is the retired Chairman and Chief Executive Officer of Homewood Corporation, a residential construction and development company. He is 67 years old. Mr. Smoot is the President and Chief Executive Officer of The Smoot Corporation, a general construction and construction management company. Mr. Smoot is 61 years old and also serves on the Board of Directors of M/I Schottenstein Homes, Inc. Messrs. Skestos and Smoot currently serve as directors of The Huntington National Bank. Mr. Skestos is also a director of The Huntington Trust Company, National Association, and The Huntington Financial Services Company.

COMPENSATION OF HUNTINGTON DIRECTORS

         Each non-officer director of Huntington receives $1,250 for each Board or committee meeting of Huntington the director attends. In addition, each non-officer director of Huntington receives retainer payments at an annual rate of $20,000. Non-officer chairmen of standing committees of the Board of Directors of Huntington receive additional retainer payments at an annual rate of $3,125. All or any portion of the compensation otherwise payable to a director may be deferred if such director elects to participate in the Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (see below).

DEFERRED COMPENSATION PLAN FOR DIRECTORS

         The Huntington Bancshares Incorporated Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors (the "Directors' Plan"), adopted in 1991, allows the members of the Board of Directors of Huntington to elect to defer receipt of all or a portion of the compensation payable to them in the future for services as directors. Such deferred amounts are not included in the gross income of the directors until such time as the deferred amounts are distributed from the Directors' Plan. Huntington transfers cash equal to the compensation deferred pursuant to the Directors' Plan to a trust fund where it is allocated to the accounts of the participating directors. The trustee of the Directors' Plan has broad investment discretion over the trust fund and is authorized to invest in many forms of securities and other instruments, including Huntington Common Stock. During 1994, the trustee invested the trust fund primarily in Huntington Common Stock. The trustee may hold some assets of the Directors' Plan in the form of cash to the extent necessary. The trustee maintains a separate account for each participating director. Amounts contributed to the Directors' Plan are credited to the account of each director in the ratio that the amount deferred by each director bears to the total amount deferred by all directors. Distribution of a director's account will be made either in a lump sum or in equal annual installments over a period of not more than ten years, as elected by each director. Such distribution will commence upon the earlier of 30 days after the attainment of an age specified by the director at the time the deferral election was made, or within 30 days of the director's termination as a director. All of the assets of the Directors' Plan are subject to the claims of the creditors of Huntington and the rights of a director or his beneficiaries to any of the assets of the Directors' Plan are no greater than the rights of an unsecured general creditor of Huntington. Directors who are also officers of Huntington do not receive compensation as directors and, therefore, are ineligible to participate in the Directors' Plan.

RETIREMENT PLAN FOR DIRECTORS

         Huntington adopted the Huntington Bancshares Incorporated Retirement Plan for Outside Directors (the "Directors' Retirement Plan") effective January 1, 1993. The Directors' Retirement Plan provides retirement benefits for non-employee directors of Huntington who have completed five years of service on Huntington's Board of Directors and for directors of Huntington who, in Huntington's discretion, are named eligible to participate. Participation in the Directors' Retirement Plan, which is voluntary and may be waived, commences automatically by a director who has met the eligibility requirements. Retirement benefits are payable annually upon the first to occur of termination of service to the Board by reason of death, disability, or retirement upon or after reaching age 70. The initial annual benefit is equal to the participant's annual retainer, excluding meeting, committee, and other like fees, in effect as of the date the initial benefit is paid. Subsequent benefit payments are equal to the annual retainer in effect at the time of payment; provided, however, that at no time will a participant's annual benefit be reduced. Benefits are payable for the life of the participant.

         In the event a participant dies prior to the commencement of benefit payments or dies after distribution has commenced, but before the participant has received ten annual payments, the benefits shall be payable to the participant's surviving spouse until the surviving spouse dies or the combined total number of annual payments to the participant and the surviving spouse equals ten, whichever occurs first. Unless the participant is survived by a spouse, entitlement to the benefits under the Directors' Retirement Plan terminates at the death of the participant.

         In the event of a change in control of Huntington, each non-employee director then sitting on the Board shall become eligible, regardless of the director's number of years of service, to receive the greater of the director's annual retainer, excluding meeting, committee, and other like fees, then in effect, or the director's largest annual retainer in effect at any time during the two-year period immediately preceding the change in control. A participant with fewer than five years of service will receive benefits annually for up to ten years; a participant with five or more years of service will receive benefits annually for life. In the event of a change in control, or in the event a change in control is likely to occur, as determined by Huntington in its sole discretion, Huntington may create and fund a grantor trust to provide for payment of benefits under the Directors' Retirement Plan; otherwise, the Directors' Retirement Plan is unfunded and no provision will be made with respect to segregating any assets of Huntington for payment of any benefits thereunder. The participants and their spouses have only the rights of general unsecured creditors of Huntington with respect to any rights under the Directors' Retirement Plan.

         The Directors' Retirement Plan may be amended or terminated at Huntington's discretion, however, no amendment or termination of the Directors' Retirement Plan will deprive, directly or indirectly, any participant or beneficiary of any benefit which has commenced prior to the effective date of the amendment or termination. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with Huntington, including payments made under the Directors' Retirement Plan, but only if Huntington is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.

EXECUTIVE OFFICERS OF HUNTINGTON

         The executive officers of Huntington are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

         MILTON D. BAUGHMAN, age 47, has served as Senior Vice President of Huntington since November 1993 and as Director of Corporate Development for Huntington since August 1993. Mr. Baughman also served as President of Huntington Capital Corp. from January 1993 to July 1994. From April 1989 to November 1993, Mr. Baughman served as Senior Vice President of The Huntington National Bank. Prior to joining Huntington, Mr. Baughman served as Managing Director for Manufacturers Hanover Trust Company from May 1987 to March 1989 and in various other capacities from June 1971 to April 1987.

         RICHARD N. BLYTHE, JR., age 46, has served as President of The Huntington Investment Company since December 1990 and as Senior Vice President of Huntington since November 1992. From December 1987 to May 1990, Mr. Blythe was Senior Vice President of NCNB National Bank, now NationsBankof North Carolina, N. A., in charge of underwriting and trading in tax-exempt bonds. From May 1990 to November 1990, Mr. Blythe served as the director of securities sales for NCNB Capital Markets, Inc., a broker/dealer subsidiary of NCNB Corporation, which is registered with the National Association of Securities Dealers.

         JUDITH D. FISHER, age 49, has served as Executive Vice President of Huntington since February 1994 and as Executive Vice President and Manager of the Treasury Group of The Huntington National Bank since January 1991. Ms. Fisher has also served as President of Huntington Bancshares Financial Corporation since April 1991. Ms. Fisher served as Senior Vice President and Manager, Investment and Funds Management, from September 1987 to January 1991.

         RALPH K. FRASIER, age 56, Executive Vice President, General Counsel, Secretary, and Cashier of The Huntington National Bank and General Counsel and Secretary of Huntington, joined The Huntington National Bank in November 1975 as Vice President and General Counsel. Mr. Frasier was named Senior Vice President and General Counsel of The Huntington National Bank and General Counsel of Huntington in July 1976. Mr. Frasier became Secretary to the Boards of Directors of both companies in June 1981 and was named Executive Vice President and Cashier of The Huntington National Bank in March 1983. Mr. Frasier has served as Secretary and Cashier of The Huntington Trust Company, National Association, since February 1988.

         PETER E. GEIER, age 37, has served as Executive Vice President of Huntington since November 1994 and Executive Director of Consumer Services since March 1994. Mr. Geier served as Senior Vice President of Huntington from March 1994 to November 1994. Prior thereto, Mr. Geier served as Senior Vice President and Manager of Commercial Banking for The Huntington National Bank from November 1989 to March 1994.

         DIETER E. HEREN, age 53, has served as Executive Vice President and Executive Director of Credit Administration of Huntington from November 1994 to the present. From November 1992 to November 1994, Mr.

Heren served as Senior Vice President and Chief Credit Officer of Huntington. Prior thereto, Mr. Heren served as Senior Vice President and Manager of Special Assets of The Huntington National Bank from April 1987 to November 1992 and as Senior Vice President and Division Executive for the International Department of The Huntington National Bank from May 1985 to April 1987.

         W. LEE HOSKINS, age 54, has served as Chairman of The Huntington National Bank since September 1993 and as a director, President, and Chief Executive Officer since joining The Huntington National Bank in November 1991. Since November 1991, Mr. Hoskins has served as a director and Vice Chairman of Huntington and as a director of The Huntington Trust Company, National Association. Prior to joining Huntington, Mr. Hoskins was the President and Chief Executive Officer of the Federal Reserve Bank of Cleveland from October 1987 to November 1991. From March 1981 to September 1987, Mr. Hoskins served as Senior Vice President and Chief Economist of PC Financial Corp in Pittsburgh, Pennsylvania.

         NORMAN A. JACOBS, age 57, has served as a director, President, and Chief Executive Officer of The Huntington Trust Company, National Association, from May 1988 to the present and a director of The Huntington Trust Company of Florida, National Association, from October 1988 to the present. Mr. Jacobs has also served as Senior Trust Officer of The Huntington National Bank since May 1988.

         WILLIAM M. RANDLE, age 55, has served as Senior Vice President of Huntington and Director of Marketing and Strategic Planning from January 1990 to the present. From October 1986 to January 1990, Mr. Randle was Senior Vice President of Marketing for First Union National Bank of North Carolina.

         LAWRENCE R. SELLERS, age 45, has served as President of The Huntington Service Company from June 1991 to the present. Mr. Sellers was Senior Vice President and Director of Information Services of The Huntington National Bank from July 1985 to April 1987 and of The Huntington Service Company from April 1987 to June 1991.

         ZUHEIR SOFIA, age 50, has served as President and a director of Huntington from October 1984 to the present, as Chief Operating Officer from September 1986 to the present, and as Treasurer from February 1989 to the present. In addition, Mr. Sofia has served as a director of The Huntington National Bank since February 1981 and a director of The Huntington Trust Company, National Association, since February 1988. Mr. Sofia served as Vice Chairman of The Huntington National Bank from March 1983 to September 1986, as Senior Vice President of Huntington from March 1983 to October 1984, as Executive Vice President of The Huntington National Bank from February 1981 to March 1983, as Treasurer of Huntington from January 1984 to June 1984, and as Senior Vice President and Division Executive of the Corporate Banking, Funds Management, and International Divisions of The Huntington National Bank from December 1976 to February 1981. From the time he joined Huntington in September 1971 until December 1976, Mr. Sofia served Huntington in various other capacities.

         R. FREDERICK TAYLOR, age 53, has served as President and Chief Executive Officer of The Huntington Mortgage Company since January 1995. Prior to joining Huntington, Mr. Taylor served as President and Chief Executive Officer of Liberty Mortgage Corp., a residential mortgage company, from August 1993 to January 1995, and as President and Chief Executive Officer of First Sun Mortgage Corp., a residential mortgage company, from June 1986 to August 1993.

         JOHN D. VAN FLEET, age 40, has served as Corporate Controller and Chief Accounting Officer for Huntington since April 1993 and as Senior Vice President since February 1991. From June 1989 to April 1993, Mr. Van Fleet was the Director of Accounting for Huntington. Mr. Van Fleet also served as Vice President of Huntington from June 1989 to February 1991. Mr. Van Fleet joined Price Waterhouse in June 1977 as a member of the audit staff and subsequently served in various supervisory capacities prior to joining Huntington in June 1989.

         GERALD R. WILLIAMS, age 59, has served as Executive Vice President and Chief Financial Officer of Huntington from April 1989 to the present. From January 1987 to April 1989, Mr. Williams was the owner and President of Mattara Services, Inc., a consulting company to financial institutions and investors in financial institutions.

         FRANK WOBST, age 61, has served as Chairman of the Board and Chief Executive Officer of Huntington from February 1981 to the present and as Chairman of The Huntington Trust Company, National Association, from February

1988 to the present. Mr. Wobst has also served as a director of The Huntington National Bank and Huntington from the time he joined Huntington in 1974 to the present. Mr. Wobst served as President of Huntington from February 1981 to October 1984, as President of The Huntington National Bank from July 1974 until March 1983 and from March 1984 to September 1986 and as Chairman of the Board and Chief Executive Officer of The Huntington National Bank from February 1981 to September 1986.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation paid by Huntington and its subsidiaries to Huntington's Chief Executive Officer and each of the four most highly compensated executive officers for each of the last three fiscal years ended December 31, 1994.

                                                    SUMMARY COMPENSATION TABLE




                                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION

                                       ---------------------------------------   ----------------------

                                                                                    AWARDS      PAYOUTS
                                                                       OTHER      ----------    -------
                                                                       ANNUAL     SECURITIES                 ALL OTHER
                                                                       COMPEN-    UNDERLYING      LTIP        COMPEN-
                                           SALARY         BONUS        SATION      OPTIONS      PAYOUTS       SATION
NAME AND PRINCIPAL POSITION     YEAR       ($)(1)          ($)         ($)(2)      (#)(3)        ($)(4)       ($)(5)
- ---------------------------     ----       ------        ------        -------    ----------    -------      ---------
FRANK WOBST
Chairman and Chief
Executive Officer               1994       800,000       564,000       83,384       125,000      400,009       36,000
                                1993       760,000       646,000       59,144       109,998         0          34,200
                                1992       730,000       376,200         (2)        103,122      281,213       32,850

ZUHEIR SOFIA
President, Chief
Operating Officer, and
Treasurer                       1994       467,500       329,588         (2)        62,500       233,764       21,037
                                1993       445,000       378,250         (2)        61,873          0          20,025
                                1992       421,667       226,883         (2)        51,559       164,669       18,975

W. LEE HOSKINS
Chairman and CEO, The
Huntington National Bank        1994       467,500       329,588         (2)        62,500       233,759       21,037
                                1993       445,000       378,250         (2)        51,560          0          20,025
                                1992       422,500       220,275         (2)        51,559          0          18,910

GERALD R. WILLIAMS
Executive Vice President
and Chief  Financial
Officer                         1994       254,000       131,070         (2)        18,750       128,509       11,430
                                1993       245,000       195,755         (2)        15,123          0          11,025
                                1992       230,000       107,019         (2)        17,184        85,118       10,350

JUDITH D. FISHER
Executive Vice President        1994       220,000       112,200         (2)        25,000       110,011        9,900
                                1993       192,500       192,610         (2)        27,498          0           8,663
                                1992       173,333        96,872         (2)        17,184          0           7,800
- ---------------

(1)    Includes amounts deferred pursuant to Huntington's Employee Stock Purchase and Supplemental Stock Purchase Plans.

(2)    During 1994, Mr. Wobst received other annual compensation, including executive life insurance premiums in the amount of
       $44,204. During 1993, Mr. Wobst received other annual compensation, including executive life

                                    - 41 -

       insurance premiums in the amount of $44,352. Other annual compensation for Mr. Wobst for 1992, and for each of the other named executive officers for each year indicated was less than $50,000 and less than 10% of the total of annual salary and bonus reported for the named executive.

(3)    Adjusted for stock dividends and stock splits paid after the date of grant.

(4)    Huntington's Long-Term Incentive Compensation Plan is set up in overlapping three-year performance cycles commencing every other year. Awards were paid for the cycles ended December 31, 1992, and December 31, 1994. Figures indicated represent total dollar value of the awards. Awards are normally made in shares of Huntington's Common Stock, however, a participant may elect to receive up to fifty percent of an award in cash. Mr. Hoskins and Ms. Fisher did not participate in the cycle of the Long-
       Term Incentive Compensation Plan which ended in 1992.

(5)    Figures represent amounts contributed for each named executive officer by Huntington to the Employee Stock Purchase Plan and
       the Supplemental Stock Purchase Plan. For 1994, $6,750 was contributed for each of Messrs. Wobst, Sofia, Hoskins, and
       Williams and Ms. Fisher, respectively, under the Employee Stock Purchase Plan and $29,250, $14,287, $14,287, $4,680, and
       $3,150 were contributed for Messrs. Wobst, Sofia, Hoskins, and Williams and Ms. Fisher, respectively, under the Supplemental
       Stock Purchase Plan.

                                                 OPTION GRANTS IN LAST FISCAL YEAR





                                                         INDIVIDUAL GRANTS
                               -------------------------------------------------------------------------
                                                      PERCENT OF
                                                         TOTAL
                                   NUMBER OF            OPTIONS
                                   SECURITIES         GRANTED TO
                                   UNDERLYING          EMPLOYEES                                             GRANT DATE
                                    OPTIONS               IN              EXERCISE                            PRESENT
                                    GRANTED             FISCAL              PRICE          EXPIRATION          VALUE
           NAME                      (#)(1)              YEAR             ($/SH)(2)           DATE             ($)(3)
- ----------------------------   ------------------   ---------------    ---------------   ---------------   --------------
Frank Wobst                            125,000            20.1%            $20.55            5/18/04             824,569
Zuheir Sofia                            62,500            10.1              20.55            5/18/04             412,284
W. Lee Hoskins                          62,500            10.1              20.55            5/18/04             412,284
Gerald R. Williams                      18,750             3.0              20.55            5/18/04             123,685
Judith D. Fisher                        25,000             4.0              20.55            5/18/04             164,914
- ---------------

(1)  Figures reflect effect of five-for-four stock split paid July 29, 1994. The options granted to each named executive officer become exercisable in equal increments on each of the first four anniversaries of the date of grant which was May 18, 1994.
     Options not yet exercised are cancelled upon a termination of employment for any reason other than death, retirement under one or more of Huntington's retirement plans, termination following a change in control of Huntington, or a disposition (other than a change in control) of substantially all of the stock or assets of Huntington, in which case all options become exercisable immediately as of such termination date and remain exercisable for a specified period following the termination. Generally, the exercise price of options may be paid for in cash or in shares of Common Stock of Huntington. In addition, any tax which
     Huntington is required to withhold in connection with the exercise of any stock option may be satisfied by the optionholder by electing to have the number of shares to be delivered on the exercise of the option reduced by, or otherwise by delivering to
     Huntington, such number of shares of Common Stock having a fair market value equal to the amount of the withholding requirement.

(2)  In all cases, the exercise price was equal to the average of the high and low market price of the underlying shares on the date of grant. The exercise price has been adjusted to reflect the effect of the five-for-four stock split paid July 29, 1994.

(3)  The dollar amounts in this column are the result of calculations made using the Black-Scholes model, a theoretical method for estimating the present value of stock options based on complex assumptions about the stock's price volatility and dividend rate as well as interest rates. Because of the unpredictable assumptions required, the Black-Scholes model, or any other valuation model, is incapable of accurately predicting Huntington's stock price or of placing an accurate present value on options to purchase its stock. In performing the calculations it was assumed that:  the options were exercised at the end of their ten-year terms;
      the volatility of the stock price was equal to 26.8%, which was the volatility calculated on a natural logarithmic basis of Huntington's stock price for the twelve-month period preceding the date of grant; the risk-free rate of return was equal to the ten-year United States Treasury Note Rate effective the week of the grant, to correspond to the term of the options; and the dividend yield was equal to Huntington's annualized dividend yield at the end of the first calendar quarter of 1994, which was 3.48%. No adjustments were made for vesting requirements, non-transferability, or risk of forfeiture. In spite of any theoretical value which may be placed on a stock option grant, no increase of the stock option's value is possible without an increase in the market value of the underlying stock. Any appreciation in the market value of Huntington's Common Stock would benefit all shareholders and would be dependent in part upon the efforts of the named executive officers. The total of the values indicated in the table for all stock options granted in 1994 to the named executive officers was $1,937,736, representing approximately .073% of the value, on the date of grant, of all shares of Huntington outstanding at the date of grant.

                                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                                   AND FISCAL YEAR-END OPTION VALUES
                                                                       NUMBER OF
                                                                       SECURITIES
                                                                       UNDERLYING          VALUE OF
                                                                       UNEXERCISED        UNEXERCISED
                                                                       OPTIONS AT       IN-THE-MONEY(3)
                                                                     FISCAL YEAR-END      OPTIONS AT
                                          SHARES                         (#)(2)        FISCAL YEAR-END($)
                                       ACQUIRED ON       VALUE
                                         EXERCISE      REALIZED        EXERCISABLE/       EXERCISABLE/
             NAME                         (#)(1)         ($)          UNEXERCISABLE      UNEXERCISABLE
- ------------------------------         -----------     --------      --------------    ------------------
    Frank Wobst                             -0-           -0-            462,035/         2,397,809/
                                                                          125,000              -0-
    Zuheir Sofia                           28,000       288,443          173,921/           691,503/
                                                                           62,500              -0-
    W. Lee Hoskins                          -0-           -0-            146,087/           438,235/
                                                                           62,500              -0-
    Gerald R. Williams                      -0-           -0-             75,846/           483,628/
                                                                           18,750              -0-
    Judith D. Fisher                        9,277        71,678           47,114/           111,524/
                                                                           25,000              -0-
- --------------

(1) The actual number of shares received may be less than indicated in the event the optionholder elected to have shares withheld for the payment of the exercise price or withholding tax liability.
(2) Adjusted for stock splits and stock dividends paid after the date of grant.
(3) An option is in-the-money if the fair market value of the underlying Common Stock exceeds the exercise price of the option.

                                          LONG-TERM INCENTIVE PLAN-AWARDS IN LAST FISCAL YEAR


                                                         PERFORMANCE      ESTIMATED  FUTURE PAYOUTS UNDER
                                           NUMBER OF      OR OTHER         NON-STOCK PRICE-BASED PLAN(2)
                                         SHARES, UNITS  PERIOD UNTIL   -------------------------------------
                                           OR OTHER      MATURATION
                   NAME                     RIGHTS        OR PAYOUT   THRESHOLD        TARGET        MAXIMUM
- -----------------------------------      -------------  ------------  ---------      --------       ---------
     Frank Wobst                             (1)           (2)         $144,000      $200,000       $400,000
     Zuheir Sofia                            (1)           (2)           84,150       116,875        233,750
     W. Lee Hoskins                          (1)           (2)           84,150       116,875        233,750
     Gerald R. Williams                      (1)           (2)           46,260        64,250        128,500

                                     -43-

     Judith D. Fisher                        (1)           (2)           39,600        55,000        110,000
- -----------------

(1) Each named executive officer has been selected by the Compensation and Stock Option Committee of the Board of Directors to participate in the cycle of the Long-Term Incentive Compensation Plan which began on January 1, 1994. Awards based on a percentage of base salary will be paid at the end of the cycle if Huntington's performance achieves the established threshold or higher.
(2) The Long-Term Incentive Compensation Plan measures Huntington's performance over three-year cycles with a new cycle beginning every other year. The cycle that began January 1, 1994 will end on December 31, 1996. This plan is more fully described under the heading "Long-Term Incentive Awards" in the Board Compensation Committee Report on Executive Compensation below. The figures in the table are based on base salaries as of December 31, 1994.

                                                      PENSION PLAN TABLE
                                                       YEARS OF SERVICE
                              -------------------------------------------------------------------
            REMUNERATION          15            20             25            30             35
            ------------       --------      --------       --------      --------       --------
              $200,000         $115,672      $115,672       $115,672      $115,672       $115,672

               225,000          131,922       131,922        131,922       131,922        131,922
               250,000          148,172       148,172        148,172       148,172        148,172
               400,000          245,672       245,672        245,672       245,672        245,672

               450,000          278,172       278,172        278,172       278,172        278,172
               500,000          310,672       310,672        310,672       310,672        310,672
               750,000          473,172       473,172        473,172       473,172        473,172
               925,000          586,922       586,922        586,922        586,922       586,922

               950,000          603,172       603,172        603,172        603,172       603,172
               975,000          619,422       619,422        619,422        619,422       619,422

         The table above illustrates the operation of Huntington's Supplemental Executive Retirement Plan (the "SERP") by showing various annual benefits, after reduction for Social Security retirement income, assuming various annual base salaries and years of credited service. Benefit figures shown are computed on the assumption that participants retire at age 65. For purposes of the table, it is assumed that each participant is receiving benefits from the Retirement Plan in the form of a life annuity. Benefits under the SERP are paid in the form of a life annuity (with 120 months certain).

        The SERP ensures that each participating executive officer (who retires at age 65) receives a level of retirement benefits, without respect to years of service, equal to at least 65% of the officer's highest consecutive twelve months' base salary within the previous 60 months. At the time a participating officer retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount (if any) of the payment due from Huntington under the SERP: (i) Social Security benefits payable; (ii) the benefit under the Retirement Plan; and (iii) any benefits under retirement plans of prior employers. For purposes of the table, it is assumed that the participant is not receiving benefits from any prior employers' retirement plans and that Social Security benefits payable are the maximum Old Age, Survivors and Disability Insurance benefit payable. If the sum of the payments due from Social Security, the Retirement Plan, and retirement plans of prior employers exceeds 65% of the executive officer's highest consecutive twelve months' base salary, then no payment will be due from Huntington under the SERP. As illustrated by the table, the SERP generally has the effect of equalizing a participant's combined retirement benefits for a particular level of covered compensation for all years of service. Thus, the total annual benefits payable by Huntington pursuant to the Retirement Plan and the SERP would be the same for an executive officer with 15 years of service as for an executive officer with 35 years of service, assuming each had the same level of covered compensation, the only difference being that the 15 year executive officer, having a smaller benefit from the Retirement Plan, will receive a greater portion of his or her benefit from the SERP. Monthly benefits received by participants under the SERP may be increased annually, if indicated, to reflect increases in the United States Bureau of Labor Statistics Consumer Price Index for Urban Wage Earners and Clerical Workers.

        Only those executive officers selected by the Compensation and Stock Option Committee may participate in the SERP. An employee who has completed two years of continuous service with Huntington (or an affiliated company) and whose compensation is in excess of the limitation imposed by the Internal Revenue Code (the "Code") Section 401(a)(17) is eligible to participate in the Huntington's Retirement Plan and Supplemental Retirement Income Plan (the "SRIP"). The SRIP provides benefits according to the same benefit formula as the Retirement Plan, except that benefits under the SRIP are not limited by Code Sections 401(a)(17) and 415. Code Section 401(a)(17) limits the annual amount of compensation that may be taken into account when calculating benefits under the Retirement Plan. For 1994, this limit was $150,000. Code Section 415 limits the annual benefit amount that a participant may receive under the Retirement Plan. For 1994, this amount was $118,800. Because the SERP generally provides a larger benefit than the SRIP, executives participating in the SERP generally will not receive any payments under the SRIP.

        For each of the executive officers named in the Summary Compensation Table, the compensation covered by the Retirement Plan, the SRIP, and, if applicable, the SERP is base salary earned in 1994 as indicated in the Summary Compensation Table. The estimated credited years of service for each of the executive officers named in the Summary Compensation Table are 20.5 for Mr. Wobst, 23.33 for Mr. Sofia, 3.17 for Mr. Hoskins, 5.75 for Mr. Williams and
7.33 for Ms. Fisher.   Messrs. Hoskins and Williams and Ms. Fisher did not
participate in the SERP in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Huntington's Compensation and Stock Option Committee is composed of Don Conrad, John B. Gerlach, Timothy P. Smucker, and Marvin E. White. None of the members are or have ever been officers of Huntington or its subsidiaries.

        Frank Wobst served on the Compensation Committee of the Board of Directors of The Midland Mutual Life Insurance Company (now known as The Midland Life Insurance Company) in 1994, during which time Gerald E. Mayo was Chairman, Chief Executive Officer, and President of that company.

EMPLOYMENT AND EXECUTIVE AGREEMENTS

        Messrs. Wobst, Sofia, and Hoskins each have an agreed upon term of employment. Under Employment Agreements, Mr. Wobst will be employed by Huntington through November 15, 1996, with automatic five-year renewals until Mr. Wobst's death, disability or retirement, unless earlier terminated by either party upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $807,950; Messrs. Sofia and Hoskins will each be employed by Huntington through November 15, 1996, with automatic five-year renewals until their death, disability, or retirement, unless earlier terminated by either the officer or Huntington upon written notice delivered to the other party at least 60 days prior to the expiration of the initial or any renewal period, at an annual rate of compensation of not less than $474,200. The Employment Agreements also provide for the officers' continued participation in Huntington's Incentive Compensation Plans, Stock Purchase and Tax Savings Plan, Retirement Plans, the 1990 Stock Option Plan, and certain other benefits afforded to executive officers of Huntington. In the event any of Messrs. Wobst, Sofia, or Hoskins is terminated for cause, he will be entitled to receive salary payments for three calendar months following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event any of Messrs. Wobst, Sofia, or Hoskins is terminated without cause, he will be entitled to his full compensation and benefits under his Employment Agreement until the later of six months after his termination or the expiration of the then current term of the Employment Agreement. In the event any of Messrs. Wobst, Sofia, or Hoskins becomes disabled, which disability continues for more than six months during a twelve-month period, Huntington may terminate such executive officer's Employment Agreement, and such executive officer will be entitled to his full compensation (base salary and payments under the Incentive Compensation Plans) to the date of termination. Thereafter, the executive officer will be entitled to two-thirds of his base salary, less disability benefits received from any of Huntington's disability insurance programs, until he attains age sixty-five or through termination of the disability, whichever occurs first, with base salary to be reinstated upon return to employment. In the event of the death of either of Messrs. Wobst, Sofia, or Hoskins, their beneficiaries will receive their base annual salary for six months plus Incentive Compensation Plan payments.

        Huntington also has entered into Executive Agreements with Messrs. Wobst, Sofia, Hoskins, and G. Williams which are designed to provide these executive officers with some assurance as to the continuation of their employment status and responsibilities in the event of a change in control of Huntington. The Executive Agreements for Messrs. Wobst, Sofia, and Hoskins each provide that, if a change in control of Huntington occurs and the executive officer makes a good faith determination that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated after a change in control, the executive officer is entitled to receive an amount equal to the greater of: (i) his then current annual base salary through November 15, 1996, plus the amount of any unpaid bonus, incentive compensation, or other benefit and credit for any accrued vacation to which he is entitled under his Employment Agreement; or (ii) three times his then current annual base salary. In either case, the executive officer is also entitled to receive three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. Huntington will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment or the commencement of full-time employment with a new employer, all health and welfare benefit plans and other specified benefits which the officer was entitled to participate in or receive prior to his termination. In the event the payments to be received by Messrs. Wobst, Sofia, or Hoskins are subject to any federal or state excise tax, Huntington will pay an additional amount to the executive officer such that the net amount retained by the officer after payment of any such tax will be equal to the amount which such officer was entitled to receive before application of such taxes.

        The Executive Agreement for Mr. G. Williams provides that, if a change in control of Huntington occurs and the executive officer makes a good faith determination within three years after such change in control that such officer's employment status or responsibilities has been materially and adversely affected thereby or if such officer's employment is terminated within three years after a change in control, the executive officer is entitled to receive an amount equal to three times his then current annual base salary plus three times the average bonus or incentive compensation paid to such officer in respect of the three fiscal years preceding his termination. Adjustments to these payments will be made if the officer attains his normal retirement date within three years of the termination of his employment. In addition, Huntington will maintain for the executive officer's benefit, until the earlier of two years from the officer's termination of employment, the commencement of full-time employment with a new employer, or the attainment of such officer's normal retirement date, all health and welfare benefit plans and other specified benefits to which the officer was entitled prior to his termination. Any payment which the officer would otherwise be entitled to receive will be reduced or eliminated to the extent the payment is determined to be nondeductible by Huntington for federal income tax purposes under applicable provisions of the Internal Revenue Code.

        The Executive Agreements provide that Huntington will pay the cost of legal counsel for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement through litigation or other legal action. An Executive Agreement will terminate if the employment of the executive officer terminates prior to a change in control of Huntington. Under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, the Federal Deposit Insurance Corporation has the authority to limit or prohibit payments contingent upon the termination of an individual's affiliation with Huntington, but only if Huntington is insolvent, has been placed in conservatorship or receivership, or is determined by the Board of Governors of the Federal Reserve System to be a troubled financial institution.


TRANSACTIONS WITH DIRECTORS AND OFFICERS

        Some of the directors and executive officers of Huntington are customers of Huntington's affiliated financial and lending institutions and have transactions with such affiliates in the ordinary course of business. Directors and executive officers of Huntington also may be affiliated with entities which are customers of Huntington's affiliated financial and lending institutions and which enter into transactions with such affiliates in the ordinary course of business. Transactions with directors, executive officers and their affiliates have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

OWNERSHIP OF HUNTINGTON COMMON STOCK

        As of December 31, 1994, no person was known by Huntington to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of Huntington, except as follows:

                                                        SHARES OF
                 NAME AND ADDRESS                         COMMON              PERCENT OF
               OF BENEFICIAL OWNER                     STOCK OWNED              CLASS
          -----------------------------               -------------           ----------
          The Huntington Trust Company,
           National Association
                  Huntington Center
                  41 South High Street
                  Columbus, Ohio 43287                12,699,805(1)             9.79%

- --------------------

(1) These shares are held in various fiduciary capacities in the ordinary course of business under numerous trust relationships by The Huntington Trust Company, National Association (the "Trust Company") and affiliated financial institutions. As fiduciary, or by agreement with the affiliated fiduciary, the Trust Company has the sole or shared power to vote and/or dispose of most of these shares; with respect to some of the shares, the sole or shared power to vote and/or dispose may be retained by an affiliated financial institution as fiduciary. The Trust Company or one of its affiliates has sole power to dispose of 1,311,868 of these shares, shared power to dispose of 1,454,559 of these shares, sole power to vote 3,795,134 of these shares, and shared power to vote 8,781,822 of these shares.

        The following table sets forth the beneficial ownership of Huntington's Common Stock by each of Huntington's directors, director nominees, and five most highly compensated executive officers, and the directors and executive officers as a group as of December 31, 1994.

                                                         SHARES OF COMMON             PERCENT OF
                  NAME OF BENEFICIAL OWNER                STOCK OWNED(1)                CLASS
          ---------------------------------------        ----------------             ----------
          Don M. Casto, III . . . . . . . . . . .           110,285  (2)                .08%
          Don Conrad  . . . . . . . . . . . . . .           702,794  (2)                .54%
          Judith D. Fisher  . . . . . . . . . . .            73,259  (2)(3)             .06%
          John B. Gerlach . . . . . . . . . . . .         1,074,880  (2)                .83%
          W. Lee Hoskins  . . . . . . . . . . . .           167,544  (3)                .13%
          Wm. J. Lhota  . . . . . . . . . . . . .            22,310  (2)                .02%
          Gerald E. Mayo  . . . . . . . . . . . .            80,623  (2)                .06%
          George A. Skestos . . . . . . . . . . .             6,048                      *
          Lewis R. Smoot, Sr  . . . . . . . . . .            38,027  (4)                .03%
          Timothy P. Smucker  . . . . . . . . . .            38,918  (2)                .03%
          Zuheir Sofia  . . . . . . . . . . . . .           500,822  (2)(3)             .38%
          Marvin E. White . . . . . . . . . . . .           170,669                     .13%
          Gerald R. Williams  . . . . . . . . . .           111,287  (3)                .09%
          William J. Williams . . . . . . . . . .            95,559  (2)(3)             .07%
          Frank Wobst . . . . . . . . . . . . . .         1,127,746  (2)(3)             .86%
          Milton A. Wolf  . . . . . . . . . . . .           761,208  (2)                .58%








                                     -47-

         Directors and Executive Officers
          as a Group (23 in group)  . . . . . .       5,507,567 (2)(3)              4.20%

 * Less than .01%.
- -------------------

(1)  Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
(2)  Includes 1,601; 109,113;  1,040; 186,500; 1,472; 2,499; 17,499; 763; 43,203; and 2,500 shares of Common Stock owned by members of the immediate families of Messrs. Casto, Conrad, Ms. Fisher, Messrs. Gerlach, Mayo, Smucker, Sofia, W. Williams, Wobst, and
     Wolf respectively; 9,923 shares of Common Stock owned jointly by Mr. Lhota and his spouse; 33,620  shares of Common Stock owned by The Midland Life Insurance Company, of which Mr. Mayo is a director and officer; 219,998 shares of Common Stock owned by the
     Gerlach Foundation Inc., of which Mr. Gerlach is trustee; 20,713 shares of Common Stock owned by Lehrs, Inc., of which Mr.
     Gerlach is a director and officer;  12,771 shares of Common Stock owned by the estate of John J. Gerlach, deceased of which Mr.
     Gerlach is executor; 14,898 shares of Common Stock owned by the John J. Gerlach Trust of which Mr. Gerlach is trustee; 6,426 shares of Common Stock owned by the WACO Oil Co., Inc. Pension Plan of which Mr. Conrad is an administrator; and 305,779 shares of Common Stock reported as owned by individuals included in directors and executive officers as a group, as to which the respective  directors and executive officers have disclaimed beneficial ownership.
(3)  Includes 47,144 shares for Ms. Fisher, 146,087 shares for  Mr. Hoskins, 173,921 shares for Mr. Sofia, 75,846 shares for Mr.
     G. Williams, 6,873 shares for Mr. W. Williams, 462,035 shares for Mr. Wobst and 1,061,934 shares of Common Stock for all executive officers as a group which could have been acquired under stock options exercisable within 60 days of December 31,
     1994.
(4)  Includes 1,823 shares of Common Stock owned by members of the immediate family of Mr. Smoot and 13,750 shares of Common Stock owned by The Smoot Corporation, of which Mr. Smoot is an officer.

DESCRIPTION OF HUNTINGTON COMMON STOCK

        The authorized capital stock of Huntington consists of 200,000,000 shares of Common Stock, of which 130,214,765 shares were issued and outstanding as of December 31, 1994, and 6,617,808 shares of serial preferred stock, without par value ("Huntington Preferred Stock"), none of which was issued and outstanding as of December 31, 1994. The Board of Directors of Huntington is entitled to issue, from time to time, without further shareholder action, the authorized Huntington Preferred Stock in one or more series and to fix and determine the relative rights and preferences of each such series of Huntington Preferred Stock. Such determination may include, with respect to any series, the dividend rate, the terms and conditions of redemption, liquidation value, voting powers, conversion rights, and such other relative, participating, optional, or special rights, qualifications, limitations, or restrictions as the Board of Directors may determine.

        Subject to the rights of holder of Huntington Preferred Stock that may be issued and outstanding from time to time, holders of Huntington Common Stock are entitled to receive such dividends as may be declared by the Board of Directors and to share ratably in the assets available for distribution upon liquidation. There are no cumulative voting rights, preemptive rights, conversion rights, redemption provisions, or sinking fund provisions with respect to Huntington Common Stock. Holders of Huntington Common Stock are entitled to one vote per share on all matters presented to Huntington's shareholders. All presently outstanding shares of Huntington Common Stock are, and all such shares that will be issued in the Merger will be at the Effective Time, fully paid and non-assessable.

RIGHTS PLAN
        In 1990, the Board of Directors of Huntington entered into the Rights Agreement, pursuant to which each Huntington shareholder received one Right for each outstanding share of Huntington Common Stock held by that shareholder. In addition, Huntington has and will continue to issue one Right with each newly-issued share of Huntington Common Stock so that each outstanding share of Huntington Common Stock (including the shares of

Huntington Common Stock to be to issued to Security National shareholders in connection with the Merger) will have a Right attached.

        The Rights currently have no value, are represented by the certificates evidencing Huntington Common Stock, and until the Distribution Date (as defined below), trade only with such stock. The Rights will separate from the Huntington Common Stock and become exercisable only if a person or group ("Acquiror") acquires beneficial ownership of 20% or more of the outstanding Huntington Common Stock or announces a tender offer that would result in ownership of 20% or more of the outstanding Huntington Common Stock (the "Distribution Date"). The Rights Agreement provides that, at the Distribution Date, each Right will entitle the holder to purchase for $90, as adjusted from time to time for stock dividends, stock splits, and other changes in capitalization (the "Exercise Price"), one one-hundredth of a share of Series A Junior Participating Stock of Huntington (the "Series A Preferred Shares"). Each such fractional Series A Preferred Share is intended to be the practical equivalent of one share of Huntington Common Stock.

        In the event an Acquiror acquires 20% or more of the then outstanding shares of Huntington Common Stock (the "Triggering Event"), each Right held by the Acquiror (or any affiliate or associate thereof) will become null and void and each Right held by all other Huntington shareholders will entitle its holder to purchase for the Exercise Price that number of Huntington Series A Preferred Shares having a value (based upon the market value of Huntington Common Stock at the time of the Triggering Event) equal to twice the Exercise Price. In the event Huntington is acquired in a merger or other business combination or a significant portion of its assets are sold, leased, exchanged, or otherwise transferred to (i) a publicly traded Acquiror, each Right will entitle its holder to purchase, for the Exercise Price, that number of shares of the Acquiror which at the time of the transaction would have a market value of twice the Exercise Price, or alternatively, (ii) an Acquiror that is not a publicly traded corporation, each Right will entitle its holder to purchase, for the Exercise Price, at such holder's option, (a) that number of shares of the Acquiror (or, at such holder's option, of the surviving corporation in such acquisition, which could be Huntington) which at the time of the transaction would have a book value of twice the Exercise Price, or (b) if such Acquiror has an affiliate that has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the Exercise Price.

        The number of Series A Preferred Shares or other securities or property issuable upon exercise of a Right, and the Exercise Price are subject to adjustment upon the occurrence of certain events including, for example, a stock dividend or split payable in Huntington Common Stock or Series A Preferred Shares. The number of Rights may also be adjusted upon the occurrence of certain events including, for example, a reverse stock split. The Rights are not exercisable until the Distribution Date and will expire on December 31, 1999, unless earlier redeemed by Huntington. Huntington may redeem the Rights for $.01 per Right under certain circumstances.

        As with the super majority vote and control share provisions of Maryland law, the Rights have certain anti-takeover effects. See "EFFECTS OF THE MERGER ON SHAREHOLDERS' RIGHTS - SPECIAL VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS." The Rights may cause substantial dilution to a person or group that attempts to acquire Huntington, except pursuant to an offer conditioned on the Rights being redeemed or a substantial number of Rights being acquired. The Rights, however, should not interfere with any merger or other business combination approved by the Huntington Board of Directors due to the Board's ability to redeem the Rights. Huntington's Board recognizes that a takeover might in some circumstances be beneficial to Huntington's shareholders. Neither the Rights Plan nor the Maryland law provisions described above are designed to preclude an acquisition of Huntington, but rather will give the Huntington Board of Directors adequate opportunity to evaluate whether an acquisition offer is in the best interest of Huntington and to protect its shareholders from coercive acquisition methods.


DIVIDENDS AND PRICE RANGE OF HUNTINGTON COMMON STOCK

        Huntington Common Stock is traded on the Nasdaq National Market under the symbol "HBAN". As of December 31, 1994, Huntington had 29,810 shareholders of record. The following table sets forth the cash dividends declared and the high and low last sale prices for Huntington Common Stock on the Nasdaq National Market during the periods indicated. The dividends and price ranges have been adjusted to reflect the Huntington 5 for 4 Stock Split and other stock dividends and stock splits, as appropriate.

                                                                      PRICE RANGE
                                         DIVIDENDS             --------------------------
                                         PER SHARE             HIGH                   LOW
                                         ---------             --------------------------
         1993:
           First Quarter............     $0.13                 $19-1/8            $15-5/8
           Second Quarter...........      0.15                  20-1/4             17-3/8
           Third Quarter............      0.16                  22                 19-5/8
           Fourth Quarter...........      0.16                  21-3/8             16-1/4

         1994:
           First Quarter............     $0.16                 $19-1/4            $17-3/4
           Second Quarter...........      0.16                  22-1/4             17-7/8
           Third Quarter............      0.20                  21-5/8             18-1/8
           Fourth Quarter...........      0.20                  18-7/8             16-5/8

         1995:
           First Quarter (through
              March 1, 1995).........    $0.20                 $18-3/4            $17

        On December 21, 1994, the last trading day prior to the public announcement of the proposed Merger, the high and low sales prices per share of Huntington Common Stock on the Nasdaq National Market were $17-1/2 and $17-1/8, respectively. On March 1, 1995, such prices were $18-3/4 and $18-1/2, respectively.

        On February 21, 1995, a cash dividend of $0.20 per share was declared for Huntington shareholders of record on March 17, 1995, payable on April 3, 1995. Huntington has declared regular cash dividends on Huntington Common Stock in each quarter since Huntington was organized in 1966. The Board of Directors of Huntington presently intends to continue to consider the payment of regular quarterly cash dividends on Huntington Common Stock. The amount and timing of any future dividends will depend upon the earnings of Huntington and its subsidiaries, their financial condition, need for funds, and other relevant factors. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS" and NOTES 9 AND 21 OF HUNTINGTON'S NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.


PROPERTIES

        The headquarters of Huntington and its lead subsidiary, The Huntington National Bank, are located in the Huntington Center, a 37 story office building located in Columbus, Ohio. Of the building's total office space available, Huntington occupies approximately 30 percent. The original lease term is 25 years, expiring in 2009, with renewal options for up to 50 years. There is no purchase option. The Huntington National Bank is a limited partner in the entity that owns the building. In addition to these headquarters, Huntington's other major properties consist of a 13 story and a 12 story office building, both of which are located adjacent to the Huntington Center; a 21 story office building, known as the Huntington Building, located in Cleveland, Ohio; The Huntington Mortgage Company's building, located in the greater Columbus area; an office complex located in Troy, Michigan; and several data processing and operations centers located throughout Ohio. Of these properties, Huntington owns the 12 story and 13 story office buildings, The Huntington Mortgage Company building, the building in Troy, Michigan, and the operations centers located in Cleveland and Columbus, Ohio. All of the other major properties are held under long-term leases.

LEGAL PROCEEDINGS

        In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.


                           RELIANCE BANK OF FLORIDA

GENERAL

              Reliance, a state-chartered bank incorporated under the laws of the State of Florida in 1985, is headquartered in Melbourne, Florida. At December 31,1994, Reliance had total assets of $95.7 million and total deposits of $84.8 million. Reliance is principally engaged in the commercial banking business which includes lending, investment, deposit and borrowing activities. Reliance operates three full-service offices in Brevard County, Florida, and has a fourth office, also in Brevard County, currently under construction. The principal executive offices of Reliance are located at 2116 South Babcock Street, Melbourne, Florida 32901 (telephone number 407-984-1400). Reliance's deposits are insured to the extent permitted by law by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF"). See "GOVERNMENT REGULATION".

        Reliance's primary focus is to engage in commercial banking, serving small to middle sized businesses, professionals, business entrepreneurs, and high net worth individuals. Reliance's customers are primarily in the Central Florida area and are served through the three offices of Reliance located in Brevard County. While Reliance does not actively solicit the broad-based retail banking market, consumer banking services are offered. Reliance had no customer deposit relationship that averaged more than 5% of total deposits during 1994. Reliance believes that there is no single customer whose loss would have a material adverse effect on Reliance.

        All of Reliance's revenues and expenses are derived from banking operations associated with lending and investment activities, and deposit and borrowing activities.


LENDING AND INVESTMENT ACTIVITIES

        General. Reliance makes secured and unsecured commercial loans, real estate loans, and consumer loans. Reliance also issues letters of credit on behalf of its customers and maintains an investment portfolio of marketable U.S. government securities and municipal debt obligations. All lending and investment activities are governed by established policies approved by Reliance's Board of Directors.

        Lending Area. Although Reliance is legally authorized to make loans throughout the State of Florida, the majority of its loans originate from borrowers located in Brevard County.

        Loan Approval Authorities. Reliance's Board of Directors has prescribed procedures for the review and approval of loan applications which vary with the nature and size of the loans. Generally, secured loans up to $500,000 may be approved by designated officers without prior approval of the Loan Committee. Loans in excess of this amount must be approved by the Loan Committee, a majority of whose members are outside directors. The approval authorities are based upon borrower's aggregate lending relationship with Reliance.

        Loan Originations, Purchases, and Sales. Reliance originates loans for its own portfolio. Reliance has periodically purchased participation interests in loans originated by other lenders, generally involving credits to Reliance's borrowers where the participating bank wanted to be the lead lender for the loan. From time-to-time Reliance sells participation interests in its loans to correspondent banks. Generally these sales arise on larger credits where the total loan amount exceeds lending limitations. Such sales are generally done at par with no gain or loss recognized on the sale transaction.

        Fee Income From Lending. Reliance realizes both interest income and fee income from its lending activities. Loan origination fees are calculated as a percentage of the principal amount of the loan and are charged to the borrower by Reliance for making the loan. In addition, as part of the loan application, the borrower generally pays Reliance for its out-of-pocket costs related to the application (such as credit investigation, recording fees and appraisal fees). Reliance also receives loan fees and service charges on certain existing loans including late charges and assumption fees. Reliance's treatment of loan fees has followed generally accepted accounting principles ("GAAP"). Since Reliance opened in 1985, it has adopted Statement of Financial Accounting Standards No. 91, "Accounting for Non-Refundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan fees, net of direct loan origination costs, be recognized into income over the life of each loan as a yield adjustment.

        Investments. Reliance maintains an investment portfolio of high grade marketable securities as a means of maintaining liquidity and maximizing earnings. Reliance's investment policy limits the purchase of securities to those obligations issued or fully guaranteed by the United States Government, certain federal agency obligations, time deposits and certificates of deposit issued by insured financial institutions, and other specified "investment grade" securities. Reliance's Board of Directors has defined investment grade securities as securities rated in one of the three highest categories. Reliance purchases investment securities that are suitable to be held to maturity. Reliance has not established a trading account and does not engage in trading activities. Reliance has the ability to hold its securities until maturity and management's policy has been to hold such securities on a long-term basis or until maturity. Conditions that may require the sale of investment securities include a deterioration of investment quality, the need to change the maturity structure of the investment portfolio, or the need to raise cash for liquidity purposes.


DEPOSIT AND BORROWING ACTIVITIES

        General. Deposits are the primary source of Reliance's funds for use in lending and for other purposes. In addition to deposits, Reliance derives funds from loan repayments and from other borrowings, generally Treasury Tax and Loan note account balances and Federal Funds purchased. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions.

        Deposits. Reliance offers demand interest bearing and non-interest bearing accounts, money market accounts, and time deposits (certificates of deposit) of varying terms and interest rates.

        Other Services. In addition to deposit accounts, Reliance offers other services related to deposit and borrowing activities. These include cash management services, night depository, travelers' checks, cashiers' checks, savings bonds, automated teller machines, banking by mail, domestic collections, and wire transfers. Reliance is a member of the HONOR ATM network which allows its customers to utilize the convenience of larger ATM networks. Reliance does not offer trust services.


ALLOWANCE FOR CREDIT LOSSES

        In originating loans, Reliance recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan, as well as general economic conditions. It is the policy of Reliance management to attempt to maintain an adequate allowance for credit losses based on, among other things, Reliance's historical loan loss experience, evaluation of economic conditions and regular reviews of any delinquencies and loan portfolio quality. Specific allowances are provided for individual loans when ultimate collection is considered questionable by management after reviewing the current status of loans which are contractually past due and considering the net realizable value of the collateral for the loan.

        Management of Reliance monitors asset quality and charges-off loans against the allowance for credit losses when appropriate or provides specific loss allowances when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for credit losses, future adjustments may be necessary if economic conditions differ from the economic conditions and the assumptions used in making the initial determinations. During 1993, Reliance management determined that growth in the loan portfolio, and the deterioration in the quality of certain specific loans, required additional contributions to the reserve. Reliance reduced the provision charged to expense in 1994 as a result of an improvement in credit loss experience and an evaluation of the adequacy of the allowance for loan losses. Management performs periodic reviews of the loan portfolio by individual loan. These reviews result in the assignment of grades to each loan in the portfolio, similar to the ratings assigned by regulatory examiners. Loans which receive grades of the equivalent of Other Loans Especially Mentioned or more serious, are individually assigned specific allocations based upon management's assessment of potential loss. These specific reserves as of December 31, 1994, were $161,357. The remainder of the allowance is based upon risk associated with the types of loans in the portfolio.

        The following table sets forth information with respect to activity in Reliance's allowance for credit losses during 1993 and 1994.

                                                      1994             1993
                                                  -----------       -----------
Balance at beginning of period................    $   660,193       $   564,757
Charge-offs:
 Commercial...................................         75,575           117,745
 Real Estate:
  Construction................................              0                 0
  Mortgage, 1-4 family........................              0                 0
  Other.......................................              0                 0
 Consumer                                                   0                 0
                                                  -----------       -----------
   Total Charge-offs:.........................         75,575           117,745

Recoveries:
 Commercial...................................              0             2,181
 Real Estate:
  Construction................................              0                 0
  Mortgage, 1-4 family........................          3,838                 0
  Other.......................................          4,660                 0
                                                  -----------       -----------
 Consumer.....................................              0                 0
                                                  -----------       -----------
   Total Recoveries:..........................          8,498             2,181
                                                  -----------       -----------
Net Charge-offs:..............................         67,077           115,564
                                                  -----------       -----------
Additions charged to operations...............        130,000           211,000
                                                  -----------       -----------
Balance at end of period......................        723,116           660,193
                                                  ===========       ===========
Net charge-offs as a percentage of average
 loans outstanding during period..............           0.13%             0.26%
Allowance for credit losses as a percentage of
 period-end loans.............................           1.33%             1.39%
Ratio of allowance for credit losses
  to nonperforming loans .....................           1.61              1.45
Average loans outstanding, net................     50,438,206        43,307,958
Period-end total loans........................     54,215,310        47,590,099


NON-PERFORMING LOANS

        Generally, interest on loans is accrued and credited to income by Reliance based on the principal balance outstanding. It is the policy of Reliance's management to discontinue the accrual of interest income and to classify a loan as nonaccrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Loans will not be returned to accrual status until principal and interest payments are brought current and future payments appear reasonably certain. Interest accrued and unpaid at the time the loan is placed on nonaccrual status is charged against interest income. Subsequent payments received are applied to the outstanding principal balance.

         The following table sets forth certain information on nonaccrual loans, the ratio of such loans and real estate owned to total assets as of the dates indicated, and certain other related information for 1993 and 1994.

                                                       1994             1993
                                                    -----------      -----------
Total Loans Outstanding.......................      $54,215,310      $47,590,099
Total Reserve for Loan Losses.................          723,116          660,193

Nonaccrual Loans: (1)
 Commercial...................................          427,315          424,305
 Real Estate:
  Construction................................                0                0
  Mortgage, 1-4 family........................                0                0
  Other.......................................                0                0
 Consumer.....................................                0                0
                                                    -----------      -----------
 Total nonaccrual loans.......................          427,315          424,305
Restructured Loans............................           20,503           30,099
Accruing Loans past-due 90 days or more.......                0                0
                                                    -----------      -----------
Total nonperforming loans.....................          447,818          454,404
Other Real Estate.............................           98,546                0
                                                    -----------      -----------
Total Nonperforming assets....................      $   546,364      $   454,404
                                                    ===========      ===========
Total nonperforming loans to total loans......            0.83%            0.95%
Total nonperforming loans to total assets.....            0.47%            0.55%
Total nonperforming loans and real estate
 owned to total assets........................            0.57%            0.55%

- --------------------

(1) The nonaccrual loans above reflect loans to the same borrower in both periods. Although the loans are classified as nonaccrual because receipt of payment is not certain, cash payments, which are reflected in both periods, have been received on the same basis as originally agreed upon.


COMPETITION

    Reliance faces vigorous competition from a number of sources, including other commercial banks, thrift institutions, other financial institutions and financial intermediaries. Regional interstate banking laws and other federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Many of the financial institutions operating in Florida are engaged in local, regional, national, and international operations and have significantly more assets, capital, and personnel than Reliance.

    To compete, Reliance relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors, and staff. The large multi-branch banks compete primarily by rate and location of branches and smaller independent financial institutions tend to compete primarily by rate.


EMPLOYEES

    As of December 31, 1994, Reliance had 29 full-time equivalent employees. Management considers its relations with its employees to be very good. Reliance's employees are not represented by any collective bargaining group.


DESCRIPTION OF PROPERTY

    Reliance owns the real estate properties occupied by its branches. Reliance's executive offices are located in the 2116 South Babcock Street, Melbourne, Florida, facility. Reliance's real estate holdings had a net tangible book value of $2.0 million at December 31, 1994. The real estate holdings consist of the following:


           ADDRESS                        YEAR OPENED                              DESCRIPTION
- ---------------------------------         -----------            ---------------------------------------------
   Melbourne Office:
    2116 South Babcock Street
    Melbourne, Florida 32901                  1985               4,800 square-foot, one-story bank building

   Cocoa Beach Office:
    505 North Orlando Avenue
    Suite One                                                    5,000 square-foot, first floor of seven-story
    Cocoa Beach, Florida  32931               1986               condominium office building
   Eau Gallie Office:
    325 East Eau Gallie Boulevard
    Melbourne, Florida 32937                  1993               3,300 square-foot, one-story bank building

   Viera Site:
    Northeast Corner of
    Wickham and Murrell Roads                                    10,000 square-foot, two-story bank building,
    Melbourne, Florida 32940                                     under construction

LEGAL PROCEEDINGS

        Reliance is not a party to any pending legal proceedings, other than routine litigation incidental to its business activities.


PRINCIPAL AND MANAGEMENT SHAREHOLDERS

        The following table sets forth (i) the name and address of the only person known by Reliance to beneficially own more than 5% of the outstanding shares of Reliance Common Stock and the name of each of Reliance's directors and the only officer whose cash compensation exceeds $100,000; (ii) the number and percent of shares of Reliance Common Stock owned by each such person and by all directors and executive officers of Reliance as a group as of December 31, 1994; and (iii) the estimated number of shares of Huntington Common Stock each such person or group is expected to receive as a result of the Merger (assuming that such persons do not exercise their appraisal rights), calculated by multiplying the number of shares of Reliance Common Stock beneficially owned by such person or group by the Estimated Exchange Ratio of 3.0489 shares of Huntington Common Stock for each share of Reliance Common Stock.



                                                    RELIANCE COMMON STOCK               HUNTINGTON
                                             ---------------------------------         COMMON STOCK
                                             SHARES BENEFICIALLY       PERCENT        EXPECTED TO BE
   NAME OF BENEFICIAL OWNER                       OWNED(1)              OWNED       BENEFICIALLY OWNED
- ------------------------------               -------------------       -------      ------------------
 Richard N. Baney, M.D.
   Chairman of the Board
   2045 A1A Highway
   Box 3845
   Indialantic, Florida 32903                      39,827(2)           11.4%                 121,428


                                     -55-

 Jim G. Bockman
   Principal Shareholder
   11483 Front Beach Road #101
   Panama City Beach, Florida 32407                      30,600                 8.8%                  93,296

 Sam L. Bockman
   President, Chief Executive Officer, and
   Director
   880 Peregrine
   Indialantic, Flordia 32903                            40,700(3)             11.7%                 124,090

 Joel E. Boyd
   Director                                              10,938(4)              3.1%                  33,348

 Ernest M. Briel
   Director                                                 300(5)              0.1%                     914

 Joseph R. DiPrima
   Director                                              15,077(6)              4.3%                  45,968

 Joseph Flammio
   Director                                              17,077(7)              4.9%                  52,066

 Michael V. Gatto
   Director                                              11,927(8)              3.4%                  36,364

 James H. Nance
   Director
   150 Poinciana Drive
   Indian Harbor Beach Florida 32937                     17,638                 5.1%                  53,776

 Michael Scafati
   Director
   c/o A .G. Edwards & Sons
   One North Jefferson
   St. Louis, Missouri  63103                            32,442(9)              9.3%                  98,912

 Joseph Von Thron, M.D.
   Director                                               9,338(10)             2.7%                  28,470

 All Directors and Executive Officers
   as a group (12 in group)                             201,814(1)             57.5%                 615,310
- ------------------------------------

(1)  Under applicable SEC regulations, shares are considered to be beneficially owned by a person as of a particular date if  such person either (i) directly or indirectly has or shares the power to vote or dispose of the shares, whether or not such person has any economic interest in the shares, or (ii) has the right to acquire such shares within 60 days of the particular date.
     Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares reported.

(2)  Includes 1,000 shares held by Dr. Baney's spouse and 17,250 shares held by his retirement plans.

(3)  Includes 15,700 shares held by Mr. Bockman's spouse.

(4)  Consists of shares held in trust as to which Mr. Boyd has sole investment and voting powers.

(5)  Consists of shares held jointly with Mr. Briel's spouse.

(6)  Consists of shares held in trust as to which Mr. DiPrima has sole investment and voting powers.

(7)  Consists of shares held in trust as to which Mr. Flammio has sole investment and voting powers.






                                     -56-

(8)  Consists of shares held jointly with Mr. Gatto's spouse.

(9) Includes 2,000 shares held by Mr. Scafati's spouse and 635 shares held by his child.

(10) Includes 700 shares held by Dr. Von Thron's spouse and 8,538 shares held jointly with his spouse.

(11) Includes 3,000 shares which can be acquired upon the exercise of stock options.

MARKET FOR RELIANCE COMMON STOCK AND RELATED SHAREHOLDER MATTERS

        There is no active trading market for Reliance Common Stock, although transactions do occur from time to time. To the knowledge of Reliance management, all transactions in Reliance Common Stock are negotiated on a private basis and quotations for such stock are not published.

        No cash dividends have been declared or paid on shares of Reliance Common Stock. The holders of Reliance Common Stock are entitled to dividends when, as, and if declared by the Board of Directors of Reliance out of funds legally available therefor. Reliance's ability to pay dividends is subject to, among other things, Florida law and Reliance's income. The payment of dividends by Reliance is subject to various regulatory restrictions. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS".


                            GOVERNMENT REGULATION


         To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to such statutory or regulatory provisions.


GENERAL

        As a registered bank holding company, Huntington is subject to the supervision of the Federal Reserve Board and is required to file with the Federal Reserve Board reports and other information regarding its business operations and the business operations of its subsidiaries. Huntington is also subject to examination by the Federal Reserve Board and required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of voting shares of any bank, if, after such acquisition, it would own or control more than 5% of any class of the voting stock of such bank. (The Federal Reserve Board does not require an application for prior approval in the case of a subsidiary bank merger that is subject to approval by another federal regulator pursuant to the Bank Merger Act, as is the case with the present Merger.) In addition, pursuant to federal law and regulations promulgated by the Federal Reserve Board, Huntington may only engage in, or own or control companies that engage in, activities deemed by the Federal Reserve Board to be so closely related to banking as to be a proper incident thereto. Prior to engaging in most new business activities, Huntington must obtain approval from the Federal Reserve Board. Because of its ownership of thrift institutions, Huntington is also regulated as a savings and loan holding company by the OTS.

        The bank subsidiaries of Huntington have deposits insured by the BIF of the FDIC, and are subject to supervision, examination, and regulation by the OCC, if a national bank, or by state banking authorities and either the FDIC or the Federal Reserve Board, if a state-chartered bank. Certain deposits of certain of Huntington's bank subsidiaries were acquired from savings associations and are insured by the Savings Association Insurance Fund
("SAIF").   Huntington's thrift subsidiaries, including HFSB, are regulated primarily by the OTS. Huntington's nonbank subsidiaries are also subject to supervision, examination, and regulation by the Federal Reserve Board and examination by applicable federal and state banking agencies. Reliance has deposits insured by the BIF of the FDIC and is subject to supervision, examination and regulation by the FDIC and by the Florida Department. In addition to the impact of federal and state supervision and regulation, Huntington and Reliance are affected significantly by the actions of the

Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.


HOLDING COMPANY STRUCTURE

        The depository institution subsidiaries of Huntington are subject to affiliate transaction restrictions under federal law which limit the transfer of funds by the subsidiary banks and thrifts to their respective parents and any nonbank subsidiaries of the parent, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank or thrift to its parent corporation or to any nonbank subsidiary of the parent are limited in amount to 10% of the institution's capital and surplus and, with respect to such parent and all such nonbank subsidiaries of the parent, to an aggregate of 20% of any such institution's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts. In addition, all affiliate transactions must be conducted on terms and under circumstances that are substantially the same as such transactions with unaffiliated entities. Under applicable regulations, at December 31, 1994, approximately $161.8 million was available for loans to Huntington from its subsidiary banks and thrifts.

        The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. Under the source of strength doctrine, the Federal Reserve Board may require a bank holding company to make capital injections into a troubled subsidiary bank, and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. This capital injection may be required at times when Huntington may not have the resources to provide it. Any loans by a holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. Moreover, in the event of a bank or thrift holding company's bankruptcy, any commitment by such holding company to a federal bank or thrift regulatory agency to maintain the capital of a subsidiary bank or thrift will be assumed by the bankruptcy trustee and entitled to a priority of payment.

        In 1989, the United States Congress passed comprehensive financial institutions legislation known as the Financial Institutions Reform, Recovery, and Enforcement Act ("FIRREA"). Among other things, FIRREA established a new principle of liability on the part of depository institutions insured by the FDIC for any losses incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance. Accordingly, in the event that any insured bank or thrift subsidiary of Huntington causes a loss to the FDIC, other bank and thrift subsidiaries of Huntington could be required to compensate the FDIC by reimbursing to it the amount of such loss, and such reimbursement could cause a loss of Huntington's investments in such subsidiaries. These provisions do not affect Reliance.

        Federal law permits the OCC to order the pro rata assessment of shareholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of shareholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed shareholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to the subsidiary banks chartered by such states. Huntington, as the sole shareholder of its subsidiary banks, is subject to such provisions. Moreover, under legislation that became effective August 10, 1993, the claims of a receiver of an insured depository institution for administrative expenses and the claims of holders of deposit liabilities of such an institution are accorded priority over the claims of general unsecured creditors of such an institution in the event of liquidation or other resolution of such institution. As a result of such legislation, claims of a receiver for administrative expenses and claims of holders of deposit liabilities of Huntington's depository subsidiaries (including the FDIC, as subrogee of such holders) would receive priority over the holders of notes and other senior debt of such subsidiaries in the event of liquidation or other resolution, and over the interests of Huntington as sole shareholder of its subsidiaries.

DIVIDEND RESTRICTIONS

        Dividends from subsidiary banks and thrifts are a significant source of funds for payment of dividends to Huntington's shareholders. There are, however, statutory limits on the amount of dividends a depository institution subsidiary can pay to its parent without regulatory approval.

        National banks may not pay a dividend in an amount greater than such bank's undivided profits. In addition, the prior approval of the OCC is required for the payment of a dividend by a national bank if the total of all dividends declared by the bank in a calendar year would exceed the total of its net income for the year combined with its retained net income for the two preceding years. The OTS also imposes limits on capital distributions by thrift institutions that generally allow dividends up to the amount of an institution's current net income during a calendar year and up to one-half of its capital in excess of its regulatory requirements, depending upon the institution's level of capital compliance. Under these provisions and in accordance with the above-described formulas, Huntington's subsidiary banks and thrifts could, without regulatory approval, declare dividends to Huntington in 1995 of approximately $224 million plus an additional amount equal to their net income during 1995. Under applicable guidelines, Reliance could, without regulatory approval, declare dividends in 1995 of approximately $2.4 million plus an additional amount equal to its net income during 1995.

        If, in the opinion of the applicable regulatory authority, a bank or thrift under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank or thrift, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally only pay dividends out of current operating earnings.

FDIC INSURANCE

        The level of deposit insurance premiums affects the profitability of subsidiary banks and thrifts and thus the potential flow of dividends to parent companies. The FDIC has the authority to raise the insurance premiums for institutions in the BIF or the SAIF to a level necessary to achieve a target reserve level of 1.25% of insured deposits within not more than 15 years. Changes in the fundamental features of the system of assessing insurance premiums are also possible. In October 1994, the FDIC issued an advance notice of proposed rule making seeking public comment on a possible redefinition of the base on which insurance premiums are calculated. Such redefinition could have a significant effect on individual institutions. In addition, the FDIC has the authority to impose special assessments in certain circumstances. See "GOVERNMENT REGULATION - DIVIDEND RESTRICTIONS."

        Under the risk-based insurance assessment system that became effective January 1, 1994, the FDIC places each insured depository institution in one of nine risk categories based on its level of capital and other relevant information (such as supervisory evaluations). See "GOVERNMENT REGULATION - CAPITAL REQUIREMENTS." Assessment rates for deposit insurance premiums currently range from 0.23% to 0.31%, depending on the assessment category into which the insured institution is placed. The FDIC proposed in February 1995 to widen the range for BIF insured institutions to 0.04% for banks in the best risk classification to 0.31% for banks in the riskiest classification, effective at a point, expected to be early in the second half of 1995, when the
1.25 percent target reserve level for the BIF is attained. The FDIC also proposed to maintain the current range of assessment rates for the SAIF. The insured depository subsidiaries of Huntington and Huntington Florida, and Reliance, are all subject to the risk-based assessment system.


CAPITAL REQUIREMENTS

        The Federal Reserve Board has issued risk-based capital ratio and leverage ratio guidelines for bank holding companies such as Huntington. All of Huntington's depository institution subsidiaries are subject to substantially similar capital requirements adopted by applicable regulatory
agencies.   The risk-based capital ratio guidelines establish a
systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among financial institutions, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets.
Under the guidelines and related policies, bank holding companies, banks, and thrifts must maintain capital sufficient to meet both a risk-based asset ratio test and leverage ratio test on a consolidated basis. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into four weighted categories, with higher weighting being assigned to categories perceived as representing greater risk. A financial institution's capital is then divided by total risk-weighted assets to yield the risk-based ratio. The leverage ratio is determined by relating core capital (as described below) to total assets adjusted as specified in the guidelines.

        Generally, under the applicable guidelines, the financial institution's capital is divided into two tiers. "Tier 1", or core capital, includes common equity, noncumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, less goodwill and, with certain limited exceptions, all other intangible assets. Bank holding companies, however, may include cumulative perpetual preferred stock in their Tier 1 capital, up to a limit of 25% of such Tier 1 capital. "Tier 2", or supplementary capital, includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan losses, subject to certain limitations. "Total capital" is the sum of Tier 1 and Tier 2 capital.

        The Federal Reserve Board and the other federal banking regulators require that all intangible assets, with certain exceptions, be deducted from Tier 1 capital. Under the Federal Reserve Board's rules, the only types of intangible assets that may be included in (i.e., not deducted from) a bank holding company's capital are readily marketable purchased mortgage servicing rights ("PMSRs") and purchased credit card relationships ("PCCRs"), provided that, in the aggregate, the total amount of PMSRs and PCCRs included in capital does not exceed 50% of Tier 1 capital. PCCRs are subject to a separate sublimit of 25% of Tier 1 capital. The amount of PMSRs and PCCRs that a bank holding company may include in its capital is limited to the lesser of (i) 90% of such assets' fair market value (as determined under the guidelines), or (ii) 100% of such assets' book value, each determined quarterly. Identifiable intangible assets (i.e., intangible assets other than goodwill) other than PMSRs and PCCRs, including core deposit intangibles, acquired on or before February 19, 1992 (the date the Federal Reserve Board issued its original proposal for public comment), generally will not be deducted from capital for supervisory purposes, although they will continue to be deducted for purposes of evaluating applications filed by bank holding companies.

        Under the risk-based guidelines, financial institutions are required to maintain a risk-based ratio of 8%, of which 4% must be Tier 1 capital. The appropriate regulatory authority may set higher capital requirements when an institution's particular circumstances warrant.

        Under the leverage guidelines, financial institutions that meet certain specified criteria, including excellent asset quality, high liquidity, low interest rate exposure, and the highest regulatory rating, are required to maintain a minimum leverage ratio of 3%. Financial institutions not meeting these criteria are required to maintain a leverage ratio which exceeds 3% by a cushion of at least 100 to 200 basis points.

        The guidelines also provide that financial institutions experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels. Furthermore, the Federal Reserve Board's guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of an institution's Tier 1 capital, less all intangibles, to total assets, less all intangibles.

        Failure to meet applicable capital guidelines could subject the financial institution to a variety of enforcement remedies available to the federal regulatory authorities, including limitations on the ability to pay dividends, the issuance by the regulatory authority of a capital directive to increase capital, and the termination of deposit insurance by the FDIC, as well as to the measures described under "FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991" as applicable to undercapitalized institutions.

        As of December 31, 1994, the Tier 1 risk-based ratio, total risk-based ratio and total assets leverage ratio for Huntington and Reliance were as follows:

                                                                     HUNTINGTON
                                                             --------------------------
                                                                                PRO
                                           REQUIREMENT       HISTORICAL       FORMA (1)       RELIANCE
                                           -----------       ----------       ---------       --------
 Tier 1 Risk-Based Ratio . . . . . .          4.00%            9.55%           9.65%           10.92%
 Total Risk-Based Ratio  . . . . . .          8.00%           13.57%          13.62%           11.78%
 Tier 1 Leverage Ratio . . . . . . .          3.00%            7.99%           8.04%           10.27%
- ------------------

(1) Includes Huntington, Security National and Reliance on a pro forma combined basis.

        As of December 31, 1994, all of Huntington's bank and thrift subsidiaries and Reliance had capital in excess of all applicable requirements.

        The Federal Reserve Board, the OCC, and the FDIC proposed in September 1993 to revise their risk-based capital requirements to ensure that such requirements provide for explicit consideration by commercial banks of interest rate risk. It is anticipated that the regulatory agencies will issue a revised proposed rule for further public comment. Pending such revised proposal, Huntington's management cannot determine what effect, if any, an interest rate risk component would have on the capital of its subsidiary commercial banks, nor can Reliance's management make such a determination.

        The OTS has adopted an amendment to its risk-based capital requirements that, effective July l, 1994, requires savings institutions with more than a normal level of interest rate risk to maintain additional total capital. Huntington has determined that its thrift subsidiaries would not be deemed to have more than normal level of interest rate risk as defined under the OTS rule and believes that the rule will not require any of such institutions to increase total capital.


FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

        In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the regulatory and funding provisions of the Federal Deposit Insurance Act and made revisions to several other federal banking statutes.

        Among other things, FDICIA requires federal banking regulatory authorities to take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. For these purposes, FDICIA established five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

        The various federal banking regulatory agencies have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a Tier 1 leverage ratio of 5% or greater and is not subject to a regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and, generally, a Tier 1 leverage ratio of 4% or greater and the institution does not meet the definition of a "well capitalized" institution. An institution that does not meet one or more of the "adequately capitalized" tests is deemed to be "undercapitalized". If the institution has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3%, or a leverage ratio that is less than 3%, it is
deemed to be "significantly undercapitalized".   Finally, an institution is
deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

        FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a cash dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized institutions are subject to growth limitations and are required to submit a capital restoration plan. If any depository institution subsidiary is required to submit a capital restoration plan, its parent company would be required to provide a limited guarantee regarding compliance with the plan as a condition of approval of such plan by the appropriate federal banking agency. If an undercapitalized institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Significantly undercapitalized institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions may not, beginning 60 days after becoming critically undercapitalized, make any payment of principal or interest on their subordinated debt. In addition, critically undercapitalized institutions are subject to appointment of a receiver or conservator within 90 days of becoming critically undercapitalized.

        Under FDICIA, a depository institution that is not well capitalized is generally prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market. Huntington expects that the FDIC's brokered deposit rule will not adversely affect the ability of its depository institution subsidiaries to accept brokered deposits. Under the regulatory definition of brokered deposits, as of December 31, 1994, Huntington's bank subsidiaries had brokered deposits of $56.7 million, compared to $34.3 million as of December 31, 1993. Reliance does not have brokered deposits.

        FDICIA, as amended, directs that each federal banking regulatory agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings and stock valuation. The Federal Reserve Board has adopted a regulation in the form of guidelines covering most of these items, and other federal banking regulatory agencies are expected to adopt identical regulations shortly. Huntington believes that the regulations and guidelines will not have a material effect on the operations of its depository institution subsidiaries.


RECENT DEVELOPMENTS

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, enacted in September 1994, provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state will be permissible one year after enactment. Interstate branching and consolidations of existing bank subsidiaries in different states will be permissible beginning June 1, 1997. The permissibility of consolidations and branching may be accelerated by "opt-ins" by individual states. A state may also, until June 1, 1997, adopt legislation to "opt-out" of interstate branching and consolidations, but in that event the state's own banks become ineligible to branch into, or consolidate their operations, in other states.

        The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, made several changes in existing law affecting bank holding companies, including a reduction in the minimum post-approval antitrust review waiting period for depository institution mergers and acquisitions, and the substitution of a notice for an application when a bank holding company proposes to engage in, or acquire a company to engage in, nonbank activities.

                                   EXPERTS


        The consolidated financial statements of Huntington at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of Reliance Bank of Florida as of December 31, 1994 and 1993 and for the years then ended have been included in this Proxy Statement and elsewhere in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent public accountants, whose report thereon appears elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements refers to a change in the method of accounting for certain investments in debt and equity securities.

                                LEGAL  OPINIONS


        The validity of the Huntington Common Stock to be issued to Reliance shareholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon for Huntington by Porter, Wright, Morris & Arthur, Columbus, Ohio. As of December 31, 1994, members of such firm participating in the representation of Huntington on this matter beneficially owned an aggregate of 16,298 shares of Huntington Common Stock. Certain legal matters in connection with the Merger will be passed on for Reliance by Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards P.A., Orlando, Florida.


                                OTHER  MATTERS


        As of the date of this Proxy Statement/Prospectus, management of Reliance knows of no business other than that described in this Proxy Statement/Prospectus that will come before the Special Meeting. Should any other matters properly come before the Special Meeting, the proxy in the enclosed form confers upon the person or persons designated to vote the shares discretionary authority to vote the same with respect to any such other matter in accordance with their judgment.

                                          INDEX TO FINANCIAL INFORMATION


                                                                                                              Page
CONSOLIDATED FINANCIAL STATEMENTS OF HUNTINGTON

      Report of Ernst & Young LLP Independent Auditors....................................................    F-1

      Consolidated Balance Sheets as of December 31, 1994 and 1993........................................    F-2

      Consolidated Statements of Income for the Years Ended
         December 31, 1994, 1993, and 1992................................................................    F-3

      Consolidated Statements of Changes in Shareholders' Equity for the
         Years Ended December 31, 1994, 1993, and 1992....................................................    F-4

      Consolidated Statements of Cash Flows for the Years Ended
         December 31, 1994, 1993, and 1992................................................................    F-5

      Notes to Consolidated Financial Statements..........................................................    F-6

      Management's Discussion and Analysis of Financial Condition and
         Results of Operations............................................................................    F-19

      Consolidated Average Balances and Interest Rates....................................................    F-35


FINANCIAL STATEMENTS OF RELIANCE

      Independent Auditors Report ........................................................................    F-37

      Balance Sheets as of December 31, 1994 and 1993.....................................................    F-38

      Statements of Income for the Years Ended
         December 31, 1994 and 1993.......................................................................    F-39

      Statements of Shareholders' Equity for the Years Ended
         December 31, 1994 and 1993.......................................................................    F-40

      Statements of Cash Flows for the Years Ended
         December 31, 1994 and 1993.......................................................................    F-41

     Notes to Financial Statements........................................................................    F-43

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
To The Board of Directors And Shareholders
Huntington Bancshares Incorporated

     We have audited the accompanying consolidated balance sheets of Huntington Bancshares Incorporated and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Huntington Bancshares Incorporated and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.


                                        /s/ Ernst & Young LLP

Columbus, Ohio
January 11, 1995

CONSOLIDATED BALANCE SHEETS

- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                  Incorporated
- --------------------------------------------------------------------------------

(IN THOUSANDS OF DOLLARS)                                   DECEMBER 31,              1994            1993
                                                                                 ------------    ------------
ASSETS
Cash and due from banks ......................................................   $    885,327    $    704,007
Interest bearing deposits in banks ...........................................          3,059          12,610
Trading account securities ...................................................          9,427          21,964
Federal funds sold and securities purchased under resale agreements ..........          5,329          41,072
Mortgages held for sale ......................................................        138,997       1,032,338
Securities available for sale -- at fair value in 1994; fair value in
  1993 of $3,947,751 .........................................................      3,304,493       3,840,064
Investment securities -- fair value $474,147 and $373,567, respectively ......        475,692         359,345
Total loans ..................................................................     12,264,436      10,953,928
  Less allowance for loan losses .............................................        200,492         211,835
                                                                                 ------------    ------------
Net loans ....................................................................     12,063,944      10,742,093
                                                                                 ------------    ------------
Premises and equipment .......................................................        288,793         290,218
Customers' acceptance liability ..............................................         53,883          48,603
Accrued income and other assets ..............................................        541,696         526,393
                                                                                 ------------    ------------
TOTAL ASSETS .................................................................   $ 17,770,640    $ 17,618,707
                                                                                 ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing .......................................................   $  2,169,095    $  2,068,515
  Interest bearing ...........................................................      2,646,785       2,808,951
Savings deposits .............................................................      2,227,406       2,716,553
Certificates of deposit of $100,000 or more ..................................        605,763         674,349
Other domestic time deposits .................................................      3,909,061       3,412,685
Foreign time deposits ........................................................        406,957         363,637
                                                                                 ------------    ------------
  Total deposits .............................................................     11,965,067      12,044,690
                                                                                 ------------    ------------
Short-term borrowings ........................................................      2,898,201       3,195,463
Bank acceptances outstanding .................................................         53,883          48,603
Long-term debt ...............................................................      1,214,052         762,310
Accrued expenses and other liabilities .......................................        227,617         243,004
                                                                                 ------------    ------------
  Total Liabilities ..........................................................     16,358,820      16,294,070
                                                                                 ------------    ------------
Shareholders' equity
  Preferred stock -- authorized 6,617,808 shares; none outstanding
  Common stock -- without par value; authorized 200,000,000 shares;
    issued and outstanding -- 131,119,504 and 104,410,737 shares, respectively        912,318         902,107
  Less 904,739 and 608,032 treasury shares, respectively .....................        (16,577)        (15,290)
  Capital surplus ............................................................        215,084         216,168
  Net unrealized losses on securities available for sale .....................        (63,289)             --
  Retained earnings ..........................................................        364,284         221,652
                                                                                 ------------    ------------
  Total Shareholders' Equity .................................................      1,411,820       1,324,637
                                                                                 ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ...................................   $ 17,770,640    $ 17,618,707
                                                                                 ============    ============

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

- --------------------------------------------------------------------------------
                                  Huntington
                                  Banchsares
                                 Incorporated
- --------------------------------------------------------------------------------

(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)             YEAR ENDED DECEMBER 31,

                                                            1994           1993           1992
                                                        ------------   ------------   ------------
Interest and fee income
  Loans .............................................   $    975,604   $    896,932   $    872,308
  Investment securities
    Taxable .........................................         17,849        173,247        233,676
    Tax-exempt ......................................         13,663         20,268         20,155
  Securities available for sale .....................        180,745         81,548         11,043
  Mortgages held for sale ...........................         25,886         60,188         55,076
  Trading account ...................................            716            413          1,137
  Other .............................................          5,258          3,715          8,891
                                                        ------------   ------------   ------------
    TOTAL INTEREST INCOME ...........................      1,219,721      1,236,311      1,202,286
                                                        ------------   ------------   ------------
Interest expense
  Deposits ..........................................        294,780        317,545        409,798
  Short-term borrowings .............................        106,646         89,444         72,967
  Long-term debt ....................................         62,245         33,122         22,081
                                                        ------------   ------------   ------------
  TOTAL INTEREST EXPENSE ............................        463,671        440,111        504,846
                                                        ------------   ------------   ------------
  NET INTEREST INCOME ...............................        756,050        796,200        697,440
                                                        ------------   ------------   ------------
Provision for loan losses ...........................         15,284         79,294         81,562
                                                        ------------   ------------   ------------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        740,766        716,906        615,878
                                                        ------------   ------------   ------------
Total non-interest income ...........................        235,360        305,778        250,139
Total non-interest expense ..........................        609,652        658,893        632,582
                                                        ------------   ------------   ------------
  INCOME BEFORE INCOME TAX EXPENSE ..................        366,474        363,791        233,435
Provision for income taxes ..........................        123,881        126,879         72,389
                                                        ------------   ------------   ------------
  NET INCOME ........................................   $    242,593   $    236,912   $    161,046
                                                        ============   ============   ============
PER COMMON SHARE(1)
  Net income ........................................   $       1.87   $       1.85   $       1.27
  Cash dividends ....................................   $        .72   $        .60   $        .50
AVERAGE COMMON SHARES OUTSTANDING ...................    129,723,581    128,313,640    126,425,920

See notes to consolidated financial statements.

(1) Restated for the five-for-four stock split distributed in July 1994.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                 Incorporated
- --------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                              NET UNREALIZED
                                         COMMON     COMMON    TREASURY   TREASURY   CAPITAL   GAINS (LOSSES) RETAINED
                                         SHARES     STOCK      SHARES     STOCK     SURPLUS   ON SECURITIES  EARNINGS       TOTAL
- -----------------------------------------------------------------------------------------------------------------------------------
BALANCE -- JANUARY 1, 1992 .............  77,197  $  634,031    (509) $   (9,018) $  203,062              $  190,235  $1,018,310
Net income .............................                                                                     161,046     161,046
Cash dividends declared
  ($.50 per share) .....................                                                                     (52,423)    (52,423)
Stock options exercised ................                         280       4,957      (1,655)                 (1,078)      2,224
Five-for-four stock split ..............  15,497                 (72)                                           (115)       (115)
Treasury shares purchased ..............                        (900)    (19,149)                                        (19,149)
Treasury shares sold:
  Shareholder dividend
    reinvestment plan ..................                         357       6,830         483                     (31)      7,282
  Employee stock purchase plan .........                         541      10,311       1,144                              11,455
Change in valuation allowance
  for marketable equity securities .....                                                                         141         141
Pre-merger transactions of pooled
  banks ................................   1,046         732                          9,569                   (9,403)        898
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1992 ............ 93,740     634,763    (303)     (6,069)    212,603          --     288,372   1,129,669
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
Stock issued for acquisitions ..........   1,972      42,052                                                              42,052
Net income .............................                                                                     236,912     236,912
Cash dividends declared ($.60 per
  share) ...............................                                                                     (68,064)    (68,064)
Stock options exercised ................                         336       8,278       1,049                  (6,897)      2,430
10% stock dividend .....................   8,479     224,544     (18)                                       (224,747)       (203)
Treasury shares purchased ..............                      (1,447)    (36,795)                                        (36,795)
Treasury shares sold:
  Shareholder dividend reinvestment
    plan ...............................                         408       9,561         353                     (59)      9,855
  Employee stock purchase plan .........                         416       9,735         691                    (117)     10,309
Conversion of convertible notes ........      36         346                                                                 346
Change in valuation allowance
  for marketable equity securities .....                                                                       1,098       1,098
Pre-merger transactions of pooled
   banks ...............................     184         402                          1,472                   (4,846)     (2,972)
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1993 ............104,411     902,107    (608)    (15,290)    216,168          --     221,652   1,324,637
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
Change in accounting method
  for securities .......................                                                      $   65,548       1,624      67,172
Stock issued for acquisition ...........     573       9,842   1,318      24,984      (2,026)                             32,800
Net income .............................                                                                     242,593     242,593
Cash dividends declared
  ($.72 per share) .....................                                                                     (93,176)    (93,176)
Stock options exercised ................                         290       6,625         775                  (5,669)      1,731
Five-for-four stock split ..............  26,088                (160)
Treasury shares purchased ..............                      (3,537)    (73,634)                                        (73,634)
Treasury shares sold:
  Shareholder dividend reinvestment
    plan ...............................                       1,159      26,635          30                  (2,151)     24,514
  Employee stock purchase plan .........                         633      14,103         137                    (589)     13,651
Conversion of convertible notes ........      48         369                                                                 369
Change in net unrealized gains (losses)
  on securities available for sale .....                                                        (128,837)               (128,837)
                                         -------  ----------  ------  ----------  ----------  ----------  ----------  ----------
BALANCE -- DECEMBER 31, 1994 ............131,120  $  912,318    (905) $  (16,577) $  215,084  $  (63,289) $  364,284  $1,411,820
                                         =======  ==========  ======  ==========  ==========  ==========  ==========  ==========


See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
CASH FLOWS

- ------------------------------------------------------------------------------------------------------------------------------------
                          Huntington
                          Bancshares
                          Incorporated
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)         YEAR ENDED DECEMBER 31,        1994           1993            1992
                                                             ------------   ------------   ------------
OPERATING ACTIVITIES
  Net Income .............................................   $   242,593    $   236,912    $   161,046
  Adjustments to reconcile net income to net cash
    provided by operating activities
    Provision for loan losses ............................        15,284         79,294         81,562
    Provision for other real estate ......................        (4,999)         1,051         52,253
    Provision for depreciation and amortization ..........        84,215        127,459         76,856
    Deferred income tax expense(benefit) .................        57,329        (30,412)       (26,014)
    Decrease(increase) in trading account securities .....        12,537        (20,681)         2,670
    Decrease(increase) in mortgages held for sale ........       893,341       (288,296)       (99,768)
    Net gains on sales of securities available for sale ..        (2,481)       (22,973)       (19,174)
    Net gains on calls and sales of investment securities           (113)        (4,216)       (17,158)
    (Increase)decrease in accrued income receivable .....           (247)         3,924        (13,817)
    Net increase in other assets .........................       (54,963)       (68,255)       (67,016)
    Decrease in accrued expenses .........................       (22,033)        (8,775)        (8,801)
    Net (decrease)increase in other liabilities .........        (41,018)        54,532         13,612
    Other ................................................           565          3,413          1,893
                                                             -----------    -----------    -----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES ..........     1,180,010         62,977        138,144
                                                             -----------    -----------    -----------
INVESTING ACTIVITIES
  Decrease(increase) in interest bearing deposits in banks         9,551        152,077       (103,504)
  Proceeds from:
    Maturities of investment securities ..................        32,923        308,654        615,928
    Maturities of securities available for sale ..........       317,031        542,062         24,500
    Calls of investment securities .......................        53,104           --             --
    Sales of investment securities .......................          --          252,590        918,517
    Sales and calls of securities available for sale .....     2,316,843      2,306,111        991,360
  Purchases of:
    Investment securities ................................      (230,676)      (239,164)    (3,363,276)
    Securities available for sale ........................    (2,146,362)    (2,956,527)          --
  Net loan originations ..................................    (1,187,428)      (959,314)      (736,814)
  Proceeds from disposal of premises and equipment .......         1,200         13,035          1,360
  Purchases of premises and equipment ....................       (25,938)       (56,820)       (22,986)
  Proceeds from sales of other real estate ...............        44,484         24,169         23,698
  Net cash received(paid) from purchase/sale of subsidiary         2,670        (10,201)        17,346
                                                             -----------    -----------    -----------
    NET CASH USED FOR INVESTING ACTIVITIES ...............      (812,598)      (623,328)    (1,633,871)
                                                             -----------    -----------    -----------
FINANCING ACTIVITIES
  (Decrease)increase in total deposits ...................      (240,219)      (300,206)       471,758
  (Decrease)increase in short-term borrowings ............      (303,287)       517,008        911,969
  Net proceeds from issuance of long-term debt ...........       475,000        560,961        332,417
  Payment of long-term debt ..............................       (26,415)      (278,611)      (114,578)
  Dividends on common stock ..............................       (68,662)       (58,412)       (45,256)
  Acquisition of treasury stock ..........................       (73,634)       (36,795)       (19,149)
  Sales of treasury stock ................................        13,651         10,309         11,455
  Proceeds from exercise of stock options ................         1,731          2,430          2,224
  Pre-merger transactions of pooled banks ................          --           (2,972)        (5,544)
                                                             -----------    -----------    -----------
      NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES      (221,835)       413,712      1,545,296
                                                             -----------    -----------    -----------
      CHANGE IN CASH AND CASH EQUIVALENTS ................       145,577       (146,639)        49,569
      CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .....       745,079        891,718        842,149
                                                             -----------    -----------    -----------
      CASH AND CASH EQUIVALENTS AT END OF YEAR ...........   $   890,656    $   745,079    $   891,718
                                                             ===========    ===========    ===========

NOTE: Huntington made interest payments of $451,694,000, $430,701,000, and $510,830,000 in 1994, 1993, and 1992, respectively. Federal income tax payments were $97,775,000 in 1994, $155,457,000 in 1993, and
        $93,717,000 in 1992.


See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
1. Accounting Policies

     BASIS OF PRESENTATION: The consolidated financial statements include the accounts of Huntington Bancshares Incorporated (Huntington) and its subsidiaries and are presented on the basis of generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Certain amounts in the prior year's financial statements have been reclassified to conform with the 1994 presentation. The reclassifications had no effect on net income.

     SECURITIES: Effective January 1, 1994, Huntington adopted Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities". Debt securities that Huntington has both the positive intent and ability to hold to maturity are classified as investments and are carried at amortized cost. Securities purchased with the intention of recognizing short-term profits are placed in the trading account and carried at fair value. Securities not classified as investments or trading are designated available-for-sale and carried at fair value. Unrealized gains and losses on securities classified as available-for-sale are carried as a separate component of shareholders' equity. Unrealized gains and losses on securities classified as trading are reported in earnings. The amortized cost of specific securities sold is used to compute the realized gain or loss at the date of sale.

     Prior to the adoption of FAS 115, if Huntington had the intent and the ability at the time of purchase to hold securities until maturity or on a long-term basis, they were classified as investment securities and reported at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were considered held for sale and carried at the lower of aggregate cost or market value, with net unrealized losses reflected in earnings. Marketable equity securities were also reported at the lower of aggregate cost or market value, with net unrealized losses reflected as a reduction of shareholders' equity.

     LOANS: Loans are stated at the principal amount outstanding, net of unearned discount. Interest on loans is recognized primarily on the accrual basis using the "simple interest" method. The accrual of interest income is discontinued when the collection of principal, interest, or both is doubtful. When interest accruals are suspended, interest income accrued in the current period is reversed.

     Huntington principally uses the financing method of accounting for lease contracts. Under this method, a receivable is recorded for the total amount of lease payments due; lease income, represented by the excess of the total contract receivable plus estimated residual value of the leased asset over the asset cost is recognized in decreasing amounts over the term of the contract, resulting in a level rate of return on the outstanding principal.

     Significant nonrefundable loan fees and certain loan origination costs are being amortized over the commitment period and/or the term of the loan as an adjustment to the yield.

     ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses reflects management's judgment as to the level considered appropriate to absorb potential losses inherent in the portfolio. This judgment is based on a review of individual loans, historical loss experience, economic conditions, portfolio trends, and other factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

     OTHER REAL ESTATE: Other real estate, acquired through partial or total satisfaction of loans, is included in other assets and carried at the lower of cost or fair value. At the date of acquisition, any losses are charged to the allowance for loan losses. Subsequent declines in fair value which are considered permanent or realized losses from disposition of the property are charged to the reserve for other real estate.

     PREMISES AND EQUIPMENT: Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives employed are on average 30 years for premises and 3 to 10 years for equipment.

     INCOME TAXES: The amounts provided for income taxes are based on the amounts of current and deferred taxes payable (or refundable) at the date of the consolidated financial statements. A deferred tax liability (or asset) is recognized for temporary differences that will result in net taxable or deductible amounts in future years when the temporary differences reverse.

     MORTGAGE BANKING ACTIVITIES: Mortgages held for sale are valued at the lower of cost or aggregate market value as determined by outstanding commitments from investors. The cost of purchased mortgage servicing rights is capitalized and amortized over the period of, and in proportion to, the related net servicing income to be generated from the various servicing portfolios acquired.

     Huntington performs evaluations of capitalized servicing rights, including excess servicing receivables arising from loans sold in the secondary market, comparing amortized cost to the estimated value of the discounted future net revenues on an aggregate basis. Adjustments to reduce amortized cost to estimated fair value are recorded as direct reductions in carrying value and are included in non-interest income or non-interest expense, as appropriate.

     PURCHASE BUSINESS COMBINATIONS: Net assets of entities acquired in transactions accounted for under the purchase method of accounting are recorded at estimated fair value at the date of acquisition. The excess of cost over the fair value of net assets acquired (goodwill) is being amortized over periods ranging from 15 to 25 years. Core deposits and other identifiable acquired intangible assets are amortized on an accelerated basis over their estimated useful lives.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: Off-balance sheet financial instruments used for trading purposes are recorded in the balance sheet at fair value as of the reporting date. Realized and unrealized changes in fair value are recognized in net trading income in the period in which the changes occur.

     Amounts receivable or payable under interest rate swap, interest rate cap/floor and forward delivery agreements used in connection with Huntington's asset/liability management activities are recognized as income or expense according to the nature of the designated on-balance sheet financial assets and liabilities. With the exception of

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

forward delivery contracts, amounts accrued under these agreements are included as a component of interest income or expense. Amounts receivable or payable on forward delivery contracts, which are used exclusively to manage interest rate risk on loans to be originated for resale in the secondary market, are included in non-interest income along with related mortgage banking activities. Gains and losses on qualifying hedges, consisting principally of interest rate futures, are deferred and recognized in income or expense in the period the hedged transaction occurs. Gains and losses from the early termination of interest rate swaps and other asset/liability management positions for which Huntington applies accrual accounting are also deferred and are amortized over the remaining term of the original contracts.

     CASH EQUIVALENTS: Cash equivalents are defined as "Cash and due from banks" and "Federal funds sold and securities purchased under resale agreements."

     EARNINGS PER SHARE: Per common share amounts have been calculated based upon the weighted average number of common shares outstanding in each period, as adjusted for the five-for-four stock split distributed in July 1994. The dilutive effects of unexercised stock options are not significant.

- --------------------------------------------------------------------------------
2.      RESTRICTIONS ON CASH AND DUE FROM BANKS

     The bank and thrift subsidiaries of Huntington are required to maintain reserve balances with the Federal Reserve Bank. During 1994, the average balances were $133,012,738.

- --------------------------------------------------------------------------------
3.      SECURITIES AVAILABLE FOR SALE

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Huntington adopted the provisions of the new standard for investments held as of or acquired after January 1, 1994. In accordance with the Statement, prior period financial statements have not been restated to reflect the change in accounting principle. The opening balance of shareholders' equity was increased by $67,172,000 (net of $36,170,000 in deferred income taxes) to reflect the net unrealized holding gains on securities classified as available-for-sale previously carried at the lower of amortized cost or market value.

     Amortized cost, unrealized gains and losses, and fair values of securities available for sale as of December 31, 1994 and 1993 were:

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                UNREALIZED
                                                                                          ---------------------
                                                                     AMORTIZED            GROSS           GROSS             FAIR
(IN THOUSANDS OF DOLLARS)                                              COST               GAINS           LOSSES            VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
U.S. Treasury ..............................................        $  854,414        $      475        $   38,798        $  816,091
Federal Agencies
  Mortgage-backed securities ...............................           501,530             1,473            13,246           489,757
  Other agencies ...........................................         1,744,122               805            44,498         1,700,429
                                                                    ----------        ----------        ----------        ----------
  Total U.S. Treasury and agencies .........................         3,100,066             2,753            96,542         3,006,277
                                                                    ----------        ----------        ----------        ----------
Other debt securities ......................................           293,686              --               1,894           291,792
Marketable equity securities ...............................             8,359              --               1,935             6,424
                                                                    ----------        ----------        ----------        ----------
        Total securities available for sale ................        $3,402,111        $    2,753        $  100,371        $3,304,493
                                                                    ==========        ==========        ==========        ==========

                                                                                             UNREALIZED
                                                                                     --------------------------
                                                                 AMORTIZED           GROSS                GROSS             FAIR
(IN THOUSANDS OF DOLLARS)                                           COST             GAINS                LOSSES            VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 1993
U.S. Treasury ..............................................        $1,988,945        $   95,027        $    6,348        $2,077,624
Federal Agencies
  Mortgage-backed securities ...............................           146,055             8,096             4,958           149,193
  Other agencies ...........................................         1,556,190            13,915                11         1,570,094
                                                                    ----------        ----------        ----------        ----------
  Total U.S. Treasury and agencies .........................         3,691,190           117,038            11,317         3,796,911
                                                                    ----------        ----------        ----------        ----------
Other debt securities ......................................           140,506             2,084               122           142,468
Marketable equity securities ...............................             8,368                 4                --             8,372
                                                                    ----------        ----------        ----------        ----------
        Total securities available for sale ................        $3,840,064        $  119,126        $   11,439        $3,947,751
                                                                    ==========        ==========        ==========        ==========

Amortized cost and fair values by contractual maturity at December 31, 1994 and 1993 were:

- ---------------------------------------------------------------------------------
                                                    AMORTIZED            FAIR
(IN THOUSANDS OF DOLLARS)                             COST              VALUE
- ---------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Under 1 year ...............................        $  556,481        $  551,937
1-5 years ..................................         1,281,983         1,254,657
6-10 years .................................         1,084,241         1,043,878
Over 10 years ..............................           471,047           447,597
Marketable equity securities ...............             8,359             6,424
                                                    ----------        ----------
     Total .................................        $3,402,111        $3,304,493
                                                    ==========        ==========
AT DECEMBER 31, 1993
Under 1 year ...............................        $  130,828        $  132,853
1-5 years ..................................         2,160,439         2,264,122
6-10 years .................................           592,213           591,796
Over 10 years ..............................           948,216           950,608
Marketable equity securities ...............             8,368             8,372
                                                    ----------        ----------
     Total .................................        $3,840,064        $3,947,751
                                                    ==========        ==========

     Proceeds from sales of securities available for sale were $2,316,843,000, $2,306,111,000, and $991,360,000 during 1994, 1993, and 1992, respectively.
Gross gains of $15,194,000, $25,894,000, and $19,284,000 were realized in 1994,
1993, and 1992, respectively. Gross losses totaled $12,713,000 in 1994, $2,921,000 in 1993, and $110,000 in 1992.

- --------------------------------------------------------------------------------
4. INVESTMENT SECURITIES

     Amortized cost, unrealized gains and losses, and fair values of investment securities as of December 31, 1994 and 1993 were:


- ------------------------------------------------------------------------------------
                                                        UNREALIZED
                                                     ----------------
                                       AMORTIZED     GROSS     GROSS        FAIR
(IN THOUSANDS OF DOLLARS)                COST        GAINS     LOSSES      VALUE
- ------------------------------------------------------------------------------------
AT DECEMBER 31, 1994
U.S. Treasury ......................   $    150                         $    150
Federal Agencies
  Mortgage-backed securities .......      8,313   $     23   $     53      8,283
  Other agencies ...................    309,250         97      4,193    305,154
                                       --------   --------   --------   --------
  Total U.S. Treasury and agencies .    317,713        120      4,246    313,587
                                       --------   --------   --------   --------
States and political subdivisions ..    153,649      3,996      1,335    156,310
Other securities ...................      4,330        --          80      4,250
                                       --------   --------   --------   --------
  Total investment securities ......   $475,692   $  4,116   $  5,661   $474,147
                                       ========   ========   ========   ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
4. INVESTMENT SECURITIES (CONTINUED)

- --------------------------------------------------------------------------------
                                                        UNREALIZED
                                                     ----------------
                                       AMORTIZED     GROSS      GROSS     FAIR
(IN THOUSANDS OF DOLLARS)                COST        GAINS      LOSSES    VALUE
- --------------------------------------------------------------------------------
AT DECEMBER 31, 1993
U.S. Treasury ......................   $    150         --         --   $    150
Federal Agencies
  Mortgage-backed securities .......     12,868   $    576         --     13,444
  Other agencies ...................     81,448          1         --     81,449
                                       --------   --------   --------   --------
  Total U.S. Treasury and agencies .     94,466        577         --     95,043
                                       --------   --------   --------   --------
States and political subdivisions ..    232,721     13,600   $    137    246,184
Other securities ...................     32,158        195         13     32,340
                                       --------   --------   --------   --------
     Total investment securities ...   $359,345   $ 14,372   $    150   $373,567
                                       ========   ========   ========   ========


Amortized cost and fair values by contractual maturity at December 31, 1994 and 1993 were:

- ---------------------------------------------------------------------------------
                                                     AMORTIZED          FAIR
(IN THOUSANDS OF DOLLARS)                              COST            VALUE
- ---------------------------------------------------------------------------------
AT DECEMBER 31, 1994
Under 1 year .............................           $ 58,019           $ 58,738
1-5 years ................................            174,962            174,770
6-10 years ...............................            231,792            229,647
Over 10 years ............................             10,919             10,992
                                                     --------           --------
      Total ..............................           $475,692           $474,147
                                                     ========           ========
AT DECEMBER 31, 1993
Under 1 year .............................           $ 71,522           $ 73,097
1-5 years ................................            130,909            140,526
6-10 years ...............................            111,007            112,887
Over 10 years ............................             45,907             47,057
                                                     --------           --------
     Total ...............................           $359,345           $373,567
                                                     ========           ========

     There were no sales of investment securities in 1994. Proceeds from sales of investment securities were $252,590,000 and $918,517,000 during 1993 and 1992, respectively. Gross gains of $5,612,000, and $18,829,000 were realized in 1993 and 1992, respectively. Gross losses totaled $1,396,000 in 1993 and $1,671,000 in 1992.

- --------------------------------------------------------------------------------
5. LOANS

     At December 31, 1994 and 1993, loans were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Commercial .......................................    $ 3,610,892    $ 3,434,738
Tax-free .........................................         58,006         71,525
Real estate
  Construction ...................................        304,769        337,585
  Commercial .....................................      1,378,398      1,214,575
  Residential ....................................      1,624,367      1,470,242
Consumer (net of $11,651 and $15,858 unearned
  discount, respectively) ........................      4,641,946      3,943,666
Lease financing ..................................        646,058        481,597
                                                      -----------    -----------
     Total loans .................................    $12,264,436    $10,953,928
                                                      ===========    ===========

     Huntington's subsidiaries have granted loans to its officers, directors, and their associates. Such loans were made in the ordinary course of business at the banking subsidiaries' normal credit terms, including interest rate and collateralization, and do not represent more than the normal risk of collection. These loans to related parties are summarized as follows:


- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                              1994            1993
- ---------------------------------------------------------------------------------
Balance, beginning of year ...................       $ 100,856        $ 108,594
  Loans made .................................          14,069           52,903
  Repayments .................................         (21,066)         (36,221)
  Changes due to status of executive
   officers and directors ....................           4,366          (24,420)
                                                     ---------        --------
Balance, end of year .........................       $  98,225        $ 100,856
                                                     =========        =========

- --------------------------------------------------------------------------------
6. ALLOWANCE FOR LOAN LOSSES

     A summary of the transactions in the allowance for loan losses for the three years ended December 31 follows:

- ---------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                    1994          1993           1992
- ---------------------------------------------------------------------------------------
Balance, beginning of year ...........    $ 211,835     $ 153,654     $ 134,770
Allowance of assets acquired .........        1,393        11,241           513
Loan losses ..........................      (46,122)      (45,592)      (75,655)
Recoveries of loans previously
 charged off .........................       18,102        13,238        12,464
Provision for loan losses ............       15,284        79,294        81,562
                                          ---------     ---------     ---------
Balance, end of year .................    $ 200,492     $ 211,835     $ 153,654
                                          =========     =========     =========

     In May 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan". This Statement applies to financial statements for fiscal years beginning after December 15, 1994. It requires that impaired loans be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of this Statement, which will occur in the first quarter of 1995, is not expected to have a material effect on Huntington's consolidated financial statements.

- --------------------------------------------------------------------------------
7. PREMISES AND EQUIPMENT

     At December 31, 1994 and 1993, premises and equipment stated at cost were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Land ...........................................        $ 44,445        $ 43,614
Buildings ......................................         215,708         197,071
Leasehold improvements .........................          79,350          82,979
Equipment ......................................         250,049         234,728
                                                        --------        --------
     Total premises and equipment ..............         589,552         558,392
Less accumulated depreciation
  and amortization .............................         300,759         268,174
                                                        --------        --------
Net premises and equipment .....................        $288,793        $290,218
                                                        ========        ========

Depreciation and amortization charged to expense and rental income credited to occupancy expense were as follows:

- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                      1994          1993          1992
- ---------------------------------------------------------------------------------
Occupancy expense ....................       $11,382       $10,720       $10,011
Equipment expense ....................        16,588        16,399        14,052
                                             -------       -------       -------
  Total depreciation
    and amortization .................       $27,970       $27,119       $24,063
                                             =======       =======       =======
Rental income credited to
  occupancy expense ..................       $11,798       $12,264       $14,490
                                             =======       =======       =======

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
8. SHORT-TERM BORROWINGS

     At December 31, 1994 and 1993, short-term borrowings were comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                1994            1993
- --------------------------------------------------------------------------------
Federal funds purchased and securities
  sold under agreements to repurchase ..........      $1,442,138      $2,164,752
Medium-term bank notes with original
  maturities of less than one year .............         624,000              --
Short-term bank notes ..........................         640,000         860,000
Commercial paper ...............................          50,987          97,392
Other ..........................................         141,076          73,319
                                                      ----------      ----------
Total short-term borrowings ....................      $2,898,201      $3,195,463
                                                      ==========      ==========

     Commercial paper is issued by Huntington Bancshares Financial Corporation, a non-bank subsidiary with principal and interest guaranteed by Huntington Bancshares Incorporated (Parent Company).

     Huntington has the ability to borrow under a line of credit totaling $200,000,000 to support commercial paper borrowings or other short-term working capital needs. Under the terms of agreement, a quarterly fee must be paid and there are no compensating balances required. The line is cancelable, by Huntington, upon written notice and terminates September 30, 1997. There were no borrowings under the line in 1994 and 1993.

     Securities pledged to secure public or trust deposits, repurchase agreements, and for other purposes were $1,696,674,000 and $1,628,248,000 at December 31, 1994 and 1993, respectively.

- --------------------------------------------------------------------------------

9. LONG-TERM DEBT

     At December 31, 1994 and 1993, long-term debt was comprised of the following:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                 1994            1993
- --------------------------------------------------------------------------------
Notes, 7 5/8%, maturing in 2003, face value
  $150,000,000 at December 31, 1994 and
  1993, net of discount ..........................     $  149,450     $  149,382
Notes, 7 7/8%, maturing in 2002, face value
  $150,000,000 at December 31, 1994 and
  1993, net of discount ..........................        148,994        148,866
Notes, 6 3/4%, maturing in 2003, face value
  $100,000,000 at December 31, 1994 and
  1993, net of discount ..........................         99,720         99,687
Debentures, 7 7/8%, retired in 1994 ...............             --        10,519
Debentures, 7 7/8%, retired in 1994 ...............             --         9,368
Medium Term Bank Notes, 4.13% to 6.55%
  maturing in 1995 to 1997 .......................        616,600        191,600
Medium Term Notes, 5.50% and 5.67%,
  maturing in 1995 ...............................         50,000             --
Federal Home Loan Bank Notes, 4.23%
  to 7.30%, maturing in 1995 to 1997 .............        148,500        150,500
Other ............................................            788          2,388
                                                       ----------     ----------
Total long-term debt .............................     $1,214,052     $  762,310
                                                       ==========     ==========


HOLDING COMPANY OBLIGATIONS:

     The 7 7/8% Notes are not redeemable prior to maturity in 2002 and do not provide for any sinking fund.

     The 7 7/8% Debentures due in 1997 and 1998 were redeemed at face value on May 23, 1994 at the option of Huntington.

     The Medium Term Notes were issued by Huntington in 1994 and are not redeemable prior to their maturity in 1995.

SUBSIDIARY OBLIGATIONS:

     The 7 5/8% Notes and the 6 3/4% Notes were both issued by The Huntington National Bank in 1993. These Notes are not redeemable prior to maturity in 2003, and do not provide for any sinking fund.

     The Medium Term Bank Notes were issued by The Huntington National Bank in 1993 and 1994. These Notes are not redeemable prior to their maturity in 1995 through 1997.

     The Federal Home Loan Bank Notes mature serially over the period beginning February 1995 through November 1997. These advances cannot be prepaid without penalty.

     The terms of Huntington's long-term debt obligations contain various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels, dividend payments, and the disposition of subsidiaries. As of December 31, 1994, Huntington was in compliance with all such covenants.

     The following table summarizes the maturities of Huntington's long-term debt (excluding discounts).

- --------------------------------------------------------------------------------
    YEAR                                               (IN THOUSANDS OF DOLLARS)
- --------------------------------------------------------------------------------
1995 .................................................              $   191,166
1996 .................................................                  567,362
1997 .................................................                   57,361
1998 .................................................                       --
1999 .................................................                       --
2000 and thereafter ..................................                  400,000
                                                                    -----------
                                                                      1,215,889
Discount .............................................                   (1,837)
                                                                    -----------
Total ................................................              $ 1,214,052
                                                                    ===========

- --------------------------------------------------------------------------------

10. OPERATING LEASES

     At December 31, 1994, Huntington and its subsidiaries were obligated under noncancelable leases for land, buildings, and equipment. Many of these leases contain renewal options, and certain leases provide options to purchase the leased property during or at the expiration of the lease period at specified prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses, or proportionately adjusted for increases in the consumer or other price indices.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
10. OPERATING LEASES (CONTINUED)

     The following summary reflects the future minimum rental payments, by year, required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1994.

- ------------------------------------------------------------------------
YEAR                                           (IN THOUSANDS OF DOLLARS)
- ------------------------------------------------------------------------
1995 .....................................................      $ 22,156
1996 .....................................................        18,860
1997 .....................................................        15,285
1998 .....................................................        13,491
1999 .....................................................        13,107
2000 and thereafter ......................................       137,741
                                                                --------
Total Minimum Payments ...................................      $220,640
                                                                ========

     Total minimum lease payments have not been reduced by minimum sublease rentals of $69,531,000 due in the future under noncancelable subleases. The rental expense for all operating leases, except those with terms of a month or less, was $23,797,000 for 1994 compared with $22,141,000 in 1993 and $19,476,000 in 1992.

- --------------------------------------------------------------------------------

11. OFF-BALANCE SHEET TRANSACTIONS

     In the normal course of business, Huntington is party to financial instruments with varying degrees of credit and market risk in excess of the amounts reflected as assets and liabilities in the consolidated balance sheet. Loan commitments and letters of credit are commonly used to meet the financing needs of customers, while interest rate swaps, futures, and caps/floors as well as forward delivery contracts are an integral part of Huntington's asset/liability management activities. To a much lesser extent, various financial instrument agreements are entered into to assist customers in managing their exposure to interest rate fluctuations. These customer agreements, for which Huntington counters interest rate risk through offsetting third party contracts, are considered trading activities.

     The credit risk arising from loan commitments and letters of credit, represented by their contract amounts, is essentially the same as that involved in extending loans to customers, and both arrangements are subject to Huntington's standard credit policies and procedures. Collateral is obtained based on management's credit assessment of the customer and, for commercial transactions, may consist of accounts receivable, inventory, income-producing properties, and other assets. Residential properties are the principal form of collateral for consumer commitments.

     Notional values of interest rate swaps and other off-balance sheet financial instruments significantly exceed the credit risk associated with these instruments and represent contractual balances on which calculations of amounts to be exchanged are based. Credit exposure is limited to the sum of the aggregate fair value of positions that have become favorable to Huntington and any accrued interest receivable due from counterparties. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, collateral agreements, and other contract provisions. At December 31, 1994, Huntington's credit risk from these off-balance sheet arrangements, including trading activities, was approximately $62.4 million.

     The contract or notional amount of financial instruments with off-balance sheet risk at December 31, 1994 and 1993, is presented in the following table:

- --------------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                                      1994         1993
- --------------------------------------------------------------------------------
CONTRACT AMOUNT REPRESENTS CREDIT RISK
  Commitments to extend credit
    Commercial .......................................       $2,672       $2,080
    Consumer .........................................        2,169        2,512
    Other ............................................          218          171
  Standby letters of credit ..........................          416          360
  Commercial letters of credit .......................          137          148

NOTIONAL AMOUNT EXCEEDS CREDIT RISK
  Asset/liability management activities
    Interest rate swaps ..............................        6,840        6,902
    Interest rate futures ............................           16          503
    Purchased interest rate caps .....................          560        1,250
    Purchased interest rate floors ...................          570          570
    Forward delivery contracts .......................           76        1,292
  Trading activities
    Interest rate swaps ..............................          303          323
    Interest rate collars ............................          217           41
    Interest rate caps ...............................          114          147
    Interest rate floors .............................           66           61

     Commitments to extend credit generally have short-term, fixed expiration dates, are variable rate, and contain clauses which permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer's credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable rate nature.

     Standby letters of credit are conditional commitments issued by Huntington to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. Approximately 60% of standby letters of credit are collateralized, and approximately 85% are expected to expire without being drawn upon.

     Commercial letters of credit represent short-term, self-liquidating instruments which facilitate customer trade transactions and have maturities of no longer than ninety days. These instruments are normally secured by the merchandise or cargo being traded.

     Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount.
Huntington enters into swaps to synthetically alter the repricing characteristics of designated earning assets and interest bearing liabilities and, on a much more limited basis, as an intermediary for customers. Because only interest payments are exchanged, cash requirements of swaps are significantly less than the notional amounts.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
At December 31, 1994, $3.9 billion of the swaps related to asset/liability management activities provide for Huntington to receive a fixed rate of interest and pay a variable rate based on the London inter-bank offered rate (LIBOR). For approximately 38% of the receive fixed swaps, the notional amounts amortize according to movements in market interest rates, principally Constant Maturity U.S. Treasury Yields and LIBOR. Generally, as the applicable interest rate indices increase, as they did throughout much of 1994, amortization of the notional amounts occurs at a slower rate. Notional values of the remaining receive fixed swaps and the entire $1.9 billion portfolio of pay fixed swaps, for which Huntington receives LIBOR and pays a fixed rate of interest, do not change during the lives of the contracts. Huntington also has basis swaps of $1 billion outstanding at December 31, 1994, which provide for both parties to receive floating rates of interest according to different indices. These contracts are used to protect against a potential narrowing in the spread between the variable rates paid on certain interest rate swaps and the variable rates of on-balance sheet financial instruments to which the swaps were designated.

     Interest rate futures and forward contracts are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. During the latter part of 1994, Huntington initiated a program to sell futures contracts on Eurodollar deposits to hedge the risks of certain LIBOR-based funding. Futures contracts were used for this purpose due to their liquidity and credit risk advantages over swaps. Forward delivery contracts, which are used by Huntington in connection with its mortgage banking activities to reduce the exposure of fixed rate loan commitments to changing interest rates, settle in cash at a specified future date based on the differential between agreed interest rates applied to a notional amount. Forward contracts generally have a greater degree of credit risk than futures as daily cash settlements are not required.

     Huntington also uses interest rate caps/floors to manage fluctuating interest rates. Premiums paid for interest rate caps/floors grant Huntington the right to receive at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional amount. The purchased caps outstanding at December 31, 1994, have an average remaining term of approximately two years. The interest rate floors, which were purchased in September 1993 to protect against mortgage loan prepayments, expired on January 1, 1995.

     For more detailed information concerning off-balance sheet transactions, refer to the "Interest Rate Risk Management" section of Management's Discussion and Analysis.

- --------------------------------------------------------------------------------

12. LEGAL CONTINGENCIES

     In the ordinary course of business, there are various legal proceedings pending against Huntington and its subsidiaries. The aggregate liabilities, if any, arising from such proceedings would not have a material adverse effect on Huntington's consolidated financial position.


13. STOCK OPTION PLANS

     Huntington has non-qualified and incentive stock option plans covering key employees. Most recently, shareholders approved The Huntington Bancshares Incorporated 1994 Stock Option Plan in April, 1994. Under this plan, as adjusted for the five-for-four stock split distributed in July, 1994, a maximum of 7,500,000 shares of common stock may be optioned at prices not less than the fair market value of the common stock at the date of grant. At December 31, 1994 and 1993, total options available for future grants under all stock option plans were 8,313,741 and 1,411,359, respectively.

     Huntington recognizes stock options when exercised by crediting shareholders' equity for the cash option price paid by the optionee. No amounts are charged or credited to income in connection with the stock option plans. All outstanding options are considered common stock equivalents for purposes of computing primary and fully-diluted earnings per share.

     Activity in the plans for 1994 and 1993 is summarized as follows:

                                                    SHARES
                                                    UNDER
                                                    OPTION         PRICE RANGE
- --------------------------------------------------------------------------------
Outstanding at January 1, 1993 ............       2,760,758       $ 2.75-$14.14
Granted ...................................         671,040       $ 9.73-$20.65
Exercised .................................        (846,739)      $ 2.70-$14.14
Cancelled .................................          (9,205)      $ 2.75-$20.65
                                                  ---------       -------------
Outstanding at December 31, 1993 ..........       2,575,854       $ 2.70-$20.65
- --------------------------------------------------------------------------------
Exercisable at December 31, 1993 ..........       1,901,890       $ 2.70-$17.32
- --------------------------------------------------------------------------------

Outstanding at January 1, 1994 ............       2,575,854       $ 2.70-$20.65
Granted ...................................         635,861       $20.55-$21.13
Exercised .................................        (532,931)      $ 2.70-$17.32
Cancelled .................................         (41,590)      $ 7.41-$21.13
                                                  ---------       -------------
Outstanding at December 31, 1994 ..........       2,637,194       $ 2.75-$21.13
- --------------------------------------------------------------------------------
Exercisable at December 31, 1994 ..........       1,995,643       $ 2.75-$20.65
- --------------------------------------------------------------------------------

14. EMPLOYEE BENEFIT PLANS

     Huntington sponsors a non-contributory defined benefit pension plan covering substantially all employees of Huntington and its subsidiaries. This plan provides benefits based upon a percent of final average salary for each year of service. The funding policy of Huntington is to contribute an annual amount which is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code. Plan assets, held in trust, primarily consist of marketable mutual funds.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
14. EMPLOYEE BENEFIT PLANS (CONTINUED)

     The following tables show the funded status of the plan at December 31, 1994 and 1993, the components of pension cost recognized in 1994, 1993, and 1992, and a summary of the key assumptions underlying the actuarial valuations.

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                  1994          1993
- --------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
  Vested benefit obligation ........................    $  64,496     $  63,790
                                                        =========     =========
  Accumulated benefit obligation ...................    $  70,172     $  69,714
                                                        =========     =========
Projected benefit obligation .......................    $ 104,381     $ 113,305
Plan assets, at fair value .........................       97,105       101,372
                                                        ---------     ---------
Projected benefit obligation in excess
  of plan assets ...................................        7,276        11,933
Unrecognized transition asset,
  net of amortization ..............................        3,480         4,044
Unrecognized net gain ..............................       14,090           695
Unrecognized prior service cost ....................       (1,776)       (1,917)
                                                        ---------     ---------
Accrued pension cost ...............................    $  23,070     $  14,755
                                                        =========     =========


- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)               1994            1993           1992
- --------------------------------------------------------------------------------
NET PENSION COST INCLUDED THE
  FOLLOWING COMPONENTS
  Service cost-benefits earned
    during the period .............   $ 10,604       $  7,485       $  6,937
  Interest cost on projected
    benefit obligation ............      7,923          7,060          6,656
  Net amortization and deferral ...    (12,111)        (1,292)         3,213
  Actual loss (return) on
    plan assets ...................      1,899         (7,448)       (11,512)
                                      --------       --------       --------
Net pension expense ...............   $  8,315       $  5,805       $  5,294
                                      ========       ========       ========

ACTUARIAL ASSUMPTIONS
  Discount rate ...................       8.00%          7.00%          8.25%
  Rate of salary increases ........       5.00%          5.00%          6.00%
  Long-term rate of return
    on assets .....................       8.75%          8.75%          8.75%

     Huntington also sponsors an unfunded Supplemental Executive Retirement Plan, a non-qualified plan that provides certain key officers of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1994, the projected benefit obligation for this plan totaled $10,958,000, of which $3,974,000 was subject to later amortization. The remaining $6,984,000 is included in other liabilities. At December 31, 1993, the projected benefit obligation for this plan totaled $7,416,000 of which $1,554,000 was subject to later amortization. The remaining $5,862,000 is included in other liabilities. Pension costs for this plan were $1,188,000 in 1994, $971,000 in 1993, and $980,000 in 1992.

     In addition to providing pension benefits, Huntington and its subsidiaries provide certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of service. For any employee retiring on or after January 1, 1993, Huntington's contribution is based upon the employees' number of months of service and is limited to the actual cost of coverage.

     Effective January 1, 1993, Huntington adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions." The Statement requires that the expected cost of providing post-retirement benefits be recognized in the financial statements during the employees' active service period.

     The post-retirement benefit plan is unfunded. Net periodic post-retirement benefit cost for 1994 and 1993 included the following components:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                     1994          1993
- --------------------------------------------------------------------------------
Service cost .........................................       $1,458       $  782
Interest cost ........................................        2,853        2,095
Amortization of transition obligation ................        1,261        1,261
Net amortization and deferral ........................          722           --
                                                             ------       ------
Net periodic post-retirement benefit cost ............       $6,294       $4,138
                                                             ======       ======

     The following table sets forth the amounts recorded in the consolidated balance sheets at December 31, 1994 and 1993:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                   1994          1993
- --------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation:
  Retirees .........................................     $ 20,426      $ 16,031
  Fully eligible active plan participants ..........        7,045         6,187
  Other active plan participants ...................        9,805         9,515
                                                         --------      --------
    Total accumulated post-retirement
      benefit obligation ...........................       37,276        31,733
  Unrecognized net loss ............................       (1,352)       (5,328)
  Unrecognized prior service cost ..................       (6,320)
  Unrecognized transition obligation ...............      (22,693)      (23,954)
                                                         --------      --------
    Accrued post-retirement benefit cost ...........     $  6,911      $  2,451
                                                         ========      ========

     The transition obligation totaled $25.2 million at January 1, 1993 and is being amortized over 20 years. Prior to 1993, Huntington recognized the cost of providing these benefits as incurred. Post-retirement health care benefits charged to expense were $1,080,000 in 1992.

     The weighted average discount rate used in determining the accumulated post-retirement benefit obligation was 8.0% in 1994 and 7.0% in 1993. The 1994 health care trend rate was projected to be 11.5% for pre-65 participants and 9.5% for post-65 participants compared to 12.25% and 10.0% in 1993. These rates are assumed to decrease gradually until they reach 5.5% in the year 2004 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1994, by $2.9 million and the aggregate of the service and interest components of net periodic post-retirement benefit cost for 1994 by $418,000.

     Also in 1993, Huntington adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Post-employment Benefits." This Statement requires the recognition of the cost to provide post-employment benefits, such as long-term disability and unemployment benefits, on an accrual basis. The accrued post-employment benefit obligation totaled $3.6 million at December 31, 1994 and $3.5 million at December 31, 1993.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

     Huntington has a contributory employee stock purchase plan available to eligible employees. Employee contributions of up to 6% of eligible compensation are matched 75% by Huntington. Huntington may also make additional matching contributions up to an additional 25% of employee contributions, at the discretion of the Board of Directors. Eligible employees may contribute in excess of 6% up to an additional 10% on an after tax basis. These additional contributions are not matched by Huntington. The cost of providing this plan was $8.2 million in 1994, $6.7 million in 1993, and $5.4 million in 1992.

     The Huntington Supplemental Stock Purchase and Tax Savings Plan was adopted in 1989. The plan is a non-qualified plan created to allow senior officers, whose contributions to the stock purchase plan are limited by federal tax law, to defer compensation on terms similar to those provided by the stock purchase plan.

- --------------------------------------------------------------------------------

15. ACQUISITIONS

     On December 16, 1994, Huntington acquired FirstFed Northern Kentucky Bancorp, Inc. (FirstFed), a $226 million savings and loan holding company, for approximately 1.9 million shares of Huntington common stock. The acquisition was accounted for as a purchase. Accordingly, results of operations of FirstFed have been included in the consolidated results of Huntington from the date of acquisition.Proforma results of operations relative to the acquisition have not been presented due to the immaterial impact on Huntington's consolidated financial statements.

     Also in 1994, Huntington signed a definitive merger agreement with Security National Corporation of Maitland, Florida, a $180 million bank holding company, and Reliance Bank of Florida, a $93 million privately-owned bank. Both mergers will be accounted for as a pooling-of-interests and are expected to be completed during the second quarter of 1995.

- --------------------------------------------------------------------------------

16. INCOME TAXES

     The following is a summary of the provision for income taxes:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                     1994         1993           1992
- --------------------------------------------------------------------------------
Currently payable
  Federal .............................    $  62,648    $ 151,204     $  94,430
  State ...............................        3,904        6,087         3,973
                                           ---------    ---------     ---------
    Total current .....................       66,552      157,291        98,403
Deferred tax expense(benefit)
  Federal .............................       56,624      (29,107)      (25,973)
  State ...............................          705       (1,305)          (41)
                                           ---------    ---------     ---------
    Total deferred ....................       57,329      (30,412)      (26,014)
                                           ---------    ---------     ---------
  Total provision for income taxes ....    $ 123,881    $ 126,879     $  72,389
                                           =========    =========     =========

     Tax expense associated with securities transactions included in the above amounts was $908,000 in 1994, $9,516,000 in 1993, and $12,353,000 in 1992.

     The following is a reconcilement of income tax expense to the amount computed at the statutory rate of 35% in 1994 and 1993, respectively, and 34% in 1992.

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                  1994            1993          1992
- --------------------------------------------------------------------------------
Pre-tax income computed
  at the statutory rate ...........     $ 128,266      $ 127,327      $  79,369
Increases (decreases):
  Tax-exempt interest income ......        (6,077)        (8,236)       (10,191)
  State income taxes ..............         2,996          3,109          2,595
  Other-net .......................        (1,304)         4,679            616
                                        ---------      ---------      ---------
  Provision for income taxes ......     $ 123,881      $ 126,879      $  72,389
                                        =========      =========      =========

     The significant components of Huntington's deferred tax assets and liabilities at December 31, 1994 and 1993 are as follows:

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                  1994           1993
- --------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses ......................       $ 63,380       $ 65,894
  Allowance for other real estate losses .........         13,791         19,346
  Financial instruments ..........................             --         16,202
  Securities .....................................         33,711             --
  Pension and other employee benefits ............         18,158         11,503
  Deferred expenses ..............................          5,509          7,615
  Other ..........................................          6,297          8,724
                                                         --------       --------
    Total deferred tax assets ....................        140,846        129,284

Deferred tax liabilities:
  Financial instruments ..........................         25,811             --
  Lease financing transactions ...................         67,099         53,261
  Premises and equipment .........................          7,790         10,047
  Revalued liabilities-net .......................          7,779          7,971
  Other ..........................................          8,081          7,450
                                                         --------       --------
    Total deferred tax liabilities ...............        116,560         78,729
                                                         --------       --------
    Net deferred tax asset .......................       $ 24,286       $ 50,555
                                                         ========       ========

     The components of the provision for deferred income taxes for the year ended December 31, 1992 are as follows:


- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                1992
- --------------------------------------------------------------------------------
Provision for loan losses ...................................          $ (7,476)
Provision for other real estate .............................           (16,694)
Lease financing .............................................             2,785
Depreciation on premises and equipment ......................               228
Pension and other employee benefits .........................            (1,648)
Other-net ...................................................            (3,209)
                                                                       --------
  Total .....................................................          $(26,014)
                                                                       ========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
17. NON-INTEREST INCOME

     A summary of the components in non-interest income for the three years ended December 31 follows:

- ---------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                       1994          1993         1992
- -----------------------------------------     --------     --------     ---------
Service charges on deposit accounts .....     $ 76,836     $ 73,172     $ 64,471
Mortgage banking ........................       50,367       99,185       63,297
Credit card fees ........................       34,045       31,794       27,037
Trust services ..........................       28,448       27,948       25,129
Investment product sales ................        6,624        9,016        5,193
Net gains on sales of securities
  available for sale ....................        2,481       22,973       19,174
Net investment securities gains .........          113        4,216       17,158
Other ...................................       36,446       37,474       28,680
                                              --------     --------     --------
     TOTAL NON-INTEREST INCOME ..........     $235,360     $305,778     $250,139
                                              ========     ========     ========

- --------------------------------------------------------------------------------
18. NON-INTEREST EXPENSE

     A summary of the components in non-interest expense for the three years ended December 31 follows:
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                    1994           1993          1992
- --------------------------------------      --------      --------      --------
Salaries .............................      $226,668      $226,405      $206,429
Commissions ..........................        10,775        20,992        18,310
Employee benefits ....................        58,158        55,259        46,596
Net occupancy ........................        40,291        39,955        36,272
Equipment ............................        38,792        37,230        34,184
Credit card ..........................        26,539        24,248        20,474
FDIC insurance .......................        25,271        25,322        25,500
Advertising ..........................        15,320        13,259        13,308
Printing and supplies ................        14,821        14,721        13,588
Legal and loan collection ............         8,298        11,361        13,109
Other ................................       144,719       190,141       204,812
                                            --------      --------      --------
     TOTAL NON-INTEREST EXPENSE ......      $609,652      $658,893      $632,582
                                            ========      ========      ========

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 1994 and 1993.

- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)                 I Q                II Q                III Q                IV Q
- ------------------------------------------------------------------------------------------------------------------------------------
1994
Interest income ..................................           $ 301,637           $ 297,485           $ 301,724            $ 318,875
Interest expense .................................              98,470             105,403             118,173              141,625
                                                             ---------           ---------           ---------            ---------
Net interest income ..............................             203,167             192,082             183,551              177,250
                                                             ---------           ---------           ---------            ---------
Provision for loan losses ........................               8,464               3,219               1,113                2,488
Gains (losses) on sales of
  securities available for sale ..................               1,748                  62                 735                  (64)
Net investment securities gains (losses) .........                  50                 141                 (87)                   9
Non-interest income ..............................              59,455              61,781              56,750               54,780
Non-interest expense .............................             154,025             150,195             154,961              150,471
                                                             ---------           ---------           ---------            ---------
Income before income taxes .......................             101,931             100,652              84,875               79,016
Provision for income taxes .......................              35,189              33,199              28,973               26,520
                                                             ---------           ---------           ---------            ---------
Net income .......................................           $  66,742           $  67,453           $  55,902            $  52,496
                                                             =========           =========           =========            =========
Net income per common share(1) ...................           $     .51           $     .52           $     .43            $     .41

- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)                I Q                II Q                III Q                IV Q
- ------------------------------------------------------------------------------------------------------------------------------------
1993
Interest income ..................................           $ 299,749           $ 313,259           $ 308,934            $ 314,369
Interest expense .................................             111,009             113,416             110,230              105,456
                                                             ---------           ---------           ---------            ---------
Net interest income ..............................             188,740             199,843             198,704              208,913
                                                             ---------           ---------           ---------            ---------
Provision for loan losses ........................              23,479              25,170              15,280               15,365
Gains on sales of securities
  available for sale .............................               4,735               1,505              16,168                  565
Net investment securities gains ..................               1,504               1,598                 778                  336
Non-interest income ..............................              57,374              66,316              73,775               81,124
Non-interest expense .............................             147,799             157,735             181,268              172,091
                                                             ---------           ---------           ---------            ---------
Income before income taxes .......................              81,075              86,357              92,877              103,482
Provision for income taxes .......................              26,527              28,086              32,142               40,124
                                                             ---------           ---------           ---------            ---------
Net income .......................................           $  54,548           $  58,271           $  60,735            $  63,358
                                                             =========           =========           =========            =========
Net income per common share(1) ...................           $     .43           $     .46           $     .47            $     .49

(1) Restated for the five-for-four stock split distributed in July 1994.
- --------------------------------------------------------------------------------

20. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts and estimated fair values of Huntington's financial instruments are presented in the following table. Certain assets, the most significant being premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, intangible assets such as mortgage servicing rights, deposit base intangibles, and other customer relationships are not considered financial instruments and are not discussed below. Accordingly, this fair value information is not intended to, and does not, represent Huntington's underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

                                                                                                         AT DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                                                CARRYING                   FAIR
(IN THOUSANDS OF DOLLARS)                                                                        AMOUNT                    VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS
  Securities .......................................................................           $      9,427            $      9,427
  Interest rate swaps and other off-balance sheet agreements
    Assets .........................................................................                 12,643                  12,643
    Liabilities ....................................................................                (12,351)                (12,351)
NONTRADING INSTRUMENTS
Asset
  Cash and short-term assets .......................................................                893,715                 893,715
  Mortgages held for sale ..........................................................                138,997                 138,997
  Securities .......................................................................              3,780,185               3,778,640
    Related off-balance sheet liabilities ..........................................                     --                 (22,031)
  Loans ............................................................................             12,063,944              11,855,952
    Related off-balance sheet assets ...............................................                  4,768                   6,172
    Related off-balance sheet liabilities ..........................................                     --                (169,483)
  Customers' acceptance liability ..................................................                 53,883                  53,883
Liabilities
  Deposits .........................................................................            (11,965,067)            (11,925,464)
    Related off-balance sheet liabilities ..........................................                     --                 (59,938)
  Short-term borrowings ............................................................             (2,898,201)             (2,898,201)
    Related off-balance sheet assets ...............................................                     --                  14,647
    Related off-balance sheet liabilities ..........................................                     --                  (4,343)
  Bank acceptances .................................................................                (53,883)                (53,883)
  Long-term debt ...................................................................             (1,214,052)             (1,183,634)
    Related off-balance sheet assets ...............................................                     --                  17,210
    Related off-balance sheet liabilities ..........................................                     --                 (44,934)

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         AT DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                                CARRYING                   FAIR
(IN THOUSANDS OF DOLLARS)                                                                        AMOUNT                    VALUE
- ------------------------------------------------------------------------------------------------------------------------------------
TRADING INSTRUMENTS
  Securities .......................................................................           $     21,964            $     21,964
  Interest rate swaps and other off-balance sheet agreements
    Assets .........................................................................                  5,301                   5,301
    Liabilities ....................................................................                 (4,952)                 (4,952)

NONTRADING INSTRUMENTS
Asset
  Cash and short-term assets .......................................................                757,689                 757,689
  Mortgages held for sale ..........................................................              1,032,338               1,032,338
  Securities .......................................................................              4,199,409               4,321,318
    Related off-balance sheet liabilities ..........................................                     --                    (275)
  Loans ............................................................................             10,742,093              10,799,391
    Related off-balance sheet assets ...............................................                     --                  11,032
    Related off-balance sheet liabilities ..........................................                     --                 (22,535)
  Customers' acceptance liability ..................................................                 48,603                  48,603
  Other off-balance sheet financial instruments ....................................                  1,438                     604
Liabilities
  Deposits .........................................................................            (12,044,690)            (12,083,511)
    Related off-balance sheet assets ...............................................                     --                   5,453
    Related off-balance sheet liabilities ..........................................                     --                  (5,332)
  Short-term borrowings ............................................................             (3,195,463)             (3,195,463)
    Related off-balance sheet assets ...............................................                     --                   1,221
    Related off-balance sheet liabilities ..........................................                     --                     (64)
  Bank acceptances .................................................................                (48,603)                (48,603)
  Long-term debt ...................................................................               (762,310)               (795,777)
    Related off-balance sheet assets ...............................................                     --                  28,181
    Related off-balance sheet liabilities ..........................................                     --                  (3,580)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
20. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

     The terms and short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include cash and due from banks, interest bearing deposits in banks, trading account securities, federal funds sold and securities purchased under resale agreements, customers' acceptance liabilities, short-term borrowings, and bank acceptances outstanding. As indicated in Note 11, loan commitments and letters of credit generally have short-term, variable rate features and contain clauses which limit Huntington's exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

        Mortgages held for sale are valued at the lower of aggregate cost or market as determined using outstanding commitments from investors. Accordingly, the carrying amount of mortgages held for sale approximates fair value.

        Fair values of securities available for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

        For variable rate loans that reprice frequently, fair values are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of losses inherent in the loan portfolio.

        The fair values of demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

        The fair values of Huntington's long-term debt are based substantially upon quoted market prices.

        The fair values of interest rate swap agreements and other off-balance sheet financial instruments used for asset/liability management and trading purposes are based upon quoted market prices or prices of similar instruments, when available, or calculated with pricing models using current rate assumptions.

- --------------------------------------------------------------------------------

21. REGULATORY RESTRICTIONS

     Payment of dividends to Huntington by the subsidiary banks and thrifts are subject to various regulatory restrictions. The regulatory agencies must approve the declaration of any dividends in excess of available retained earnings and in excess of the sum of net income for that year and retained net income for the preceding two years, less any required transfers to surplus. Under this formula, subsidiary banks and thrifts could, without such approval, declare dividends in 1995 of approximately $223,984,000 plus an additional amount equal to their net income through the date of declaration.

     The subsidiary banks and thrifts are also restricted by federal regulation as to the amount and type of loans they may make to Huntington. At December 31, 1994, the subsidiary banks and thrifts could lend to Huntington $161,764,000, subject to the qualifying collateral requirements defined in the regulations.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

22. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEETS (IN THOUSANDS OF DOLLARS)                                       DECEMBER 31,             1994             1993
- ------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents ................................................................           $   69,767           $   73,962
Securities available for sale ............................................................                6,424                7,195
Due from non-bank subsidiaries ...........................................................              102,751                7,783
Investment in subsidiaries on the equity method
  Bank subsidiaries ......................................................................            1,426,888            1,371,406
  Non-bank subsidiaries ..................................................................               48,195               47,716
Excess of cost of investment in subsidiaries over net assets acquired ....................               25,159               26,391
Other assets .............................................................................               15,760               10,864
                                                                                                     ----------           ----------
  TOTAL ASSETS ...........................................................................           $1,694,944           $1,545,317
                                                                                                     ==========           ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term borrowings ....................................................................           $   25,000                 --
Long-term debt ...........................................................................              198,994           $  168,753
Dividends payable ........................................................................               25,908               20,278
Accrued expenses and other liabilities ...................................................               33,222               31,649
                                                                                                     ----------           ----------
  Total Liabilities ......................................................................              283,124              220,680
Shareholders' Equity .....................................................................            1,411,820            1,324,637
                                                                                                     ----------           ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .............................................           $1,694,944           $1,545,317
                                                                                                     ==========           ==========


- ------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME (IN THOUSANDS OF DOLLARS)          YEAR ENDED DECEMBER 31,                1994           1993           1992
- ------------------------------------------------------------------------------------------------------------------------------------
INCOME
  Dividends from
    Bank subsidiaries .................................................................     $ 167,729      $ 127,414      $  58,750
    Non-bank subsidiaries .............................................................         5,245          5,356          4,214
  Interest from
    Bank subsidiaries .................................................................         2,876          3,759          1,370
    Non-bank subsidiaries .............................................................         2,601              6           --
  Other ...............................................................................           407            824          1,703
                                                                                            ---------      ---------      ---------
      TOTAL INCOME ....................................................................       178,858        137,359         66,037
                                                                                            ---------      ---------      ---------
EXPENSE
  Interest on long-term debt ..........................................................        15,056         13,292         12,020
  Other ...............................................................................        12,075         15,303         15,347
                                                                                            ---------      ---------      ---------
      TOTAL EXPENSE ...................................................................        27,131         28,595         27,367
                                                                                            ---------      ---------      ---------
Income before income taxes and equity in undistributed net income of subsidiaries .....       151,727        108,764         38,670
Income tax benefit ....................................................................        (8,007)        (8,324)        (7,826)
                                                                                            ---------      ---------      ---------
Income before equity in undistributed net income of subsidiaries ......................       159,734        117,088         46,496
                                                                                            ---------      ---------      ---------
Equity in undistributed net income of
  Bank subsidiaries ...................................................................        80,004        117,177        112,921
  Non-bank subsidiaries ...............................................................         2,855          2,647          1,629
                                                                                            ---------      ---------      ---------
      NET INCOME ......................................................................     $ 242,593      $ 236,912      $ 161,046
                                                                                            =========      =========      =========

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

22. HUNTINGTON BANCSHARES INCORPORATED (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

- ------------------------------------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOWS (IN THOUSANDS OF DOLLARS)          YEAR ENDED DECEMBER 31,          1994            1993             1992
- ------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income .......................................................................      $ 242,593       $ 236,912       $ 161,046
  Adjustments to reconcile net income to net cash provided by operating activities
    Equity in undistributed net income of subsidiaries .............................        (82,859)       (119,824)       (114,550)
    Amortization ...................................................................          4,974           2,400           1,559
    Losses (gains) on sales of securities ..........................................             25              21            (930)
    Increase in other assets .......................................................         (4,909)         (5,400)         (2,422)
    Increase in other liabilities ..................................................          5,926           4,003           8,371
                                                                                          ---------       ---------       ---------
    NET CASH PROVIDED BY OPERATING ACTIVITIES ......................................        165,750         118,112          53,074
                                                                                          ---------       ---------       ---------
INVESTING ACTIVITIES
  Proceeds from sales of investment securities .....................................            173             329           4,390
  (Advances to) repayments from subsidiaries .......................................        (94,968)         94,485        (100,282)
  Acquisitions and additional capitalization of subsidiaries .......................            (10)        (31,944)         (5,000)
                                                                                          ---------       ---------       ---------
    NET CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES ...........................        (94,805)         62,870        (100,892)
                                                                                          ---------       ---------       ---------

FINANCING ACTIVITIES
  Net proceeds from issuance of long-term debt .....................................         49,958            --           147,747
  Payment of long-term debt ........................................................        (23,184)       (100,246)         (6,648)
  Increase in short-term borrowings ................................................         25,000            --              --
  Dividends on common stock ........................................................        (68,662)        (58,412)        (45,256)
  Acquisition of treasury stock ....................................................        (73,634)        (36,795)        (19,149)
  Sales of treasury stock ..........................................................         13,651          10,309          11,455
  Proceeds from exercise of stock options ..........................................          1,731           2,430           2,224
                                                                                          ---------       ---------       ---------
    NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES ...........................        (75,140)       (182,714)         90,373
                                                                                          ---------       ---------       ---------
    CHANGE IN CASH AND CASH EQUIVALENTS ............................................         (4,195)         (1,732)         42,555
    CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR .................................         73,962          75,694          33,139
                                                                                          ---------       ---------       ---------
    CASH AND CASH EQUIVALENTS AT END OF YEAR .......................................      $  69,767       $  73,962       $  75,694
                                                                                          =========       =========       =========

                                                                                                                        EXHIBIT 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 1
- ------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED SELECTED FINANCIAL DATA                             YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS, EXCEPT PER
 SHARE AMOUNTS)                                  1994            1993           1992           1991          1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
  Total interest income ..................    $ 1,219,721    $ 1,236,311    $ 1,202,286    $ 1,208,407    $ 1,266,770    $ 1,177,754
  Total interest expense .................        463,671        440,111        504,846        659,918        780,759        730,386
  Net interest income ....................        756,050        796,200        697,440        548,489        486,011        447,368
  Securities gains .......................          2,594         27,189         36,332         16,951            579            302
  Provision for loan losses ..............         15,284         79,294         81,562         62,061         76,434         43,739
  Net income .............................        242,593        236,912        161,046        133,940         99,765        122,829

PER COMMON SHARE(1)
  Net income .............................           1.87           1.85           1.27           1.06            .79           1.02
  Cash dividends declared ................            .72            .60            .50            .46            .41            .35
  Book value at year end .................          10.84          10.21           8.87           8.10           7.43           7.06

BALANCE SHEET HIGHLIGHTS
  Total assets at year-end ...............     17,770,640     17,618,707     16,246,526     14,500,477     13,671,182     13,353,001
  Total long-term debt at year-end .......      1,214,052        762,310        478,872        261,168        206,578        209,808

Average long-term debt ...................        927,797        640,976        299,905        218,645        200,939        206,356
Average shareholders' equity .............      1,403,314      1,216,470      1,074,159        977,073        917,474        815,270
Average total assets .....................    $16,749,850    $16,850,719    $15,165,151    $13,612,543    $13,489,939    $12,247,488

- ------------------------------------------------------------------------------------------------------------------------------------
KEY RATIOS AND STATISTICS                         1994           1993           1992           1991           1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
MARGIN ANALYSIS - AS A %
OF AVERAGE EARNING ASSETS(2)
  Interest income ........................        7.97%          8.03%          8.75%          9.85%         10.51%         10.85%
  Interest expense .......................        3.01           2.83           3.63           5.30           6.37           6.59
                                                 -----          -----          -----          -----          -----          -----
Net interest margin ......................        4.96%          5.20%          5.12%          4.55%          4.14%          4.26%
                                                 =====          =====          =====          =====          =====          =====
RETURN ON
  Average total assets ...................        1.45%          1.41%          1.06%           .98%           .74%          1.00%
  Average earning assets .................        1.57%          1.53%          1.16%          1.08%           .81%          1.11%
  Average shareholders' equity ...........       17.29%         19.48%         14.99%         13.71%         10.87%         15.07%
Dividend payout ratio ....................       38.50%         32.47%         38.99%         42.86%         51.52%         34.65%
Average shareholders' equity to
  average total assets ...................        8.38%          7.22%          7.08%          7.18%          6.80%          6.66%

Tier I risk-based capital ratio ..........        9.55%          9.60%          9.39%          9.07%          8.68%          8.69%
Total risk-based capital ratio ...........       13.57%         14.02%         12.56%         11.27%         11.19%         11.16%
Tier I leverage ratio ....................        7.99%          7.03%          6.72%          7.00%          6.54%          6.34%


- ------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA                                                1994          1993          1992         1991          1990          1989
- ------------------------------------------------------------------------------------------------------------------------------------
Full-time equivalent employees                           8,152         8,395         8,039         7,562         7,074         6,884
Banking and thrift offices                                 344           352           346           334           318           304

(1) Restated for the five-for-four stock split distributed in July 1994.
(2) Presented on a fully tax equivalent basis assuming a 35% tax rate in 1994 and 1993 and a 34% tax rate in years 1989 through 1992.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
OVERVIEW

     Huntington reported net income of $242.6 million in 1994, compared with $236.9 million and $161.0 million in 1993 and 1992, respectively. On a per share basis, net income increased to $1.87 in 1994, up from $1.85 and $1.27 in the preceding two years. Huntington's earnings were stronger in the first half of 1994 than in the final six months. Although earnings were higher in 1994, adverse changes in market conditions such as rising interest rates caused compression in the margin and reduced fee-based income from mortgage banking activities and investment management and sales, particularly in the last half of the year. Per share amounts for all prior periods have been restated to reflect the five-for-four stock split distributed to shareholders in July 1994.

     Huntington's returns on average assets (ROA) and average equity (ROE) during 1994 were 1.45% and 17.29%, respectively, which compare favorably with industry averages and the performance of its peer group. In the prior two years, ROA was 1.41% and 1.06%, and ROE was 19.48% and 14.99%.

     Total assets were $17.8 billion at December 31, 1994, representing a slight increase from December 31 of last year. The most significant growth in the balance sheet has been in the area of loans, particularly in the consumer component of the portfolio, which is indicative of Huntington's continued penetration into new and existing markets and a general improvement in economic conditions. Average total loans of $11.5 billion for the year ended December 31, 1994, increased 13.7% from the average balance of $10.1 billion reported for 1993. Conversely, mortgages held for sale dropped significantly from an average balance of $827 million in 1993 to $367 million in the year just ended. This resulted as a rapid rise in interest rates precipitated a substantial curtailment of residential loan originations. The average balance of securities

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 2
- ------------------------------------------------------------------------------------------------------------------------------------
CHANGES IN EARNINGS PER SHARE(1)                                                                     1994/1993            1993/1992
- ------------------------------------------------------------------------------------------------------------------------------------
Net income per share for 1993 and 1992, respectively ...................................               $ 1.85                $ 1.27
Increase (decrease) attributable to:
  Net interest income ..................................................................                 (.31)                  .77
  Provision for loan losses ............................................................                  .49                   .01
  Mortgage banking income ..............................................................                 (.38)                  .28
  Service charges on deposit accounts ..................................................                  .03                   .07
  Securities transactions ..............................................................                 (.19)                 (.07)
  Other income .........................................................................                 (.01)                  .16
  Salaries .............................................................................                   --                  (.15)
  Commissions ..........................................................................                  .08                  (.02)
  Employee benefits ....................................................................                 (.02)                 (.06)
  Provision for other real estate ......................................................                  .05                   .40
  Other expense ........................................................................                  .28                  (.36)
  Income taxes .........................................................................                  .02                  (.43)
  Additional shares outstanding ........................................................                 (.02)                 (.02)
                                                                                                       ------                ------
        Net change .....................................................................                  .02                   .58
                                                                                                       ------                ------
Net income per share for 1994 and 1993, respectively ...................................               $ 1.87                $ 1.85
                                                                                                       ======                ======

(1) Restated for the five-for-four stock split distributed in July 1994.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                YEAR ENDED DECEMBER 31,
                                                                   1994                 1993                      1992
                                                           -----------------     ------------------        -------------------
                                                           CONTRI-      % OF     CONTRI-        % OF       CONTRI-      % OF
(IN MILLIONS)                                              BUTION      TOTAL     BUTION         TOTAL      BUTION       TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
BANKING SUBSIDIARIES
 NET INCOME:
  Ohio ...............................................    $179.1       73.8%        $162.1       68.4%        $ 99.6       61.9%
  West Virginia ......................................      34.0       14.0           33.1       14.0           26.4       16.4
  Michigan ...........................................      27.5       11.3           23.2        9.8           20.0       12.4
  Indiana ............................................      14.2        5.9            7.4        3.1           10.1        6.3
  Kentucky ...........................................       6.7        2.8            5.9        2.5            5.1        3.2
  Florida ............................................       2.9        1.2            3.3        1.4            1.3         .8
                                                          ------      -----         ------      -----         ------      -----
        Total Banking Subsidiaries ...................     264.4      109.0          235.0       99.2          162.5      101.0

NON-BANKING SUBSIDIARIES
  NET INCOME(LOSS)
  Huntington Mortgage Company ........................     (11.2)      (4.6)          15.0        6.3           10.5        6.5
  Trust Services .....................................       4.0        1.6            3.2        1.4            2.1        1.3
  Other Non-banking ..................................       1.7         .7             .8         .3            2.3        1.4
  Parent Company, debt service, and other
    supporting operations ............................     (16.3)      (6.7)         (17.1)      (7.2)         (16.4)     (10.2)
                                                          ------      -----         ------      -----         ------      -----
NET INCOME ...........................................    $242.6      100.0%        $236.9      100.0%        $161.0      100.0%
                                                          ======      =====         ======      =====         ======      =====

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
available for sale also declined in 1994, as management repositioned the balance sheet during the first half of the year to reduce the portfolio's exposure to rising rates. The timing of this repositioning was such that Huntington was able to achieve a lower level of interest rate risk without incurring significant losses from securities sales. Total deposits have declined slightly from the prior year amount, in large part because of an expected decrease in time deposits of $100,000 or more and foreign time deposits, as well as a lower amount of funds held in escrow in connection with Huntington's mortgage banking activities. The decline in large domestic and foreign time deposits reflects management's decision to utilize alternative sources to raise national market liabilities. In doing so, Huntington was able to reduce its FDIC insurance premiums without impeding balance sheet liquidity. As more fully discussed in the liquidity section, Huntington's core deposit base has been its most significant source of funding. Management recognizes the continued importance of core deposits and anticipates that they will remain the primary source of funding in the future.

     Shareholders' equity was $1.4 billion at December 31, 1994, an increase of 6.6% from one year ago. Huntington's regulatory capital ratios, including those of its banking and thrift subsidiaries, show continued strength and exceed the minimum levels established for well-capitalized institutions. In addition, Huntington and its subsidiaries meet all other requirements to be considered well-capitalized.

UNIT PROFITABILITY

     Net income at all of Huntington's banking and thrift subsidiaries increased during each of the past two years, with the exception of its Indiana operations which reported a decrease from 1992 to 1993 as a result of certain nonrecurring acquisition costs, and its Florida location which reported lower net income in the most recent year principally because of a lower contribution from its mortgage banking activities. In terms of the non-banking results over these same periods, The Huntington Mortgage Company reported a net loss of $11.2 million during 1994, compared with net income of $15.0 million and $10.5 million, respectively, in the two preceding years. Huntington's mortgage banking activities are more fully discussed in the sections which follow.

RESULTS OF OPERATIONS
NET INTEREST INCOME

     Huntington reported net interest income of $756.1 million in 1994, compared

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 3
- ------------------------------------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST INCOME DUE TO CHANGES IN AVERAGE VOLUME AND INTEREST RATES(1)
- ------------------------------------------------------------------------------------------------------------------------------------

FULLY TAX EQUIVALENT BASIS(2)                                           1994                                      1993
                                                           ----------------------------------    ----------------------------------
(IN MILLIONS OF DOLLARS)                                         INCREASE (DECREASE)                     INCREASE (DECREASE)
                                                                    FROM PREVIOUS                            FROM PREVIOUS
                                                                     YEAR DUE TO:                             YEAR DUE TO:
                                                           ----------------------------------    ----------------------------------
                                                           VOLUME     YIELD/RATE      TOTAL        VOLUME      YIELD/RATE    TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits in banks ...................     $ (1.3)      $   .4       $  (.9)      $ (2.7)      $  (.2)      $ (2.9)
Trading account securities ...........................         .2           .2           .4          (.6)         (.1)         (.7)
Federal funds sold and securities
 purchased under resale agreements ...................        1.5           .9          2.4         (1.7)         (.6)        (2.3)
Mortgages held for sale ..............................      (32.5)        (1.8)       (34.3)        11.0         (5.9)         5.1
Taxable securities ...................................      (69.9)        13.7        (56.2)        39.4        (29.4)        10.0
Tax-exempt securities ................................       (7.6)        (1.0)        (8.6)        (7.9)         5.3         (2.6)
Total loans ..........................................      119.1        (40.7)        78.4         90.4        (66.1)        24.3
                                                           ------       ------       ------       ------       ------       ------
     TOTAL EARNING ASSETS ............................        9.5        (28.3)       (18.8)       127.9        (97.0)        30.9
                                                           ------       ------       ------       ------       ------       ------
Interest bearing demand deposits .....................        1.2         (5.0)        (3.8)         4.3        (17.1)       (12.8)
Savings deposits .....................................        1.3         (9.8)        (8.5)        14.4        (21.0)        (6.6)
Certificates of deposit of
  $100,000 or more ...................................       (9.1)         3.6         (5.5)       (16.9)        (8.7)       (25.6)
Other domestic time deposits .........................       (2.1)         (.1)        (2.2)       (23.3)       (33.2)       (56.5)
Foreign time deposits ................................       (6.5)         3.6         (2.9)        10.0          (.7)         9.3
Short-term borrowings ................................       (6.5)        23.8         17.3         24.8         (8.3)        16.5
Long-term debt .......................................       17.6         11.6         29.2         19.1         (8.1)        11.0
                                                           ------       ------       ------       ------       ------       ------
     TOTAL INTEREST BEARING LIABILITIES ..............       (4.1)        27.7         23.6         32.4        (97.1)       (64.7)
                                                           ------       ------       ------       ------       ------       ------
     NET INTEREST INCOME .............................     $ 13.6       $(56.0)      $(42.4)      $ 95.5       $   .1       $ 95.6
                                                           ======       ======       ======       ======       ======       ======

(1) The change in interest due to both rate and volume has been allocated between the factors in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)  Calculated assuming a 35% tax rate.

- --------------------------------------------------------------------------------



- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 4
- ------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALLOWANCE FOR LOAN LOSSES AND SELECTED STATISTICS
- ------------------------------------------------------------------------------------------------------------------------------------
(in thousands of dollars)                               1994         1993         1992          1991           1990           1989
- ------------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES, BEGINNING OF YEAR ..... $  211,835   $  153,654   $  134,770     $  123,622     $   91,039    $   79,110
Loan losses
  Commercial .....................................    (10,404)     (20,289)     (26,634)       (26,610)       (17,524)      (13,180)
  Real estate
    Construction .................................     (5,957)        (422)     (14,001)           (34)          (850)       (4,077)
    Mortgage .....................................     (5,428)      (2,060)      (6,665)        (6,859)        (8,115)       (1,825)
  Consumer .......................................    (23,356)     (21,492)     (25,621)       (28,773)       (26,276)      (23,585)
  Lease financing ................................       (977)      (1,329)      (2,734)        (1,338)        (1,255)       (1,048)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
  Total loan losses ..............................    (46,122)     (45,592)     (75,655)       (63,614)       (54,020)      (43,715)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF
  Commercial .....................................      7,724        3,564        3,607          2,589          3,527         4,235
  Real estate
    Construction .................................          1            1         --              400             --            --
    Mortgage .....................................        506          352          120            736            179           155
  Consumer .......................................      9,503        9,058        8,313          6,781          6,229         5,166
  Lease financing ................................        368          263          424            230            197           214
                                                   ----------   ----------   ----------     ----------     ----------    ----------
  Total recoveries of loans previously charged off     18,102       13,238       12,464         10,736         10,132         9,770
                                                   ----------   ----------   ----------     ----------     ----------    ----------
NET LOAN LOSSES ..................................    (28,020)     (32,354)     (63,191)       (52,878)       (43,888)      (33,945)
                                                   ----------   ----------   ----------     ----------     ----------    ----------
PROVISION FOR LOAN LOSSES ........................     15,284       79,294       81,562         62,061         76,434        43,739
ALLOWANCE OF ASSETS ACQUIRED .....................      1,393       11,241          513          1,965             37         2,135
                                                   ----------   ----------   ----------     ----------     ----------    ----------
ALLOWANCE FOR LOAN LOSSES, END OF YEAR ........... $  200,492   $  211,835   $  153,654     $  134,770     $  123,622    $   91,039
                                                   ==========   ==========   ==========     ==========     ==========    ==========
AS A % OF AVERAGE TOTAL LOANS
  Net loan losses ................................        .24%         .32%         .69%           .61%           .52%          .44%
  Provision for loan losses ......................        .13%         .78%         .89%           .72%           .91%          .57%
Allowance for loan losses as a %
  of total loans (end of period) .................       1.63%        1.93%        1.61%          1.52%          1.42%         1.12%
Net loan loss coverage (1) .......................      13.62x       13.69x        4.98x          4.77x          4.82x         6.08x

(1)  Income before income taxes and the provision for loan losses to net loan losses.
- --------------------------------------------------------------------------------

with $796.2 million and $697.4 million, respectively, in 1993 and 1992. The net interest margin, on a fully tax equivalent basis, was 4.96% during the most recent twelve months, a decrease from 5.20% in 1993 and 5.12% in 1992. Rising interest rates put downward pressure on the net interest margin and further compression is expected in 1995. The drop in 1994 reflects the impact of the increase in short-term interest rates (e.g. a 250 basis point increase occurred in the federal funds rate) which increased Huntington's funding costs more rapidly than its yields on earning assets. The lower margin and reduced level of net interest income also were due to the decrease in mortgages held for sale, competitive pricing pressures on new loans, and actions taken to reposition the balance sheet to reduce Huntington's exposure to increases in interest rates. The competitive pressures on loan pricing existed throughout the entire portfolio and were particularly evident in terms of indirect automobile lending, a significant component of Huntington's consumer business.

PROVISION AND ALLOWANCE FOR LOAN
LOSSES

     The provision for loan losses was $15.3 million in 1994, $79.3 million in 1993 and $81.6 million in 1992. The decrease from prior years is directly related to a significant improvement in credit quality, as total nonperforming loans decreased $32.7 million, or 42.4%, over the last twelve months. Moreover, Huntington's net charge-offs decreased 13.4% from 1993, a significant achievement given the loan growth during 1994 and the sharp drop in net charge-offs from 1992 to 1993 of $30.8 million, or 48.8%.

     The allowance for loan losses (ALL) is maintained at a level considered appropriate by management, based on its estimate of losses inherent in the loan portfolio. The procedures employed by Huntington in evaluating the adequacy of the ALL include an analysis of specific credits which

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 5
- ------------------------------------------------------------------------------------------------------------------------------------
ALLOCATION OF ALLOWANCE FOR LOAN LOSSES
- ------------------------------------------------------------------------------------------------------------------------------------
                                 1994                1993                 1992                 1991                  1990
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)         PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF
                                   LOANS TO              LOANS TO              LOANS TO              LOANS TO              LOANS TO
                                    TOTAL                 TOTAL                 TOTAL                 TOTAL                 TOTAL
                           AMOUNT   LOANS       AMOUNT    LOANS        AMOUNT   LOANS       AMOUNT    LOANS        AMOUNT   LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial ...........   $ 31,682   29.3%      $ 33,156   31.4%      $ 51,764   32.8%      $ 55,778   32.4%      $ 48,309   35.2%
Tax-free .............       --       .5           --       .7             47     .7             10     .9             15    1.0
Real estate
  Construction .......        908    2.5          1,636    3.1          1,329    4.0          6,672    4.9         19,046    5.8
  Mortgage ...........     16,677   24.5         18,008   24.5         12,274   23.7         10,545   23.6          7,833   20.8
Consumer .............     28,672   37.9         24,901   35.9         23,604   34.9         23,836   34.6         22,407   33.5
Lease financing ......      2,972    5.3          2,107    4.4          1,943    3.9          1,565    3.6          1,381    3.7
Unallocated ..........    119,581    --         132,027    --          62,693    --          36,364    --          24,631    --
                         --------  -----       --------  -----       --------  -----       --------  -----       --------  -----
        Total ........   $200,492  100.0%      $211,835  100.0%      $153,654  100.0%      $134,770  100.0%      $123,622  100.0%
                         ========  =====       ========  =====       ========  =====       ========  =====       ========  =====
- ------------------------------------------------------------------------------------------------------------------------------------

are generally selected for review on the basis of size and relative risk, portfolio trends, current and historical loss experience, prevailing economic conditions and other relevant factors. For analytical purposes, the ALL has been allocated to various portfolio segments. However, the total ALL is available to absorb losses from any segment of the portfolio. The methods used by Huntington to allocate the ALL are also subject to change and accordingly, the December 31, 1994 allocation is not necessarily indicative of the trend of future loan losses in any particular loan category.

     At year end 1994, the ALL of $200.5 million represented 1.63% of total loans, compared with ratios of 1.93% and 1.61%, respectively, at December 31, 1993 and 1992. Huntington believes this decrease from one year ago is appropriate based on the trend in nonperforming loans, as evidenced by the coverage ratio improving from 274.4% at the end of last year to 450.8% as of December 31, 1994. Additional information regarding the ALL and asset quality appears in the section "CREDIT RISK".

NON-INTEREST INCOME

     Non-interest income totaled $235.4 million in 1994, down from $305.8 million in 1993, and $250.1 million in 1992. Excluding securities transactions, the respective amounts were $232.8 million, $278.6 million, and $213.8 million.

     A significant downturn in mortgage banking operations was the predominant reason for the decrease in fee-based income from prior years. In 1993, mortgage loan originations increased substantially in response to mortgage interest rates which had reached their lowest level in several years. This trend began to level off at the beginning of 1994, and Huntington's mortgage loan production decreased dramatically throughout the year from a total volume of $6.1 billion in 1993 to $2.2 billion in 1994. Moreover, the decline in residential mortgage loan production, coupled with sales of servicing rights, resulted in a decline in the volume of mortgage loans serviced by Huntington from $9.6 billion, including loans subject to temporary subservicing agreements of $2.6 billion, to $5.4 billion at year end 1994. Given the current market conditions, and Huntington's outlook for mortgage interest rates in the coming months, this trend of decreasing fees from mortgage loan originations and other mortgage banking activities is expected to continue into 1995.

     A comparative analysis of the major components of mortgage banking income follows:

- --------------------------------------------------------------------------------
(IN THOUSANDS)                             1994            1993            1992
- --------------------------------------------------------------------------------
Net servicing fees .............         $21,586         $15,105         $16,777
Fee income .....................          13,428          38,639          33,734
Gain on sale of
  servicing rights .............          11,583          31,765           1,539
Other income ...................           3,770          13,676          11,247
                                         -------         -------         -------
  Total ........................         $50,367         $99,185         $63,297
                                         =======         =======         =======
- --------------------------------------------------------------------------------

     Net servicing fees for 1993 were significantly affected by accelerated amortization of excess mortgage servicing rights (EMSRs) during the year. As the refinancing volume which fueled the accelerated amortization last year declined dramatically in 1994, amortization of EMSRs decreased $18.1 million, from $21.2 million in 1993, to $3.1 million in the most recent twelve months.

     Servicing rights sold by Huntington for each of the last two years were related to loans totaling $2.2 billion in 1994 and $3.8 billion in 1993. Gains on such sales were the primary reason for the increase in mortgage banking income of 56.7% from 1992 to 1993, as no significant servicing sales occurred during 1992. At the end of the most recent year, the servicing portfolio had an average contractual maturity of approximately 22 years, which was comparable to a year ago, and an average coupon rate of 8.12%, versus 7.92% in 1993. The decrease between years in other mortgage banking income is a reflection

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 6
- ------------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF NON-INTEREST INCOME
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                                                          PERCENT
                                                                        YEAR ENDED DECEMBER 31,              INCREASE (DECREASE)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                              1994             1993            1992         1994/93       1993/92
- ------------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts ................        $ 76,836        $ 73,172        $ 64,471         5.0%          13.5%
Mortgage banking ...................................          50,367          99,185          63,297       (49.2)          56.7
Credit card fees ...................................          34,045          31,794          27,037         7.1           17.6
Trust services .....................................          28,448          27,948          25,129         1.8           11.2
Investment product sales ...........................           6,624           9,016           5,193       (26.5)          73.6
Net gains on sales of securities
  available for sale ...............................           2,481          22,973          19,174       (89.2)          19.8
Net investment securities gains ....................             113           4,216          17,158       (97.3)         (75.4)
Other ..............................................          36,446          37,474          28,680        (2.7)          30.7
                                                            --------        --------        --------
TOTAL NON-INTEREST INCOME ..........................        $235,360        $305,778        $250,139       (23.0)%         22.2%
                                                            ========        ========        ========
- ------------------------------------------------------------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 7
- ------------------------------------------------------------------------------------------------------------------------------------
ANALYSIS OF NON-INTEREST EXPENSE
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                                                       PERCENT
                                                                  YEAR ENDED DECEMBER 31,                  INCREASE (DECREASE)
- ------------------------------------------------------------------------------------------------------------------------------------
                                                          1994             1993             1992        1994/93         1993/92
- ------------------------------------------------------------------------------------------------------------------------------------
Salaries ......................................         $226,668         $226,405         $206,429           .1%            9.7%
Commissions ...................................           10,775           20,992           18,310        (48.7)           14.6
Employee benefits .............................           58,158           55,259           46,596          5.2            18.6
Net occupancy .................................           40,291           39,955           36,272           .8            10.2
Equipment .....................................           38,792           37,230           34,184          4.2             8.9
Credit card ...................................           26,539           24,248           20,474          9.4            18.4
FDIC insurance ................................           25,271           25,322           25,500          (.2)            (.7)
Advertising ...................................           15,320           13,259           13,308         15.5             (.4)
Printing and supplies .........................           14,821           14,721           13,588           .7             8.3
Legal and loan collection .....................            8,298           11,361           13,109        (27.0)          (13.3)
Other .........................................          144,719          190,141          204,812        (23.9)           (7.2)
                                                        --------         --------         --------
TOTAL NON-INTEREST EXPENSE ....................         $609,652         $658,893         $632,582         (7.5)%          4.2%
                                                        ========         ========         ========

of general market conditions which resulted in lower gains from the sale of loans during 1994.

     Huntington realized gains from securities transactions of $2.6 million in 1994, $27.2 million in 1993, and $36.3 million in 1992. These gains resulted principally from different programs in each of the years. In the most recent year, management initiated a program to sell certain fixed rate securities in anticipation of increased market interest rates, while the more significant sales of 1993 were the result of a program to change the earning asset mix, which was effected by deploying proceeds from securities sales into loans. Finally, expectations of accelerated prepayments of mortgage-backed securities were the primary reason for the 1992 sales.

     The remaining components of non-interest income were, in the aggregate, relatively flat when comparing 1994 results with 1993. Service charges on deposits and credit card fees represented the largest increases and were mostly volume related, while income from investment product sales showed the most significant decrease. Many of these components showed more significant increases from 1992 to 1993 as a result of changes in the pricing of service charges on various corporate and retail products, and market conditions which benefitted fee-based activities such as trust services and investment product sales.

NON-INTEREST EXPENSE

     Non-interest expense decreased $49.2 million, or 7.5%, when comparing 1994 results with the prior year, while the 1993

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
total exceeded the corresponding amount for 1992 by $26.3 million, or 4.2%.

     In 1993, Huntington experienced unsurpassed levels of mortgage refinancings resulting in significant prepayments of the mortgage servicing portfolio. As discussed previously, the upward trend in mortgage interest rates which began in early 1994 considerably slowed the pace of refinancings during the year. Accordingly, amortization of purchased mortgage servicing rights (PMSRs), which is included in other non-interest expense, decreased from $37.2 million in the prior year to $5.8 million in the year just ended. PMSR amortization in 1993 exceeded the 1992 total by $22.2 million.

     Huntington has seen reductions in various components of other non-interest expense in each of the past two years from continued improvements in asset quality, particularly in terms of costs associated with other real estate owned and loan collection. Salaries increased only slightly


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 8
- ------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES                                                                              DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                     1994                    1993                    1992
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agencies ............................             $  317,713             $   94,466             $3,420,855
States and political subdivisions .............................                153,649                232,721                282,426
Other .........................................................                  4,330                 32,158                228,626
                                                                            ----------             ----------             ----------
        Total .................................................             $  475,692             $  359,345             $3,931,907
                                                                            ==========             ==========             ==========

- ------------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1994
(IN THOUSANDS OF DOLLARS)                                                        AMORTIZED COST        FAIR VALUE          YIELD(1)
- ------------------------------------------------------------------------------------------------------------------------------------
U.S Treasury
  Under 1 year ......................................................             $    150             $    150              8.63%
                                                                                  --------             --------
        Total .......................................................                  150                  150
                                                                                  --------             --------

Federal agencies
  Mortgage-backed securities
  1-5 years .........................................................                  371                  344              4.90
  6-10 years ........................................................                4,812                4,806              8.54
  Over 10 years .....................................................                3,130                3,133              8.94
                                                                                  --------             --------
        Total .......................................................                8,313                8,283
                                                                                  --------             --------
  Other agencies
  1-5 years .........................................................              101,774               99,446              6.23
  6-10 years ........................................................              207,043              205,358              6.12
  Over 10 years .....................................................                  433                  350              5.60
                                                                                  --------             --------
        Total .......................................................              309,250              305,154
                                                                                  --------             --------
Total U.S. Treasury and Federal agencies ............................              317,713              313,587
                                                                                  --------             --------
States and political subdivisions
  Under 1 year ......................................................               56,361               57,080             10.99
  1-5 years .........................................................               72,812               74,975             10.18
  6-10 years ........................................................               18,433               18,059              8.14
  Over 10 years .....................................................                6,043                6,196             10.08
                                                                                  --------             --------
        Total .......................................................              153,649              156,310
                                                                                  --------             --------
Other
  Under 1 year ......................................................                1,508                1,508              9.82
  1-5 years .........................................................                    5                    5              5.50
  6-10 years ........................................................                1,504                1,424              9.74
  Over 10 years .....................................................                1,313                1,313              9.14
                                                                                  --------             --------
        Total .......................................................                4,330                4,250
                                                                                  --------             --------
Total Investment Securities .........................................             $475,692             $474,147
                                                                                  ========             ========

(1) Weighted average yields are calculated on the basis of book value. Such yields have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.

At December 31, 1994, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
during 1994, as the effects of merit raises were largely negated by reductions in staff at Huntington's mortgage subsidiary. Employee benefits were up 5.2% from the prior year, as a result of the change made at the end of 1993 to an actuarial assumption associated with the defined benefit pension plan and other general cost increases. Commissions expense decreased significantly during 1994, principally because of reduced mortgage loan originations. Advertising costs increased 15.5% during the most recent year in connection with several new initiatives undertaken by Huntington such as Huntington Direct, the National Clearinghouse Association, and Direct Bill Pay.

     Huntington's expanded mortgage banking activities and, to a lesser extent, two purchase business combinations consummated during 1993 were significant reasons for the increase in non-interest expense from 1992 to 1993. Salaries were 9.7% higher in 1993 than 1992 primarily

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 9
- ------------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE                                                                      DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                       1994                   1993                    1992
- ------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury and Federal agencies ............................             $3,006,277             $3,691,190             $  393,535
States and political subdivisions .............................                   --                     --                    5,686
Other .........................................................                298,216                148,874                   --
                                                                            ----------             ----------             ----------
        Total .................................................             $3,304,493             $3,840,064             $  399,221
                                                                            ==========             ==========             ==========

- ------------------------------------------------------------------------------------------------------------------------------------
AMORTIZED COST AND FAIR VALUES BY MATURITY AT DECEMBER 31, 1994
(IN THOUSANDS OF DOLLARS)                                                     AMORTIZED COST            FAIR VALUE          YIELD(1)
- ------------------------------------------------------------------------------------------------------------------------------------
U.S Treasury
  Under 1 year ...................................................             $   25,399             $   25,320             6.12%
  1-5 years ......................................................                662,106                643,100             6.27
  6-10 years .....................................................                166,909                147,671             5.60
                                                                               ----------             ----------
        Total ....................................................                854,414                816,091
                                                                               ----------             ----------
Federal agencies
  Mortgage-backed securities
  1-5 years ......................................................                 17,727                 16,922             6.65
  6-10 years .....................................................                369,061                362,716             7.72
  Over 10 years ..................................................                114,742                110,119             6.21
                                                                               ----------             ----------
        Total ....................................................                501,530                489,757
                                                                               ----------             ----------
  Other agencies
  Under 1 year ...................................................                531,082                526,617             5.78
  1-5 years ......................................................                506,740                499,748             7.01
  6-10 years .....................................................                382,849                369,404             6.16
  Over 10 years ..................................................                323,451                304,660             6.52
                                                                               ----------             ----------
        Total ....................................................              1,744,122              1,700,429
                                                                               ----------             ----------
Total U.S. Treasury and Federal agencies .........................              3,100,066              3,006,277
                                                                               ----------             ----------
Other
  1-5 years ......................................................                 95,410                 94,887             5.78
  6-10 years .....................................................                165,422                164,087             6.13
  Over 10 years ..................................................                 32,854                 32,818             6.57
  Marketable equity securities ...................................                  8,359                  6,424             4.95
                                                                               ----------             ----------
        Total ....................................................                302,045                298,216
                                                                               ----------             ----------
Total Securities Available for Sale ..............................             $3,402,111             $3,304,493
                                                                               ==========             ==========

(1) Weighted average yields are calculated on the basis of book value. Such yields have been adjusted to a fully tax equivalent basis, assuming a 35% tax rate.

     At December 31, 1994, Huntington had no concentrations of securities by a single issuer in excess of 10% of shareholders' equity.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
as a result of an increased workforce at Huntington's mortgage subsidiary and normal merit increases, while related employee benefits were up 18.6% due to the additional personnel and increased costs of providing post-retirement, post-employment, and employee stock purchase plan benefits. The remaining components of non-interest expense also generally increased at a greater rate from 1992 to 1993 than was experienced during the most recent year. These increases were the result of higher volumes of mortgage originations and credit card transactions, as well as corporate expansion.

PROVISION FOR INCOME TAXES

     The provision for income taxes was $123.9 million in 1994, compared with $126.9 million in 1993 and $72.4 million in 1992. Huntington's effective tax rate decreased slightly during the most recent twelve months, principally as a result of a one-time charge recorded in 1993 of $4.0 million related to the conversion of an acquired thrift to a bank charter. In each of the three years, the major difference in the statutory and effective tax rates is tax-exempt interest income. A change in the federal income tax rate from 34% to 35% in 1993 also contributed to the higher effective rate when comparing the immediately preceding year to 1992.

     On January 1, 1993, Huntington prospectively adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Adoption of this standard did not materially impact the consolidated financial statements.

INTEREST RATE RISK AND
LIQUIDITY MANAGEMENT

INTEREST RATE RISK MANAGEMENT

     The principal objective of asset/liability management is to maximize shareholder value in a manner consistent with prudent balance sheet management. Through its asset/liability management process, Huntington seeks to achieve consistent growth in both net interest income and net income while managing volatility arising from shifts in interest rates. This is accomplished with the oversight of the Asset/Liability Management Committee (ALCO), which is comprised of key members of executive management. ALCO establishes policies and operating limits that govern the management of both interest rate and market risk as well as ensure maintenance of adequate liquidity. Both on- and off-balance sheet tactics and strategies are regularly reviewed and monitored by ALCO to confirm their consistency with Huntington's operating objectives as well as to evaluate their appropriateness and effectiveness in light of changing market and business conditions.

     Huntington monitors its interest rate risk exposure by measuring the amount that net interest income will change over a twelve to twenty-four month period given a directional shift in interest rates. The net interest income-at-risk estimation is determined using multiple interest rate and balance sheet scenarios to provide management a framework for evaluating its risk tolerance under various market conditions.

     Actively and effectively managing interest rate risk requires the use of a variety of financial instruments and funding sources. On-balance sheet investment and funding vehicles, along with off-balance sheet financial instruments such as interest rate swaps, interest rate caps/floors, and financial futures, represent the primary means by which Huntington responds to the balance sheet mismatches created by customer loan and deposit preferences and to changing market conditions. These activities are closely monitored by ALCO.

     Over the past year, Huntington has undertaken several strategies to protect earnings against rising rates. These have included the sale of approximately $2.1 billion of fixed rate securities designated as available for sale, the issuance of term fixed-rate retail deposits and wholesale liabilities, and the adjustment of interest rate swap and other off-balance sheet positions. These initiatives reduced Huntington's interest rate risk exposure during 1994 and have better positioned the company in light of expectations for further rate increases in 1995.

     At December 31, 1994, the results of Huntington's internal interest sensitivity analysis indicate that a 100 basis point increase in the federal funds rate from the current 5.50% level (assuming a 25 basis point increase per quarter) and corresponding changes in other market rates, reflected in Huntington's interest rate forecast, would result in a decrease in annual net interest income of 0% to 0.9%. This represents a significant decrease from the end of 1993, at which time Huntington's equivalent exposure was a 4-5% decline in net interest income. Assuming a gradual 200 basis point increase in rates, the sensitivity analysis indicates a decrease in net interest income ranging between 0.1% and 1.8%. Huntington uses a range in measuring its "at-risk" position because of varying assumptions regarding the volume and rate behaviors of certain loans and core deposits under the rising rate scenarios.

     Interest rate swaps are the principal off-balance sheet vehicles used by Huntington for asset/liability management. In addition to the transactional efficiencies afforded by a swap structure, which is less costly to execute than a comparable cash instrument, the overall swap strategy has enabled Huntington to lower the costs of raising wholesale funds and has allowed management to synthetically alter, or customize, the repricing characteristics of selected on-balance sheet financial instruments. Financial futures and interest rate caps/floors, as well as forward delivery contracts purchased in connection with Huntington's mortgage banking activities, are also integral to asset/liability management. These off-balance sheet financial instruments are often more attractive than the use of cash securities or other on-balance sheet alternatives because, though they provide similar protection against interest rate movements, they require less capital and may not impede liquidity.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
     The notional amounts of off-balance sheet positions used by Huntington for purposes other than interest rate risk management, consisting principally of transactions entered into on behalf of customers for which the related interest rate risk is countered by offsetting third party contracts, were $700 million and $572 million, respectively, at the end of 1994 and 1993. Total credit exposure from such contracts was $12.6 million at December 31, 1994. These separate activities, which are accounted for at fair value, are not a significant part of Huntington's operations. Accordingly, they have been excluded from the discussion of off-balance sheet financial instruments and the related tables which follow.

     The contributions to net interest income from swaps and other off-balance sheet financial instruments used for asset/liability management purposes, including amortization of $21.6 million in 1994 and $12.2 million in 1993 attributable to deferred net gains from previously terminated contracts, are presented below.

- --------------------------------------------------------------------------------
(IN MILLIONS)                                  1994          1993         1992
- --------------------------------------------------------------------------------
Interest income ......................        $29.0         $61.0         $42.1
Interest expense .....................          5.6          30.0          22.7
                                              -----         -----         -----
Net interest income ..................        $34.6         $91.0         $64.8
                                              =====         =====         =====

     Expressed in terms of the net interest margin, the contribution was 22 basis points in 1994, compared with 59 basis points and 55 basis points, respectively, in the two preceding years. The following table illustrates the estimated maturities and weighted average rates of the interest rate swaps used by Huntington in its interest rate risk management program. In preparing the information presented below, management has made no assumptions with respect to future changes in interest rates. Accordingly, as interest rates change, both the maturity and variable rate information below are subject to change.

     The portfolio of amortizing swaps consists of contracts with notional values that are indexed to certain market interest rates, primarily the London inter-bank offered rate (LIBOR) or Constant Maturity U.S. Treasury yields (CMT). To a much lesser degree, other contracts are amortized based upon the prepayment experience of a specified pool of mortgage loans. As market interest rates increase, amortization of the notional values will change, generally slowing. Basis swaps are contracts which provide for both parties to receive floating rates of interest according to different indices. All receive and pay amounts applicable to Huntington's basis swaps are determined by LIBOR, the prime rate, or other indices common to the banking industry. Certain basis swaps, with a notional value of $700 million at December 31, 1994, have embedded written periodic caps and, in some cases, purchased periodic floors. Also, embedded in the receive fixed-generic swaps is $250 million of written caps.

- -----------------------------------------------------------------------------------------------------------------------------------
                                                  EXPIRING OR AMORTIZING IN
- ------------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS)                     1995     1996       1997      1998     1999    THEREAFTER   TOTAL
- ------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
 Receive fixed-generic swaps
  Notional value                  $134      $434      $600        --      $850      $400    $2,418
  Weighted average receive rate   4.50%     4.22%     4.70%       --      7.76%     7.22%     6.10%
  Weighted average pay rate       5.75%     5.94%     5.94%       --      5.98%     7.79%     6.25%

Receive fixed-amortizing swaps
  Notional value                  $389      $216      $213      $198      $295      $178    $1,489
  Weighted average receive rate   4.93%     4.93%     4.95%     5.19%     5.74%     5.66%     5.22%
  Weighted average pay rate       5.70%     6.00%     5.98%     6.51%     5.97%     5.98%     5.98%

Pay fixed-generic swaps
  Notional value                  $325    $1,608        --        --        --        --    $1,933
  Weighted average receive rate   5.57%     5.91%       --        --        --        --      5.85%
  Weighted average pay rate       5.19%     6.82%       --        --        --        --      6.54%

Basis swaps
  Notional value                  $750        --        --        --      $250        --    $1,000
  Weighted average receive rate   5.99%       --        --        --      6.19%       --      6.04%
  Weighted average pay rate       6.08%       --        --        --      5.73%       --      5.99%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
     As of December 31, 1994, interest rate swaps were designated to the assets and liabilities presented below.

     The notional values of the swap portfolio represent contractually determined amounts on which calculations of interest payments to be exchanged are based. These notional values do not represent direct credit exposures. At the end of the most recent twelve months, Huntington's credit risk from interest rate swaps and other off-balance sheet financial instruments used for asset/liability management purposes was $49.7 million, which is significantly less than the notional value of the contracts, and represents the sum of the aggregate fair value of positions that have become favorable to Huntington and any accrued interest receivable due from counterparties. In order to minimize the risk that a swap counterparty will not satisfy its interest payment obligation under the terms of the contract, Huntington performs credit reviews on all counterparties, restricts the number of counterparties used to a select group of high quality institutions, obtains collateral, and enters into formal netting arrangements. Huntington has never experienced any past due amounts from a swap counterparty and does not anticipate non-performance in the future by any such counterparties.

     The second table on this page summarizes activity in the interest rate swap portfolio and other off-balance sheet financial instruments used for asset/liability management purposes during each of the last three years.

     Terminations reflect the decisions made by ALCO to modify, refine, or change balance sheet management strategies, as a result of either a change in overall interest rate risk tolerances or changes in balance sheet composition. During 1993, Huntington entered into basis swaps to protect a portion of its prime based loan portfolio against an expected narrowing in the prime/LIBOR spread. Based upon the market conditions over the past year

                                               DESIGNATED ASSETS/LIABILITIES
- ---------------------------------------------------------------------------------------------
                                                             SHORT-TERM  LONG-TERM
(IN MILLIONS)            SECURITIES    LOANS     DEPOSITS    BORROWINGS     DEBT       TOTAL
- ---------------------------------------------------------------------------------------------
Receive fixed-generic      $  233      $1,350      $  200      $  135      $  500      $2,418
Receive fixed-amortizing      198         727         549        --            15       1,489
Pay fixed-generic            --          --          --         1,008         925       1,933
Basis                        --           250        --           750        --         1,000
                           ------      ------      ------      ------      ------      ------
   Total                   $  431      $2,327      $  749      $1,893      $1,440      $6,840
                           ======      ======      ======      ======      ======      ======
- ---------------------------------------------------------------------------------------------

                                                                  PURCHASED
                                                                INTEREST RATE     FORWARD
                                INTEREST          INTEREST      CAPS, COLLARS,    DELIVERY
 (IN MILLIONS)                 RATE SWAPS       RATE FUTURES     AND FLOORS      CONTRACTS
- ---------------------------------------------------------------------------------------------
Balance December 31, 1991       $ 2,380            $   138         $    300       $   669
  Additions                       3,677              1,775            2,525         4,963
  Maturities/Amortization          (505)              (121)            (100)       (4,749)
  Terminations                   (1,125)              (535)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1992         4,427              1,257            2,425           883
                                -------            -------         --------       -------
  Additions                       6,585              1,556            2,320         7,064
  Maturities/Amortization        (1,210)            (1,187)          (2,625)       (6,655)
  Terminations                   (2,900)            (1,123)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1993         6,902                503            1,820         1,292
                                -------            -------         --------       -------
  Additions                       3,492              5,802              860         1,065
  Maturities/Amortization          (904)              (275)          (1,250)       (2,281)
  Terminations                   (2,650)            (6,014)            (300)           --
                                -------            -------         --------       -------
Balance December 31, 1994       $ 6,840            $    16         $  1,130       $    76
                                =======            =======         ========       =======


and Huntington's current interest rate forecast, a significant narrowing of the spread between these indices is not expected in the foreseeable future. Accordingly, basis swaps with a notional value of $1.5 billion were terminated in December 1994. The realized loss of approximately $69.5 million is being amortized over the 2.5 year remaining life of the original contracts.

     Unrealized gains and losses on interest rate swaps are presented in the table below. The combined net unrealized loss of $268.9 million at December 31, 1994, compares unfavorably with a net unrealized gain of $14.1 million at the end of 1993. Short-term interest rate increases during 1994 have significantly changed the fair value of the swap portfolio during the year. The unrealized gains and losses on forward delivery contracts and other off-balance sheet financial instruments used for asset/liability management purposes were not significant at either period end.

- -----------------------------------------------------------------------------------------
                                        NOTIONAL  UNREALIZED UNREALIZED   NET UNREALIZED
(IN MILLIONS)                            VALUE      GAINS      LOSSES     GAINS(LOSSES)
- -----------------------------------------------------------------------------------------
DECEMBER 31, 1994:

Receive fixed-generic swaps               $2,418    $ --        $119.9       $(119.9)
Receive fixed-amortizing swaps             1,489      --         123.0        (123.0)
                                          ------    ------      ------       -------
Total receive fixed swaps                  3,907      --         242.9        (242.9)
Less: Pay fixed-generic swaps              1,933      31.8         --           31.8
                                          ------    ------      ------       -------
Net receive fixed position                $1,974    $ 31.8      $242.9       $(211.1)
                                          ======    ======      ======       =======
Basis swaps                               $1,000    $ --        $ 57.8       $ (57.8)
                                          ======    ======      ======       =======

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 10
- ------------------------------------------------------------------------------------------------------------------------------------
SHORT-TERM BORROWINGS                                                                     YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                       1994                1993                  1992
- ------------------------------------------------------------------------------------------------------------------------------------
FEDERAL FUNDS PURCHASED AND REPURCHASE AGREEMENTS
Balance at year-end .................................................        $1,442,138           $2,164,752           $2,547,972
Weighted average interest rate at year-end ..........................              4.82%                2.62%                3.07%
Maximum amount outstanding at month-end during the year .............        $1,798,524           $2,361,306           $2,808,686
Average amount outstanding during the year ..........................        $1,374,741           $1,964,282           $1,941,199
Weighted average interest rate during the year ......................              3.58%                2.89%                3.39%

SHORT-TERM BANK NOTES
Balance at year-end .................................................        $  640,000           $  860,000           $   20,000
Weighted average interest rate at year-end ..........................              5.55%                3.49%                3.25%
Maximum amount outstanding at month-end during the year .............        $  785,000           $1,000,000           $   40,000
Average amount outstanding during the year ..........................        $  637,055           $  719,767           $    9,508
Weighted average interest rate during the year ......................              4.28%                3.55%                3.23%

MEDIUM-TERM BANK NOTES WITH ORIGINAL MATURITIES OF LESS THAN ONE YEAR
Balance at year-end .................................................        $  624,000
Weighted average interest rate at year-end ..........................              5.55%
Maximum amount outstanding at month-end during the year .............        $  724,000
Average amount outstanding during the year ..........................        $  501,225
Weighted average interest rate during the year ......................              4.73%


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 11
- ------------------------------------------------------------------------------------------------------------------------------------
MATURITY OF DOMESTIC CERTIFICATES OF DEPOSIT GREATER THAN $100,000 AS OF DECEMBER 31, 1994               (IN THOUSANDS OF DOLLARS)
- ------------------------------------------------------------------------------------------------------------------------------------
Three months or less ..............................................................................           $380,569
Over three through six months .....................................................................             85,569
Over six through twelve months ....................................................................             62,088
Over twelve months ................................................................................             77,537
                                                                                                              --------
Total .............................................................................................           $605,763
                                                                                                              ========
NOTE: All foreign time deposits are denominated in amounts greater than $100,000.

- ------------------------------------------------------------------------------------------------------------------------------------

     The valuation of interest rate swap contracts is largely a function of the financial market's expectations regarding the future direction of interest rates. The recent high degree of market uncertainty surrounding short-term interest rates has significantly contributed to the drop in the fair value of Huntington's swap portfolio. However, current market values are not necessarily indicative of the future impact of the swaps on net interest income. This will depend, in large part, on the shape of the yield curve as well as interest rate levels.

     Including the effects of the basis swap terminations, Huntington had deferred approximately $(74.1) million and $45.7 million, respectively, at December 31, 1994 and 1993, of net realized (losses) gains from interest rate swaps. The net losses as of the most recent year end are to be amortized as yield adjustments over the remaining term of the original contracts, as presented below. Deferred realized gains and losses on other off-balance sheet financial instruments used for asset/liability management purposes were not significant at either period end.


- -------------------------------------------------------------
                                  AMORTIZING IN
- -------------------------------------------------------------
(IN MILLIONS)          1995      1996       1997      TOTAL
- -------------------------------------------------------------
DECEMBER 31, 1994:
- -------------------------------------------------------------
Deferred gains       $ 16.3    $  7.4     $  1.3     $ 25.0
Deferred losses       (41.3)    (41.3)     (16.5)     (99.1)
                     ------    ------     ------     ------
Net losses           $(25.0)   $(33.9)    $(15.2)    $(74.1)
                     ======    ======     ======     ======


LIQUIDITY MANAGEMENT

Liquidity management is also a significant responsibility of ALCO. The goal of ALCO in this regard is to maintain an optimum balance of maturities among Huntington's assets and liabilities such that sufficient cash, or access to cash, is available at all times to meet the needs of borrowers, depositors, and creditors, as well as to fund corporate expansion and other activities. A chief source of Huntington's liquidity is derived from the large retail deposit base accessible by its extensive network of geographically dispersed banking offices. Retail deposits and other core funding sources provided a

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS
- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 12
- ------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS AND PAST DUE LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                              1994          1993          1992          1991          1990          1989
Non-accrual loans ................................   $ 41,929      $ 75,933      $ 87,541      $139,024      $100,899      $ 81,356
Renegotiated loans ...............................      2,550         1,254         2,508         5,491         9,447         3,969
                                                     --------      --------      --------      --------      --------      --------
Total Non-Performing Loans .......................     44,479        77,187        90,049       144,515       110,346        85,325
                                                     --------      --------      --------      --------      --------      --------
Other real estate, net ...........................     51,909        62,446        73,130        99,646        57,467        17,897
                                                     --------      --------      --------      --------      --------      --------
Total Non-Performing Assets ......................   $ 96,388      $139,633      $163,179      $244,161      $167,813      $103,222
                                                     ========      ========      ========      ========      ========      ========
Non-performing loans as a % of total loans .......        .36%          .70%          .95%         1.63%         1.27%         1.05%
Non-performing assets as a % of total loans and
other real estate ................................        .78%         1.27%         1.70%         2.72%         1.91%         1.27%
Allowance for loan losses as a % of non-performing
loans  ...........................................     450.76%       274.44%       170.63%        93.26%       112.03%       106.70%
Allowance for loan losses and other real estate as
a % of non-performing assets .....................     193.13%       143.41%        95.22%        56.53%        74.36%        88.20%
Accruing loans past due 90 days or more ..........   $ 20,877      $ 25,550      $ 24,298      $ 36,270      $ 30,169      $ 32,169
                                                     ========      ========      ========      ========      ========      ========
Accruing loans past due 90 days or more to total
loans ............................................        .17%          .23%          .26%          .41%          .35%          .40%
- ------------------------------------------------------------------------------------------------------------------------------------

NOTE: For 1994, the amount of interest income which would have been recorded under the original terms for total loans classified as non-accrual or renegotiated was $5.6 million. Amounts actually collected and recorded as interest income for these loans totalled $1.7 million.

minimum of 70% of all funding needs in both 1994 and 1993. This core funding is supplemented by Huntington's demonstrated ability to raise funds in capital markets and to access national funds. During 1993, Huntington, through its lead subsidiary, The Huntington National Bank, initiated a bank note program which provides short and medium term funding. Significant additional funds were generated under the bank note program over the most recent twelve months, and a total of $1.9 billion was outstanding at year end. A similar program was begun at the parent company in 1994 to fund certain non-banking activities, of which $75 million was outstanding at year end. Huntington also has a fully available $200 million line of credit which supports commercial paper borrowings and other short-term working capital needs.

     In addition, Huntington has significant asset liquidity from its sizeable portfolio of securities available for sale, loans which may be securitized and sold, and maturing investments. ALCO regularly monitors the liquidity position and ensures that various alternative strategies exist to cover unanticipated reductions in presently available funding sources. At December 31, 1994, Huntington's liquidity was within all key parameters established by ALCO.

CREDIT RISK

     Huntington's exposure to credit risk is managed through the use of underwriting standards which emphasize "in-market" lending to established borrowers. Highly leveraged transactions and industry or other concentrations are avoided. The credit administration function also employs extensive monitoring procedures to ensure problem loans are promptly identified and adherence with corporate compliance policies. These procedures provide executive management with information necessary to implement appropriate change and take corrective action as needed.

     Asset quality continues to improve. Net charge-offs as a percentage of average total loans were .24% in 1994, compared with .32% in 1993 and .69% in 1992. Non-performing assets, which include loans that are no longer accruing interest, loans that have been renegotiated based upon financial difficulties of the borrower, and real estate acquired through foreclosure, have trended significantly downward and are at their lowest level since 1989. The most substantial decrease in non-performing loans occurred in the construction and commercial real estate segments, which showed a combined reduction from 1993 of $28.9 million, largely as a result of additional principal paydowns. An analysis of the activity in other real estate (ORE) during the past three years follows:

- ------------------------------------------------------------------
(IN MILLIONS)             1994             1993             1992
- ------------------------------------------------------------------
Beginning balance        $89.1           $109.2           $107.1
Additions                 29.3             15.9             50.0
Write-downs               (6.6)           (11.8)           (24.3)
Sales                    (44.5)           (24.2)           (23.6)
                         -----           ------           ------
Total ORE                 67.3             89.1            109.2
ORE reserve              (15.4)           (26.7)           (36.1)
                         -----           ------           ------
Ending balance, net      $51.9           $ 62.4           $ 73.1
                         =====           ======           ======

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 13
- ------------------------------------------------------------------------------------------------------------------------------------
LOAN PORTFOLIO COMPOSITION                                                         YEAR ENDED DECEMBER 31,
- ------------------------------------------------------------------------------------------------------------------------------------
(IN MILLIONS OF DOLLARS)                                  1994             1993             1992             1991             1990
- ------------------------------------------------------------------------------------------------------------------------------------
Commercial ....................................          $ 3,611          $ 3,435          $ 3,121          $ 2,879          $ 2,941
Tax-free ......................................               58               72               70               81               87
Real estate
  Construction ................................              305              337              379              439              492
  Mortgage ....................................            3,002            2,685            2,252            2,097            2,059
Consumer ......................................            4,642            3,944            3,325            3,061            2,821
Lease financing ...............................              646              481              368              321              311
                                                         -------          -------          -------          -------          -------
    Total loans ...............................          $12,264          $10,954          $ 9,515          $ 8,878          $ 8,711
                                                         =======          =======          =======          =======          =======

NOTE: There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.


- ------------------------------------------------------------------------------------------------------------------------------------
TABLE 14
- ------------------------------------------------------------------------------------------------------------------------------------
MATURITY SCHEDULE OF SELECTED LOANS
- ------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS OF DOLLARS)                                                     DECEMBER 31, 1994
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                AFTER ONE
                                                             WITHIN             BUT WITHIN             AFTER
                                                            ONE YEAR            FIVE YEARS           FIVE YEARS              TOTAL
                                                           ----------           ----------           ----------           ----------
Commercial and tax-free ........................           $2,222,656           $1,136,707           $  309,535           $3,668,898
Real estate - construction .....................              140,663              126,685               37,421              304,769
                                                           ----------           ----------           ----------           ----------
     Total .....................................           $2,363,319           $1,263,392           $  346,956           $3,973,667
                                                           ==========           ==========           ==========           ==========
Variable interest rates ........................                                $  993,707           $  229,717
                                                                                ==========           ==========
Fixed interest rates ...........................                                $  269,685           $  117,239
                                                                                ==========           ==========
- ------------------------------------------------------------------------------------------------------------------------------------


     Huntington's management continues to aggressively pursue the sale of its ORE to further reduce non-performing assets.

     Huntington also has certain loans which are past due ninety days or more but have not been placed on nonaccrual status. These loans, which total $20.9 million at year end 1994, are primarily consumer and residential real estate loans that are considered well-secured and in the process of collection. There were also loans outstanding of $51.5 million and $84.5 million, respectively, at December 31, 1994 and 1993, that Huntington considers to be potential problem credits and monitors closely for any further deterioration in borrower performance.

     All significant loan categories, except construction, experienced growth during 1994, the most significant occurring in the consumer and leasing segments of the portfolio which were up, in terms of average balances outstanding, 20.8% and 31.1%, respectively. Huntington has enjoyed success in the installment lending business for more than thirty years, and continues to increase its market share through higher volumes from traditional banking offices, complemented significantly by the additional market opportunities afforded by The Huntington Acceptance Company, an indirect auto lending affiliate. Huntington has achieved this growth without compromising credit quality, as its indirect lending function uses sophisticated credit scoring systems, applies consistent underwriting standards, and has a well-designed portfolio tracking system. Over the past two years, net losses resulting from this segment of the portfolio were only .21% and .20%, respectively, of related average loans.

     Average commercial real estate loans as a percent of average total loans increased only slightly from 11.2% in 1993 to 11.5% in 1994. This increase represents additional extensions of credit to borrowers within the small to middle markets for which the underlying collateral is typically owner-occupied properties with a demonstrated trend of positive cash flows.

CAPITAL AND DIVIDENDS

     Huntington places significant emphasis on the maintenance of strong capital, which promotes investor confidence, provides access to the national markets under favorable terms, and enhances the ability to capitalize on business growth and acquisition opportunities. Capital is managed at each subsidiary based upon the respective risks and growth opportunities, as well as regulatory requirements.

     Shareholders' equity at December 31, 1994 was approximately $1.4 billion, up 6.6% from one year ago. Huntington's ratio of average equity to average assets increased significantly over the last twelve months to 8.38%, compared with 7.22% and 7.08%, respectively, in the two preceding years. In addition to the increase in the ratio of average equity to average assets during 1994, Huntington continues to show strength in each of the key regulatory capital ratios. At December 31, 1994, the Tier 1 and total risk-based capital ratios were 9.55% and 13.57%, respectively, and exceeded the corresponding minimum levels to be considered "well capitalized" of 6% and 10%, respectively. These same ratios one year ago were 9.60% and 14.02%, respectively. The year end Tier 1 leverage ratio of 7.99% also exceeded the minimum regulatory requirement of 5%, and compares favorably with the ratio at the end of 1993 of 7.03%.

     Huntington increased its cash dividends to shareholders during 1994 to $.72 a share, which was 20% higher than the corresponding amount in 1993 of $.60 per share. That increase, which resulted in a pay-out ratio during the most recent year of 38.5%, was accompanied by the distribution of a five-for-four stock split in July 1994.

     Huntington also announced a con-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
tinuation of its common stock repurchase program during 1994, upon receiving
Board of Directors' authorization in July to acquire up to 5.0 million shares
(as adjusted for the July 1994 stock split) through open market purchases and privately negotiated transactions. Approximately 1.3 million of the shares repurchased pursuant to the 1994 authorization were reissued prior to year end in connection with the acquisition of a thrift holding company. Certain shares have also been reissued in connection with Huntington's dividend reinvestment, stock purchase, stock option, and other benefit plans. The treasury stock on hand at year end and all other shares to be repurchased pursuant to the 1994 authorization, of which 3.0 million shares remains available at December 31, 1994, are expected to be reissued as required by the terms and provisions of these benefit plans.

NEW ACCOUNTING STANDARDS

     On January 1, 1994, Huntington adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires entities to classify debt and equity securities as either held to maturity, available for sale, or trading securities. Held to maturity securities are recorded at amortized cost, whereas available for sale securities and trading securities are carried at fair value. The statement further requires that unrealized gains and losses on available for sale securities be reported, net of tax, as a separate component of shareholders' equity. At the date of adoption, the unrealized gain on available for sale securities, net of applicable income taxes, increased Huntington's equity by $67.2 million. During 1994, as market interest rates rose, the available for sale portfolio depreciated in value, resulting in a year end reduction of shareholders' equity of $63.3 million. In the latter part of 1993, in anticipation of adopting SFAS No. 115, Huntington transferred the majority of its securities to the available for sale category. Adoption of the new accounting standard had no effect on earnings.

     In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which applies to financial statements for fiscal years beginning after December 15, 1994. SFAS No. 114 requires that "impaired loans" be measured based upon the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of SFAS No. 114, which will occur in the first quarter of 1995, is not expected to have a material effect on Huntington's consolidated financial statements.

     The FASB has also issued an Exposure Draft (ED) dated June 1994, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans", that would amend certain provisions of SFAS No. 65, which currently governs the accounting for mortgage banking activities. The most significant change proposed in the ED involves the recognition of rights to service loans for others as separate assets, regardless of whether purchased or originated. A final statement from the FASB is expected in the first half of 1995, the provisions of which are expected to be applied prospectively to transactions subsequent to the date of adoption. Because a final pronouncement has not yet been issued, Huntington is unable to determine the potential effects of the accounting change.

FOURTH QUARTER RESULTS

     Net income for the fourth quarter of 1994 was $52.5 million, or $.41 per share, compared with $63.4 million, or $.49 per share, in the same period last year. ROA and ROE for the most recent quarter were 1.22% and 14.78%, respectively, versus 1.44% and 19.60% in the final quarter of 1993.

     Net interest income was $177.3 million in the final quarter of 1994, down $31.7 million from the corresponding period of the prior year. Similarly, a decrease occurred in the net interest margin, which was 4.54% and 5.24% in the respective quarters. The downward pressures on net interest income which began in the second quarter of 1994 continued into the fourth quarter of the year, most notably in terms of reduced spreads in the rising rate environment and the effects of initiatives undertaken by Huntington to reduce exposure to further increases in interest rates.

     The provision for loan losses was $2.5 million in the final quarter of the year versus $15.3 million in the same period of 1993. The significant factors which were noted earlier as contributing to the decrease on an annual basis are also the principal considerations when comparing the quarterly results, as net loan losses were only .31% of average loans in the three months ended December 31, 1994, and period end asset quality was strong.

     Non-interest income was $54.7 million and $82.0 million, respectively, for the quarters ended December 31, 1994 and 1993. Securities transactions were not significant in either period. The sharp drop in fee income from mortgage banking activities during the most recent year was most pronounced when comparing the fourth quarter 1994 results with the corresponding amounts for 1993. For the

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------
quarter just ended, mortgage banking income was $8.6 million versus the record level in the same quarter one year ago of $36.0 million. A $13.6 million decrease in gains on the sale of servicing rights, coupled with a $9.4 million decrease in origination fees, was the primary reason for this downturn. Income from certain other fee-based activities such as investment management and sales was also down when comparing these two quarters as a result of rising interest rates.

     Non-interest expenses of $150.5 million in the fourth quarter of 1994 were 12.6% less than the total for the corresponding period last year of $181.3 million. Personnel costs, including commissions, declined $10.5 million, or 13.2% largely because of lower loan production at Huntington's mortgage banking subsidiary which resulted in staff reductions and decreased volume-based compensation. Costs associated with ORE were down from the final quarter of 1993, as were legal and loan collection expenses, due to the continued improvement in asset quality.

     The provision for income taxes decreased considerably when comparing the last three months of 1994 to the same period a year ago, principally because of a drop in pre-tax earnings. A non-recurring charge of $4.0 million in the final quarter of 1993 related to the conversion of an acquired thrift to a bank charter was also a significant reason for the lower provision.

FOREIGN ACTIVITIES

     Huntington has very limited foreign activities, consisting principally of deposits accepted by its Cayman Islands branch. At December 31, 1994, Huntington had no investments in foreign assets.

INFLATION

     Huntington's assets and liabilities are principally monetary in nature. Accordingly, its financial condition is affected by changes in interest rates to a much greater degree than by inflation. Although interest rates are determined in large measure by changes in the general level of inflation, they do not change at the same rate or in the same magnitude, but rather react in correlation with changes in the expected rate of inflation and changes to monetary and fiscal policy. A financial institution's ability to react to changes in interest rates is a better indicator of its ability to perform. More information regarding the effects of changing interest rates appears in the section "Interest Rate Risk and Liquidity Management".

CONSOLIDATED AVERAGE BALANCES AND INTEREST RATES
(ANNUAL DATA)
- --------------------------------------------------------------------------------
                                  Huntington
                                  Bancshares
                                  Incorporated
- --------------------------------------------------------------------------------

FULLY TAX EQUIVALENT BASIS(1)                                         1994                                    1993
(IN MILLIONS OF DOLLARS)                                   ----------------------------------    ---------------------------------
                                                                      INTEREST                               INTEREST
                                                           AVERAGE    INCOME/        YIELD/      AVERAGE     INCOME/      YIELD/
                                                           BALANCE    EXPENSE         RATE       BALANCE     EXPENSE       RATE
                                                           ----------------------------------    ---------------------------------
ASSETS
Interest bearing deposits in banks-foreign ............      --            --           --       $    10     $     .5        4.38%
Interest bearing deposits in banks-domestic ...........   $     4     $     .3         7.57%          16           .6        4.02
Trading account securities ............................        14           .9         6.16           10           .5        5.04
Federal funds sold and securities purchased
  under resale agreements .............................       115          5.0         4.32           78          2.6        3.36
Mortgages held for sale ...............................       367         25.9         7.06          827         60.2        7.28
Securities available for sale .........................     2,944        180.7         6.14        1,359         81.6        6.00
Investment securities
  U.S. Treasury and Federal agencies ..................       257         17.0         6.60        2,669        164.4        6.16
  States and political subdivisions ...................       190         20.5        10.80          260         29.1       11.22
  Other ...............................................        16           .9         5.71          171          8.9        5.21
                                                          -------     --------                   -------     --------
     Total investment securities ......................       463         38.4         8.29        3,100        202.4        6.53
                                                          -------     --------                   -------     --------
Loans
  Commercial ..........................................     3,501        295.8         8.45        3,216        274.0        8.52
  Tax-free ............................................        64          6.4         9.92           77          7.3        9.41
  Real estate
    Construction ......................................       298         23.1         7.75          368         26.1        7.09
    Mortgage ..........................................     2,786        220.3         7.91        2,473        203.6        8.24
  Consumer ............................................     4,316        354.2         8.21        3,575        323.8        9.06
  Lease financing .....................................       556         40.8         7.34          424         34.4        8.11
                                                          -------     --------                   -------     --------
    Total loans .......................................    11,521        940.6         8.16       10,133        869.2        8.58
    Allowance for loan losses/loan fees ...............       212         37.4                       194         30.4
                                                          -------     --------                   -------     --------
    Net Loans .........................................    11,309        978.0         8.49        9,939        899.6        8.88
                                                          -------     --------                   -------     --------
    Total earning assets ..............................    15,428     $1,229.2         7.97%      15,533     $1,248.0        8.03%
                                                          -------     --------                   -------     --------
Cash and due from banks ...............................       741                                    693
All other assets ......................................       793                                    819
                                                          -------                                -------
TOTAL ASSETS ..........................................   $16,750                                $16,851
                                                          =======                                =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Demand deposits
  Non-interest bearing ................................   $ 2,116                                $ 2,141
  Interest bearing ....................................     2,713     $   59.9         2.21%       2,662     $   63.7        2.39%
Savings deposits ......................................     2,281         49.0         2.15        2,229         57.5        2.58
Certificates of deposit of $100,000 or more ...........       607         25.6         4.22          831         31.1        3.74
Other domestic time deposits ..........................     3,523        148.1         4.20        3,572        150.3        4.21
Foreign time deposits .................................       286         12.2         4.25          455         15.0        3.30
                                                          -------     --------                   -------     --------
  Total deposits ......................................    11,526        294.8         3.13       11,890        317.6        3.26
                                                          -------     --------                   -------     --------
Short-term borrowings .................................     2,629        106.7         4.06        2,825         89.4        3.17
Long-term debt ........................................       928         62.2         6.71          640         33.1        5.18
                                                          -------     --------                   -------     --------
  Interest bearing liabilities ........................    12,967     $  463.7         3.58%      13,214     $  440.1        3.33%
                                                          -------     --------                   -------     --------
All other liabilities .................................       264                                    280
Shareholders' equity ..................................     1,403                                  1,216
                                                          -------                                -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ............   $16,750                                $16,851
                                                          =======                                =======
Net interest rate spread ..............................                                4.39%                                4.70%
Impact of non-interest bearing funds on margin ........                                 .57%                                 .50%
NET INTEREST INCOME/MARGIN ............................               $  765.5         4.96%                 $  807.9       5.20%
                                                                      ========                               ========

(1) Fully tax equivalent yields are calculated assuming a 35% tax rate in 1994 and 1993 and a 34% tax rate in years 1989 through 1992.

Average loan balances include non-accruing loans. Loan income includes cash received on non-accruing loans.

- --------------------------------------------------------------------------------


- --------------------------------------------------------------------------------

                   1992                              1991                           1990                           1989
     -------------------------------  ------------------------------   ----------------------------   ---------------------------
                 Interest                          Interest                       Interest                       Interest
     Average     Income/    Yield/     Average     Income/    Yield/   Average    Income/    Yield/    Average   Income/    Yield/
     Balance     Expense     Rate      Balance     Expense     Rate    Balance    Expense     Rate     Balance   Expense     Rate
     ------------------------------   ------------------------------   ----------------------------   ----------------------------

    $    54    $    2.6      4.74%    $    10    $     .7      6.71%   $     3    $     .2     6.91%   $   33    $   3.3      9.75%
         27         1.4      5.15          42         3.1      7.47         60         5.2     8.80        72        6.6      9.29
         22         1.2      5.43          27         1.8      6.83          9          .8     8.69        10        1.0      9.66

        126         4.9      3.90         152         8.8      5.76        231        18.4     7.94       243       21.7      8.93
        681        55.1      8.09         386        34.0      8.80        274        27.0     9.86       111       10.9      9.79
        142        11.0      7.79          21         2.0      9.34         --          --       --        --         --        --

      3,163       220.3      6.96       2,459       209.0      8.50      2,563       227.8     8.89     1,921      169.9      8.85
        336        31.7      9.43         396        41.6     10.51        458        47.9    10.47       509       52.5     10.30
        205        13.6      6.65         281        24.5      8.75        239        21.1     8.80       445       37.0      8.32
    -------    --------               -------    --------              -------    --------             ------    -------
      3,704       265.6      7.17       3,136       275.1      8.77      3,260       296.8     9.10     2,875      259.4      9.02
    -------    --------               -------    --------              -------    --------             ------    -------

      2,993       249.4      8.34       2,878       264.2      9.18      2,810       294.5    10.48      2,669      300.4    11.25
         83         8.2      9.84          89        10.1     11.32        111        13.4    12.04        147       18.5    12.60

        393        26.4      6.71         457        38.2      8.37        547        57.4    10.49        522       59.0    11.31
      2,145       191.2      8.92       2,036       202.9      9.96      1,947       203.1    10.44      1,703      178.3    10.47
      3,190       340.7     10.68       2,904       336.6     11.59      2,710       324.1    11.96      2,427      300.4    12.38
        342        30.8      9.00         314        30.0      9.57        298        29.1     9.75        267       26.7    10.00
    -------    --------               -------    --------              -------    --------             -------   --------
      9,146       846.7      9.26       8,678       882.0     10.16      8,423       921.6    10.94      7,735      883.3    11.42
        144        28.6                   131        19.2                  100        18.1                  84       16.1
    -------    --------               -------    --------              -------    --------             -------   --------
      9,002       875.3      9.57       8,547       901.2     10.38      8,323       939.7    11.16      7,651      899.4    11.63
    -------    --------               -------     --------             -------    --------             -------   --------
     13,902    $1,217.1      8.75%     12,452    $1,226.7      9.85%    12,260    $1,288.1    10.51%    11,079   $1,202.3    10.85%
    -------    --------               -------    --------              -------    --------             -------   --------
        636                               567                              670                             680
        771                               725                              660                             572
    -------                           -------                          -------                         -------
    $15,165                           $13,613                          $13,490                         $12,247
    =======                           =======                          =======                         =======


    $ 1,749                             1,401                          $ 1,393                         $ 1,365
      2,513    $   76.5      3.05%      2,210    $  103.3      4.68%     2,070    $   112.1    5.42%     2,017   $  109.5     5.43%
      1,770        64.1      3.62       1,326        64.9      4.89      1,228         61.3    4.99      1,198       60.1     5.01
      1,251        56.7      4.53       1,523       100.1      6.57      1,714        142.8    8.34      1,648      149.2     9.06
      4,066       206.8      5.09       4,223       288.5      6.83      3,894        307.1    7.89      3,244      265.4     8.18
        153         5.7      3.73          69         3.8      5.56         40          3.2    7.85         34        3.2     9.45
    -------    --------               -------    --------              -------    ---------            -------   --------
     11,502       409.8      4.20      10,752       560.6      5.99     10,339        626.5    7.00      9,506      587.4     6.29
    -------    --------               -------    --------              -------    ---------            -------   --------
      2,062        72.9      3.54       1,406        81.2      5.77      1,731        136.5    7.89      1,431      124.7     8.72
        300        22.1      7.36         219        18.4      8.41        201         17.8    8.88        204       18.3     8.95
    -------    --------               -------    --------              -------    ---------            -------   --------
     12,115    $  504.8      4.17%     10,976    $  660.2      6.01%    10,878    $   780.8    7.18%     9,776   $  730.4     7.47%
    -------    --------               -------    --------              -------    ---------            -------   --------
        227                               259                              302                             291
      1,074                               977                              917                             815
    -------                           -------                          -------                         -------
    $15,165                           $13,613                          $13,490                         $12,247
    =======                           =======                          =======                         =======
                            4.58%                              3.84%                           3.33%                          3.38%
                             .54%                               .71%                            .81%                           .88%
               $  712.3      5.12%               $  566.5      4.55%              $   507.3    4.14%             $  471.9     4.26%
               ========                          ========                         =========                      ========

KPMG    PEAT MARWICK LLP
        111 North Orange Avenue, Suite 1600
        P.O. Box 3031
        Orlando, FL 32802



                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors
Reliance Bank of Florida:


We have audited the accompanying balance sheets of Reliance Bank of Florida as of December 31, 1994 and 1993 and the related statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reliance Bank of Florida at December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 1 to the financial statements, the Company adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994.


KPMG Peat Marwick LLP


February 15, 1995

                            RELIANCE BANK OF FLORIDA

                                 BALANCE SHEETS

                           December 31, 1994 and 1993



         ASSETS                                                              1994                        1993
         -----                                                               ----                        ----
Cash and due from banks (note 2)                                         $  3,730,122                   3,526,959
Federal funds sold                                                          4,050,000                   4,980,000
                                                                         ------------                ------------
       Cash and cash equivalents                                            7,780,122                   8,506,959
Investment securities available for sale (note 3)                          17,950,904                          --
Investment securities held to maturity (estimated market value
   of $12,081,730 in 1994 and $24,286,750 in 1993) (note 3)                13,240,557                  23,934,179
Loans, less allowance for loan losses of $723,116
   in 1994 and $660,193 in 1993 (note 4)                                   53,248,389                  46,725,643
Premises and equipment, net (note 5)                                        2,181,909                   2,140,723
Accrued interest receivable                                                   604,062                     431,921
Prepaid expenses and other assets                                              97,965                      88,827
Other real estate owned                                                        98,546                          --
Deferred income taxes (note 9)                                                513,000                     143,188
                                                                         ------------                ------------
       Total assets                                                      $ 95,715,454                  81,971,440
                                                                         ============                ============
         LIABILITIES
         -----------
Deposits (note 6):
   Noninterest bearing                                                     13,319,531                   9,849,155
   Interest bearing                                                        71,504,406                  63,903,745
                                                                         ------------                ------------
       Total deposits                                                      84,823,937                  73,752,900
Securities sold under agreement to repurchase (note 3)                      2,190,599                     845,398
Accrued interest payable                                                      132,607                     106,391
Accounts payable and other liabilities                                          7,666                       3,724
Income taxes payable (note 9)                                                      --                       5,838
                                                                         ------------                ------------
       Total liabilities                                                   87,154,809                  74,714,251
                                                                         ------------                ------------
       SHAREHOLDERS' EQUITY
       --------------------
Common stock, $5 par value, 600,000 authorized shares,
   348,099 and 321,200 shares issued and outstanding at
   December 31, 1994 and 1993, respectively                                 1,740,495                   1,606,000
Additional paid-in capital                                                  2,053,989                   1,635,625
Retained earnings                                                           5,318,206                   4,015,564
Unrealized loss on investments available for sale, net                       (552,045)                         --
                                                                         ------------                ------------
       Total shareholders' equity (notes 8 and 10)                          8,560,645                   7,257,189

Commitments (notes 4 and 11)
                                                                         ------------                ------------
       Total liabilities and shareholders' equity                        $ 95,715,454                  81,971,440
                                                                         ============                ============
See accompanying notes to the financial statements.

                            RELIANCE BANK OF FLORIDA

                              STATEMENTS OF INCOME

                 For the years ended December 31, 1994 and 1993




                                                                                         1994           1993
                                                                                       ---------      ---------
Interest income and fees:
    Loans                                                                            $ 4,807,269      3,909,159
    Investment securities and mortgage-backed securities                               1,718,019      1,455,104
    Federal funds sold                                                                   165,903        104,260
                                                                                       ---------      ---------
               Total interest income and fees                                          6,691,191      5,468,523
Interest expense:
    Deposits and other borrowed money (note 6)                                         2,583,071      2,024,001
                                                                                       ---------      ---------
               Net interest income                                                     4,108,120      3,444,522
Provision for loan losses (note 4)                                                       130,000        211,000
                                                                                       ---------      ---------
               Net interest income after provision for loan losses                     3,978,120      3,233,522
                                                                                       ---------      ---------
Other income:
    Service charges                                                                      260,771        261,648
    Gains on sales of investment securities available (note 3)                            17,832        101,778
    Other                                                                                  7,627          1,993
                                                                                       ---------      ---------
               Total other income                                                        286,230        365,419
                                                                                       ---------      ---------
Other expenses:
    Salaries and employee benefits (note 12)                                           1,212,542      1,044,112
    Occupancy expense                                                                    234,912        187,127
    Stationery and supplies                                                               91,739        104,416
    Data processing services                                                              76,076         56,528
    Marketing and community relations                                                     45,673         50,502
    FDIC and other insurance                                                             198,388        166,636
    Legal and professional fees                                                           86,108         75,494
    Other expenses                                                                       327,270        317,965
                                                                                       ---------      ---------
               Total other expenses                                                    2,272,708      2,002,780
                                                                                       ---------      ---------
               Income before income taxes and cumulative effect
                   of accounting change                                                1,991,642      1,596,161

Income tax expense (note 9)                                                              689,000        555,000
                                                                                       ---------      ---------
               Income before cumulative effect of accounting change                    1,302,642      1,041,161

Cumulative effect of accounting change (note 9)                                               --         25,443
                                                                                       ---------      ---------
               Net income                                                            $ 1,302,642      1,066,604
                                                                                       =========      =========
See accompanying notes to the financial statements.

                            RELIANCE BANK OF FLORIDA

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                 For the years ended December 31, 1994 and 1993



                                                                                               UNREALIZED LOSS
                                    COMMON STOCK                                                OR INVESTMENTS          TOTAL
                             ---------------------------       PAID-IN         RETAINED         AVAILABLE FOR       SHAREHOLDERS'
                               SHARES            AMOUNT        CAPITAL         EARNINGS           SALE, NET            EQUITY
                             ---------         ---------      ----------      ----------          -----------      --------------
Balances, December 31, 1992    318,100       $ 1,590,500       1,613,250       2,948,960                   --         6,152,710

Stock options exercised
   exercised                     3,100            15,500          22,375              --                   --            37,875

Net income                          --                --              --       1,066,604                   --         1,066,604
                             ---------         ---------      ----------      ----------          -----------        ----------
Balances, December 31, 1993    321,200         1,606,000       1,635,625       4,015,564                   --         7,257,189

Stock options exercised
   (note 8)                     26,899           134,495         310,364              --                   --           444,859

Tax effect of non-qualified
   stock options exercised          --                --         108,000              --                   --           108,000

Net income                          --                --              --       1,302,642                   --         1,302,642

Unrealized loss on investments
   available for sale, net          --                --              --              --             (552,045)         (552,045)
                             ---------         ---------      ----------      ----------          -----------        ----------
Balances, December 31, 1994    348,099        $1,740,495       2,053,989       5,318,206             (552,045)        8,560,645
                             =========        ==========      ==========      ==========          ===========        ==========

See accompanying notes to the financial statements.


                            RELIANCE BANK OF FLORIDA

                            STATEMENTS OF CASH FLOWS

                 For the years ended December 31, 1994 and 1993

                                                                                         1994                1993
                                                                                         ----                ----
Cash flows from operating activities:
    Net income                                                                      $  1,302,642           1,066,604
    Adjustments to reconcile net income to net cash provided
       by operating activities:
           Provision for loan losses                                                     130,000             211,000
           Deferred loan origination fees                                                 39,542              85,007
           Depreciation on premises and equipment                                        103,253              80,648
           Net accretion of discounts and amortization of premiums
              on investment securities held to maturity                                   22,880              44,996
           Loss on sale of other real estate owned                                            --              38,000
           Gain on sale of investment securities available for sale                      (17,832)           (101,778)
           Cash provided by (used in) changes in:
              Accrued interest receivable                                               (172,141)             58,403
              Prepaid expenses and other assets                                           (9,138)            (31,536)
              Deferred income taxes                                                      (72,557)           (117,394)
              Accrued interest payable                                                    26,216                 134
              Accounts payable and other liabilities                                       3,942             (18,302)
              Income taxes payable                                                        (5,838)           (201,247)
                                                                                    ------------        ------------
                Net cash provided by operating activities                              1,350,969           1,114,535
                                                                                    ------------        ------------
Cash flows provided by (used in) investing activities:
    Proceeds from sales of investment securities available for sale                      542,026           5,404,478
    Proceeds from maturities of investment securities held to
       maturity                                                                        2,500,000           4,500,000
    Purchases of investment securities held to maturity                               (4,260,811)        (18,549,378)
    Purchases of investment securities available for sale                            (10,469,683)                 --
    Loans (net of collections)                                                        (6,790,834)         (7,269,297)
    Principal collected on mortgage-backed securities                                  3,576,838           4,712,632
    Proceeds from sale of other real estate owned                                             --             184,098
    Purchases of premises and equipment                                                 (144,439)           (525,667)
                                                                                    ------------        ------------
                Net cash used in investing activities                                (15,046,903)        (11,543,134)
                                                                                    ------------        ------------
                                                                                              (Continued)

                            RELIANCE BANK OF FLORIDA

                      STATEMENTS OF CASH FLOWS, CONTINUED

                                                                                        1994            1993
                                                                                        ----            ----
Cash flows provided by financing activities:
    Proceeds from exercise of stock options, net of taxes                                552,859         37,875
    Deposits (net of withdrawals) made by customers                                   11,071,037     11,152,606
    Increase (decrease) in repurchase agreements                                       1,345,201       (280,423)
                                                                                    ------------   ------------
                Net cash provided by financing activities                             12,969,097     10,910,058
                                                                                    ------------   ------------
                Net increase (decrease) in cash and cash equivalents                   (726,837)        481,459

Cash and cash equivalents at beginning of year                                         8,506,959      8,025,500
                                                                                    ------------   ------------
Cash and cash equivalents at end of year                                        $      7,780,122      8,506,959
                                                                                    ============   ============

Cash paid during the year for:
    Interest                                                                    $      2,556,855      2,023,867
                                                                                    ============   ============
    Income taxes                                                                $        598,176        848,198
                                                                                    ============   ============
Supplemental disclosure of noncash activities:
    Transfer of loans to other real estate owned                                $         98,546             --
                                                                                    ============   ============
    Transfer of investment securities held to maturity to
       investment securities available for sale upon adoption
       of FAS No. 115                                                           $      8,854,715             --
                                                                                    ============   ============
Market value adjustment - investment securities available for sale:
    Market value adjustment - investments                                                849,300             --
    Deferred income tax asset                                                            297,255             --
                                                                                    ------------   ------------
                Unrealized loss on investment securities available
                     for sale                                                   $        552,045             --
                                                                                    ============   ============

See accompanying notes to the financial statements.

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS

                           December 31, 1994 and 1993




(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ------------------------------------------
      Reliance Bank of Florida (the "Bank") was incorporated as a Florida state chartered bank on July 22, 1985. The Bank received approval for a charter from the Comptroller of Florida on October 25, 1985 and commenced operations on that same date. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

      The Bank's primary market area is Central Florida.

       (A)    CASH EQUIVALENTS
              ----------------
              For purposes of the statement of cash flows, the Bank considers cash and due from banks, federal funds sold and non-interest bearing deposits in other banks due within three months to be cash equivalents.

       (B)    INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENTS AVAILABLE
              ----------------------------------------------------------------
              FOR SALE
              --------
              On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards ("FAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." FAS 115 requires the reporting of certain securities at fair value except for those securities which the Bank has the positive intent and ability to hold to maturity. Investments to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding losses are included in shareholdersG equity net of the effect of income taxes.

              Securities that management has the intent and the Bank has the ability at the time of purchase or origination to hold until maturity are classified as investment securities held to maturity. Securities in this category are carried at amortized cost adjusted for accretion of discounts and amortization of premiums using the level yield method over the estimated life of the securities. If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the statements of income.

       (C)    NONACCRUAL LOANS
              ----------------
              Loans are placed on nonaccrual status when the loan becomes 90 days past due as to interest or principal, unless the loan is both well secured and in the process of collection, or when the full timely collection of interest or principal become uncertain. When a loan is placed on nonaccrual status, the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status.

       (D)    LOAN ORIGINATION FEES
              ---------------------
              Loan fees and incremental direct underwriting costs on home equity loans are deferred and recognized as income over the contractual life of the loans, adjusted for estimated prepayment based on the Bank's historical prepayment experience. The Bank does not defer incremental direct underwriting costs, exept for such costs on home equity loans, as management considers these costs to be immaterial.
                                                                  (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(1),   CONTINUED

       (E)    ALLOWANCE FOR LOAN LOSSES
              -------------------------
              The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an estimated amount that management believes will be adequate to absorb losses inherent in the loan portfolio and commitments to extend credit, based on evaluations of its collectibility. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, specific problem loans and commitments, and current and anticipated economic conditions that may affect the borrower's ability to pay. While management uses the best information available to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions.

              Regulatory examiners may require the Bank to recognize additions to the allowance based upon their judgment about the information available to them at the time of their examination.

       (F)    PREMISES AND EQUIPMENT
              ----------------------
              Premises and equipment are stated at cost less accumulated depreciation which is computed on the straight-line method over the estimated useful lives of the assets which range from 5 to
              31.5 years.

       (G)    OTHER REAL ESTATE OWNED
              -----------------------
              Real estate acquired in the settlement of loans is initially recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or estimated fair value at the date of acquisition. Subsequently, such real estate acquired is carried at the lower of cost or estimated net realizable value. Costs relating to development and improvement of the property are capitalized, whereas those relating to holding the property are charged to operations.

       (H)    INCOME TAXES
              ------------
              Effective January 1, 1993, the Bank adopted Financial Accounting Standards Board issued Statement Number 109 ("FAS 109"), "Accounting for Income Taxes." Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.
                                                                (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(1),   CONTINUED

       (H),   CONTINUED

              The Bank reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 statement of income.

       (I)    RECLASSIFICATION
              ----------------
              Certain amounts in the 1993 financial statements have been reclassified to conform to the 1994 presentation.


(2)    RESTRICTIONS ON CASH AND DUE FROM BANKS
       ---------------------------------------
       The Bank is required to maintain reserve balances in accordance with Federal Reserve Bank requirements. At December 31, 1994 and 1993, these reserve balances were $405,000 and $353,000, respectively.


(3)    INVESTMENT SECURITIES HELD TO MATURITY AND INVESTMENT SECURITIES
       ----------------------------------------------------------------
       AVAILABLE FOR SALE
       ------------------
       The amortized cost and estimated market values of investment securities at December 31, 1994 and 1993 are as follows:

       INVESTMENT SECURITIES HELD TO MATURITY:

                                                                 GROSS            GROSS
                                            AMORTIZED          UNREALIZED       UNREALIZED        ESTIMATED
                                               COST              GAINS            LOSSES         MARKET VALUE
                                           ------------      ------------      ------------      ------------
1994:
   U.S. Treasury securities                 $ 4,010,418               --           (252,957)        3,757,461
   Municipals                                 3,267,420             2,942          (161,561)        3,108,801
   Mortgage-backed
     securities and CMO's                     5,962,719                --          (747,251)        5,215,468
                                           ------------      ------------      ------------      ------------
                                            $13,240,557             2,942        (1,161,769)       12,081,730
                                           ============      ============      ============      ============

                                     F-45
                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(3),   CONTINUED

       INVESTMENT SECURITIES HELD TO MATURITY, CONTINUED:

                                                                  GROSS              GROSS
                                               AMORTIZED        UNREALIZED        UNREALIZED        ESTIMATED
                                                 COST              GAINS            LOSSES         MARKET VALUE
                                             ------------      ------------      ------------      ------------
1993:
    U.S. Treasury securities                 $  2,008,187            97,465                --         2,105,652
    Municipals                                  3,018,729            63,813                --         3,082,542
    Obligations of U.S.
         government agencies                    1,998,031            34,464                --         2,032,495
    Mortgage-backed
         securities and CMO's                  16,909,232           166,113            (9,284)       17,066,061
                                             ------------      ------------      ------------      ------------
                                             $ 23,934,179           361,855            (9,284)       24,286,750
                                             ============      ============      ============      ============

INVESTMENT SECURITIES AVAILABLE FOR SALE:

                                                                   GROSS            GROSS
                                              AMORTIZED          UNREALIZED       UNREALIZED        ESTIMATED
                                                 COST              GAINS           LOSSES          MARKET VALUE
                                             ------------      ------------      ------------      ------------
1994:
    U.S. Treasury securities                 $  7,048,696            10,449          (108,940)        6,950,205
    Mortgage-backed
         securities and CMO's                  11,751,508             3,937          (754,746)       11,000,699
                                             ------------      ------------      ------------      ------------
                                             $ 18,800,204            14,386          (863,686)       17,950,904
                                             ============      ============      ============      ============

                                     F-46
                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(3),   CONTINUED

       The amortized cost and estimated market value of investment securities held to maturity at December 31, 1994 and 1993, by contractual maturity, are below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    1994                                    1993
                                      ---------------------------------       ---------------------------------
                                          AMORTIZED        ESTIMATED             AMORTIZED         ESTIMATED
                                            COST          MARKET VALUE             COST           MARKET VALUE
                                      --------------     --------------       --------------     --------------
      Due in one year or less           $         --                 --            2,498,035          2,535,591
      Due after one year
         through five years                4,695,418          4,425,564            2,486,950          2,606,700
      Due after five years
         through ten years                 4,447,615          4,081,035            2,011,387          2,055,807
      Due after ten years                  4,097,524          3,575,131           16,937,807         17,088,652
                                         -----------        -----------          -----------        -----------
                                        $ 13,240,557         12,081,730           23,934,179         24,286,750
                                         ===========        ===========          ===========        ===========

    The amortized cost and market value of investment securities available for sale at December 31, 1994, by contractual maturity, are below:


                                                                                                  ESTIMATED
                                                                   AMORTIZED COST               MARKET VALUE
                                                                  ----------------            ----------------
      Due in one year or less                                     $      1,003,125               1,009,749
      Due after one year through five years                              6,045,571               5,940,456
      Due after five years through ten years                               221,092                 225,029
      Due after ten years                                               11,530,416              10,775,670
                                                                        ----------              ----------
                                                                  $     18,800,204              17,950,904
                                                                        ==========              ==========
    Proceeds from sales of investment securities available for sale during 1994 and 1993 were $542,026 and $5,404,478, respectively, which resulted in gross gains of $17,832 and $101,778, respectively.

                                     F-47
                                                                (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS


(3),   CONTINUED

       Included in the investment securities are securities sold under agreements to repurchase. The following is a summary of securities sold under agreement to repurchase as of December 31, 1994:

                                                                       WEIGHTED AVERAGE
             U.S. TREASURY SECURITIES                   TOTAL           INTEREST RATE
             ------------------------                 ----------       ----------------
             Carrying value                           $4,487,284             5.0%
             Market value                              4,258,438             5.0%
             Borrowings                                2,190,599             3.0%

      Repurchase agreements mature within one business day.

      The Bank enters into sales of securities under agreements to repurchase (Agreements). Fixed-coupon Agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the Agreements remain in the asset accounts. At December 31, 1994, $2,190,599 of the Agreements were to repurchase identical securities.
      The assets underlying the Agreements were held in safekeeping by a third party. For the year ended December 31, 1994, Agreements outstanding average approximately $2,108,494 and the maximum amount outstanding was $2,768,494.

       The Bank has pledged mortgage-backed securities with carrying amounts of approximately $434,127 and $783,294 as of December 31, 1994 and 1993, respectively, as collateral on public fund deposits. In addition, the Bank has pledged a U.S. Treasury note with a carrying amount of $1,022,148 as of December 31, 1994 as collateral on treasury tax and loan deposits.


                                     F-48
                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS

(4)    LOANS
       -----
       Major categories of loans included in the loan portfolio at December 31, 1994 and 1993 are:

                                                                                         1994           1993
                                                                                      ----------     ----------
      Commercial                                                                    $ 12,303,257     11,386,473
      Real estate - commercial                                                        31,675,764     26,352,775
      Real estate - residential                                                        8,588,458      8,481,009
      Consumer                                                                         1,607,182      1,369,349
      Overdrafts                                                                          40,649            493
                                                                                      ----------     ----------
                                                                                      54,215,310     47,590,099
      Less:
           Allowance for loan losses                                                    (723,116)      (660,193)
           Deferred loan origination fees                                               (243,805)      (204,263)
                                                                                      ----------     ----------
                   Net loans                                                        $ 53,248,389     46,725,643
                                                                                      ==========     ==========

      In the ordinary course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit at both fixed and variable rates and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized, if any, in the accompanying balance sheet. The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

      A summary of commitments to extend credit and standby letters of credit written at December 31, 1994 and 1993 is as follows:

                                                                                       1994            1993
                                                                                       ----            ----
      Standby letters of credit                                                 $      257,113          215,000
      Available lines of credit                                                     11,817,037       11,597,248

                                     F-49
                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(4),  CONTINUED

      Certain principal stockholders, directors and employees were indebted to the Bank as summarized below:

                                                                                      1994             1993
                                                                                   -----------      -----------
      Balance, beginning of year                                                  $  2,563,210        2,067,656
      Additional new loans                                                           1,399,556        2,231,605
      Repayments on outstanding loans                                                 (544,528)      (1,736,051)
                                                                                   -----------      -----------
      Balance, end of year                                                        $  3,418,238        2,563,210
                                                                                   ===========      ===========

       All such loans were made in the ordinary course of business. At December 31, 1994 and 1993, principal stockholders, directors and employees of the Bank had $1,233,020 and $1,274,954, respectively, available in lines of credit.

       Changes in the allowance for loan losses were as follows:

                                                                                      1994             1993
                                                                                   -----------      -----------
      Balance, beginning of year                                                 $     660,193          564,757
      Provision charged to operations                                                  130,000          211,000
      Loans charged-off                                                                (75,575)        (117,745)
      Recoveries                                                                         8,498            2,181
                                                                                   -----------      -----------
      Balance, end of year                                                       $     723,116          660,193
                                                                                   ===========      ===========

      At December 31, 1994 and 1993, nonaccrual loans were $427,315 and $424,305, respectively.

      The Bank originates real estate, consumer and commercial loans primarily in its Central Florida market area. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to repay their loans is dependent upon economic conditions in the Bank's market area.

                                     F-50
                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(5)    PREMISES AND EQUIPMENT
       ----------------------
       A summary of premises, furniture, fixtures and equipment at December 31, 1994 and 1993:

                                                                                         1994           1993
                                                                                       --------       ---------
           Land                                                                     $  1,083,053      1,069,630
           Building                                                                    1,121,372      1,121,372
           Furniture, fixtures and equipment                                             694,949        669,448
           Construction in progress                                                      105,515             --
                                                                                       ---------      ---------
                                                                                       3,004,889      2,860,450
           Less accumulated depreciation                                                 822,980        719,727
                                                                                       ---------      ---------
                                                                                    $  2,181,909      2,140,723
                                                                                       =========      =========

(6)    DEPOSITS
       --------
       A detail of deposits at December 31, 1994 and 1993 follows:

                                                                                         1994          1993
                                                                                      ----------     ----------
         Noninterest-bearing demand deposits                                        $ 13,319,531      9,849,155
         Interest bearing:
             Interest-bearing demand deposits                                         23,871,271     24,116,972
             Savings deposits                                                         10,076,579     10,795,754
             Time deposits less than $100,000                                         30,803,519     21,407,940
             Time deposits of $100,000 or greater                                      6,753,037      7,583,079
                                                                                      ----------     ----------
                                                                                    $ 84,823,937     73,752,900
                                                                                      ==========     ==========

       Included in interest-bearing deposits are certificates of deposit issued in amounts of $100,000 or more which have remaining maturities at December 31, 1994 and 1993 as follows:

                                                                                         1994           1993
                                                                                      ----------     ----------
         Three months or less                                                        $   711,625      1,963,245
         Three through six months                                                      1,547,924      1,728,034
         Six through twelve months                                                     2,486,061      2,122,064
         Thereafter                                                                    2,007,427      1,769,736
                                                                                      ----------     ----------
                                                                                     $ 6,753,037      7,583,079
                                                                                      ==========     ==========

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(6),   CONTINUED

       A summary of interest expense on deposits and other borrowed money for the years ended December 31, 1994 and 1993 is as follows:

                                                                                       1994             1993
                                                                                     ---------        ---------
         Interest on federal funds and other borrowings                         $           --            1,127
         Interest-bearing demand deposits                                              599,054          519,755
         Savings deposits                                                              467,065          442,664
         Time deposits less than $100,000                                            1,118,691          757,897
         Time deposits of $100,000 or greater                                          340,659          276,284
         Repurchase agreements                                                          57,602           26,274
                                                                                     ---------        ---------
                                                                                $    2,583,071        2,024,001
                                                                                     =========       ==========

       The Bank had deposits from directors, officers and employees of approximately $5,935,316 and $4,250,190 at December 31, 1994 and 1993,
       respectively.


(7)    FEDERAL FUNDS PURCHASED
       -----------------------
       The Bank had $2,500,000 available in line of credit commitments to purchase federal funds from its correspondent banks as of December 31, 1994. There were no outstanding borrowings against these lines at December 31, 1994.


(8)    SHAREHOLDERS' EQUITY
       --------------------
       The Bank has stock option plans for certain officers, key employees and members of the Board of Directors.

       The employee stock option plan provides for stock options to certain officers and key employees at an option price at least equal to the fair market value of such shares on the date the option is granted. Under the terms of the employee stock option plan, 25,000 shares of authorized common stock of the Bank were reserved for issuance. Options granted under the plan are exercisable for a term no longer than five years. All options have been granted. During 1994 and 1993, 6,900 and 3,100 shares were exercised resulting in proceeds of $119,859 and $37,875, respectively. At December 31, 1994, 6,000 options were outstanding and may be exercised at a price of $24.00 per share.

       The Board of Directors and the shareholders of the Bank approved a stock option plan in 1992 for members of the Board of Directors. Under this plan, the Board of Directors have been granted options to purchase a total of 20,000 shares at an exercise price of $16.25 per share which was the estimated fair market value at the date the options were granted. All options were exercised during 1994 resulting in proceeds of $325,000. No options remain outstanding at December 31, 1994.

                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(9)   INCOME TAXES
      ------------
      The provision for income taxes for 1994 and 1993 consist of the following:

                                                                   CURRENT        DEFERRED           TOTAL
                                                                   -------        --------          -------
           Year ended December 31, 1994:
              Federal                                         $    660,930         (61,954)         598,976
              State                                                100,627         (10,603)          90,024
                                                                   -------         -------          -------
                                                              $    761,557         (72,557)         689,000
                                                                   =======         =======          =======
           Year ended December 31, 1993:
              Federal                                              572,110         (78,511)         493,599
              State                                                 74,841         (13,440)          61,401
                                                                   -------         -------          -------
                                                              $    646,951         (91,951)         555,000
                                                                   =======         =======          =======



                                     F-53
                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS



(9),  CONTINUED

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below.

                                                                                      1994             1993
                                                                                   ----------       ----------
             Deferred tax assets:
                Unrealized loss on investment securities available
                      for sale                                                     $  297,255               --
                Allowance for loan losses                                             209,813          183,184
                Premises and equipment, due to differences in
                    depreciation methods and useful lives                              42,547           35,957
                Other                                                                     374               --
                                                                                   ----------       ----------
                          Total deferred tax assets                                   549,989          219,141
                Less valuation allowance                                                   --               --
                                                                                   ----------       ----------
                          Net deferred tax assets                                     549,989          219,141
                                                                                   ----------       ----------
             Deferred tax liabilities:
                Cash to accrual conversions                                           (36,989)         (73,978)
                Deferred loan fees                                                         --           (1,975)
                                                                                   ----------       ----------
                          Total deferred tax liabilities                              (36,989)          75,953
                                                                                   ----------       ----------
                          Net deferred tax asset                                   $  513,000          143,188
                                                                                   ==========       ==========

      The Bank believes that it has paid sufficient taxes in prior carryback years which will enable it to recover the net deferred tax asset, and therefore, no valuation allowance as defined by Statement 109 is required at December 31, 1994 and 1993.

      A reconciliation between the actual tax expense and the "expected" tax expense (computed by applying the U.S. Federal corporate tax rate of 34% to net income before income taxes) is as follows:

                                                                                        1994          1993
                                                                                     ---------      ---------
           "Expected" tax expense                                                    $ 677,158        542,695
           State income tax expense, net of federal benefit                             48,905         40,525
           Other, net                                                                    9,183        (28,924)
           Nondeductible meals and entertainment                                         1,682          1,211
           Tax exempt interest                                                         (47,928)          (507)
                                                                                     ---------      ---------
                 Total income tax expense                                            $ 689,000        555,000
                                                                                     =========      =========

                                     F-54
                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS



(10)   REGULATORY CAPITAL (UNAUDITED)
       ------------------------------
       The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting, and operations.

       The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Institutions categorized as "undercapitalized" or worse are subject to certain restrictions, including the requirement to file a capital plan with its primary Federal regulator, prohibitions on the payment of dividends and management fees, restrictions on executive compensation, and increased supervisory monitoring, among other things. Other restrictions may be imposed on the institution by the FDIC, including requirements to raise additional capital, sell assets, or sell the entire institution. Once an institution becomes "critically undercapitalized" it must generally be placed in receivership or conservatorship within 90 days.

       The following table summarizes the capital thresholds for each prompt corrective action capital categories. An institution's capital category is based on whether it meets the threshold for all three capital ratios within the category.

                                                                        TIER 1                  TOTAL
                                                  LEVERAGE            RISK-BASED              RISK-BASED
            CATEGORIES                             RATIO                RATIO                   RATIO
            --------                              -------             --------                --------
            "Well capitalized"                    5% or higher        6% or higher            10% or higher
            "Adequately capitalized"              4% or higher        4% or higher            8% or higher
            "Undercapitalized"                    less than 4%        less than 4%            less than 8%
            "Significantly undercapitalized"      less than 3%        less than 3%            less than 6%
            "Critically undercapitalized"         An institution is considered "critically under capitalized"
                                                  if its ratio of tangible equity to total assets is 2% or less.

    At December 31, 1994, the Bank's total leverage capital ratio was 9%, Tier 1 risk-based ratio was 11%, and total risk-based ratio was 12%. At December 31, 1994, management believes the Bank is in the "well capitalized" category.

                                                                     (Continued)

                            RELIANCE BANK OF FLORIDA

                       NOTES TO THE FINANCIAL STATEMENTS




(11)   COMMITMENTS
       -----------
       During 1988, the Bank made a pledge of $50,000 to a local college for a scholarship endowment. The pledge is revocable at any time at the discretion of the Board of Directors. The balance of the pledge is payable as follows:

                1995                         $  5,000
                1996 and later years           15,000
                                             --------
                   Total                     $ 20,000
                                             ========

(12)   EMPLOYEE BENEFIT PLAN
       ---------------------
       During 1989 the Bank adopted the Reliance Bank of Florida Savings and Retirement Plan (the "Plan"). The Plan is a defined contribution plan which is composed of a profit-sharing plan and self-directed salary savings plan for the benefit of the Bank's employees. The Plan was effective as of January 1, 1989 and received contributions from the Bank totaling $47,709 and $30,515 during 1994 and 1993, respectively. The contributions made by the Bank are at the discretion of the Board of Directors.


(13)   BRANCH OPENING
       --------------
       The Bank has received approval from the regulatory authorities to open a new branch. It is the Bank's intent to open the branch during 1995.

       Prior to December 31, 1994, the Bank entered into a construction contract in the amount of $768,000 to build the new branch.


(14)   SUBSEQUENT EVENT
       ----------------
       In December of 1994, the Bank entered into a definitive agreement with Huntington Bancshares, Incorporated to acquire the Bank. Huntington will exchange its common stock for common stock of the Bank. This transaction is subject to regulatory and shareholder approval. The expected effective date of the proposed acquisition is May 1995.

                                                                       EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of December 22, 1994, between HUNTINGTON BANCSHARES FLORIDA, INC., an Ohio corporation ("Huntington Florida"), SECURITY NATIONAL BANK, a banking association organized and existing under the laws of the United States ("SNB"), with its principal office located at 253 North Orlando Avenue, Maitland, Florida, and RELIANCE BANK OF FLORIDA, a bank organized and existing under the laws of the State of Florida, with its principal office located at 2116 South Babcock Street, Melbourne, Florida ("Reliance"), each acting pursuant to a resolution of its board of directors adopted by a vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215a and 12 U.S.C. Section 5156A). (SNB and Reliance are sometimes hereinafter collectively referred to as the "Constituent Associations" or separately as a "Constituent Association.")


                                   RECITALS:
                                   --------


         A. Huntington Florida is a wholly owned subsidiary of Huntington Bancshares Incorporated, a Maryland corporation ("Huntington").

         B. SNB is a wholly owned subsidiary of Security National Corporation, a Delaware corporation ("Security National").

         C. Huntington Florida and Security National have entered into an Agreement and Plan of Merger, dated July 12, 1994, pursuant to which, upon and subject to the satisfaction of certain conditions, Security National will be merged with and into Huntington Florida (the "Security National Merger"), whereupon the name of SNB will be changed to "The Huntington National Bank of Florida." (The Huntington National Bank of Florida, as successor by name change to SNB following the consummation of the Security National Merger, is hereinafter referred to as "HNBF.")

         D. As of September 30, 1994, SNB had total capital of $15,781,844, divided into 1,000,000 shares of common stock, par value $6.00 per share, surplus of $6,000,000, and undivided profits, including capital reserves, of $3,781,844.

         E. Reliance is authorized to issue 600,000 shares of common stock, $5.00 par value per share ("Reliance Common"), of which 348,099 shares are issued and outstanding as of the date hereof, exclusive of treasury shares, with an additional 6,000 shares being subject to outstanding stock options previously granted (collectively, the "Reliance Stock Options" and individually, a "Reliance Stock Option") under the Reliance Bank of Florida 1986 Stock Option Plan (the "Reliance Stock Option Plan").


                                   AGREEMENT:
                                   ---------


         In consideration of the foregoing Recitals, which shall constitute a part of this Agreement, and the mutual promises contained herein, the parties agree as follows:

         SECTION 1. MERGER. Subject to the terms and conditions hereof, and the terms and conditions contained in a certain Acquisition Agreement among Huntington, Huntington Florida, SNB, and Reliance, of even date herewith (the "Acquisition Agreement"), which is incorporated herein by reference, and provided that the Security National Merger has been consummated prior to the "Effective Time" (as such term is defined in Section 2 hereof), at the Effective Time, Reliance shall be merged with and into HNBF (the "Merger"). HNBF shall be the receiving association in the Merger (the "Surviving Association") and shall continue its existence under the laws of the United States and the separate corporate existence of Reliance shall cease.

         SECTION 2. EFFECTIVE TIME; EFFECTIVE DATE. The Merger shall be effective at 11:59 p.m., local Ohio time (the "Effective Time") on the date of consummation of the Merger as certified by the Comptroller of the Currency, which date shall not precede May 1, 1995, or the receipt of approvals of the Merger by all applicable regulatory agencies and the expiration of the last of any waiting periods required in connection with any of such regulatory approvals (the "Effective Date"). Unless the parties otherwise agree, the Effective Date shall be the Closing Date specified in Section 10 of the Acquisition Agreement.

         SECTION 3. NAME. The name of the Surviving Association shall be "The Huntington National Bank of Florida."

         SECTION 4. ARTICLES OF ASSOCIATION AND BYLAWS. The Articles of Association and Bylaws of HNBF in effect at the Effective Time shall be the articles of association and bylaws of the Surviving Association, until amended in accordance with law.

         SECTION 5.       CONVERSION OF SHARES.

                 (a) All shares of HNBF Common that are issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of HNBF Common at and after the Effective Time and Huntington Florida, as the sole shareholder of HNBF, shall continue to own all of such shares at and after the Effective Time.

                 (b) At the Effective Time, the shares of Reliance Common issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be cancelled, and any shares as to which statutory dissenters' rights are properly sought) shall be converted, by virtue of the Merger and without further action on the part of the holders thereof, into the right to receive shares of the common stock, without par value, of Huntington ("Huntington Common"), as follows:

                          (i) Each outstanding share of Reliance Common shall be converted into the right to receive the number of whole shares of Huntington Common determined according to the following formula:

         NHC/RC      =    (TPP / PHC)
                          -----------
                              NRC

         where:

         NHC/RC      =    the number of shares of Huntington Common to be
                          received for each share of Reliance Common (the
                          "Conversion Ratio");

         TPP         =    $20,000,000 (the "Total Purchase Price");

         PHC         =    the price per share of Huntington Common determined
                          in accordance with subsection 5(b)(ii), (iii), or
                          (iv) below, as applicable (the "Price Per Share of
                          Huntington Common"); and

         NRC         =    the number of shares of Reliance Common issued and
                          outstanding at the Effective Time plus the number of
                          shares of Reliance Common subject to stock options
                          outstanding at the Effective Time.

                         (ii) For purposes of the formula set forth in subsection 5(b)(i) above and except as otherwise provided in subsections 5(b)(iii) and (iv) below, the Price Per Share of Huntington Common shall be the average of the closing sale prices for a share of Huntington Common on the five trading days immediately preceding the date that is two trading days prior to the Effective Date, as reported on the Nasdaq National Market (the "Average Closing Sale Price"); provided, however, that if the Average Closing Sale Price is less than $15.525, then the Price Per Share of Huntington Common shall be
        $15.525, and if the Average Closing Sale Price is greater than $18.975, then the Price Per Share of Huntington Common shall be $18.975. The minimum and maximum Prices Per Share of Huntington Common set forth in the preceding sentence shall be adjusted to reflect any stock splits or stock dividends on Huntington Common occurring after the date hereof and prior to the Effective Time by multiplying such amounts by a fraction, the numerator of which is the total number of shares of Huntington Common outstanding immediately prior to the effective time of the stock dividend or stock split, as the case may be, and the denominator of which is the total number of shares of Huntington Common outstanding immediately following the effective time of the stock dividend or stock split, as the case may be.

                        (iii) If the Average Closing Sale Price is less than $12.9375 (as adjusted for stock dividends and stock splits), then the Price Per Share of Huntington Common shall not be determined in accordance with subsection 5(b)(ii) above, but, rather, Huntington may elect either to consummate the Merger on the originally scheduled Effective Date at a Price Per Share of Huntington Common equal to 1.05 times the Average Closing Sale Price or to use its best efforts to renegotiate the pricing terms of the Merger with Reliance and to delay the Effective Date until such time as the parties shall have been able to agree on a mutually acceptable adjustment to such pricing terms, but in no event later than ten days after the originally scheduled Effective Date. If the parties have been unable to agree on a mutually acceptable adjustment to the pricing terms of the Merger within ten days after the originally scheduled Effective Date, this Agreement shall terminate in accordance with Section 12.01 of the Acquisition Agreement.

                         (iv) If the Average Closing Sale Price is more than $21.5625 (as adjusted for stock dividends and stock splits), then Huntington may elect to consummate the Merger on the originally scheduled Effective Date at a Price Per Share of Huntington Common equal to 0.95 times the Average Closing Sale Price or to terminate the Merger in accordance with Section 12.01 of the Acquisition Agreement.

                          (v) No fractional shares of Huntington Common shall be issued. Each holder of Reliance Common who would otherwise be entitled to receive a fractional part of a share of Huntington Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Price Per Share of Huntington Common as determined pursuant to subsection 5(b)(ii),
        (iii), or (iv) above, as applicable. No interest shall be payable with respect to such cash payment.

                 (c) Each outstanding share of Reliance Common held by a person who has demanded and perfected a right to relief as a dissenting shareholder under Section 658.44 of the Florida Statutes (the "Dissenters' Rights Law") and who has not effectively withdrawn or lost such right ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Huntington Common pursuant to subsection 5(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Law. Each holder of Dissenting Shares who becomes entitled to relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Reliance Common shall receive payment therefor from Huntington in accordance with the provisions of the Dissenters' Rights Law. If any holder of Reliance Common who demands relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Reliance Common shall effectively withdraw or lose (through failure to perfect or otherwise), the right to such relief, each share of Reliance Common held by such holder shall automatically be converted into the right to receive shares of Huntington Common pursuant to subsection 5(b) hereof.

                 (d) Each unexercised Reliance Stock Option that is outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Huntington Common under the Huntington 1994 Stock Option Plan or similar Huntington plan (a "Huntington Stock Option"), with the number of shares of Huntington Common to be subject to a particular Huntington Stock Option to be determined by converting the number of shares of Reliance Common subject to the Reliance Stock Option into a number of Huntington Common shares in accordance with the procedure for converting outstanding Reliance Common shares into Huntington Common shares as set forth in subsection 5(b) hereof, except that all fractional shares will be rounded to the nearest whole share, and with the exercise price for each share of Huntington Common subject to a particular Huntington Stock Option to be equal to the exercise price per Reliance Common share under the Reliance Stock Option divided by the Conversion Ratio determined in accordance with subsection 5(b)(i) above; provided, however, that, in the case of any Reliance Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section 422 of the Code, the terms of the Huntington Stock Option into which such Reliance Stock Option is to be converted, including the option price, the number of shares of Huntington Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by Reliance shall terminate.

         SECTION 6.       EXCHANGE OF CERTIFICATES; PAYMENT FOR FRACTIONAL
                          SHARES.

                 (a) On the Effective Date, Huntington shall deliver to The Huntington National Bank (the "Exchange Agent") the amount of cash necessary to pay for all fractional shares of Huntington Common in accordance with subsection 5(b)(v) hereof.

                 (b) As promptly as practicable after the Effective Date, Huntington shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of Reliance Common a letter of transmittal containing instructions for the surrender of all certificates for shares of Reliance Common. Upon the surrender by such holder of a certificate or certificates for shares of Reliance Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Huntington Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common which such holder would otherwise have been entitled to receive, in accordance with subsection 5(b)(v) hereof. No interest shall be payable with respect to either the whole shares of Huntington Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Association any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Association, free and clear of any claims whatsoever.

                 (c) Neither Huntington, the Surviving Association, nor the Exchange Agent, shall be obligated to deliver a certificate for Huntington Common or a check for cash in lieu of fractional shares to a former shareholder of Reliance until such former shareholder surrenders the certificate or certificates representing shares of Reliance Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of Reliance Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common into which the shares of Reliance Common represented thereby shall have been converted.

                 (d) After the Effective Date and until the outstanding certificates formerly representing shares of Reliance Common are so surrendered, no dividends or distributions payable to holders of record of Huntington Common shall be paid to the holders of such outstanding Reliance certificates in respect thereof. Promptly upon surrender of such outstanding certificates there shall be paid to the holders of the certificates for Huntington Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for Reliance Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

                 (e) The stock transfer books of Reliance shall be closed as of the close of business on the day that is two business days prior to the Effective Date.

                 (f) Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Section 6 not inconsistent with the provisions of this Agreement.

                 (g) Adoption of this Agreement by the shareholders of Reliance shall constitute ratification of the appointment of the Exchange Agent.

         SECTION 7.       CAPITAL.    Upon the consummation of the Merger, the
amount of capital stock of the Surviving Association shall be $6,000,000, divided into 1,000,000 shares of common stock, par value $6.00 per share. At the Effective Time, the Surviving Association shall have a surplus of not less than $19,528,000 and undivided profits, including capital reserves, which, when combined with the capital and surplus, will not be less than the combined capital structures of the merging depository institutions as stated in the Recitals to this Agreement, adjusted, however, for normal earnings and expenses, for certain dividends permitted by the Acquisition Agreement, and for accounting adjustments between the date of the latest available quarterly statements of condition of the Constituent Associations and the Effective Time of the Merger.

         SECTION 8.       EFFECT OF THE MERGER.    Upon the consummation of the
Merger, all assets of both Constituent Associations as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the Constituent Associations existing as of the Effective Time. The statement of condition of each Constituent Association as of the last quarterly date preceding the Effective Time shall fairly present its financial condition and between such date and the Effective Time there shall have been no material adverse change in the financial condition or business of either Constituent Association.

         SECTION 9.       ASSETS.

                 (a) Reliance shall contribute to the Surviving Association acceptable assets having a book value, over and above its liabilities to its creditors, of at least $7,296,000, and having an estimated fair value over and above its liabilities to creditors, of at least $7,296,000, or 100% of the estimated fair value of excess acceptable assets, over and above liabilities to creditors of the Surviving Association, adjusted, however, for normal earnings and expenses between the date of its last quarterly statement of condition preceding the Effective Time and such Effective Time, and for allowances for cash payments, if any, permitted under the terms of this Agreement and the Acquisition Agreement.

                 (b) At the Effective Time, HNBF shall have on hand acceptable assets having a book value of at least $38,984,000 over and above its liabilities to its creditors, and having a fair value, over and above its liabilities to creditors, of at least $38,984,000, or 100% of the estimated fair value of excess acceptable assets, over and above liabilities to creditors of the Association, adjusted, however, for normal earnings and expenses between the date of its last quarterly statement of condition preceding the Effective Time and such Effective Time.

         SECTION 10.      DIVIDENDS.    Neither of the Constituent Associations
shall declare or pay any dividend to its shareholder or shareholders between the date of this Agreement and the Effective Time except as permitted under the terms of the Acquisition Agreement and neither Constituent Association shall dispose of any of its assets in any other manner except in the normal and ordinary course of business and for adequate value.

         SECTION 11.      DIRECTORS.    At the Effective Time, the directors of
the Surviving Association, who will serve until such time as their successors are duly elected and qualified, shall be determined by the mutual agreement of the parties within 30 days after the date hereof and shall be set forth on a written Addendum to this Agreement, which shall be executed by the parties and appended hereto, whereupon it shall become a part of this Agreement.

         SECTION 12.      BUSINESS.    The business of the Surviving
Association shall be that of a national banking association. This business will be conducted by the Surviving Association at its main office, which shall be located at 253 North Orlando Avenue, Maitland, Florida, and at its legally established branches.

         SECTION 13.      SHAREHOLDER APPROVAL.    This Agreement shall be
submitted to the shareholders of Reliance for approval as soon as reasonably practicable following the execution of this Agreement.

         SECTION 14.      ADDITIONAL AGREEMENTS.

                 (a) Subject to the terms and conditions provided in this Agreement and the Acquisition Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the adoption of this Agreement by the shareholders of Reliance, the receipt of all required regulatory approvals, and the occurrence of the "Permissible Date," as such term is defined in the Acquisition Agreement.

                 (b) Reliance shall issue a warrant or warrants to Huntington, pursuant to the terms of a certain Warrant Purchase Agreement entered into or to be entered into between Huntington and Reliance in accordance with the terms of the Acquisition Agreement, granting to Huntington or its nominee the right to purchase certain shares of Reliance Common upon and subject to certain conditions.

                 (c) From time to time, as and when requested by the Surviving Association or by its successors, the officers and directors of Reliance in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Association, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Reliance and otherwise to carry out the purposes of this Agreement.

         SECTION 15.      AMENDMENTS.    At any time prior to the Effective
Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of Reliance have adopted this Agreement, provided that the number of shares of Huntington Common into which shares of Reliance Common are to be converted as determined in Section 5 hereof shall not be changed after the shareholders of Reliance have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

         SECTION 16.      TERMINATION.    Unless extended by the mutual
agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Reliance, in the manner and under the circumstances set forth in the Acquisition Agreement.

         SECTION 17.      ENTIRE AGREEMENT.    This Agreement, the Acquisition
Agreement, and any exhibits hereto or thereto constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         SECTION 18.      TITLES AND SUBTITLES.    The titles and subtitles
used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         SECTION 19.      ASSIGNMENT.    Neither this Agreement nor any rights,
interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

         SECTION 20.      BENEFIT.    Nothing in this Agreement, express or
implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         SECTION 21.      COUNTERPARTS.    This Agreement may be executed in
any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         SECTION 22.      GOVERNING LAW.    This Agreement shall be construed
and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles, except to the extent that federal law may be applicable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Attest:                                              HUNTINGTON BANCSHARES FLORIDA, INC.


/s/ John W. Liebersbach                              By: /s/ Zuheir Sofia
- ---------------------------------------------        -------------------------------------------------------
John W. Liebersbach, Secretary                       Zuheir Sofia, President


Attest:                                              SECURITY NATIONAL BANK


/s/ Phillip L. Tasker                                By: /s/ Michael W. Sheffey
- ---------------------------------------------        -------------------------------------------------------
Phillip L. Tasker, Executive Vice President          Michael W. Sheffey, President


Attest:                                              RELIANCE BANK OF FLORIDA


/s/ Jeffrey S. Dick                                  By: /s/ Sam L. Bockman
- ---------------------------------------------        -------------------------------------------------------
Jeffrey S. Dick, Senior Vice President and           Sam L. Bockman, President and Chief Executive Officer
Cashier

                                                                       EXHIBIT B




                   A C Q U I S I T I O N    A G R E E M E N T
                   ------------------------------------------


         THIS ACQUISITION AGREEMENT (this "Agreement") is made as of December 22, 1994, among HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), HUNTINGTON BANCSHARES FLORIDA, INC., an Ohio corporation ("Huntington Florida"), SECURITY NATIONAL BANK, a national bank ("SNB"), and RELIANCE BANK OF FLORIDA, a Florida state-chartered bank ("Reliance").


                                   RECITALS:
                                   --------


         A. Huntington is a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Huntington owns all of the outstanding capital stock of Huntington Federal Savings Bank, a federal savings and loan association ("HFSB").

         B.      Huntington Florida is a wholly owned subsidiary of Huntington.

         C. Huntington Florida has entered into an Agreement and Plan of Merger, dated July 12, 1994, with Security National Corporation, a Delaware corporation ("Security National"), pursuant to which, upon and subject to the satisfaction of certain conditions, Security National will be merged with and into Huntington Florida (the "Security National Merger"). Upon the consummation of the Security National Merger, Huntington Florida will become a bank holding company under the BHCA.

         D. SNB is a national banking association and is a wholly owned subsidiary of Security National. Upon the consummation of the Security National Merger, the name of SNB will be changed to "The Huntington National Bank of Florida." (The Huntington National Bank of Florida, as the successor by name change to SNB following the consummation of the Security National Merger, is hereinafter referred to as "HNBF.")

         E. Huntington Florida desires to acquire all of the assets and liabilities of Reliance and to transfer the assets and liabilities so acquired to HNBF (or, under certain circumstances, as described in Section 2(b) hereof, to HFSB), such acquisition and transfer to be accomplished by a merger of Reliance with and into HNBF (the "HNBF Merger"), in accordance with the terms of this Agreement and of a certain Agreement and Plan of Merger, of even date herewith, among Huntington Florida, SNB, and Reliance (the "HNBF Merger Agreement") (or, under certain circumstances, as described in Section 2(b) hereof, by a merger of HFSB with and into Reliance (the "HFSB Merger"), in accordance with the terms and conditions of this Agreement and of an Agreement and Plan of Merger to be entered into among HFSB and Reliance pursuant to
Section 2(b) hereof, a copy of which is attached as Exhibit A hereto (the "HFSB Merger Agreement")). (The HNBF Merger or the HSFB Merger, as applicable, is sometimes hereinafter referred to as the "Merger," and the HNBF Merger Agreement or the HFSB Merger Agreement, as applicable, is sometimes hereinafter referred to as the "Merger Agreement.")

         F. The parties hereto desire to enter into this Agreement for the purpose of setting forth the terms and conditions of the agreement between them relating to the Merger, as well as certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger.


                                   AGREEMENT:
                                   ---------


         In consideration of the foregoing Recitals, which shall constitute a part of this Agreement, and of the mutual promises contained herein, the parties agree as follows:

SECTION 1.       DEFINITIONS

         1.01 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

                 (a)      this "Agreement";

                 (b)      the "BHCA";

                 (c)      "HFSB";

                 (d)      the "HFSB Merger";

                 (e)      the "HFSB Merger Agreement";

                 (f)      "HNBF";

                 (g)      the "HNBF Merger";

                 (h)      the "HNBF Merger Agreement";

                 (i)      "Huntington";

                 (j)      "Huntington Florida";

                 (k)      the "Merger";

                 (l)      the "Merger Agreement";

                 (m)      "Reliance";

                 (n)      "Security National";

                 (o)      the "Security National Merger"; and

                 (p)      "SNB."

         1.02 DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the Merger Agreement:

                 (a) the "Constituent Associations" and a "Constituent Association";

                 (b)      the "Code";

                 (c)      the "Dissenters' Rights Law";

                 (d)      the "Effective Date";

                 (e)      the "Effective Time";

                 (f)      the "Exchange Agent";

                 (g)      "Huntington Common";

                 (h)      the "Huntington Stock Option Plan";

                 (i) the "Huntington Stock Options" or a "Huntington Stock Option";

                 (j)      the "Non-Surviving Association";

                 (k)      "Reliance Common";

                 (l)      the "Reliance Stock Option Plan";

                 (m) the "Reliance Stock Options" or a "Reliance Stock Option"; and

                 (n)      the "Surviving Association."

         1.03 OTHER DEFINITIONS. For the purposes of this Agreement, certain other terms shall be defined as follows:

                 (a) the "Accord" means the Legal Opinion Accord of the American Bar Association Section of Business Law (1991);

                 (b) an "Acquisition Proposal" means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Reliance, including, but not limited to, an exchange or tender offer therefor, (ii) the possible sale or other disposition of a majority of the assets of Reliance, (iii) a merger or consolidation involving Reliance, other than a transaction in which Reliance will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Reliance, other than a transaction in which Reliance will be the surviving corporation and the current shareholders of Reliance will be the owners of a majority of the stock of the surviving corporation following the transaction;

                 (c) an "Affiliate" of a party means a subsidiary, Principal Shareholder, director, or executive officer of such party;

                 (d) the "Audited Financial Statements" means the financial statements of Reliance, consisting of balance sheets as of December 31, 1993 and 1992 statements of income, cash flows, and changes in shareholders' equity for the fiscal years ended or ending December 31, 1993, 1992, and 1991, with the report thereon of KPMG Peat Marwick;

                 (e) "BIF" means the Bank Insurance Fund of the FDIC (as defined in paragraph (n) below);

                 (f) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

                 (g) the "Closing Date" means the last business day of the month in which the conditions specified in Sections 7.01 and 7.02 hereof have been satisfied, or such other day as the parties shall mutually agree.

                 (h) "CRA" means the Community Reinvestment Act of 1977, as amended;

                 (i) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Merger, the terms of this Agreement or the Merger Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

                 (j) the "Disclosure Memorandum" means the Disclosure Memorandum which is to be delivered by Reliance to Huntington pursuant to
Section 3.01 hereof;

                 (k) "Employee Benefit Plans" means any and all "employee benefit plans," as defined in ERISA;

                 (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                 (m) "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time;

                 (n)      "Ewing" means Allen C. Ewing & Co.;

                 (o)      "FAS 115" means Financial Accounting Standard No. 115;

                 (p)      "FDIC" means the Federal Deposit Insurance
Corporation;

                 (q) the "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or its delegate;

                 (r) "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder; (ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

                 (s) the "Huntington Entities" means Huntington, Huntington Florida, and either HNBF or HFSB, as applicable, collectively, and a "Huntington Entity" means any one of such entities, individually;

                 (t) the "Interim Financial Statements" mean the unaudited financial statements of Reliance, consisting of balance sheets as of March 31, 1994 and 1993, June 30, 1994 and 1993, and September 30, 1994 and 1993, and
statements of income, cash flows, and changes in shareholders' equity for the three-month, six-month, and nine-month periods ended or ending on March 31, 1994 and 1993, June 30, 1994 and 1993, and September 30, 1994 and 1993,
respectively, prepared in accordance with generally accepted accounting principles applied on a consistent basis;

                 (u) the "1934 Act" means the Securities Exchange Act of 1934, as amended;

                 (v) the "1933 Act" means the Securities Act of 1933, as amended;

                 (w) the "OCC" means the Office of the Comptroller of the Currency;

                 (x)      the "Permitted Application Date" means January 1,
1995;

                 (y) a "Principal Shareholder" of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;

                 (z) the "Real Property" means any and all real property owned or leased by Reliance as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

                 (aa) the "Registration Statement" means the registration statement on the appropriate form filed or to be filed by Huntington with the SEC under the provisions of the 1933 Act for the purpose of registering the shares of Huntington Common to be issued by Huntington in the Merger pursuant to the terms of the Merger Agreement, including, but not limited to, the prospectus and proxy statement to be included therein as a part thereof;

                 (bb)     the "SEC" means the Securities and Exchange
Commission;

                 (cc) the "Warrant" means the warrant to purchase certain shares of Reliance Common issued or to be issued by Reliance to Huntington pursuant to Section 9.13 of this Agreement.


SECTION 2.       AGREEMENT TO MERGE

         Subject to the terms and conditions hereof and the terms and conditions contained in the Merger Agreement:

                 (a) If the Security National Merger has been consummated prior to the Effective Time, the HNBF Merger shall be consummated in accordance with the terms of the HNBF Merger Agreement; or

                 (b) If the Security National Merger has not been consummated prior to the Effective Time, (i) the HNBF Merger Agreement shall thereupon become void and shall have no further force or effect, (ii) Reliance shall execute the HFSB Merger Agreement at or prior to the Effective Time,
(iii) Huntington shall cause HFSB to execute the HFSB Merger Agreement at or prior to the Effective Time, and (iv) the HFSB Merger shall be consummated in accordance with the terms of the HFSB Merger Agreement.


SECTION 3.       REPRESENTATIONS AND WARRANTIES OF RELIANCE

         Reliance represents and warrants to Huntington and Huntington Florida that, except as set forth in the Disclosure Memorandum which shall be delivered by Reliance to Huntington on or before January 20, 1995:

         3.01 ORGANIZATION AND AUTHORITY. Reliance is a bank duly organized, validly existing, and in good standing under the laws of the State of Florida, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its shareholders, to enter into and carry out its obligations under this Agreement and under the Merger Agreement. Reliance's deposits are insured by the BIF in accordance with the provisions of the Federal Deposit Insurance Act.

         3.02 CAPITALIZATION. The authorized capital stock of Reliance consists of 600,000 shares of Reliance Common, of which 348,099 shares were issued and outstanding as of the date of this Agreement, exclusive of treasury shares. All of the outstanding shares of Reliance Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable.
There are no existing options, warrants, or commitments of any kind which might require the issuance by Reliance of any additional shares of Reliance Common or other equity securities of Reliance except the Reliance Stock Options and the Warrant. The Disclosure Memorandum will include a true and correct copy of the Reliance Stock Option Plan and a list of all option holders under such plan, the number of shares subject to options held by each, the exercise price or prices of such options, and the dates each option was granted, becomes exercisable, and terminates.

         3.03 SUBSIDIARIES. The Disclosure Memorandum will list all corporations in which Reliance owns, directly or indirectly, five percent or more of any class of capital stock as of the date of this Agreement, and indicate, with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or indirectly by Reliance. Reliance does not own, directly or indirectly, more than 50 percent of the capital stock of any other corporation.

         3.04 DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS. The Disclosure Memorandum will contain a true and complete list of all directors, executive officers, and Principal Shareholders of Reliance.

         3.05 AUTHORIZATION. The execution, delivery, and performance of this Agreement and the Merger Agreement by Reliance, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Reliance, subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Reliance.

         3.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Reliance with any provisions hereof or thereof will conflict with or result in a breach of any provisions of the articles of incorporation, regulations, bylaws, or other charter documents of Reliance or result in a material breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Reliance is a party or by which Reliance may be bound.

         3.07 FINANCIAL STATEMENTS. Reliance has delivered the Audited Financial Statements and the Interim Financial Statements to Huntington. The Audited Financial Statements and the Interim Financial Statements present, fairly and accurately, the financial position and results of operations of Reliance on a consolidated basis separately at the dates shown and for the periods indicated in accordance with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Reliance which are required in accordance with generally accepted accounting principles to be reflected or disclosed in the Audited Financial Statements or the Interim Financial Statements which have not been so reflected or disclosed.

         3.08    TITLE TO PROPERTIES.

                 (a) The Disclosure Memorandum will set forth a complete and correct list of all of the Real Property. Reliance has good and marketable title to all of the Real Property listed as owned by it in the Disclosure Memorandum and valid leasehold interests in all of the Real Property listed as leased by it in the Disclosure Memorandum, free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof by Reliance do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the knowledge of Reliance, after reasonable investigation, (i) the Real Property and the use thereof by Reliance do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property.

                 (b) Concurrently with its delivery of the Disclosure Memorandum, Reliance will deliver to Huntington complete and correct copies of all deeds and leases relating to the Real Property listed in the Disclosure Memorandum.

                 (c) Each item of the personal property owned by Reliance, including without limitation all contractual rights and assets reflected in the Audited Financial Statements or acquired after December 31, 1993 (except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Reliance), is owned by Reliance free and clear of any lien or encumbrance.

         3.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the Audited Financial Statements, Reliance has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Reliance.

        3.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 1993, Reliance has not:

                 (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of incorporation, regulations, bylaws, or other charter documents;

                 (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with it; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

                 (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for the Warrant and except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

                 (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity other than in the ordinary course of business;

                 (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in
Section 3.18 hereof;

                 (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

                 (g) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

                 (h) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, other than in the ordinary course of business;

                 (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;

                 (j) entered into any lease of real or personal property other than in the ordinary course of business;

                 (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders;

                 (l) increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer by more than eight percent of the amount thereof in effect as of December 31, 1993, or granted any severance or termination pay, or entered into any contract to make or grant any severance or termination pay, or entered into any employment or consulting contract which is not terminable by Reliance, without cause and without penalty or severance obligation, upon notice of 30 days or less;

                 (m) made any loans or loan commitments, other than in the ordinary course of business, to any Affiliate of Reliance (or any person or business entity controlled by or affiliated with such Affiliate);

                 (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or contribution to any such plan except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed eight percent of eligible salaries, in the aggregate, on an annual basis;

                 (o) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in Section 3.18 hereof;

                 (p) adopted any change in any accounting policy or method except for the adoption of FAS 115;

                 (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

                 (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1993;

                 (s) suffered any material adverse change in its business, financial condition, income, assets, or liabilities (excluding any effects of FAS 115);

                 (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which has had a material adverse effect, in any case or in the aggregate, on its business, financial condition, operations, projects, properties, or assets;

                 (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

                 (v) suffered any loss of employees or customers which has had a material adverse effect on its business, operations, or prospects.

         3.11 TAXES. Reliance has filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Reliance that have not been settled and paid. The federal income tax returns of Reliance have been examined by the Internal Revenue Service for the tax years through 1990.

         3.12 LABOR MATTERS. Reliance is not a party to any collective bargaining or other union agreement with any of its employees, nor is it involved in any labor dispute.

         3.13 LITIGATION. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the knowledge of Reliance, threatened against (i) Reliance, (ii) the assets, business, or goodwill of Reliance, or
(iii) any Affiliate of Reliance, in relation to the business of Reliance or any such person's capacity as a director, officer, or Principal Shareholder of Reliance. Reliance knows of no basis or grounds for any such action, suit, proceeding, claim, or investigation. Reliance is not subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on the business or assets of Reliance.

         3.14    ENVIRONMENTAL MATTERS.

                 (a) Reliance is and has been at all times in substantial compliance with all applicable Environmental Laws and has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No investigations, inquiries, orders, hearings, actions, or other proceedings by or before any court or governmental agency are pending or, to the knowledge of Reliance, threatened in connection with any alleged violation of any applicable Environmental Law by Reliance or in relation to any part of the Real Property. No claims have been made or, to the knowledge of Reliance, threatened at any time by any third party against Reliance relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. Reliance has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Reliance for the storage or disposal of Hazardous Substances nor is any of the Real Property contaminated by any Hazardous Substance. None of the Real Property has in the past contained or presently contains any underground storage tanks. Reliance has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Reliance is that of a lien holder or mortgagee, but including any property as to which title has been taken by Reliance pursuant to mortgage foreclosure or similar proceeding and any property as to which Reliance has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

                 (b) To the knowledge of Reliance, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

         3.15 COMMUNITY REINVESTMENT ACT COMPLIANCE. Reliance is in compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Reliance has received a CRA rating of satisfactory or better from the FDIC. Reliance knows of no fact or circumstance or set of facts or circumstances which would cause Reliance to fail to comply with such provisions or to cause the CRA rating of Reliance to fall below satisfactory.

         3.16 COMPLIANCE WITH LAWS. Reliance holds all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit it to carry on its respective businesses as they are presently conducted. Reliance has conducted its businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

         3.17 INFORMATION PROVIDED BY RELIANCE. None of the information supplied or to be supplied by Reliance for inclusion in the Registration Statement, the application for approval, or any other document to be filed with the Federal Reserve Board, the SEC, the Florida Department of Banking and Finance, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         3.18    MATERIAL CONTRACTS.

                 (a) The Disclosure Memorandum will contain a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which Reliance is a party, by which either Reliance or any of its property is bound, or which has been authorized by Reliance:

                        (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Reliance;

                       (ii)  partnership or joint venture agreements;

                      (iii) employment, bonus, compensation, severance, or consulting agreements;

                       (iv)  collective bargaining agreements;

                        (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

                       (vi) agreements or commitments for sale (otherwise than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

                      (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

                     (viii) agreements or other documents creating liens or security interests relating to any real or personal property owned, rented, or leased by Reliance and used in connection with its business;

                       (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Reliance and used in connection with its business;

                        (x) all policies of insurance and fidelity bonds of Reliance;

                       (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Shareholder of Reliance or any director or officer above the rank of Vice President of Reliance or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent or more) interest; and

                      (xii) all other contracts and commitments not made in the ordinary course of business.

                 (b) Concurrently with its delivery of the Disclosure Memorandum, Reliance will deliver to Huntington complete and correct copies of all written agreements, leases and commitments, together with all amendments thereto, listed in the Disclosure Memorandum and a complete and correct written description of all oral agreements listed in the Disclosure Memorandum.

                 (c) As of and through the date of this Agreement: (i) each agreement, lease, and commitment of Reliance is valid and subsisting and in full force and effect in all material respects; (ii) Reliance has in all material respects performed all obligations required to be performed by it to date under such agreements, leases, and commitments; and (iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material default on the part of Reliance under any agreement, lease, or commitment.

         3.19    EMPLOYEE BENEFIT PLANS.

                 (a)    As of the date hereof:

                        (i) all Employee Benefit Plans maintained by Reliance comply in all material respects with the requirements of ERISA and the Code and all such Employee Benefit Plans have been administered to date in compliance with the requirements of ERISA, the Code and any other legislation regulating employee benefit plans;

                       (ii) each Employee Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with the current law and Reliance has obtained favorable determination letters with respect to all such plans or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired;

                      (iii) all reporting and disclosure requirements of ERISA and the Code have been met in all material respects by all such Plans;

                       (iv) Reliance has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Reliance aware of any claim pending or threatened to be brought by any party regarding such matters;

                         (v) no prohibited transaction has occurred with respect to any of the Employee Benefit Plans that would result, directly or indirectly,in the imposition of any excise tax under ERISA or the Code;

                        (vi) no reportable event under ERISA has occurred with respect to any of the Employee Benefit Plans;

                       (vii) Reliance is not a defendant in any lawsuit or criminal action concerning its conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plans;

                      (viii) Reliance is not engaged in litigation or a continuing controversy with or, to the knowledge of Reliance, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to Employee Benefit Plans; and

                        (ix) Reliance is not required to contribute to an Employee Benefit Plan that is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                 (b) The Disclosure Memorandum lists all Employee Benefit Plans and any and all other benefit plans or programs currently in effect for employees, former employees, and retired employees of Reliance including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to educational or cultural institutions, whether or not subject to ERISA. The Disclosure Memorandum includes complete and correct copies of all such plans or programs, including each trust or other agreement under which any trustee or custodian holds funds or property of the plans, all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof.

                 (c) If any Employee Benefit Plans listed in the Disclosure Memorandum has not been amended to comply with the Tax Reform Act of 1986, Reliance agrees to amend and restate such Plans to comply with the Tax Reform Act of 1986 prior to the earlier of (i) the last day of the Employee Benefit Plan's plan year beginning in 1994 or (ii) the Effective Date, and to deliver such information and documentation as Huntington shall request to demonstrate such Plans' compliance with ERISA and the Code in operation during the remedial amendment period.

         3.20 INSURANCE POLICIES. The Disclosure Memorandum will contain a complete and correct list of the insurance policies and fidelity bonds currently maintained by Reliance. Concurrently with its delivery of the Disclosure Memorandum, Reliance will deliver to Huntington complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. All premiums due thereon have been paid and Reliance has complied in all respects with the provisions of such policies and bonds. Reliance has not failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion.

         3.21 CAPITAL REQUIREMENTS. Reliance is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal or state regulatory agencies.

         3.22 LOAN LOSS RESERVES. Since December 31, 1993, Reliance has not incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Reliance has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all respects. Reliance has no knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

         3.23 BROKERS; CERTAIN FEES. Neither Reliance nor any of its respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the Merger Agreement, or the transactions contemplated herein or therein except for Ewing.

         3.24 MATERIAL FACTS. Neither this Agreement, the Merger Agreement, the Disclosure Memorandum, nor any list, schedule, or certificate furnished to Huntington by or on behalf of Reliance contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by any of the Huntington Entities.

         3.25 TAX TREATMENT OF THE MERGER. The following representations are provided herein and intended solely to provide a partial basis for the rendering of the opinion described in Section 7.04 of this Agreement, and are not intended as additional covenants notwithstanding language contained therein.

                 (a) There is no plan or intention by the shareholders of Reliance who own five percent or more of the outstanding shares of Reliance Common, and, to the knowledge of the management of Reliance, there is no plan or intention on the part of the remaining shareholders of Reliance, to sell, exchange, transfer by gift, or otherwise dispose of a number of shares of Huntington Common to be received in the Merger that would reduce the ownership of Huntington Common by the former shareholders of Reliance to a number of shares having a value on the Effective Date of the Merger of less than 50 percent of the value of all of the formerly outstanding shares of Reliance Common as of the same date. For purposes of this representation, shares of Reliance Common surrendered by dissenters or exchanged for cash in lieu of fractional shares of Huntington Common will be treated as outstanding shares of Reliance Common on the Effective Date. Moreover, shares of Reliance Common and shares of Huntington Common held by Reliance shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this representation.

                 (b) Reliance will pay its own expenses, if any, incurred in connection with the Merger and will not pay any expenses of any of the Huntington Entities or of any shareholders of Reliance.

                 (c) All liabilities to which the assets of Reliance are subject and all other liabilities of Reliance to be transferred in the Merger were incurred by Reliance in the ordinary and usual course of its business.

                 (d)   Reliance is not an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

                 (e) Both the adjusted basis and the fair market value of the assets of Reliance to be transferred in the Merger will equal or exceed the sum of the liabilities to be assumed by HNBF in the Merger, plus the amount of liabilities, if any, to which the assets to be transferred in the Merger are subject.

                 (f) No material dividends or distributions have been or will be made with respect to the Reliance Common or by Reliance prior to the Merger.

                 (g) Reliance is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                 (h) There is no indebtedness existing between Reliance on the one hand and any of the Huntington Entities on the other hand that was issued, acquired, or will be settled at a discount.

                 (i) The fair market value of the shares of Huntington Common and other consideration to be received by each Reliance shareholder in the Merger will be approximately equal to the fair market value of the Reliance Common surrendered in exchange therefor.

                 (j) Huntington Florida (or, in the case of the HFSB Merger, Huntington) will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Reliance immediately prior to the Merger. For purposes of this representation, amounts paid by Reliance to dissenters, amounts paid by Reliance to shareholders who receive cash or other property, assets of Reliance used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Reliance immediately preceding the transfer, will be included as assets of Reliance held immediately prior to the Merger.

                 (k) The payment of cash in lieu of fractional shares pursuant to the terms of the Merger Agreement does not represent separately bargained for consideration.

                 (l) None of the compensation received by any shareholder-employees of Reliance will be separate consideration for, or allocable to, any of their shares of Reliance Common; none of the shares of Huntington Common received by any shareholder-employees of Reliance will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Reliance will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                 (m) In the case of an incentive stock option to acquire shares of Reliance Common granted under the Reliance Stock Option Plan, a holder of such option will not receive any additional benefits from Reliance as a result of the conversion of the option in the Merger.


SECTION 4.       REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

         Huntington represents and warrants to Reliance as follows:

         4.01 ORGANIZATION AND AUTHORITY OF HUNTINGTON. Huntington is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

         4.02 ORGANIZATION AND AUTHORITY OF HUNTINGTON FLORIDA. Huntington Florida is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

         4.03 ORGANIZATION AND AUTHORITY OF HNBF OR HFSB. As of the Effective Time, if the HNBF Merger is to be consummated, HNBF will be a national banking association duly organized, validly existing and in good standing under the laws of the United States or, if the HFSB Merger is to be consummated, HFSB will be a federal savings bank duly organized, validly existing, and in good standing under the laws of the United States, and either of such entities, as applicable, will be duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and will have the corporate power and authority to own its properties and assets, to carry on its business as it is then being conducted, and to enter into and carry out its obligations under this Agreement and the Merger Agreement.

         4.04 CAPITALIZATION. The authorized capital stock of Huntington consists of (i) 200,000,000 shares of common stock, without par value, of which 131,670,638 shares were issued and outstanding as of September 30, 1994 (including treasury shares), and (ii) 6,617,808 shares of serial preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof. All the outstanding shares of Huntington Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. All of the shares of Huntington Common to be issued pursuant to the Merger Agreement will, when so issued, be duly and validly authorized, issued, and outstanding, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

         4.05 AUTHORIZATION OF HUNTINGTON. The Merger has been duly approved by the Board of Directors of Huntington. The execution, delivery, and performance of this Agreement and the Merger Agreement by Huntington, and the consummation of the transactions contemplated hereby and thereby, will have been duly approved by the Board of Directors of Huntington prior to the Effective Time. The approval or adoption of this Agreement by the shareholders of Huntington is not required under Maryland law or under the charter or bylaws of Huntington.

         4.06 AUTHORIZATION OF HUNTINGTON FLORIDA. The Merger has been approved by the Board of Directors of Huntington Florida. The execution, delivery, and performance of this Agreement and the Merger Agreement by Huntington Florida, and the consummation of the transactions contemplated hereby and thereby, will have been duly approved by the Board of Directors of Huntington Florida prior to the Effective Time. The approval or adoption of this Agreement by the shareholder of Huntington Florida is not required under Ohio law or under the articles of incorporation or regulations of Huntington Florida.

         4.07 AUTHORIZATION OF HNBF OR HFSB. The execution, delivery, and performance of this Agreement and the Merger Agreement by HNBF or HFSB, as applicable, and the consummation of the transactions contemplated hereby and thereby, will have been duly approved by the Board of Directors and sole shareholder of such entity prior to the Effective Time.

         4.08 AUTHORIZATION OF SNB. The execution, delivery, and performance of this Agreement and the Merger Agreement by SNB, and the consummation of the transactions contemplated hereby and thereby, will have been duly approved by the Board of Directors and sole shareholder of SNB prior to the Effective Time.

         4.09 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger, nor compliance by any of the Huntington Entities with any of the provisions hereof or of the Merger Agreement will conflict with or result in a breach of any provision of the charter, articles of incorporation or association, or bylaws of any of the Huntington Entities or result in a material breach or termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which any of the Huntington Entities is a party or to which any of the Huntington Entities may be bound.

         4.10 INFORMATION PROVIDED BY THE HUNTINGTON ENTITIES. None of the information supplied or to be supplied by any of the Huntington Entities for inclusion in the Registration Statement, application for approval, or any other document to be filed with the Federal Reserve Board, the OCC, the FDIC, the SEC, the Florida Department of Banking and Finance, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

         4.11 MATERIAL FACTS. Neither this Agreement nor the Merger Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Reliance.

         4.12 FILING OF REPORTS. Huntington Common is registered pursuant to Section 12 of the 1934 Act. Huntington has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least 90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 1992, Huntington has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Huntington under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.


SECTION 5.       COVENANTS OF RELIANCE

         Reliance covenants and agrees as follows:

         5.01 APPLICATIONS FOR REGULATORY APPROVALS; REGISTRATION STATEMENT. Reliance will cooperate, and will cause its directors, officers, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with Huntington and its advisers in connection with the preparation of the Registration Statement and the applications for regulatory approvals described in Section 7.02 hereof.

         5.02 SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Reliance will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Reliance will recommend to the shareholders that they vote their shares in favor of the Merger.

         5.03 CONDUCT OF BUSINESS AFTER PERMITTED APPLICATION DATE. From the Permitted Application Date until the Effective Time, except as provided herein or as consented to by Huntington in writing, Reliance will conduct its operations only, and shall not take any action except in the ordinary and usual course of business, and Reliance will use its best efforts to preserve intact its business organizations, assets, prospects, and business relationships, to keep available the services of its officers and employees, and to maintain existing relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, Reliance will not:

                 (a) enter into any agreement or commitment of the character referred to in subsection 3.18(a) hereof; or

                 (b) take or permit to be taken any action of a character which is listed in Section 3.10 hereof.

         5.04 ACCESS TO INFORMATION. Reliance shall give representatives of Huntington full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Reliance, provided that such access shall not unreasonably interfere with the operations of Reliance, and shall furnish to representatives of Huntington all such information concerning its affairs as Huntington may reasonably request.

         5.05 PRESS RELEASES. Reliance shall consult in advance with Huntington as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to the Merger Agreement, this Agreement, or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Huntington; provided, however, that nothing contained herein shall prohibit Reliance from making any disclosure (after consultation with Huntington with respect thereto) which its counsel deems necessary under applicable law.

         5.06 BEST EFFORTS. Reliance shall use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Huntington may reasonably request in writing, subsequent to the Permitted Application Date.

         5.07 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 12 hereof, Reliance shall not (i) directly or indirectly, through any of its Affiliates, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal.

         5.08 ADVICE OF CHANGES. Between the date hereof and the Effective Date, Reliance shall advise Huntington promptly, in writing, of any fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Reliance shall deliver to Huntington a supplement to the Disclosure Memorandum, which shall contain a description of any and all such matters.

         5.09 TITLE INSURANCE. For each parcel of the Real Property described in the Disclosure Memorandum as being owned by Reliance and for each lease for any parcel of the Real Property described in the Disclosure Memorandum as being leased by Reliance as to which Huntington may specifically request, Reliance shall deliver to Huntington Florida, no later than 30 days after the Permitted Application Date, a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy or leasehold owner's title insurance policy, as appropriate, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Reliance as of December 31, 1994. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Reliance, and that the owned premises are free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owner's policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner's policy shall be an ALTA 1975 form, or other form acceptable to Huntington and Huntington Florida.

         5.10 SURVEY. Within 30 days after the Permitted Application Date, Reliance shall provide to Huntington and Huntington Florida, at Reliance's cost, current land surveys of those parcels of the Real Property specifically designated by Huntington. Each survey shall be conducted and prepared by a duly licensed land surveyor approved by Huntington and Huntington Florida and, unless otherwise agreed by Huntington and Huntington Florida in writing, shall be a duly certified ALTA/ACSM field survey, which shall comply with the requirements set forth in Exhibit B attached hereto and shall confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area.

         5.11 CONFIDENTIALITY. From and after the date of this Agreement, Reliance shall, and shall cause its respective Affiliates to, treat all Confidential Information of Huntington and Huntington Florida as confidential, and Reliance shall, and shall cause its Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 12 hereof, Reliance shall, and shall cause its Affiliates to, promptly return to Huntington all documents and work papers, and all copies thereof, containing any such Confidential Information of any of the Huntington Entities. The covenants of Reliance contained in this Section 5.12 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

         5.12 TAX REPRESENTATIONS. Reliance will furnish a letter to Porter, Wright, Morris & Arthur, as counsel for the Huntington Entities, in such form as may be reasonably requested by such counsel, containing, to the extent the same are true, the representations set forth in Section 3.25 hereof in order to enable such counsel to render the tax opinions referred to in
Section 7.04 hereof.


SECTION 6.       COVENANTS OF THE HUNTINGTON ENTITIES

         The Huntington Entities covenant and agree as follows:

         6.01 ISSUANCE OF HUNTINGTON COMMON; PAYMENT FOR FRACTIONAL SHARES. At the Effective Time, Huntington shall (i) issue all of the shares of Huntington Common into which shares of Reliance Common are to be converted in the Merger and will deliver the certificates for such shares, or cause the same to be delivered, to the Exchange Agent; and (ii) deliver to the Exchange Agent the amount of cash to be paid in lieu of issuing fractional shares of Huntington Common in accordance with subsections 5(b)(v) and 6(a) of the Merger Agreement. The provisions of this Section 6.01 shall survive the Effective Time and the Closing Date.

         6.02 APPLICATIONS FOR REGULATORY APPROVALS. As soon as reasonably practicable after the Permitted Application Date, Huntington shall file such applications with the Federal Reserve Board, the OCC, the FDIC, the Florida Department of Banking and Finance, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the Merger and shall use its best efforts to secure such approvals. Huntington shall deliver a draft or drafts of such regulatory applications to Reliance and provide Reliance a reasonable opportunity to review such draft or drafts prior to filing the same.

         6.03 REGISTRATION STATEMENT. As soon as reasonably practicable after the Permitted Application Date, Huntington shall prepare and file the Registration Statement with the SEC, shall use its best efforts to cause the Registration Statement to become effective, and shall take such action as may be required to register or qualify for exemption such shares under the securities laws of the states where registration or an exemption from registration may be required. Huntington shall deliver a draft or drafts of the Registration Statement to Reliance and provide Reliance a reasonable opportunity to review such draft or drafts prior to filing the same.

         6.04 PRESS RELEASES. Huntington shall consult in advance with Reliance as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to this Agreement, the Merger Agreement, or the Merger.

         6.05 BEST EFFORTS. The Huntington Entities will use their best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger.

         6.06 CONFIDENTIALITY. From and after the date of this Agreement, the Huntington Entities shall, and shall cause their respective Affiliates to, treat all Confidential Information of Reliance as confidential, and Huntington and Huntington Florida shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 12 hereof, the Huntington Entities shall, and shall cause their respective Affiliates to, promptly return to Reliance all documents and work papers, and all copies thereof, containing any such Confidential Information of Reliance. The covenants of the Huntington Entities contained in this Section 6.06 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the closing of the transactions contemplated hereby.

         6.07 INDEMNIFICATION OF DIRECTORS AND OFFICERS. Huntington Florida acknowledges that, by operation of law, at the Effective Time of the HNBF Merger (or, if applicable, the HFSB Merger), HNBF (or, if the HFSB Merger is closed, HFSB) will assume any and all legally enforceable obligations of Reliance to indemnify and defend the directors and officers of Reliance pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Reliance had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons' status or services as directors and officers of Reliance, whether by contractual right or by any provision of the articles of incorporation or bylaws of Reliance, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such claim shall continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of HNBF's (or, if the HFSB Merger is closed, HFSB's) obligations with respect to such indemnification over that to which Reliance would have been subject had the Merger not been consummated. The provisions of this Section 6.07 shall survive the Effective Time and the Closing Date.

         6.08 EMPLOYEE BENEFIT PLANS. Huntington and Huntington Florida agree to use their best efforts (i) to coordinate the conversion of any Employee Benefit Plans, practices, or policies of Reliance into similar plans of Huntington, to the extent similar plans are maintained by Huntington, and
(ii) to give credit for purposes of eligibility, vesting and such other purposes (other than for the purpose of benefit accrual under any plans maintained by Huntington) for which such service is taken into account or recognized, to the extent feasible and permissible under all applicable laws and regulations and the applicable terms of Huntington's Employee Benefit Plans and other plans to any and all employees of Reliance who become employees of HNBF or any other Affiliate of Huntington following the consummation of the Merger for all service with Reliance prior to the Effective Time. The provisions of this Section 6.08 shall survive the Effective Time and the Closing Date.


SECTION 7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

         The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Effective Time, of the following conditions precedent:

         7.01 SHAREHOLDER APPROVAL. The Merger shall have been approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Reliance Common.

         7.02 REGULATORY APPROVALS. The Merger shall have been approved by the Federal Reserve Board, the OCC, the FDIC, the Florida Department of Banking and Finance, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Huntington, Huntington Florida, or HNBF or HFSB, as applicable.

         7.03 LITIGATION. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under the Merger Agreement.

         7.04 TAX OPINION. The Huntington Entities and Reliance shall have received an opinion of Porter, Wright, Morris & Arthur substantially to the effect that:

                 (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

                 (b) the basis of the assets acquired or retained by the Surviving Association in the Merger will be the same in the hands of the Surviving Association as the basis of those assets in the hands of the respective Constituent Associations immediately prior to the Merger;

                 (c) the holding period of the assets of each of the Constituent Associations received by the Surviving Association will, in each instance, include the period for which such assets were held by such Constituent Association;

                 (d) no gain or loss will be recognized by any of the Huntington Entities upon the acquisition by Huntington Florida (or, in the case of the HFSB Merger, by Huntington) of substantially all of the assets of Reliance in exchange for shares of Huntington Common, the payment of cash to dissenters, if any, the payment of cash in lieu of fractional shares of Huntington Common, and the assumption of the liabilities of Reliance;

                 (f) no gain or loss will be recognized by Reliance upon the transfer of substantially all of its assets to Huntington Florida (or, in the case of the HFSB Merger, to Huntington) in exchange for shares of Huntington Common, the payment of cash to dissenting shareholders of Reliance, if any, the payment of cash in lieu of fractional shares of Huntington Common, and the assumption of the liabilities of Reliance;

                 (g) no gain or loss will be recognized by the shareholders of Reliance who exchange their shares of Reliance Common for shares of Huntington Common in the Merger, except to the extent of any cash received in lieu of a fractional share of Huntington Common;

                 (h) the basis of the shares of Huntington Common to be received by shareholders of Reliance who receive solely shares of Huntington Common in the Merger will be the same as the basis of the shares of Reliance Common surrendered in exchange therefor;

                 (i) the holding period of the shares of Huntington Common received by shareholders of Reliance in the Merger will include the holding period of the shares of Reliance Common surrendered in exchange therefor, provided that the Reliance Common was held as a capital asset in the hands of the shareholders of Reliance on the Effective Date;

                 (j) where solely cash is received by a shareholder of Reliance in exchange for his or her shares of Reliance Common pursuant to the exercise of dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Reliance Common shares, subject to the provisions and limitations of Section 302 of the Code, and where, as a result of such distribution, a shareholder owns no shares of Huntington Common either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her shares of Reliance Common, as provided in Section 302(a) of the Code; and under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Reliance Common shares surrendered, as determined under Section 1011 of the Code;

                 (k) the payment of cash in lieu of fractional shares of Huntington Common will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Huntington; such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code; and

                 (l) while not free from doubt, holders of the Reliance Stock Options which are incentive stock options will not recognize any gain or loss solely as a result of the conversion of such options into Huntington Stock Options pursuant to subsection 5(d) of the Merger Agreement.

                 Porter, Wright, Morris & Arthur's opinion may be subject to receipt of a favorable Internal Revenue Service private letter ruling with respect to certain federal income tax consequences of the Merger and to receipt of any additional representations required to obtain such ruling.


SECTION 8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF RELIANCE

         The obligations of Reliance to consummate the Merger are subject to the fulfillment on or before the Effective Date of the following additional conditions precedent:

         8.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Huntington Entities herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; the Huntington Entities shall have performed in all material respects their obligations hereunder and under the Merger Agreement to be performed on or before the Effective Date; and an executive officer of Huntington shall have executed and delivered to Reliance a certificate or certificates, dated as of the Effective Date, in respect of the foregoing matters and in respect of such other matters as Reliance shall reasonably request.

         8.02 OPINION OF COUNSEL. Reliance shall have received a favorable opinion dated as of the Effective Date from Porter, Wright, Morris & Arthur, counsel for Huntington, to the effect that:

                 (a) the Huntington Entities are duly organized, validly existing, and in good standing under the laws of the States of Maryland, Ohio, and the United States, respectively; each of the Huntington Entities has the corporate power and authority to own all of its properties and assets and to carry on its business as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; and either HNBF or HFSB, as applicable, has the corporate power and authority to merge with Reliance pursuant to this Agreement and the Merger Agreement;

                 (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the charter, articles of incorporation or association, regulations, bylaws, or other charter documents of any of the Huntington Entities;

                 (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of each of the Huntington Entities; and this Agreement is a valid and binding agreement of Huntington and Huntington Florida, and the Merger Agreement is a valid and binding agreement of either HNBF or HFSB, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of each of the Huntington Entities is subject to general principles of equity; and

                 (d) the shares of Huntington Common to be issued by Huntington in the Merger have been authorized and, upon issuance, will be fully paid and nonassessable and will not be subject to the preemptive rights of any shareholder of Huntington.

         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of the Huntington Entities. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         8.03 EFFECTIVENESS OF THE REGISTRATION STATEMENT; NASD LISTING. Reliance shall have received a certificate from a duly authorized officer of Huntington to the effect that the Registration Statement has become effective by an order of the SEC, the Huntington Common to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding has been commenced or overtly threatened for such purpose. The shares of Huntington Common to be issued to Reliance shareholders pursuant to the Merger Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

         8.04    FAIRNESS OPINION.    Reliance shall have received a fairness
opinion from Ewing, dated as of the date of the proxy statement relating to the Merger and also as of the Effective Date, stating that the terms of the Merger are fair to the shareholders of Reliance from a financial point of view.


SECTION 9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE HUNTINGTON ENTITIES

         The obligations of the Huntington Entities to consummate the Merger are subject to the fulfillment on or before the Effective Date of the following additional conditions precedent:

         9.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Reliance herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Reliance shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Effective Date; and the Chief Executive Officer and Chief Financial Officer of Reliance shall have executed and delivered to Huntington certificates, dated as of the Effective Date, in respect of the foregoing matters and in respect of such other matters as Huntington shall reasonably request.

         9.02 OPINION OF COUNSEL. Huntington shall have received a favorable opinion dated as of the Effective Date from Smith, Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A., as counsel for Reliance, reasonably acceptable to Huntington, to the effect that:

                 (a) Reliance is a state-chartered bank, duly organized, validly existing, and in good standing under the laws of the State of Florida; all eligible accounts of deposit in Reliance are insured by the BIF to the fullest extent permitted by law; all corporate action required to be taken by the directors and shareholders of Reliance to authorize the transactions contemplated by this Agreement and the Merger Agreement have been taken; and Reliance has the corporate power to effect the Merger in accordance with the terms of this Agreement and the Merger Agreement;

                 (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles of incorporation, bylaws, or other charter documents of Reliance;

                 (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Reliance; and this Agreement and the Merger Agreement are valid and binding agreements of Reliance in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Reliance may be subject to general principles of equity;

                 (d) Reliance has the corporate power and authority to own all of its properties and assets and to carry on its businesses as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; Reliance is not required to be qualified to do business in any jurisdiction other than Florida; and

                 (e) such counsel knows of no pending or threatened litigation, proceeding, or investigation which might result in any material adverse change in the business, properties, or financial condition of Reliance.

         Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Reliance. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

         9.03    ACCOUNTANTS' LETTERS.

                 (a) Huntington shall have received from Reliance's independent Certified Public Accountants letters dated (i) not more than three days prior to the date of mailing of the proxy statement to Reliance's shareholders for the meeting of shareholders to approve the Merger and (ii) as of the Effective Date, with respect to certain financial information regarding Reliance, in such form and substance as is customary in transactions of the nature contemplated in this Agreement, and generally in accordance with SAS 72.

                 (b) Huntington shall have received a letter from its independent Certified Public Accountants to the effect that the Merger will qualify for pooling-of-interests accounting treatment if consummated in accordance with this Agreement and the Merger Agreement.

         9.04 AGREEMENTS OF AFFILIATES. Each director, officer, and other person who is an "affiliate," and their "affiliates," for purposes of Rule 145 under the 1933 Act, shall deliver to Huntington prior to the Effective Date a written agreement, in form satisfactory to counsel for Huntington, providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Huntington Common to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act.

         9.05 DISSENTING SHAREHOLDERS. The total number of shares of Reliance Common, if any, as to which the right to dissent has been asserted shall not exceed five percent of the total number of outstanding shares of Reliance Common.

         9.06 MATERIAL ADVERSE CHANGE. Since December 31, 1993, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Reliance, including, but not limited to, any such material adverse change which may be stated or disclosed in the audited financial statements of Reliance as of December 31, 1994, and for the year then ending, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) the effects of FAS 115, (iii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iv) any matter or matters relating to Reliance which have been disclosed in the Disclosure Memorandum.

         9.07 TITLE TO REAL PROPERTY. Reliance shall have delivered to Huntington copies of all fee owner's and leasehold owner's title insurance commitments for policies in accordance with the requirements of Section 5.09 hereof, together with such updating endorsements and other endorsements as Huntington or Huntington Florida may reasonably require. All updating endorsements shall show no change in the record title since the preceding effective dates of the respective commitments.

         9.08 SURVEY. Reliance shall have delivered to Huntington the surveys in accordance with the requirements of Section 5.10 hereof.

         9.09 CONSENTS AND APPROVALS. Reliance shall have obtained any and all consents or approvals that may be required under the terms of (i) any contract, agreement, lease, or other obligation or commitment, including, but not limited to, the types described in Section 3.18 hereof, to which either Reliance is a party or by which either Reliance, or any of their property or assets is bound, or (ii) any license or permit of Reliance, in order to avoid the occurrence of any breach or default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Reliance or any of the Huntington Entities.

         9.10 AGREEMENT TO VOTE. Huntington shall have received from each of ten persons to be selected by Huntington from among Reliance's directors and executive officers, an agreement, substantially in the form attached hereto as Exhibit C, to vote all shares of Reliance Common owned by them or over which they have the power to vote in favor of the approval of the Merger Agreement and this Agreement.

         9.11 SHAREHOLDER EQUITY. The total shareholder equity of Reliance as of the end of the most recent calendar quarter preceding the Effective Date and as of the Effective Date (and, as of each such date, excluding the effects of FAS 115) shall not be less than the total shareholder equity of Reliance as of December 31, 1993, or as of November 30, 1994, whichever is greater.

         9.12    CONVERSION OF STOCK OPTIONS.

                 (a) All outstanding Reliance Stock Options held by persons who are not employees of Reliance on the Effective Date, including, but not limited to, non-employee directors of Reliance, shall have been either exercised or terminated prior to the Effective Date.

                 (b) All holders of outstanding Reliance Stock Options who are employees of Reliance on the Effective Date shall have entered into agreements with Huntington, substantially in the form attached hereto as Exhibit D, providing for the conversion on the Effective Date of all Reliance Stock Options held by them to Huntington Stock Options in accordance with
Section 5(d) of the Merger Agreement.

                 (c) Reliance shall have certified to Huntington as of the Effective Date that the actions described in paragraph (a) and (b) of this
Section 9.12 have been taken.

         9.13 WARRANT. Reliance shall have executed and delivered to Huntington a Warrant Purchase Agreement substantially in the form attached hereto as Exhibit E and a Warrant substantially in the form attached as Attachment A to such Warrant Purchase Agreement.

         9.14 DUE DILIGENCE. Huntington shall have completed its due diligence review of all aspects of the organization, administration, business, operations, assets, liabilities, and financial condition of Reliance and shall have performed such other due diligence procedures as it may deem to be necessary or appropriate, and shall be satisfied, in its sole discretion, that such review has not disclosed any material, adverse facts, problems, or conditions. This condition shall be deemed to have been satisfied on the close of business on the day which is 30 days after the date hereof unless, prior to such time, Huntington has notified Reliance that it is not satisfied with the results of its due diligence review because such review disclosed one or more material, adverse facts, problems, or conditions. If Huntington so notifies Reliance, Reliance shall have an additional period of five business days to permit it to cure the defect or defects to the satisfaction of Huntington. If Reliance cures the defect or defects within such cure period and Huntington gives written notice to Reliance of its satisfaction with such cure, or if Huntington is willing to waive such defect or defects and gives Reliance written notice of such waiver, this condition shall be deemed to have been satisfied. If Huntington has not given such written notice of either satisfaction or waiver within ten business days after the expiration of such cure period, then Huntington shall have the right to terminate this Agreement pursuant to Section 12.01(b)(ii)(A) hereof.

         9.15 DISCLOSURE MEMORANDUM. Huntington shall have reviewed the Disclosure Memorandum and all contracts, commitments, leases, deeds, agreements, and other documents relating to the information set forth therein or herein and shall be satisfied, in its sole discretion, that such Disclosure Memorandum and related documents do not disclose any material, adverse facts, problems, or conditions. This condition shall be deemed to have been satisfied on the close of business on the day which is 30 days after receipt by Huntington of the Disclosure Memorandum unless, prior to such time, Huntington has notified Reliance that it is not satisfied with the Disclosure Memorandum or related documents because such materials disclose one or more material, adverse facts, problems, or conditions. If Huntington so notifies Reliance, Reliance shall have an additional period of five business days to permit it to cure the defect or defects to the satisfaction of Huntington. If Reliance cures the defect or defects within such cure period and Huntington gives written notice to Reliance of its satisfaction with such cure, or if Huntington is willing to waive such defect or defects and gives Reliance written notice of such waiver, this condition shall be deemed to have been satisfied. If Huntington has not given such written notice of either satisfaction or waiver within ten business days after the expiration of such cure period, then Huntington shall have the right to terminate this Agreement pursuant to Section 12.01(b)(ii)(A) hereof.


SECTION 10.      CLOSING

         Unless the parties otherwise agree, the closing of the transactions contemplated by this Agreement and the Merger Agreement shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur in Columbus, Ohio, on the Closing Date.


SECTION 11.      AMENDMENT

         At any time prior to the Effective Date, the parties may modify, amend, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the shareholders of Reliance have adopted this Agreement.


SECTION 12.      TERMINATION

         12.01   TERMINATION.

                 (a) This Agreement and the Merger Agreement shall terminate and the Merger shall thereupon be abandoned (i) on September 30, 1995 (which date shall be extended automatically to December 31, 1995, if the necessary regulatory approvals of the Merger have not been obtained prior to September 30, 1995), unless a later date is agreed upon in writing by the parties, (ii) if the parties are unable to renegotiate the pricing terms of the Merger in accordance with subsection 5(b)(iii) of the Merger Agreement, or (iii) if Huntington makes the election to terminate in accordance with subsection 5(b)(iv) of the Merger Agreement.

                 (b) This Agreement and the Merger Agreement may also be terminated and the Merger may thereupon be abandoned at any time prior to the Effective Time as follows:

                       (i) by the mutual consent, evidenced in writing, of the boards of directors of Reliance and each of the Huntington Entities and, to the extent required by law, of the board of directors of SNB;

                      (ii) by the board of directors of Huntington, by giving written notice thereof to Reliance, which notice shall specify in reasonable detail the grounds therefor: (A) if any condition precedent to performance by any of the Huntington Entities has not been satisfied or waived; (B) if Reliance has not fully performed its obligations and agreements hereunder and under the Merger Agreement; or (C) if any of the representations of Reliance set forth herein are untrue or incorrect in any material respect; or

                     (iii) by the board of directors of Reliance, by giving written notice thereof to Huntington, which notice shall specify in reasonable detail the grounds therefor: (A) if any condition precedent to performance by Reliance has not been satisfied or waived;
         (B) if any of the Huntington

         Entities has not fully performed its obligations and agreements hereunder and under the Merger Agreement; or (C) if any of the representations of any of the Huntington Entities set forth herein are untrue or incorrect in any material respect.

         12.02 SURVIVAL OF CERTAIN PROVISIONS UPON TERMINATION. Upon a termination of this Agreement as provided herein, this Agreement and the Merger Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto (except for any liability of any party then in breach in respect of said breach) or their respective shareholders, directors, or officers, except pursuant to Sections 5.12, 6.06, 12.03, and 13 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections.

         12.03   TERMINATION FEE.  During the term of this Agreement, if:

                 (a) an Acquisition Proposal is submitted to and approved by the shareholders of Reliance at any time prior to the Effective Time; or

                 (b) (i) an Acquisition Proposal is received by Reliance or is made directly to the shareholders of Reliance at any time prior to the holding of the meeting of the shareholders of Reliance to be called pursuant to
Section 5.02 hereof, (ii) the board of directors of Reliance (A) fails to recommend to the shareholders of Reliance that they vote their shares of Reliance Common in favor of the approval of the Merger Agreement and this Agreement, (B) withdraws such recommendation previously made, or (C) fails to solicit proxies of shareholders of Reliance to approve the Merger Agreement and this Agreement, and (iii) the Merger Agreement and this Agreement are rejected by the vote of the shareholders of Reliance at such meeting;

then, in either such event, Reliance shall pay to Huntington, within five business days after a termination of the Merger Agreement and this Agreement following such an event, a termination fee in the amount of $1,500,000 as liquidated damages, and not as a penalty, and, upon the payment in full thereof, Reliance shall have no further liability or obligations under this Agreement or the Merger Agreement other than under Section 12.02 hereof or pursuant to the Warrant Purchase Agreement and the Warrant. The obligations of Reliance under this Section 11.03 shall survive a termination of this Agreement.


SECTION 13.      EXPENSES

         Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 12 shall survive a termination of this Agreement for any reason.


SECTION 14.      NOTICES

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

                 (a)   If to Reliance, to:

         Sam L. Bockman
         President and Chief Executive Officer
         Reliance Bank of Florida
         2116 South Babcock Street
         Melbourne, Florida  32901
         Facsimile number:  (407) 725-0278

with a copy to:

         John P. Greeley, Esq.
         Smith Mackinnon, Harris, Greeley, Bowdoin & Edwards, P.A. 255 South Orange Avenue
         Firstate Tower, Suite 800
         Post Office Box 2254
         Orlando, Florida  32802-2254
         Facsimile number:  (407) 843-2248

                 (b)   If to a Huntington Entity, to:

         Zuheir Sofia
         President
         Huntington Bancshares Incorporated
         41 South High Street
         Columbus, Ohio  43287
         Facsimile number:  (614) 480-5485

with copies to:

         Ralph K. Frasier, Esq.
         General Counsel and Secretary
         Huntington Bancshares Incorporated
         41 South High Street
         Columbus, Ohio  43287
         Facsimile number:  (614) 480-5485

and:

         Michael T. Radcliffe, Esq.
         Porter, Wright, Morris & Arthur
         41 South High Street
         Columbus, Ohio  43215
         Facsimile number:  (614) 227-2100


SECTION 15.      GENERAL PROVISIONS

         15.01 ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the documents referred to or incorporated herein or therein, reflects the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.

         15.02 WAIVER. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement and the Merger Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement or the Merger Agreement.

         15.03 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party.

         15.04 BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         15.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         15.06 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles, except to the extent that federal law may apply.

         15.07 INCORPORATION BY REFERENCE. The Merger Agreement, the Disclosure Memorandum, and all Exhibits attached hereto are hereby incorporated by reference herein.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                           HUNTINGTON BANCSHARES INCORPORATED


                           By:   /s/ Zuheir Sofia
                                 -----------------------------------------------
                                 Zuheir Sofia, President

                           HUNTINGTON BANCSHARES FLORIDA, INC.


                           By:   /s/ Zuheir Sofia
                                 -----------------------------------------------
                                 Zuheir Sofia, President

                           RELIANCE BANK OF FLORIDA


                           By:   /s/ Sam L. Bockman
                                 -----------------------------------------------
                                 Sam L. Bockman, President and Chief Executive Officer

                           SECURITY NATIONAL BANK


                           By:   /s/ Michael W. Sheffey
                                 -----------------------------------------------
                                 Michael W. Sheffey, President and Chief
                                 Executive Officer

                                              EXHIBIT A TO ACQUISITION AGREEMENT


                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of ________________________, 1995, between HUNTINGTON FEDERAL SAVINGS BANK, a savings and loan association organized and existing under the laws of the United States ("HFSB") with its principal office located at 126 West Center Avenue, Sebring, Florida, and RELIANCE BANK OF FLORIDA, a bank organized and existing under the laws of the State of Florida with its principal office located at 2116 South Babcock Street, Melbourne, Florida ("Reliance"). (HFSB and Reliance are sometimes hereinafter collectively referred to as the "Constituent Associations" or separately as a "Constituent Association.")


                                   RECITALS:
                                   --------


         A. HFSB is a wholly owned subsidiary of Huntington Bancshares Incorporated, a Maryland corporation ("Huntington").

         B. Huntington Bancshares Florida, Inc., an Ohio corporation ("Huntington Florida") is a wholly owned subsidiary of Huntington.

         C. As of ___________, 1994, HFSB had total capital of $25,602,097, divided into 1,426,475 shares of common stock, $1.00 par value per share, surplus of $_________, and undivided profits of $________. All of the authorized shares of common stock of HFSB are issued and outstanding and are owned by Huntington.

         D. Reliance is authorized to issue: (1) 600,000 shares of common stock, $5.00 par value per share ("Reliance Common"), of which 348,099 shares are issued and outstanding as of the date hereof, exclusive of treasury shares, with an additional 6,000 shares being subject to outstanding stock options previously granted (collectively, the "Reliance Stock Options" and individually, a "Reliance Stock Option") under the Reliance Bank of Florida 1986 Stock Option Plan (the "Reliance Stock Option Plan").

         E. Huntington, Huntington Florida, Security National Bank, a national bank, and Reliance have entered into an Acquisition Agreement, dated December 22, 1994 (the "Acquisition Agreement"), pursuant to which the parties agreed that, under certain circumstances and upon and subject to the terms and conditions contained in the Acquisition Agreement and this Agreement, HFSB will be merged with and into Reliance.

         F. The respective boards of directors of HFSB and Reliance, and Huntington, as the sole shareholder of HFSB, have approved the merger of HFSB with Reliance substantially on the terms and conditions contained in this Agreement.


                                   AGREEMENT:
                                   ---------


         In consideration of the foregoing Recitals, which shall constitute a part of this Agreement, and the mutual promises contained herein, the parties agree as follows:

         SECTION 1.       MERGER.    Subject to the terms and conditions
hereof, and the terms and conditions contained in the Acquisition Agreement, which is incorporated herein by reference, at the "Effective Time" (as such term is defined in Section 2 hereof), HFSB shall be merged with and into Reliance (the "Merger"). Reliance shall be the resulting state bank in the Merger (the "Surviving Association") and shall continue its existence under the laws of the State of Florida following the consummation of the Merger. At the Effective Time, the separate corporate existence of HFSB shall cease.

         SECTION 2.       EFFECTIVE TIME; EFFECTIVE DATE.    The Merger shall
be effective at 11:59 p.m., local Ohio time (the "Effective Time") on the date of the issuance of a certificate of merger by the Florida Department of Banking and Finance, which date shall not precede May 1, 1995, or the receipt of approvals of the Merger by all applicable regulatory agencies and the expiration of the last of any waiting periods required in connection with any of such regulatory approvals (the "Effective Date"). Unless the parties otherwise agree, the Effective Date shall be the Closing Date specified in
Section 10 of the Acquisition Agreement.

         SECTION 3.       NAME.    The name of the Surviving Association shall
be "The Huntington Bank of Florida."

         SECTION 4. ARTICLES OF ASSOCIATION; BYLAWS; AND CAPITAL STOCK. The Articles of Incorporation attached as Attachment A hereto and incorporated by reference herein shall be the articles of incorporation of the Surviving Association, until amended in accordance with law, and the Bylaws of Reliance in effect at the Effective Time shall be the Bylaws of the Surviving Association, until amended in accordance with law. The name, number, rights, preferences, limitations, and other terms of the capital stock of the Surviving Association shall be as set forth in the Articles of Incorporation attached as Attachment A hereto.

         SECTION 5.       CONVERSION OF SHARES.

                 (a) At the Effective Time, by virtue of the Merger and without further action on the part of Huntington, as the sole holder thereof, the shares of HFSB Common issued and outstanding immediately prior to the Effective Time shall be converted into a total of ___________ shares of new common stock of the Surviving Association, par value $1.00 per share, all of which shall be owned by Huntington.

                 (b) At the Effective Time, by virtue of the Merger and without further action on the part of the holders thereof, the shares of Reliance Common issued and outstanding immediately prior to the Effective Time (exclusive of treasury shares, if any, which shall be cancelled, and any shares as to which statutory dissenters' rights are properly sought) shall be converted into the right to receive shares of the common stock, without par value, of Huntington ("Huntington Common"), as follows:

                        (i) Each outstanding share of Reliance Common shall be converted into the right to receive the number of whole shares of Huntington Common determined according to the following formula:

         NHC/RC      =    (TPP / PHC)
                          -----------
                              NRC

         where:

         NHC/RC      =    the number of shares of Huntington Common to be
                          received for each share of Reliance Common (the
                          "Conversion Ratio");

         TPP         =    $20,000,000 (the "Total Purchase Price");

         PHC         =    the price per share of Huntington Common determined
                          in accordance with subsection 5(b)(ii), (iii), or
                          (iv) below, as applicable (the "Price Per Share of
                          Huntington Common"); and

         NRC         =    the number of shares of Reliance Common issued and
                          outstanding at the Effective Time plus the number of
                          shares of Reliance Common subject to stock options
                          outstanding at the Effective Time.

                        (ii) For purposes of the formula set forth in subsection 5(b)(i) above and except as otherwise provided in subsections 5(b)(iii) and (iv) below, the Price Per Share of

         Huntington Common shall be the average of the closing sale prices for a share of Huntington Common on the five trading days immediately preceding the date that is two trading days prior to the Effective Date, as reported on the Nasdaq National Market (the "Average Closing Sale Price"); provided, however, that if the Average Closing Sale Price is less than $15.525, then the Price Per Share of Huntington Common shall be $15.525, and if the Average Closing Sale Price is greater than $18.975, then the Price Per Share of Huntington Common shall be $18.975. The minimum and maximum Prices Per Share of Huntington Common set forth in the preceding sentence shall be adjusted to reflect any stock splits or stock dividends on Huntington Common occurring after the date hereof and prior to the Effective Time by multiplying such amounts by a fraction, the numerator of which is the total number of shares of Huntington Common outstanding immediately prior to the effective time of the stock dividend or stock split, as the case may be, and the denominator of which is the total number of shares of Huntington Common outstanding immediately following the effective time of the stock dividend or stock split, as the case may be.

                          (iii) If the Average Closing Sale Price is less than $12.9375 (as adjusted for stock dividends and stock splits), then the Price Per Share of Huntington Common shall not be determined in accordance with subsection 5(b)(ii) above, but, rather, Huntington may elect either to consummate the Merger on the originally scheduled Effective Date at a Price Per Share of Huntington Common equal to 1.05 times the Average Closing Sale Price or to use its best efforts to renegotiate the pricing terms of the Merger with Reliance and to delay the Effective Date until such time as the parties shall have been able to agree on a mutually acceptable adjustment to such pricing terms, but in no event later than ten days after the originally scheduled Effective Date. If the parties have been unable to agree on a mutually acceptable adjustment to the pricing terms of the Merger within ten days after the originally scheduled Effective Date, this Agreement shall terminate in accordance with Section 12.01 of the Acquisition Agreement.

                           (iv) If the Average Closing Sale Price is more than $21.5625 (as adjusted for stock dividends and stock splits), then Huntington may elect to consummate the Merger on the originally scheduled Effective Date at a Price Per Share of Huntington Common equal to 0.95 times the Average Closing Sale Price or to terminate the Merger in accordance with Section 12.01 of the Acquisition Agreement.

                                   (v)   No fractional shares of Huntington
         Common shall be issued. Each holder of Reliance Common who would otherwise be entitled to receive a fractional part of a share of Huntington Common shall instead be entitled to receive cash in an amount equal to the product resulting from multiplying such fraction by the Price Per Share of Huntington Common as determined pursuant to subsection 5(b)(ii), (iii), or (iv) above, as applicable. No interest shall be payable with respect to such cash payment.

                 (c) Each outstanding share of Reliance Common held by a person who has demanded and perfected a right to relief as a dissenting shareholder under Section 658.44 of the Florida Statutes (the "Dissenters' Rights Law") and who has not effectively withdrawn or lost such right ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Huntington Common pursuant to subsection 5(b) hereof, but the holder thereof shall be entitled only to such rights as are granted by the Dissenters' Rights Law. Each holder of Dissenting Shares who becomes entitled to relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Reliance Common shall receive payment therefor from Huntington in accordance with the provisions of the Dissenters' Rights Law. If any holder of Reliance Common who demands relief as a dissenting shareholder under the Dissenters' Rights Law with respect to such holder's shares of Reliance Common shall effectively withdraw or lose (through failure to perfect or otherwise), the right to such relief, each share of Reliance Common held by such holder shall automatically be converted into the right to receive shares of Huntington Common pursuant to subsection 5(b) hereof.

                 (d) Each unexercised Reliance Stock Option that is outstanding immediately prior to the Effective Time shall be converted automatically at the Effective Time into an option to purchase shares of Huntington

Common under the Huntington 1994 Stock Option Plan or similar Huntington plan (a "Huntington Stock Option"), with the number of shares of Huntington Common to be subject to a particular Huntington Stock Option to be determined by converting the number of shares of Reliance Common subject to the Reliance Stock Option into a number of Huntington Common shares in accordance with the procedure for converting outstanding Reliance Common shares for Huntington Common shares as set forth in subsection 5(b) hereof, except that all fractional shares will be rounded to the nearest whole share, and with the exercise price for each share of Huntington Common subject to a particular Huntington Stock Option to be equal to the exercise price per Reliance Common share under the Reliance Stock Option divided by the Conversion Ratio determined in accordance with subsection 5(b)(i) above; provided, however, that, in the case of any Reliance Stock Option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code"), applies by reason of its qualification under Section 422 of the Code, the terms of the Huntington Stock Option into which such Reliance Stock Option is to be converted, including the option price, the number of shares of Huntington Common purchasable pursuant to such option, and the terms and conditions of exercise of such option, shall be determined so as to comply with Section 424(a) of the Code. Upon such conversion, all rights under any and all stock options and stock option plans previously granted or adopted by Reliance shall terminate.

         SECTION 6.       EXCHANGE OF CERTIFICATES; PAYMENT FOR FRACTIONAL
                          SHARES.

                 (a) On the Effective Date, Huntington shall deliver to The Huntington National Bank (the "Exchange Agent") the amount of cash necessary to pay for all fractional shares of Huntington Common in accordance with subsection 5(b)(v) hereof.

                 (b) As promptly as practicable after the Effective Date, Huntington shall cause the Exchange Agent to prepare and mail to each holder of record on the Effective Date of any shares of Reliance Common a letter of transmittal containing instructions for the surrender of all certificates for shares of Reliance Common. Upon the surrender by such holder of a certificate or certificates for shares of Reliance Common standing in such holder's name to the Exchange Agent in accordance with the instructions set forth in the letter of transmittal, such holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Huntington Common into which the shares represented by the certificate or certificates so surrendered shall have been converted and, if applicable, a check payable to such holder in the amount necessary to pay for any fractional shares of Huntington Common which such holder would otherwise have been entitled to receive, in accordance with subsection 5(b)(v) hereof. No interest shall be payable with respect to either the whole shares of Huntington Common or the cash payable in lieu of fractional shares. Immediately after the third anniversary of the Effective Date, the Exchange Agent shall deliver to the Surviving Association any unclaimed balance of cash owing with respect to fractional shares and such cash shall be retained by, and become the property of the Surviving Association, free and clear of any claims whatsoever.

                 (c) Neither Huntington, the Surviving Association, nor the Exchange Agent, shall be obligated to deliver a certificate for Huntington Common or a check for cash in lieu of fractional shares to a former shareholder of Reliance until such former shareholder surrenders the certificate or certificates representing shares of Reliance Common standing in such former shareholder's name or, if such former shareholder is unable to locate such certificate or certificates, an appropriate affidavit of loss and indemnity agreement and bond as may be required by Huntington. Until so surrendered, each outstanding certificate for shares of Reliance Common shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the number of whole shares of Huntington Common into which the shares of Reliance Common represented thereby shall have been converted.

                 (d) After the Effective Date and until the outstanding certificates formerly representing shares of Reliance Common are so surrendered, no dividends or distributions payable to holders of record of Huntington Common shall be paid to the holders of such outstanding Reliance certificates in respect thereof. Promptly upon surrender of such outstanding certificates there shall be paid to the holders of the certificates for Huntington Common issued in exchange therefor the amount of dividends and other distributions, if any, which theretofore became payable with respect to such full shares of Huntington Common, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends or other distributions. All such dividends or other distributions unclaimed at the end of one year from the Effective Date shall, to the extent such dividends have been previously paid to the Exchange Agent, be repaid by the Exchange Agent to Huntington, and thereafter the holders of such outstanding certificates for Reliance Common shall look, subject to applicable escheat, unclaimed funds, and other laws, only to Huntington as general creditors for payment thereof.

                 (e) The stock transfer books of Reliance shall be closed as of the close of business on the day that is two business days prior to the Effective Date.

                 (f) Huntington is empowered to adopt additional reasonable rules and regulations with respect to the matters referred to in this Section 6 not inconsistent with the provisions of this Agreement.

                 (g) Adoption of this Agreement by the shareholders of Reliance shall constitute ratification of the appointment of the Exchange Agent.

         SECTION 7.       EFFECT OF THE MERGER.

                 (a) At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the laws of Florida. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of HFSB shall cease; all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by each Constituent Association, or which would inure to either of them, shall immediately, by operation of law and without any conveyance, transfer, or further action, become the assets and property of the Surviving Association. All rights and obligations of the Constituent Associations shall remain unimpaired and the Surviving Association shall succeed to all such rights and obligations.

                 (b) From time to time, as and when requested by the Surviving Association or by its successors, the officers and directors of HFSB in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Association, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of HFSB and otherwise to carry out the purposes of this Agreement.

         SECTION 8.       CAPITAL.     At the Effective Time, the Surviving
Association shall have a surplus of not less than $________ and undivided profits, including capital reserves, of not less than $_________.

         SECTION 9.       OFFICES.    A list of the location of the main office
of the Surviving Association and all of its branch offices is set forth on Attachment B attached hereto and incorporated by reference herein.

         SECTION 10.      DIRECTORS.    The names and addresses of the
directors of the Surviving Association who will serve until the time of the next meeting of the stockholders at which directors are elected are as follows:

                 Name                      Address
                 ----                      -------



         SECTION 11.      EXECUTIVE OFFICERS.    The names and addresses of the
directors of the Surviving Association who will serve until their successors are duly elected and qualified in accordance with the Bylaws of the Surviving Association and applicable law are as follows:

                 Name                      Address
                 ----                      -------



         SECTION 12.      SHAREHOLDER APPROVAL.    This Agreement shall be
submitted to the shareholders of Reliance for approval as soon as reasonably practicable following the execution of this Agreement.

         SECTION 13.      ADDITIONAL AGREEMENTS.

                 (a) Subject to the terms and conditions provided in this Agreement and the Acquisition Agreement, the parties hereto shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the adoption of this Agreement by the shareholders of Reliance, the receipt of all required regulatory approvals, and the occurrence of the "Permissible Date," as such term is defined in the Acquisition Agreement.

                 (b) Reliance shall issue a warrant or warrants to Huntington, pursuant to the terms of a certain Warrant Purchase Agreement entered into or to be entered into between Huntington and Reliance in accordance with the terms of the Acquisition Agreement, granting to Huntington or its nominee the right to purchase certain shares of Reliance Common upon and subject to certain conditions.

                 (c) From time to time, as and when requested by the Surviving Association or by its successors, the officers and directors of Reliance in office at the Effective Time shall execute and deliver such instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in the Surviving Association, or to confirm of record or otherwise, title to, and possession of, all the assets, property, interests, rights, privileges, immunities, powers, franchises, and authority of Reliance and otherwise to carry out the purposes of this Agreement.

         SECTION 14.      AMENDMENTS.    At any time prior to the Effective
Time, the parties hereto may amend, modify, or supplement this Agreement by mutual agreement authorized by their respective boards of directors, whether before or after the shareholders of Reliance have adopted this Agreement, provided that the number of shares of Huntington Common into which shares of Reliance Common are to be converted as determined in Section 5 hereof shall not be changed after the shareholders of Reliance have adopted this Agreement without the approval of such shareholders in the same manner as required for the adoption of this Agreement; and provided, further, that this Agreement may not be amended, modified, or supplemented, except by an instrument in writing executed and delivered by each of the parties hereto.

         SECTION 15.      TERMINATION.    Unless extended by the mutual
agreement of the parties hereto, this Agreement may be terminated, notwithstanding the adoption thereof by the shareholders of Reliance, in the manner and under the circumstances set forth in the Acquisition Agreement.

         SECTION 16.      ENTIRE AGREEMENT.    This Agreement, the Acquisition
Agreement, and any exhibits hereto or thereto constitute the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter and no party shall be liable or bound to the others in any manner by any covenants, representations, or warranties except as specifically set forth herein or therein.

         SECTION 17.      TITLES AND SUBTITLES.    The titles and subtitles
used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         SECTION 18.      ASSIGNMENT.    Neither this Agreement nor any rights,
interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties.

         SECTION 19.      BENEFIT.    Nothing in this Agreement, express or
implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

         SECTION 20.      COUNTERPARTS.    This Agreement may be executed in
any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

         SECTION 21.      GOVERNING LAW.    This Agreement shall be construed
and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws principles, except to the extent that federal law may be applicable.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


Attest:                                      HUNTINGTON FEDERAL SAVINGS BANK


                                             By:
- ------------------------------               ----------------------------------


Attest:                                      RELIANCE BANK OF FLORIDA


                                             By:
- ------------------------------               ----------------------------------

                                              EXHIBIT B TO ACQUISITION AGREEMENT


                              SURVEY REQUIREMENTS
                              -------------------


         1. The survey shall be performed by a registered land surveyor, who shall execute a certificate, in form reasonably satisfactory to Huntington, certifying the survey to Huntington Bancshares Incorporated, Huntington Bancshares Florida, Inc., the title insurance company, and The Huntington National Bank of Florida (or, under certain circumstances, Huntington Federal Savings Bank). The survey shall have the surveyor's original signature and seal affixed and shall reflect a current date. Older surveys are acceptable if updated and recertified.

         2.      The survey must show the North arrow.

         3. The survey must show the full legal description and street address. The legal description must conform to the record legal description and must be identical to that contained in the title insurance commitment or any discrepancies explained. If the premises are described as being on a filed plat or map, the survey must contain a legend relating the parcel to the map on which it is shown, and the surveyor must certify that any land which has been platted or mapped is the same as that described on the survey.

         4. If the property consists of more than one parcel, the survey must show interior property lines and certify that the parcels are contiguous along their common lines. If only a portion of a parcel is being surveyed, the balance of the parcel must be indicated.

         5. All perimeter property lines must be specifically identified. The survey must show the location by courses and distances of the subject property; clearly designate the point of beginning and the relation (by courses and distances) of the point of beginning for the property to the monument (i.e. nearest street intersection) from which it is fixed; show and label all servient easements; show all building lines, whether established by subdivision plat, recorded restrictions, or zoning or building ordinance; show and label all easements appurtenant to said parcel; show all driveways and alleys on or crossing the property; and show the right of way lines of the street or streets abutting the parcel, the names and width of said streets, whether the streets are dedicated, whether there are limitations on access, all curb cuts from the property to such street or streets, and the distance from the nearest intersecting street.

         6. The number of square feet or acres contained in the parcel must be specifically stated.

         7. All easements, set-back lines, and other exceptions in the title insurance commitment (except liens) must (a) be plotted, (b) if not plottable, identified on the face of the survey as not plottable with an explanation as to why they are not plottable, or (c) if inapplicable, certified as not affecting the property.

         8. All utility lines that service the property and improvements (sewer, water, gas, electric, and telephone) must be located and identified. The survey must indicate whether the utility lines are above or below grade and show the sizes of the respective services.

         9. The survey must show and describe all encroachments or state that there are no encroachments.

         10. The survey must state whether or not the property appears on any U.S. Department of H.U.D. Flood Insurance Boundary Map or any special flood hazard area map published by the Federal Emergency Management Agency and, if so, further state the map number and whether or not the property appears in the "Flood Hazard Area" shown on the map.

         11. The survey must state the zoning classification of the property.

         12. The survey must show the location of any underground tanks and of any railroad tracks and sidings.

         13. The survey must show the location of any rubbish fills, sloughs, springs, filled in wells or cisterns, and seep holes that are present on the property.

         14. The survey must show all structures and improvements, including sidewalks, stoops, overhangs, and parking areas. The square footage of all structures must be listed. All structures and improvements on the property must be shown with horizontal lengths of all sides and the relations thereof by distances to (i) all boundary lines of the parcel, (ii) servient easements, (iii) established building lines, and (iv) street lines.

         15. The survey must show all parking and paved areas and identify the number of vehicles that may be parked in each parking area.

                                              EXHIBIT C TO ACQUISITION AGREEMENT


                             SHAREHOLDER AGREEMENT
                             ---------------------


         THIS AGREEMENT is made between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and the undersigned shareholder of RELIANCE BANK OF FLORIDA, a bank organized under the laws of the State of Florida ("Reliance") (the "Shareholder"), to be effective as of the date it is signed by the Shareholder, as indicated below.


                                   RECITALS:
                                   --------


         A. The Shareholder owns or has the power to vote, either exclusive or shared, ____________ shares of the common stock, $5.00 par value per share, of Reliance (together with all shares of such stock which the Shareholder subsequently acquires or obtains the power to vote, the "Shares").

         B. Reliance has entered into (i) a certain Acquisition Agreement with Huntington, Huntington Bancshares Florida, Inc., an Ohio corporation ("Huntington Florida"), and Security National Bank, a national bank ("SNB"), dated December 22, 1994 (the "Acquisition Agreement"), and (ii) a certain Agreement and Plan of Merger with Huntington Florida and SNB, dated December 22, 1994 (together with the Acquisition Agreement, collectively, the "Merger Documents"), pursuant to which Reliance is to be merged with Huntington National Bank of Florida, as the successor by name change to SNB ("HNFB") (or, under certain circumstances, with Huntington Federal Savings Bank, a federal savings and loan association "HFSB")) (in either case, the "Merger").

         C. Under the terms of the MergerDocuments, Reliance has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the Merger (together with any adjournments thereof, the "Shareholders' Meeting").

         D. It is a condition to the obligations of Huntington, Huntington Florida, and HNFB (or HFSB) under the Merger Documents that certain shareholders of Reliance, including the Shareholder, shall have agreed to vote their shares of Reliance stock in favor of the Merger.


                                   AGREEMENT:
                                   ---------


         Accordingly, the parties hereto hereby agree as follows:

         SECTION 1.       AGREEMENT TO VOTE.    The Shareholder agrees to vote
the Shares as follows:

                 (a) in favor of the adoption of the Merger Documents and the approval of the Merger at the Shareholders' Meeting;

                 (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Reliance or the purchase of all or a substantial portion of the assets of Reliance by any person or entity other than Huntington, Huntington Florida, or another affiliate of Huntington; and

                 (c) against any other transaction which is inconsistent with the obligation of Reliance to consummate the Merger in accordance with the Merger Documents.

         SECTION 2.       LIMITATION ON VOTING POWER.    It is expressly
understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a director or officer of Reliance with respect to any matter, including but not limited to, the management or operation of Reliance. The obligation to vote as provided in Section 1(a) hereof is subject to the filing of a registration statement as required by Section 6.03 of the Acquisition Agreement and the declaration of effectiveness of such registration statement.

         SECTION 3.       TERMINATION.    This Agreement shall terminate on the
earlier of (a) the first anniversary of this Agreement, (b) the date on which the Merger Documents are terminated in accordance with Section 12 of the Acquisition Agreement, (c) the date on which the Merger is consummated, or (d) the death of the Shareholder.

         SECTION 4.       REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS
OF THE SHAREHOLDER.    The Shareholder hereby represents and warrants to
Huntington that the Shareholder has the capacity and all necessary power and authority to vote the Shares and that this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not sell or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder's power to vote the Shares or which would be inconsistent with this Agreement.

         SECTION 5.       REPRESENTATION AND WARRANTY OF HUNTINGTON.
Huntington hereby represents and warrants to the Shareholder that the shares of Huntington Common to be received by the Shareholder in the Merger in exchange for the Shares will not be "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933 or become subject to the requirements of such rule, to the extent that the Shareholder does not become an "affiliate" of Huntington within the meaning of such Rule following the consummation of the Merger.

         SECTION 6.       SPECIFIC PERFORMANCE.    The undersigned hereby
acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder hereunder shall be specifically enforceable and that Huntington shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that Huntington may have against the Shareholder for any failure to perform his obligations under this Agreement.

         SECTION 7.       GOVERNING LAW.    This Agreement shall be construed
and enforced in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

         IN WITNESS WHEREOF, the undersigned have executed this Shareholder Agreement as of the date set forth in the Acknowledgment below.

HUNTINGTON BANCSHARES                  THE SHAREHOLDER:
INCORPORATED                           ---------------



                                       ----------------------------------------
By:                                                   Signature
     -----------------------------

Name:
       ---------------------------
                                       ----------------------------------------
Title:                                                Print Name
        --------------------------

                                 ACKNOWLEDGMENT
                                 --------------
STATE OF FLORIDA

COUNTY OF _____________________________________


         The foregoing instrument was acknowledged before me this __________ day of __________________________, 199___, by _____________________________________.


                                        ________________________________________
                                                      Notary Public

                                        My Commission expires _________________.

                                              EXHIBIT D TO ACQUISITION AGREEMENT


                       STOCK OPTION CONVERSION AGREEMENT
                       ---------------------------------


         THIS AGREEMENT is entered into this ________ day of__________________, 1994, by and among ______________________________________ (the "Optionholder"),
HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), HUNTINGTON BANCSHARES FLORIDA, INC., an Ohio corporation ("Huntington Florida"), and RELIANCE BANK OF FLORIDA, a Florida banking corporation ("Reliance").


                                   RECITALS:
                                   --------


         A.      Huntington Florida is a wholly owned subsidiary of Huntington.

         B. Huntington, Huntington Florida, Security National Bank, a national bank ("SNB"), and Reliance have entered into a certain Acquisition Agreement, dated December 22, 1994 (the "Acquisition Agreement"), and SNB and Reliance have entered into a certain Agreement and Plan of Merger, dated December 22, 1994 (together with the Acquisition Agreement, collectively, the "Merger Documents"), pursuant to which Reliance is to be merged with The Huntington National Bank of Florida ("HNBF") (or, under certain circumstances, with Huntington Federal Savings Bank ("HFSB")) (in either case, the "Merger"). (All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Documents.)

         C.      The Optionholder is currently an employee of Reliance.

         D. The Optionholder is also currently the holder of a Reliance Stock Option (the "Reliance Option") to purchase certain shares of Reliance Common, pursuant to the Reliance Stock Option Plan and a certain agreement executed by the Optionholder and Reliance pursuant to such plan (the "Reliance Stock Option Agreement"). The total number of shares subject to the Reliance Option as of the date of this Agreement, the exercise price for the shares which may be purchased under such option (the "Reliance Exercise Price"), the dates on or after which such option is exercisable, and the number of shares as to which such option is exercisable after each particular exercise date are set forth on Attachment A which is attached hereto and incorporated by reference herein.

         E. The Reliance Stock Option Agreement provides that it shall be binding upon the successors of Reliance.

         F. Huntington has previously established and adopted the Huntington Stock Option Plan, a copy of which is attached as Attachment B hereto and incorporated by reference herein. The terms and conditions contained in the Huntington Stock Option Plan relating to (among other things) the exercise of options granted under that plan are different from those contained in the Reliance Stock Option Plan.

         G. Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, all shares of Reliance Common are to be converted into shares of Huntington Common and all options granted under the Reliance Stock Option Plan are to be converted into options to purchase Huntington Common subject to the terms of the Huntington Stock Option Plan.


                                   AGREEMENT:
                                   ---------


         In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

         1. Upon the consummation of the Merger, and effective as of the Effective Time, the Reliance Option shall be converted into a Huntington Stock Option subject to all of the terms and conditions of the Huntington Stock

Option Plan (the "Huntington Option"), and all further rights of the Optionholder and obligations of Reliance under the Reliance Stock Option Plan and the Reliance Stock Option Agreement shall be extinguished.

                 (a) The number of shares of Huntington Common to be subject to the Huntington Option shall be equal to the number of shares of Reliance Common subject to the Reliance Option as of the Effective Time multiplied by the Conversion Ratio, rounded to the nearest whole number of shares of Huntington Common.

                 (b) The exercise price to be payable upon an exercise of the Huntington Option shall be equal to the Reliance Exercise Price divided by the Conversion Ratio.

                 (c) The date or dates after which the Huntington Option shall be exercisable, in whole or in part, shall be the same as those provided under the Reliance Option; and the number of shares of Huntington Common as to which the Huntington Option shall be exercisable after each particular exercise date shall be in the same ratio to the total number of shares subject to the Huntington Option as the number of shares of Reliance Common exercisable after such exercise date is to the total number of shares of Reliance Common subject to the Reliance Option, rounded up to the nearest whole number of shares of Huntington Common for the earliest exercise date and successive exercise dates until the total of all fractional shares are subject to exercisable options.

                 (d) Under the terms of the Huntington Stock Option Plan, the Huntington Option will be cancelled upon a termination of the Optionholder's employment with Huntington or an affiliate of Huntington for any reason other than death, retirement under one of Huntington's plans, or a termination following a change of control of Huntington or the disposition of substantially all of Huntington's stock or assets.

                          (i) Employees of Huntington or its affiliates who are eligible to participate in the Huntington Transition Pay Plan and who are placed on "transition status" under such plan are not deemed to be terminated employees until the end of their respective "transition periods" under such plan. Accordingly, if the Optionholder is or becomes eligible for participation in the Transition Pay Plan and is placed on "transition status" under such plan, the Huntington Option shall remain exercisable during the period in which the Optionholder is "in transition" under such plan.

                          (ii)    If the Optionholder is excluded from
         participation in the Huntington Transition Pay Plan because the Optionholder has an employment agreement with Huntington or an affiliate of Huntington, and if circumstances arise in which the Optionholder would be or would have become eligible for participation in the Transition Pay Plan and would have been placed on "transition status" under such plan were it not for the existence of such employment agreement, the Huntington Option shall remain exercisable for the period during which the Optionholder would have been on "transition status" under the Transition Pay Plan were it not for the existence of such employment agreement.

                 (e) The Huntington Option shall be evidenced by and subject to the terms of a Stock Option Agreement to be executed by Huntington and the Optionholder pursuant to the terms of the Huntington Stock Option Plan at or after the Effective Time, which shall be effective as of the Effective Time.

                 (f) The Optionholder acknowledges and agrees that, for the purposes of Section 424 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, he or she will not receive any "additional benefits" (as that term is defined in said Section 424 and the regulations promulgated thereunder) as a result of the conversion of the Reliance Option into the Huntington Option hereunder, and hereby disclaims and agrees to return any such additional benefits that he or she may receive.

         2. Reliance shall notify Huntington promptly if the Optionholder's employment with Reliance is terminated at any time prior to the Effective Time, and shall furnish to Huntington at the Effective Time a certificate, signed by an officer of Reliance, stating (if it is true) that the Optionholder is an employee of Reliance as of that date and listing the number of shares of Reliance Common subject to the Reliance Option as of that date. Any notice given pursuant to this Section shall be given in accordance with the provisions of Section 13 of the Acquisition Agreement.

         3. This Agreement shall terminate automatically upon a termination of the Merger Agreement at any time prior to the consummation of the Merger, whereupon this Agreement shall become null and void and no party shall have any further rights or obligations hereunder.

         4. The rights of the Optionholder under this Agreement may not be transferred or assigned to any person other than the Optionholder, except by will or the laws of descent and distribution.

         5. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


THE OPTIONHOLDER:                          HUNTINGTON BANCSHARES INCORPORATED
- ----------------


                                           By:
- ------------------------------------           ---------------------------------
             Signature
                                           Name:
                                                 -------------------------------
- ------------------------------------
    Name (please type or print)            Title:
                                                  ------------------------------


RELIANCE BANK OF FLORIDA                   HUNTINGTON BANCSHARES FLORIDA, INC.


By:                                        By:
    --------------------------------           ---------------------------------

                                           Name:
                                                 -------------------------------

                                           Title:
                                                  ------------------------------

                                              EXHIBIT E TO ACQUISITION AGREEMENT


                           WARRANT PURCHASE AGREEMENT
                           --------------------------


         THIS WARRANT PURCHASE AGREEMENT (this "Agreement") is made as of December 22, 1994, between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), and RELIANCE BANK OF FLORIDA, a Florida banking corporation ("Reliance").


                                   RECITALS:
                                   --------


         A. Concurrently herewith, Huntington, Huntington Bancshares Florida, Inc., a wholly owned subsidiary of Huntington ("Huntington Florida"), Security National Bank, a national bank ("SNB"), and Reliance have entered into Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"), and Huntington Florida, SNB, and Reliance have entered into a certain Agreement and Plan of Merger, dated as of the date hereof (together with the Acquisition, collectively, the "Merger Documents"), which provide for the merger of Reliance into The Huntington National Bank of Florida, as successor by name change to SNB ("HNBF"), which will be a wholly owned subsidiary of Huntington Florida (or, under certain circumstances, the merger of Huntington Federal Savings Bank, a wholly owned subsidiary of Huntington, into Reliance) (in either case, the "Merger"). All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Documents.

         B. As a condition to Huntington's and Huntington Florida's entering into the Merger Documents and in consideration therefor, Reliance has agreed to issue to Huntington a warrant or warrants entitling Huntington to purchase up to a total of 115,415 shares of Reliance Common, on the terms and conditions set forth herein.


                                   AGREEMENT:
                                   ---------


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

         SECTION 1. ISSUANCE AND EXERCISE OF THE WARRANT. Concurrently with the execution of the Merger Documents and this Agreement, Reliance shall issue to Huntington a warrant in the form attached as Attachment A hereto (the "Warrant") to purchase up to a total of 115,415 shares of Reliance Common at a purchase price equal to $56.48 per share (the "Exercise Price"), subject to adjustments as provided in the Warrant. (The holder of the Warrant from time to time is hereinafter referred to as the "Holder.") The Warrant shall be exercisable in accordance with the terms and conditions set forth therein.

         SECTION 2. REGISTRATION RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Reliance shall receive a written request therefor from the Holder, Reliance shall prepare and file a registration statement under the 1933 Act covering such number of shares of Reliance Common as the Holder shall specify in the request and shall use its best efforts to cause such registration statement to become effective; provided, however, that the Holder shall only have the right to request three such registrations. Without the written consent of the Holder, neither Reliance nor any other holder of securities of Reliance may include securities in such registration.

         SECTION 3. "PIGGYBACK" RIGHTS. If, at any time after the Warrant becomes exercisable in accordance with its terms, Reliance shall determine to proceed with the preparation and filing of a registration statement under the 1933 Act in connection with the proposed offer and sale for money of any of its securities (other than in connection with a dividend reinvestment, employee stock purchase, stock option, or similar plan or a registration statement on Form S-4) by it or any of its security holders, Reliance shall give written notice thereof to the Holder. Upon the written request of the Holder given within ten days after receipt of any such notice from Reliance, Reliance shall, except as herein provided, cause all shares of Reliance Common which the Holder shall request be included in such registration statement to be so included; provided, however, that nothing herein shall prevent Reliance from abandoning or delaying any registration at any time; and provided, further, that if Reliance decides not to proceed with a registration after the registration statement has been filed with the SEC and Reliance's decision not to proceed is primarily based upon the anticipated public offering price of the securities to be sold by Reliance, Reliance shall promptly complete the registration for the benefit of the Holder if the Holder agrees to bear all additional and incremental expenses incurred by Reliance as the result of such registration after Reliance has decided not to proceed. If any registration pursuant to this Section shall be underwritten in whole or in part, the Holder may require that any shares of Reliance Common requested for inclusion pursuant to this Section be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that the shares of Reliance Common requested for inclusion pursuant to this Section would constitute more than 25 percent of the total number of shares to be included in a proposed underwritten public offering, and if in the good faith judgment of the managing underwriter of such public offering the inclusion of all of such shares would interfere with the successful marketing of the shares of being offered by Reliance, the number of shares otherwise to be included in the underwritten public offering hereunder may be reduced; provided, however, that after any such required reduction, the shares of Reliance Common to be included in such offering for the account of the Holder shall constitute at least 25 percent of the total number of shares to be included in such offering.

         SECTION 4. OBLIGATIONS OF RELIANCE IN CONNECTION WITH A REGISTRATION. If and whenever Reliance is required by the provisions of Sections 2 or 3 hereof to effect the registration of any shares of Reliance Common under the 1933 Act, Reliance shall:

                 (a) prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                 (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed nine months;

                 (c) furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, amendments thereto, preliminary prospectus, final prospectus, and such other documents as the Holder or such underwriters may reasonably request in order to facilitate the public offering of such securities;

                 (d) use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the Holder or such underwriters may reasonably request; provided that Reliance shall not be required by virtue hereof to submit to the general jurisdiction of any state;

                 (e) notify the Holder, promptly after Reliance shall receive notice thereof, of the time when such registration statement or any post-effective amendment thereof has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                 (f) notify the Holder promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                 (g) prepare and file with the SEC, promptly upon the request of the Holder, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for the Holder (and concurred in by counsel for Reliance), is required under the 1933 Act or the rules and regulations promulgated thereunder in connection with the distribution of the shares of Reliance Common by the Holder;

                 (h) prepare and promptly file with the SEC such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus is required to be delivered under the 1933 Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                 (i) advise the Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                 (j) at the request of the Holder, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of the counsel representing Reliance for the purposes of such registration, addressed to the underwriters and to the Holder, covering such matters as such underwriters and the Holder may reasonably request and as are customarily covered by issuer's counsel at that time; and (ii) a letter or letters from the independent certified public accountants of Reliance, addressed to the underwriters and to the Holder, covering such matters as such underwriters or the Holder may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent certified public accountants within the meaning of the 1933 Act and that, in the opinion of such accountants, the financial statements and other financial data of Reliance included in the registration statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the 1933 Act.

         SECTION 5. EXPENSES OF REGISTRATION. With respect to a registration requested pursuant to Section 2 hereof and with respect to each inclusion of shares of Reliance Common in a registration statement pursuant to
Section 3 hereof, Reliance shall bear the following fees, costs, and expenses: all registration, stock exchange listing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Reliance, fees and disbursements of counsel for the underwriter or underwriters of such securities (if Reliance and/or the Holder are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which the securities to be offered are to be registered or qualified. Fees and disbursements of counsel and accountants for the Holder, underwriting discounts and commissions and transfer taxes relating to the Reliance Common being sold for the Holder, and any other expenses incurred by the Holder not expressly included above shall be borne by the Holder.

         SECTION 6.       INDEMNIFICATION.

                 (a) Reliance shall indemnify and hold harmless the Holder, any underwriter (as defined in the 1933 Act) for the Holder, and each person, if any, who controls the Holder or such underwriter within the meaning of the 1933 Act, from and against any and all loss, damage, liability, cost, and expense to which the Holder or any such underwriter or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, damages, liabilities, costs, or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement filed pursuant to Section 4 hereof, any prospectus or preliminary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading; provided, however, that Reliance will not be liable in any such case to the extent that any such loss, damage, liability, cost, or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by the Holder, such underwriter, or such controlling persons in writing specifically for use in the preparation thereof.

                 (b) Promptly after receipt by an indemnified party pursuant to the provisions of paragraph (a) of this Section 6 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim thereof is to be made against Reliance pursuant to the provision of such paragraph (a), promptly notify Reliance of the commencement thereof; but the omission to so notify Reliance will not relieve it from any liability which it may have to any indemnified party otherwise hereunder. In case such action is brought against any indemnified party and such indemnified party notifies Reliance of the commencement thereof, Reliance shall have the right to participate in and, to the extent that it may wish to do so, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, if the defendants in any action include both the indemnified party and Reliance and there is a conflict of interest which would prevent counsel for Reliance from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from Reliance to such indemnified party of its election so to assume the defense of any such action, the indemnified party shall have the right to participate in such action and to retain its own counsel, but Reliance shall not be required to indemnify and hold harmless the indemnified party pursuant to the provisions of such paragraph (a) for any legal fees or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless
(i) the indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence of this paragraph (b), (ii) Reliance shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) Reliance has authorized the employment of counsel for the indemnified party at the expense of Reliance.

                 (c) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the 1933 Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties' relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances.

         SECTION 7.       REPURCHASE RIGHTS.

                 (a) At any time after the Warrant becomes exercisable and prior to the expiration of the Warrant, in accordance with the terms thereof:

                          (i) Reliance may, and upon the written request of the Holder, Reliance shall, repurchase the Warrant from the Holder at a price (the "Warrant Repurchase Price") equal to the difference between the "Market/Offer Price" (as defined in paragraph (b) below) and the Exercise Price, multiplied by the number of shares for which the Warrant may then be exercised, in the aggregate, but only if the Market/Offer Price is greater than the Exercise Price;

                         (ii) Reliance may, and upon the written request of the owner (the "Owner") of any shares of Reliance Common purchased pursuant to an exercise of the Warrant ("Warrant Stock"), Reliance shall, repurchase all of the shares of Warrant Stock held by such Owner at a price (the "Warrant Stock Repurchase Price") equal to the number of shares to be repurchased hereunder multiplied by the greater of the Exercise Price and the Market/Offer Price; and

                        (iii)  If any repurchase pursuant to clauses (i) and
         (ii) of this Section 7 occurs, Reliance shall, upon the written request of Huntington, pay to Huntington all of Huntington's out-of-pocket expenses actually incurred and paid or payable to third parties in connection with the transactions contemplated by the Acquisition Agreement for legal, accounting, and investment banking fees and expenses.

                 (b) For purposes of paragraph (a) of this Section 7, the "Market/Offer Price" shall mean the highest of (i) the price per share at which a tender offer or exchange offer for shares of Reliance Common has been made,
(ii) the price per share of Reliance Common to be paid by any third party pursuant to an agreement with Reliance, and (iii) the highest closing price for shares of Reliance Common within the 4-month period immediately preceding the date the Holder gives notice of the required repurchase of the Warrant or the Owner gives notice of the required repurchase of Warrant Stock, as appropriate. In the event that an exchange offer is made or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Reliance Common shall be determined by a nationally recognized investment banking firm mutually acceptable to the parties hereto.

                 (c) The Holder and the Owner may exercise their respective rights to require Reliance to repurchase the Warrant or the Warrant Stock pursuant to this Section 7 by surrendering for such purpose to Reliance, at its principal office, the Warrant or certificates for shares of Warrant Stock, as the case may be, free and clear of any liens, claims, encumbrances, or rights of third parties of any kind, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, requests Reliance to repurchase such Warrant or Warrant Stock in accordance with the provisions of this Section 7. Subject to the last proviso of paragraph 7(d) below, as promptly as practicable, and in any event within five business days after the surrender of the Warrant or certificates representing shares of Warrant Stock and the receipt of such notice or notices relating thereto, Reliance shall deliver or cause to be delivered to the Holder or Owner the Warrant Repurchase Price or the Warrant Stock Repurchase Price therefor, as applicable, or the portion thereof which Reliance is not then prohibited under applicable law and regulation from so delivering.

                 (d) To the extent that Reliance is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or the Warrant Stock in full at any time that it may be required to do so hereunder, Reliance shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Warrant Repurchase Price and the Warrant Stock Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which Reliance is no longer so prohibited. Upon receipt of such notice from Reliance and for a period of 15 days thereafter, the Holder and/or Owner may revoke its notice of repurchase of the Warrant and/or Warrant Stock by written notice to Reliance at its principal office stating that the Holder and/or the Owner elects to revoke its election to exercise its right to require Reliance to repurchase the Warrant and/or Warrant Stock, whereupon Reliance will promptly deliver to the Holder and/or Owner the Warrant and/or certificates representing shares of Warrant Stock surrendered to Reliance for purposes of such repurchase. Whether or not such election is revoked, Reliance hereby agrees to use its best efforts to obtain all required legal and regulatory approvals necessary to permit Reliance to repurchase the Warrant and/or the Warrant Stock as promptly as practicable.

         SECTION 8. ASSUMPTION OF OBLIGATIONS UNDER THIS AGREEMENT. Reliance will not enter into any transaction described in paragraph 5(a) of the Warrant unless the "Acquiring Corporation" (as that term is defined in the Warrant) assumes in writing all the obligations of Reliance hereunder.

         SECTION 9. REMEDIES. Without limiting the foregoing or any remedies available to the Holder, Reliance specifically acknowledges that neither Huntington nor any successor holder of the Warrant would have an adequate remedy at law for any breach of this Warrant Purchase Agreement and Reliance hereby agrees that Huntington and any successor holder of the Warrant shall be entitled to specific performance of the obligations of Reliance hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 10. TERMINATION. This Agreement will terminate upon a termination of the Warrant in accordance with Section 9 thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Purchase Agreement as of the day and year first above written.

                                        HUNTINGTON BANCSHARES INCORPORATED


                                        By:
                                            -----------------------------------


                                        RELIANCE BANK OF FLORIDA


                                        By:
                                            -----------------------------------

                                      ATTACHMENT A TO WARRANT PURCHASE AGREEMENT


THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT BEING SO REGISTERED OR QUALIFIED UNLESS AN EXEMPTION OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS ARE AVAILABLE.


                                    WARRANT
                                    -------

                 TO PURCHASE 115,415 SHARES OF THE COMMON STOCK

                                       OF

                            RELIANCE BANK OF FLORIDA


         This is to certify that, for value received, HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation ("Huntington"), is entitled to purchase from RELIANCE BANK OF FLORIDA, a Florida banking corporation ("Reliance"), at any time on or after the date hereof, an aggregate of up to 115,415 shares of the common stock, $5.00 par value per share, of Reliance ("Reliance Common"), at a price of $56.48 per share (the "Exercise Price"), subject to the terms and conditions of this Warrant and a certain Warrant Purchase Agreement, of even date herewith, between Huntington and Reliance (the "Warrant Purchase Agreement"). The number of shares of Reliance Common which may be received upon the exercise of this Warrant and the Exercise Price are subject to adjustment from time to time as hereinafter set forth. The terms and conditions set forth in this Warrant and the Warrant Purchase Agreement shall be binding upon the respective successors and assigns of both of the parties hereto. This Warrant is issued in connection with a certain Acquisition Agreement, dated as of the date hereof (the "Acquisition Agreement"), among Huntington, Huntington Bancshares Florida, Inc. ("Huntington Florida"), Security National Bank, a national bank ("SNB"), and Reliance, and a certain Agreement and Plan of Merger, dated as of the date hereof, among Huntington Florida, SNB, and Reliance (together with the Acquisition Agreement, collectively, the "Merger Documents"), which provide for the merger of Reliance into The Huntington National Bank of Florida, as successor by name change to SNB ("HNBF"), which will be a wholly owned subsidiary of Huntington Florida (or, under certain circumstances, the merger of Huntington Federal Savings Bank, a wholly owned subsidiary of Huntington, into Reliance) (in either case, the "Merger"). The term "Holder" shall mean and refer to Huntington or any successor holder of this Warrant.


         SECTION 1.       EXERCISE OF THE WARRANT.

                 (a) The Holder will not exercise this Warrant unless it has obtained all required approvals, if any, of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations. Further, subject to the terms and conditions set forth in this Warrant and in the Warrant Purchase Agreement and the provisions of applicable law, the Holder will not exercise this Warrant without the written consent of Reliance, except upon the occurrence of any of the following events:

                          (i) any material breach of the Merger Documents by Reliance which would permit Huntington to terminate the Merger Documents;

                         (ii)  prior to the meeting of the Reliance
         shareholders duly called and held for the purpose of approving the Merger in accordance with the terms of the Merger Documents (the "Shareholders' Meeting"), any person or group of persons (an "Offeror") submits a proposal to Reliance relating to (1) the possible sale or other disposition of more than 25 percent of the shares of the capital stock or any other class of voting securities of Reliance, including, but not limited to, an exchange or tender offer therefor,
         (2) the possible sale or other disposition of a majority of the assets of Reliance, or (3) a merger or consolidation involving Reliance, other than a transaction pursuant to which Reliance will be the surviving corporation and the current shareholders of Reliance will be the owners of a majority of the stock of the surviving corporation following the transaction (an "Acquisition Proposal") and, within 18 months after the date hereof, Reliance enters into an agreement pursuant to such Acquisition Proposal with the Offeror and such transaction is consummated within such 18-month period;

                        (iii)  prior to the Shareholders' Meeting, any
         person or group of persons commences a tender or exchange offer to acquire equity securities of Reliance if, after giving effect to such offer, such person or group would own or have the right to acquire a majority equity interest in Reliance (a "Tender Offer"), and such equity interest is acquired pursuant to such Tender Offer within 18 months after the date hereof; or

                         (iv)  Reliance enters into an agreement with
         respect to an Acquisition Proposal after the date hereof and such transaction is consummated within 18 months after the date hereof.

                 (b) As used in this Section 1, "person" or "group of persons" shall have the meanings assigned to such terms by Section 13(d) of the 1934 Act. For purposes of this Section 1, a Tender Offer which is contingent upon the expiration of the Warrant is deemed to commence when it is announced.

                 (c) This Warrant shall be exercised by presentation and surrender hereof to Reliance at its principal office accompanied by (i) a written notice of exercise for a specified number of shares of Reliance Common,
(ii) payment to Reliance, for the account of Reliance, of the Exercise Price for the number of shares specified in such notice, and (iii) a certificate of the Holder stating the event or events that have occurred which entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Reliance Common specified in the notice shall be payable in immediately available funds.

                 (d) Upon such presentation and surrender, Reliance shall issue promptly (and within one business day if requested by the Holder) to the Holder, or any assignee, transferee, or designee permitted by subparagraph (f) of this Section 1, the shares to which the Holder is entitled hereunder.

                 (e) If this Warrant should be exercised in part only, Reliance shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder. Upon receipt by Reliance of this Warrant, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Reliance Common issuable upon such exercise, notwithstanding that the stock transfer books of Reliance shall then be closed or that certificates representing such shares of Reliance Common shall not then be actually delivered to the Holder. Reliance shall pay all expenses, and any and all federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 1 in the name of the Holder or of any assignee, transferee, or designee permitted by subparagraph (f) of this Section 1.

                 (f) This Warrant, once exercisable, or any warrant shares acquired by the Holder by its exercise, may be sold or transferred in whole or in part to any person, subject to the receipt by such person of approvals of appropriate regulatory authorities having jurisdiction, including the Federal Reserve Board, pursuant to all applicable laws and regulations, to the extent required.

         SECTION 2.       CERTAIN COVENANTS AND REPRESENTATIONS OF RELIANCE.

                 (a) Reliance shall at all times maintain sufficient authorized but unissued shares of Reliance Common so that this Warrant may be exercised without additional authorization of the holders of Reliance Common, after giving effect to all other options, warrants, convertible securities, and other rights to purchase Reliance Common.

                 (b) Reliance represents and warrants to the Holder that the shares of Reliance Common issued upon an exercise of this Warrant will be duly authorized, fully paid, non-assessable, and subject to no preemptive rights.

                 (c) Reliance agrees (i) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Reliance; (ii) promptly to take all action as may from time to time be required, including, without limitation (A) complying with all pre-merger notification, reporting, and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder, and (B) in the event, under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), or the Change in Bank Control Act of 1978, or other statute, the prior approval of the Board of Governors of the Federal Reserve System or other regulatory agency (collectively, the "Agencies"), is necessary before the Warrant may be exercised or transferred, cooperate fully with the Holder in preparing such applications and providing such information to the Agencies as the Agencies may require in order to permit the Holder to exercise or transfer this Warrant and Reliance duly and effectively to issue shares pursuant to the exercise hereof; and (iii) promptly to take all action provided herein to protect the rights of the Holder against dilution.

         SECTION 3. FRACTIONAL SHARES. Reliance shall not be required to issue fractional shares of Reliance Common upon an exercise of this Warrant but shall pay for such fraction of a share in cash or by certified or official bank check at the Exercise Price.

         SECTION 4.       EXCHANGE OR LOSS OF WARRANT.    This Warrant is
exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Reliance for other Warrants of different denominations entitling the Holder thereof to purchase in the aggregate the same number of shares of Reliance Common purchasable hereunder. The term "Warrant" as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Reliance of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Reliance will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of Reliance, whether or not the Warrant so lost, stolen, destroyed, or mutilated shall at any time be enforceable by anyone.

         SECTION 5.       CERTAIN TRANSACTIONS.

                 (a) In case Reliance shall (i) consolidate with or merge into any Person, other than Huntington or one of its Affiliates, and shall not be the continuing or surviving corporation of such consolidation or merger,
(ii) permit any Person, other than Huntington or one of its Affiliates, to merge into Reliance and Reliance shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Reliance Common shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (iii) sell or otherwise transfer all or substantially all of its assets to any Person, other than Huntington or one of its Affiliates, then, and in any such case, the agreement governing such transaction shall make proper provision so that this Warrant shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, a warrant, at the option of the Holder, of either (A) the Acquiring Corporation (as hereinafter defined), (B) any company which controls the Acquiring Corporation, or (C) in the case of a merger described in clause (a)(ii) above, Reliance, in which case such warrant shall be a newly issued warrant (in any such case, the "Substitute Warrant").

                 (b) For purposes of this Section 5, the following terms have the meanings indicated:

                          (i) "Acquiring Corporation" shall mean (A) the continuing or surviving corporation of a consolidation or merger with Reliance (if other than Reliance), (B) the corporation merging into Reliance in a merger in which Reliance is the continuing or surviving person and in connection with which the then outstanding shares of Reliance Common are changed into or exchanged for stock or other securities of any other Person or cash or any other property, or (C) the transferee of all or substantially all of Reliance's assets;

                         (ii)  "Substitute Common Stock" shall mean the common
stock issued by the issuer of the Substitute Warrant;

                         (iii) "Assigned Value" shall mean the Market/Offer Price as determined pursuant to paragraph 7(b) of the Warrant Purchase Agreement; provided, however, that in the event of a sale of all or substantially all of Reliance's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Reliance as determined by a recognized investment banking firm selected by the Holder, divided by the number of shares of Reliance Common outstanding at the time of such sale;

                          (iv)  "Average Price" shall mean the average
         closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Reliance is the issuer of the Substitute Warrant, the Average Price shall be computed with respect to a share of the common stock issued by the Person merging into Reliance or by any company which controls such Person, as the Holder may elect;

                           (v) A "Person" shall mean any individual, firm, corporation or other entity and include as well any syndicate or group deemed to be a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and

                          (vi) "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

                 (c) The Substitute Warrant shall have the same terms as this Warrant provided that if the terms of the Substitute Warrant cannot, for legal reasons, be the same as this Warrant, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Warrant shall also enter into an agreement with the then Holder of the Substitute Warrant in substantially the same form as the Warrant Purchase Agreement, which shall be applicable to the Substitute Warrant.

                 (d) The Substitute Warrant shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Reliance Common for which this Warrant is then exercisable, divided by the Average Price. The exercise price of the Substitute Warrant per share of Substitute Common Stock shall be equal to the Exercise Price multiplied by a fraction in which the numerator is the number of shares of Reliance Common for which this Warrant is then exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable.

         SECTION 6.       RIGHTS OF THE HOLDER; REMEDIES.

                 (a) The Holder shall not, by virtue hereof, be entitled to any rights of a holder of Reliance Common.

                 (b) Without limiting the foregoing or any remedies available to the Holder, Reliance specifically acknowledges that neither Huntington nor any successor Holder of this Warrant would have an adequate remedy at law for any breach of this Warrant and Reliance hereby agrees that Huntington and any successor Holder shall be entitled to specific performance of the obligations of Reliance hereunder and injunctive relief against actual or threatened violations of the provisions hereof.

         SECTION 7.       ANTIDILUTION PROVISIONS.    The number of shares of
Reliance Common purchasable upon the exercise hereof shall be subject to adjustment from time to time as provided in this Section 7.

                 (a) In the event that Reliance issues any additional shares of Reliance Common at any time after the date hereof (including pursuant to stock option plans), the number of shares of Reliance Common which can be purchased pursuant to this Warrant shall be increased by an amount equal to
24.9 percent of the additional shares so issued.

                 (b)      (i)     In the event that, after the date hereof,
                 Reliance pays or makes a dividend or other distribution of any class of capital stock of Reliance in Reliance Common, the number of shares of Reliance Common purchasable upon exercise hereof shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Reliance Common outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

                         (ii) In the event that, after the date hereof, outstanding shares of Reliance Common are subdivided into a greater number of shares of Reliance Common, the number of shares of Reliance Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in the event that, after the date hereof, outstanding shares of Reliance Common are combined into a smaller number of shares of Reliance Common, the number of shares of Reliance Common purchasable upon exercise hereof at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                        (iii)  The reclassification (including any
                 reclassification upon a merger in which Reliance is the continuing corporation) of Reliance Common into securities including other than Reliance Common shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Reliance Common outstanding immediately prior to such reclassification into the number of shares of Reliance Common outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be the day upon which such subdivision or combination becomes effective, as the case may be, within the meaning of clause (ii) above.

                         (iv) Reliance may make such increases in the
                 number of shares of Reliance Common purchasable upon exercise hereof, in addition to those required by this paragraph (b), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

                 (c) Whenever the number of shares of Reliance Common purchasable upon exercise hereof is adjusted pursuant to paragraph (b) above, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction the numerator of which is equal to the number of shares of Reliance Common purchasable prior to the adjustment and the denominator of which is equal to the number of shares of Reliance Common purchasable after the adjustment.

                 (d) For the purpose of this Section 7, the term "Reliance Common" shall include any shares of Reliance of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution, or winding up of Reliance and which is not subject to redemption by Reliance.

         SECTION 8.       NOTICE.

                 (a) Whenever the number of shares of Reliance Common for which this Warrant is exercisable is adjusted as provided in Section 7 hereof, Reliance shall promptly compute such adjustment and mail to the Holder a certificate, signed by a principal financial officer of Reliance, setting forth the number of shares of Reliance Common for which this Warrant is exercisable and the adjusted Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment, the computation thereof, and when such adjustment will become effective.

                 (b) Upon the occurrence of an event which results in this Warrant and/or the "Warrant Stock" (as such term is defined in the Warrant Purchase Agreement) becoming repurchasable as provided in Section 7 of the Warrant Purchase Agreement, Reliance shall (i) promptly notify the Holder and/or the "Owner" (as that term is defined in the Warrant Purchase Agreement) of such event, (ii) promptly compute the "Warrant Repurchase Price" and the "Warrant Stock Repurchase Price" (as such terms are defined in the Warrant Purchase Agreement), and (iii) furnish to the Holder and/or the Owner a certificate, signed by the chief financial officer of Reliance, setting forth the Warrant Repurchase Price and/or the Warrant Stock Repurchase Price and the basis and computation thereof.

                 (c) Upon the occurrence of an event which results in this Warrant becoming convertible into, or exchangeable for, the Substitute Warrant, as provided in Section 5 hereof, Reliance and the Acquiring Corporation shall promptly notify the Holder of such event; and, upon receipt from the Holder of its choice as to the issuer of the Substitute Warrant, the Acquiring Corporation shall promptly compute the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable and furnish to the Holder a certificate, signed by a principal financial officer of the Acquiring Corporation, setting forth the number of shares of Substitute Common Stock for which the Substitute Warrant is exercisable, the Substitute Warrant exercise price, a computation thereof, and when such adjustment will become effective.

         SECTION 9.       TERMINATION.    This Warrant and the rights conferred
hereby shall terminate upon the earliest of (i) six months after the occurrence of the first to occur of any of the events described in paragraph 1(a) of this Warrant, (ii) the Effective Date of the Merger, or (iii) upon termination of the Merger Documents in accordance with the terms of Section 12.01(a), (b)(i),
(b)(ii)(A) (except to the extent that the condition set forth in Section 9.01 of the Acquisition Agreement has not been satisfied or waived), or (b)(iii) of the Acquisition Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Warrant as of this 22nd day of December, 1994.


ATTEST:                                    RELIANCE BANK OF FLORIDA



By:                                        By:
    -------------------------------            --------------------------------

                                                                       EXHIBIT C


                      FORM OF OPINION OF FINANCIAL ADVISOR
                      ------------------------------------


                     [For Allen C. Ewing & Co. Letterhead]


                       ____________________________, 1995


The Board of Directors
Reliance Bank of Florida
P. O. Box 2590
Melbourne, FL 32902

Members of the Board:

         Reliance Bank of Florida ("Reliance") and Huntington Bancshares Incorporated ("Huntington") have entered into a definitive Acquisition Agreement dated as of December 22, 1994, and certain related documents (collectively, the "Agreements") providing for Reliance to be acquired by Huntington (the "Merger") on the terms and subject to the conditions described in the Agreements. The Agreements provide, among other things, that each share of outstanding common stock, par value $5.00 per share, of Reliance ("Reliance Common Stock"), will be converted in the Merger into the right to receive no more than 3.6381 shares and no less than 2.9766 shares of common stock, without par value, of Huntington ("Huntington Common Stock") so long as the Average Closing Sale Price of the Huntington Common Stock (as defined in the Agreements) is not less than $12.9375 or more than $21.5625 and that, if such Average Closing Sale price is less than $12.9375 or more than $21.5625, Huntington has certain other options, including terminating the Merger, as described in the Agreements. Reference should be made to the Agreements for a more complete description of the terms and conditions of the Merger.

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the terms of the Merger to the shareholders of Reliance.

         Allen C. Ewing & Co., as part of its investment banking business, is regularly engaged in the valuation of securities of banking and thrift companies in connection with mergers and acquisitions, underwritings, private placements, trading and market making activities, and valuations for various other purposes.

         Allen C. Ewing & Co. was engaged as the financial advisor to Reliance in connection with the Merger pursuant to an engagement letter dated December 16, 1994, and will receive compensation thereunder from Reliance upon delivering this opinion to Reliance and upon consummation of the Merger. In the ordinary course of its business as a broker-dealer, Allen C. Ewing & Co. may, from time to time, purchase securities from, and sell securities to, banking and thrift companies and as a market maker in securities may from time to time have a long or short position in, and buy or sell, debt or equity securities of banking and thrift companies for its own account and for the accounts of its customers. Allen C. Ewing & Co. has no such position in the securities of Reliance or Huntington as of the date of this opinion.

         In arriving at the opinion expressed in this letter, we have reviewed, analyzed, and relied upon information and material bearing upon the Merger and the financial and operating condition of Reliance and Huntington, including, among other things, the following: (i) the Agreements; (ii) a draft of the Prospectus/Proxy Statement to be provided to the shareholders of Reliance in connection with the Merger; (iii) Annual Reports to Shareholders for the five years ended December 31, 1993, of Reliance; (iv) Annual Reports to Shareholders and Annual Reports on Form 1 O-K for the three years ended December 31, 1993, of Huntington; (v) Quarterly Reports on Form 10-Q filed by Huntington for the first three quarters of 1994 and certain interim reports and other communications to shareholders of Reliance and Huntington; (vi) certain unaudited financial information of Reliance and Huntington for the year ended December 31, 1994 and, in the case of Reliance, for certain interim periods during 1994; (vii) other financial information concerning the business and operations of Reliance furnished to us by Reliance for purposes of our analysis, including certain internal forecasts for Reliance prepared by the senior management of Reliance; (viii) certain publicly available information concerning the trading of, and the trading market for, the Huntington Common Stock; and (ix) certain publicly available information with respect to other banking companies that we considered relevant to our inquiry. We have also held discussions with the senior management of Reliance concerning its past and current operations, financial condition, and prospects, as well as the results of regulatory examinations.

         We have also considered such further financial, economic, regulatory, and other factors as we have deemed relevant and appropriate under the circumstances, including among others the following: (i) certain publicly available information concerning the trading of, and the trading market for, the publicly-traded common stocks of certain other financial institutions; (ii) the limited market for the shares of Reliance Common Stock; (iii) certain publicly available information concerning the financial terms of certain mergers and acquisitions of other financial institutions in Florida; and (iv) certain recently enacted legislation that would permit financial institutions in additional states to acquire financial institutions in Florida beginning in 1995. We have also taken into account our assessment of general economic, market, and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking and thrift industry generally.

         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available, including that referred to above, and we have not attempted independently to verify such information. We have relied upon the management of Reliance as to the reasonableness and achievability of the financial and operational forecasts and projections (and the assumptions and basis therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We have also assumed, without independent verification, that the allowances for loan and other losses for Reliance and Huntington are adequate to cover any such losses. We have not made or obtained any inspections, evaluations, or appraisals of any of the properties, assets, or liabilities of Reliance or Huntington, or any interest rate swaps or other derivative instruments held by Huntington, nor have we examined any individual loan or securities files.

         Based upon and subject to the foregoing, we are of the opinion that the terms of the Merger are fair, from a financial point of view, to the shareholders of Reliance. This opinion is necessarily based upon conditions as they exist and can be evaluated on the date of this letter and the information made available to us through such date.

         This letter and the opinion expressed herein are submitted in accordance with the terms and conditions of our engagement letter with Reliance, and may be used and distributed only in accordance with the provisions of that letter.

                                        Very truly yours,

                                        ALLEN C. EWING & CO.


                                        By:
                                           -----------------------------------
                                           Charles E. Harris
                                           Chief Executive Officer

                                                                       EXHIBIT D


                       RIGHTS OF DISSENTING SHAREHOLDERS
                       ---------------------------------


1. TITLE 12, SECTION 215A, PARAGRAPHS (B)-(D), OF THE UNITED STATES CODE (applicable to the HNBF Merger):

Section 215A       MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS

. . . .

(B)   DISSENTING SHAREHOLDERS

      If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(C)   VALUATION OF SHARES

      The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

      If, within ninety days after the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertising public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

. . . .

2. SECTION 658.44, SUBSECTIONS (2)-(7), OF THE FLORIDA STATUTES (applicable to the HFSB Merger and, to the extent of the provisions regarding the appraisal of shares, to the HNBF Merger):

658.44.      APPROVAL BY STOCKHOLDERS; RIGHTS OF DISSENTERS; PREEMPTIVE RIGHTS

. . . .

      (2) Written notice of the meeting of, or proposed written consent action by, the stockholders of each constituent state bank or state trust company shall be given to each stockholder of record, whether or not entitled to vote, and whether the meeting is an annual or a special meeting or whether the vote is to be by written consent pursuant to Section 607.0704, and the notice shall state that the purpose or one of the purposes of the meeting, or of the proposed action by the stockholders without a meeting, is to consider the proposed plan of merger and merger agreement. Except to the extent provided otherwise with respect to stockholders of a resulting bank or trust company pursuant to subsection (7), the notice shall also state that dissenting stockholders will be entitled to payment in cash of the value of only those shares held by the stockholders:

             (a) Which at a meeting of the stockholders are voted against the approval of the plan of merger and merger agreement;

             (b) As to which, if the proposed action is to be by written consent of stockholders pursuant to Section 607.0704, such written consent is not given by the holder thereof; or

             (c) With respect to which the holder thereof has given written notice to the constituent state bank or trust company, at or prior to the meeting of the stockholders or on or prior to the date specified for action by the stockholders without a meeting pursuant to Section 607.0704 in the notice of such proposed action, that the stockholder dissents from the plan of merger and merger agreement.

Hereinafter in this section, the term "dissenting shares" means and includes only those shares, which may be all or less than all the shares of any class owned by a stockholder, described in paragraphs (a), (b), and (c).

      (3) On or promptly after the effective date of the merger, the resulting state bank or trust company, or a bank holding company which, as set out in the plan of merger or merger agreement, is offering shares, rights, obligations, or other securities or property in exchange for shares of the constituent banks or trust companies, may fix an amount which it considers to be not more than the fair market value of the shares of a constituent bank or trust company and which it will pay to the holders of dissenting shares of that constituent bank or trust company and, if it fixes such amount, shall offer to pay such amount to the holders of all dissenting shares of that constituent bank or trust company. The amount payable pursuant to any such offer which is accepted by the holders of dissenting shares, and the amount payable to the holders of dissenting shares pursuant to an appraisal, shall constitute a debt of the resulting state bank or state trust company.

      (4) The owners of dissenting shares who have accepted an offer made pursuant to subsection (3) shall be entitled to receive the amount so offered for such shares in cash upon surrendering the stock certificates representing such shares at any time within 30 days after the effective date of the merger, and the owners of dissenting shares, the value of which is to be determined by appraisal, shall be entitled to receive the value of such shares in cash upon surrender of the stock certificates representing such shares at any time within 30 days after the value of such shares has been determined by appraisal made on or after the effective date of the merger.

      (5) The value of dissenting shares of each constituent state bank or state trust company, the owners of which have not accepted an offer for such shares made pursuant to subsection (3), shall be determined as of the effective date of the merger by three appraisers, one to be selected by the owners of at least two-thirds of such dissenting shares, one to be selected by the board of directors of the resulting state bank, and the third to be selected by the two so chosen. The value agreed upon by any two of the appraisers shall control and be final and binding on all parties. If, within 90 days from the effective date of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such dissenting shares, the department shall cause an appraisal of such dissenting shares to be made which will be final and binding on all parties. The expenses of appraisal shall be paid by the resulting state bank or trust company.

      (6) Upon the effective date of the merger, all the shares of stock of every class of each constituent bank or trust company, whether or not surrendered by the holders thereof, shall be void and deemed to be canceled, and no voting or other rights of any kind shall pertain thereto or to the holders thereof except only such rights as may be expressly provided in the plan of merger and merger agreement or expressly provided by law.

      (7) The provisions of subsection (6) and, unless agreed by all the constituent banks and trust companies and expressly provided in the plan of merger and merger agreement, subsections (3), (4), and (5) are not applicable to a resulting bank or trust company or to the shares or holders of shares of a resulting bank or trust company the cash, shares, rights, obligations, or other securities or property of which, in whole or in part, is provided in the plan of merger or merger agreement to be exchanged for the shares of the other constituent banks or trust companies.

. . . .

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

           The Registrant's Articles of Incorporation, as amended, provide that it shall indemnify its directors to the full extent of the general laws of the State of Maryland now or hereafter in force, including the advance of expenses to directors subject to procedures provided by such laws; its officers to the same extent it shall indemnify its directors; and its officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law.

            Section 2-418 of the Maryland general corporation law provides, in substance, that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding, unless it is proved that the act or omission of the director was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property or services; or, in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Notwithstanding the above, a director may not be indemnified in respect of any proceeding, by or in the right of the corporation, in which such director shall have been adjudged liable to the corporation or in respect of any pr oceeding charging improper receipt of a personal benefit.

           Termination of any proceeding by judgment, order or settlement does not create a presumption that the director did not meet the requisite standard of conduct. Termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct. Indemnification is not permitted unless authorized for a specific proceeding, after a determination that indemnification is permissible because the requisite standard of conduct has been met (1) by a majority of a quorum of directors not at the time parties to the proceeding (or a majority of a committee of two or more such directors designated by the full board); (2) by special legal counsel selected by the board of directors; or (3) by the stockholders.

           The reasonable expenses incurred by a director who is a party to a proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the proceeding upon receipt by the corporation of both a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification by the corporation has been met, and a written undertaking by or on behalf of the director to repay the amount if it shall be ultimately determined that the standard of conduct has not been met.

           The indemnification and advancement of expenses provided or authorized by Section 2-418 are not exclusive of any other rights to which a director may be entitled both as to action in his official capacity and as to action in another capacity while holding such office.

           Pursuant to Section 2-418, a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while serving in such capacity, is or was at the request of the corporation serving as a director, officer, partner, trustee, employee or agent of another corporation or legal entity or of an employee benefit plan, against liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the corporation would have the power to indemnify against liability under Section 2-418. A corporation may provide similar protection, including a trust fund, letter of credit or surety bond, which is not inconsistent with
Section 2-418. A subsidiary or an affiliate of the corporation may provide the insurance or similar protection.

           Subject to certain exceptions, the directors and officers of the Registrant and its affiliates are insured to the extent of 100% of loss up to a maximum of $25,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as such directors or officers and up to a maximum of $10,000,000 (subject to certain deductibles) in each policy year because of any claim or claims made against them by reason of their wrongful acts while acting in their capacities as fiduciaries in the administration of certain of the Registrant's employee benefit programs. The Registrant is insured, subject to certain retentions and exceptions, to the extent it shall have indemnified the directors and officers for such loss.


ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

            (A)      EXHIBITS.

          EXHIBIT
            NO.                                  DESCRIPTION

           2(a) Agreement and Plan of Merger, dated as of December 22, 1994, among Huntington Bancshares Florida, Inc., Security National Bank and Reliance Bank of Florida (Attached as Exhibit A to the Prospectus filed herewith)

           2(b) Acquisition Agreement, dated as of December 22, 1994, among Huntington Bancshares Incorporated, Huntington Bancshares Florida, Inc., Security National Bank and Reliance Bank of Florida (Attached as Exhibit B to the Prospectus filed herewith).

           2(c)                 *  Warrant Purchase Agreement, dated as of
                                   December 22, 1994, between Huntington
                                   Bancshares Incorporated and Reliance Bank of
                                   Florida.

           2(d)                 *  Warrant to purchase 115,415 shares of common
                                   stock, dated as of December 22, 1994, issued by Reliance Bank of Florida in favor of Huntington Bancshares Incorporated.

           3(i) Articles of Restatement of Charter, Articles of Amendment to Articles of Restatement of Charter, and Articles Supplementary -- previously filed as Exhibit 3(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

           3(ii) Bylaws -- previously filed as Exhibit 3(b) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

           4(a) Instruments defining the Rights of Security Holders -- reference is made to Articles V, VIII and X of Articles of Restatement of Charter, as amended and supplemented. Instruments defining the rights of holders of long-term debt will be furnished to the Securities and Exchange Commission upon request.

           4(b) Rights Plan, dated February 22, 1990, between Huntington Bancshares Incorporated and The Huntington Trust Company, National Association, -- previously filed as Exhibit 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on February 22, 1990, and incorporated herein by reference.

           5                    *  Opinion of Porter, Wright, Morris & Arthur
                                   regarding legality.

           8                    *  Opinion of Porter, Wright, Morris & Arthur
                                   regarding tax matters.

           10(a)                *  Schedule identifying material details of
                                   Shareholder Agreements substantially
                                   identical to Exhibit C to Exhibit 2(b)
                                   above.

           10(b) Employment Agreement, dated September 16, 1991, between Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(a) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(c) Employment Agreement, dated September 16, 1991, between Huntington Bancshares Incorporated and Zuheir Sofia -- previously filed as Exhibit 10(b) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(d) Employment Agreement, dated September 16, 1991, between Huntington Bancshares Incorporated and W. Lee Hoskins -- previously filed as Exhibit 10(c) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(e) Executive Agreement, dated September 16, 1991, between Huntington Bancshares Incorporated and Frank Wobst -- previously filed as Exhibit 10(f) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(f) Executive Agreement, dated September 16, 1991, between Huntington Bancshares Incorporated and Zuheir Sofia -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(g) Executive Agreement, dated September 16, 1991, between Huntington Bancshares Incorporated and W. Lee Hoskins -- previously filed as Exhibit 10(h) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(h) Form of Executive Agreement for certain executive officers -- previously filed as
                                   Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(i) Schedule identifying material details of Executive Agreements, substantially similar to 10(h) -- previously filed as Exhibit 10(h) to Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.

           10(j) Incentive Compensation Plan -- previously filed as Exhibit 10(i) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

           10(k) Long-Term Incentive Compensation Plan, as amended and effective for performance cycles beginning on or after January 1, 1992 -- previously filed as Exhibit 10(j) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

           10(l) Supplemental Executive Retirement Plan -- previously filed as Exhibit 10(g) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

           10(m) Deferred Compensation Plan and Trust for Directors -- reference is made to Exhibit 4(a) of Post-Effective Amendment No. 2 to Registration Statement on Form S-8, Registration No. 33-10546, filed with the Securities and Exchange Commission on January 28, 1991, and incorporated herein by reference.

           10(n)(1) 1983 Stock Option Plan -- reference is made to Exhibit 4A of Registration Statement on Form S-8, Registration No. 2-89672, filed with the Securities and Exchange Commission on February 27, 1984, and incorporated herein by reference.

           10(n)(2) 1983 Stock Option Plan -- Second Amendment -- previously filed as Exhibit 10(j)(2) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

           10(n)(3) 1983 Stock Option Plan -- Third Amendment -- previously filed as Exhibit 10(j)(3) to Annual Report on Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.

           10(n)(4) 1983 Stock Option Plan -- Fourth Amendment -- previously filed as Exhibit 10(m)(4) to Annual Report on Form 10-K for the year ended December 31, 1993, and incorporated herein by reference.

           10(o)(1) 1990 Stock Option Plan -- reference is made to Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-37373, filed with the Securities and Exchange Commission on October 18, 1990, and incorporated herein by reference.

           10(o)(2) First Amendment to the Huntington Bancshares Incorporated 1990 Stock Option Plan -- previously filed as Exhibit 10(q)(2) to Annual Report on Form 10-K for the year ended December 31, 1991, and incorporated herein by reference.

           10(p) The Huntington Supplemental Stock Purchase and Tax Savings Plan and Trust (as amended and restated as of February 9, 1990) -- previously filed as Exhibit 4(a) to Registration Statement on Form S-8, Registration No. 33-44208, filed with the Securities and Exchange Commission on November 26, 1991, and incorporated herein by reference.

           10(q) Deferred Compensation Plan and Trust for Huntington Bancshares Incorporated Directors -- reference is made to Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-41774, filed with the Securities and Exchange Commission on July 19, 1991, and incorporated herein by reference.

           10(r) Huntington Bancshares Incorporated Retirement Plan For Outside Directors -- previously filed as Exhibit 10(t) to Annual Report on Form 10-K for the year ended December 31, 1992, and incorporated herein by reference.

           10(s) 1994 Stock Option Plan -- reference is made to Exhibit 4(a) of Registration Statement on Form S-8, Registration No. 33-52553, filed with the Securities and Exchange Commission on March 8, 1994, and incorporated herein by reference.

           21 Subsidiaries of the Registrant -- previously filed as Exhibit 21 to Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.

           23(a) Consent of Porter, Wright, Morris & Arthur (included in Exhibits 5 and 8 filed herewith).

           23(b)                *  Consent of Ernst & Young LLP re:  financial
                                   statements of Huntington Bancshares
                                   Incorporated.

           23(c)                *  Consent of KPMG Peat Marwick re:  financial
                                   statements of Reliance Bank of Florida.

           23(d)                *  Consent of Allen C. Ewing & Co.

           24                   *  Powers of Attorney.

- --------------------

* Filed herewith

                   (B)         FINANCIAL STATEMENT SCHEDULES

                               None.

ITEM 22.    UNDERTAKINGS.

           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

           The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

            The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on March 3, 1995.


                        HUNTINGTON BANCSHARES INCORPORATED


                        By: /s/ Ralph K. Frasier
                            -----------------------------
                            Ralph  K. Frasier
                            Secretary and General Counsel


            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                      TITLE                        DATE

*Frank Wobst          Chairman and Chief Executive Officer  )
 ------------------   (principal executive officer)         )
 Frank Wobst                                                )
                                                            )
*W. Lee Hoskins       Vice Chairman                         )
 ------------------                                         )
 W. Lee Hoskins                                             )
                                                            )
*Zuheir Sofia         President, Chief Operating Officer    )
 ------------------   Treasurer and Director                )
 Zuheir Sofia                                               )
                                                            )
*Gerald R. Williams   Executive Vice President              )
 ------------------   Chief Financial Officer               )   March 3, 1995
 Gerald R. Williams   (principal financial officer)         )
                                                            )
*John D. Van Fleet    Senior Vice President                 )
 ------------------   Corporate Controller                  )
 John D. Van Fleet    (principal accounting officer)        )
                                                            )
*Don M. Casto, III    Director                              )
 ------------------                                         )
 Don M. Casto, III                                          )
                                                            )
*Don Conrad           Director                              )
 ------------------                                         )
 Don Conrad                                                 )


  *John B. Gerlach        Director                              )
  --------------------                                          )
   John B. Gerlach                                              )
                                                                )
                                                                )
  *Wm. J. Lhota           Director                              )
  --------------------                                          )
   Wm. J. Lhota                                                 )
                                                                )
                                                                )
                          Director                              )
  --------------------                                          )
   Gerald E. Mayo                                               )
                                                                )
                                                                )
  *Timothy P. Smucker     Director                              )  March 3, 1995
  --------------------                                          )
   Timothy P. Smucker                                           )
                                                                )
                                                                )
  *Marvin E. White        Director                              )
  --------------------                                          )
   Marvin E. White                                              )
                                                                )
                                                                )
  *William J. Williams    Director                              )
  --------------------                                          )
   William J. Williams                                          )
                                                                )
                                                                )
  *Milton A. Wolf         Director                              )
  --------------------                                          )
   Milton A. Wolf                                               )



  *By: /s/ Ralph K. Frasier
       ---------------------------------------------
       Ralph K. Frasier, Secretary, Huntington
       Bancshares Incorporated, attorney-in-fact for
       each of the persons indicated